As filed with the Securities and Exchange Commission on April 5, 2004

Registration No. 333-113473

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ACCLAIM ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	7372	38-2698904
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

One Acclaim Plaza

Glen Cove, New York 11542

(516) 656-5000

(Address and telephone number of registrant’s principal executive offices)

Gerard F. Agoglia

Chief Financial Officer

Acclaim Entertainment, Inc.

One Acclaim Plaza

Glen Cove, New York 11542

(516) 656-5000

(Name, address and telephone number of agent for service)

Copy to:

Edward M. Slezak, Esq. Corporate Counsel Acclaim Entertainment, Inc. One Acclaim Plaza Glen Cove, New York 11542 (516) 656-5000	Joel A.Yunis, Esq. Katten Muchin Zavis Rosenman 575 Madison Avenue New York, New York 10022 Telephone: (212) 940-8800

Approximate date of commencement of Proposed Sale to the Public:    From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.     ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security to be Registered	Amount to be Registered		Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

9% Convertible Subordinated Notes due 2007	$15,000,000		100% of the Face Value of the 9% Notes	$15,000,000	(1)	$1,901	(1)

Common Stock, par value $0.02 per share	29,000,000	(2)	$0.64(7)	$18,560,000	(7)	None	(8)

Common Stock, par value $0.02 per share	32,000,000	(3)(4)	$0.64(7)	$20,480,000	(7)	$2,595	(7)

Common Stock, par value $0.02 per share	1,500,000	(3)(5)	$0.64(7)	$960,000	(7)	$122	(7)

Common Stock, par value $0.02 per share	1,000,000	(3)(6)	$0.64(7)	$640,000	(7)	$81	(7)

(1)	Estimated, pursuant to Rule 457(i) promulgated under the Securities Act of 1933, solely for purposes of determining the registration fee. The 9% Notes are to be offered for resale from time to time by Alexandra Global Master Fund Ltd., one of the selling stockholders and the registered holder of the 9% Notes, based upon prevailing market prices. This amount has been paid.
(2)	This Registration Statement covers the resale by Alexandra Global Master Fund Ltd., one of the selling stockholders and the registered holder of the 9% Notes and the placement agent for the February 2004 private placement, of up to 29,000,000 shares of common stock issuable upon the conversion of the 9% Notes and the exercise of warrants issued in the Company’s February 2004 private placement. This Registration Statement also covers an indeterminate number of shares of Acclaim Entertainment, Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustments under certain conditions in accordance with Rule 416 under the Securities Act of 1933. The shares may be offered from time to time by the holder of the 9% Notes based upon prevailing market prices. Pursuant to the terms of the 9% Notes and the warrants issued in connection with the February 2004 private placement, the 9% Notes and the warrants are initially, subject to adjustment, convertible or exercisable into an aggregate of 28,246,154 common shares.
(3)	To be offered for resale from time to time by selling stockholders based upon prevailing market prices.
(4)	This Registration Statement covers the resale by certain of the selling stockholders of up to 32,000,000 shares of common stock issuable upon the conversion of the 16% Notes (the “16% Notes”) and the exercise of warrants issued in the September/October 2003 private placement to certain qualified institutional buyers and accredited investors and the placement agent. This Registration Statement also covers an indeterminate number of shares of Acclaim Entertainment, Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustments in accordance with Rule 416 under the Securities Act of 1933. Pursuant to the terms of the 16% Notes and the warrants issued in connection with the September/October 2003 private placement, the 16% Notes and the warrants are initially, subject to adjustment, convertible or exercisable into an aggregate of 29,271,054 common shares.
(5)	This Registration Statement covers the resale by Rodney P. Cousens, the Company’s Chief Executive Officer of 1,500,000 shares of common stock issued to Mr. Cousens for his appointment to the position of Chief Executive Officer of the Company and in accordance with the approval by the Company’s stockholders at the Company’s 2003 Annual Meeting of stockholders. This Registration Statement also covers an indeterminate number of shares of Acclaim Entertainment, Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustments in accordance with Rule 416 under the Securities Act of 1933.
(6)	This Registration Statement covers the resale by Gregory Fischbach and James Scoroposki, the Company’s Co-Chairmen, of 1,000,000 shares (500,000 to each of Mr. Fischbach and Mr. Scoroposki) issuable upon the exercise of warrants granted to Mr. Fischbach and Mr. Scoroposki. This Registration Statement also covers an indeterminate number of shares of Acclaim Entertainment, Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustments in accordance with Rule 416 under the Securities Act of 1933.

(7)	The proposed maximum aggregate price per unit was estimated pursuant to Rule 457(c) promulgated under the Securities Act of 1933, solely for the purpose of determining the registration fee, based on the average of high and low prices of the registrant’s common stock as quoted on The Nasdaq SmallCap Market System on March 8, 2004. This amount has been paid.
(8)	Pursuant to Rule 457(l), no additional fee is payable with respect to these securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION

DATED APRIL 5, 2004

PROSPECTUS

Acclaim Entertainment, Inc.

$15,000,000

9% Convertible Subordinated

Notes Due 2007

and

63,500,000 Shares of Common Stock

This prospectus covers the resale of (i) $15,000,000 of 9% Convertible Subordinated Notes held by Alexandra Global Master Fund Ltd., one of the selling stockholders and the registered holder of such 9% Notes and (ii) 63,500,000 shares of our common stock by the selling stockholders named in this prospectus. Acclaim will not receive any proceeds from the sale of the Notes or any shares of common stock by the selling stockholders; however, we may receive proceeds from the exercise of warrants issued to certain of the selling stockholders. See “Selling Stockholders” and “Plan of Distribution.”

See “ Risk Factors” beginning on page 5 for a discussion of investment risk factors that you should consider before you invest in the common stock offered and sold by this prospectus.

Our common stock is traded on The Nasdaq SmallCap Market System under the symbol “AKLM.” On April 1, 2004, the last reported sale price of the common stock was $0.61 per share. The 9% Notes are not listed for trading on any securities exchange and there is no established trading market for the 9% Notes.

The 9% Notes and the shares of common stock offered in this Prospectus involve a high degree of risk. You should carefully consider the “Risk Factors” beginning on page 5, in determining whether to purchase the 9% Notes and/or shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         , 2004

i

Summary of the Terms of the Notes

The 9% Senior Subordinated Convertible Notes (the “9% Notes”) may be offered and sold from time to time by Alexandra Global Master Fund, Ltd., one of the selling stockholders and the registered holder of the 9% Notes, who we refer to as the “Holder”. The 9% Notes were issued by the Company in a privately-negotiated transaction pursuant to the exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder.

The 9% Notes are convertible into shares of our common stock, $.02 par value per share of the Company at any time after February 17, 2004 and prior to the maturity of the 9% Notes, unless previously redeemed by the Company, at an initial conversion price of $.65 per share, subject to adjustment under certain conditions. See Description of 9% Notes—Conversion for a description of events which may cause an adjustment to the conversion price. The 9% Notes have not been listed on any securities exchange, we do not intend to so list them and we are not aware of any trading market for the 9% Notes.

This Prospectus also covers, among other things (i) the issuance by the Company to the Holder shares of Common Stock issuable upon conversion of the 9% Notes and (ii) the resale of such shares by the Holder. Interest on the 9% Notes is payable on April 1 and October 1 of each year, commencing October 1, 2004. The 9% Notes are redeemable, in whole or in part, at the option of the Company at any time on or after August 18, 2004, at the redemption prices set forth therein, plus accrued interest, if any, to the redemption date. If a Repurchase Event (as defined in the Indenture and/or the Supplemental Indenture under which the 9% Notes were issued) occurs, each Holder of the 9% Notes will have the right, subject to certain conditions and restrictions, to require the Company to repurchase all outstanding 9% Notes, in whole or in part, owned by such Holder at 100% of their principal amount plus accrued interest, if any, to the date of repurchase. Such repurchases would require the consent of the holder of our senior indebtedness, GMAC Commercial Finance LLC. The 9% Notes are subordinated to all existing and future Senior Indebtedness (as defined in the Indenture and/or the Supplemental Indenture) of the Company. The 9% Notes are governed by an Indenture and a First Supplemental Indenture, each dated February 17, 2004, between the Company and U.S. Bank Trust National Association, as trustee. See Description of 9% Notes.

The Company will not receive any proceeds from the sale of the 9% Notes (or the shares issuable upon conversion thereof) by the Holder.

INFORMATION ABOUT ACCLAIM

Acclaim Entertainment, Inc. was founded in 1987 as a Delaware corporation, and maintains operations in the United States, the United Kingdom, Germany, France, Spain and Australia. We develop, publish, market and distribute, under our brand names, interactive entertainment software for a variety of hardware platforms, including Sony’s PlayStation® 2, Microsoft’s Xbox™, and, on a more limited basis, Nintendo’s GameCube™ and Game Boy™ Advance and personal computer systems. We develop software internally, as well as engaging third parties to develop software on our behalf. We internally develop our software products through our five software development studios located in the United States and the United Kingdom. Additionally, we contract with independent software developers to create software products for us.

Through our subsidiaries in North America, the United Kingdom, Germany, France, Spain, and Australia, we distribute our software products directly to retailers and other outlets, and we also utilize regional distributors outside those territories to distribute and market our software to many other territories throughout the world. As an additional aspect of our business, we distribute software products that have been developed by third parties. A less significant aspect of our business is the development and publication of strategy guides relating to our software products and the issuance of certain “special edition” comic magazines to support certain of our brands.

Since our inception, we have developed products for each generation of major gaming platforms, including IBM(R) Windows-based personal computers and compatibles, Sega™ Genesis™, Super Nintendo Entertainment System®, Nintendo Game Boy®, Game Boy® Advance and Game Boy® Color, Sony PlayStation®, Nintendo® 64, Sega Dreamcast, Sony Playstation® 2, Microsoft Xbox™, and Nintendo™ GameCube. We also initially developed software for the Nintendo Entertainment System and the 8-bit Sega Master System.

Our objective is to become a worldwide leader in the development, publication and distribution of quality interactive entertainment software products that deliver a highly compelling and satisfying consumer entertainment experience. Our strategy includes the following elements:

Create and Maintain Diversity in Title Mix, Platforms and Markets.

We strive to develop and publish games spanning a wide range of entertainment categories, including action, action adventure, strategy, stealth, extreme sports, sports and racing, which can be played on the current videogame systems, including Sony’s PlayStation® 2, Microsoft’s Xbox™, Nintendo’s GameCube™ console system and Nintendo’s Game Boy™ Advance hand held device as well as personal computers. We may design our software for use on multiple platforms, where economically justified, in order to reach a greater potential audience. Accordingly, there are a number of factors that we take into consideration in determining the appropriate gaming systems for each of the titles we develop, including, amongst other things, the gaming system’s user demographics, the potential growth of the installed base of each game system and the competitive landscape at the time of a product’s release.

Create, Acquire and Maintain Strong Brands.

We attempt to focus our game developing and publishing activities principally on titles that are, or have the potential to become, franchise properties possessing sustainable consumer appeal and brand recognition. Such titles can serve as the basis for sequels, prequels and related new titles, which can be released over an extended period of time, similar to the film industry. We have entered into a number of strategic relationships with the owners of various forms of intellectual property, which have allowed us to acquire the rights to publish games and create franchises based upon such intellectual properties. See “Risk Factors: Our Future Success Depends on Our Ability to Release Popular Products.”

Product Selection and Development Processes.

The success of our publishing business depends, in significant part, on our ability to develop games that will generate high unit volume sales while simultaneously meeting our quality standards. Our publishing units use a formal control process (The Greenlight Process) for the selection, development, production and quality assurance of our titles. We apply this process to games under development with external, as well as internal, resources. This greenlight process includes upfront concept evaluation as well as in-depth reviews of each potential title at numerous intervals during the development process by a team that includes senior management and a number of operating managers from our brand management, sales, marketing, and product development areas.

In-house Development Group and External Development Resources.

We have a substantial in-house development staff, both domestically and internationally, who work in teams to create our software. We are striving to provide our creative teams the independence and flexibility they need to build an environment that fosters creativity and teamwork. Employing in-house development teams provides us with the following advantages:

•	They collaborate with each other sharing development techniques, software tools, game engines and useful experience, to form a strong collective and creative environment;

•	They can re-focus their efforts quickly to meet the changing needs of key projects;

•	They have more control over product quality, scheduling and costs; and

•	They are not subject to the competing needs of other publishers.

Historically, we have developed our products using a strategic combination of our internal development group and external development resources. We select our external developers based on their track record and expertise in producing products within certain categories. As part of that strategy, one external developer will often produce the same game for multiple platforms and will produce sequels to the original game. This selection process allows us to strengthen and leverage the particular expertise of our internal and external development resources.

Our product development methodology and organization are modeled on elements of the consumer packaged goods and software industry. Brand managers assess the market and establish the direction for each brand. Producers manage and monitor the quality, delivery schedule, development milestones, and budget for each title, to ensure that the title follows the approved product specifications, and coordinate the testing and final approval of the title.

We utilize a brand structure and market our products under distinct key brands including: Acclaim, AKA Acclaim, and Acclaim Sports. We support this strategy through the regularly scheduled introduction of new titles featuring these brands. In the nine months ended December 28, 2003, we released a total of 37 titles for PlayStation 2, Xbox, GameCube, Game Boy Advance and personal computers. In the balance of fiscal 2004 and through fiscal 2005, we currently plan on releasing a total of approximately 50 titles for PlayStation 2, Xbox, Gamecube and personal computers. See “Risk Factors: Our Future Success Depends on our Ability to Release Popular Products.”

The average life cycle of a new title is largely dependent on its initial success and will generally range from three months to upwards of twelve to eighteen months, with the majority of sales of the game occurring in the first thirty to one hundred and twenty days after a title’s release. Therefore, we are constantly required to introduce new titles in order to generate revenue and/or replace declining revenue from older titles.

Pursuant to the agreements with the hardware manufacturers, Sony, Microsoft and Nintendo have the right to review and evaluate, under standards which vary for each hardware manufacturer, the content and playability of each title and the right to inspect and evaluate all art work, packaging and promotional materials used by us in connection with the software. We are responsible for resolving, at our own expense, any warranty or repair claims brought with respect to the software. To date, we have not experienced any material warranty claims.

Under each of our platform license agreements, we bear the risk that the information and technology licensed from Sony, Microsoft and Nintendo, and incorporated in the software may infringe the rights of third parties. Further, we must indemnify Sony, Microsoft and Nintendo with respect to, among other things, any claims for copyright or trademark infringement brought against them, as applicable, and arising from the development and distribution of the game programs incorporated in the software by us. To date, we have not received any material claims of infringement.

Pursuant to our agreements with Nintendo and Sony, each company manufactures, or designates the manufacturer for, the CDs or DVDs embodying the software we have developed for its system. Pursuant to our agreement with Nintendo, we are required to open a letter of credit simultaneously with the placing of a purchase order for the software. Game Boy Advance software is delivered to us approximately four to six weeks after order placement. Disc-based software for the three platforms is manufactured and then delivered to our warehouse within seven to twenty-one days after we place the order with the manufacturer. The timing is dependant on seasonality and whether it is an initial order or a re-order. See “Risk Factors: If We Are Unable to Obtain or Renew Licenses from Hardware Companies, We Will Not be Able to Release Software for Popular Systems.”

We market our software domestically, primarily to mass merchants, large retail toy store chains, and specialty stores. Our key domestic retail customers include Wal-Mart, Toys R Us, Best Buy, Electronics Boutique, GameStop, Target and Circuit City. We also reach the rental market through Blockbuster, Movie Gallery and Hollywood Video. Our sales to Wal-Mart accounted for approximately 2%, 6%, 10%, 12% and 15% of our gross revenue for the nine months ended December 28, 2003, seven months ended March 31, 2003, fiscal 2002, 2001 and 2000, respectively. Sales to Toys R Us accounted for approximately 2%, 8%, 9%, 11% and 10% of our gross revenue for the nine months ended December 28, 2003, seven months ended March 31, 2003, fiscal 2002, 2001 and 2000, respectively. Our customers do not have any commitments to purchase our software. Internationally, we administer the sales, marketing, and distribution activities of our European subsidiaries through a central management division, Acclaim Europe, based in London. For sales in other markets, we appoint regional distributors.

Some of our titles are based upon brands or franchises that we have licensed from third parties, such as Major League Baseball, the National Basketball Association and their respective players’ associations and Disney Interactive. Typically, we are obligated to make certain non-refundable advance payments against royalties that may become due from the sales of the games, which embody such licensed rights. We can recoup these advance payments against royalty payments otherwise due in connection with future software sales. License agreements relating to these rights generally extend for a term of anywhere from two to seven years. These agreements are terminable upon the occurrence of a number of factors, including our material breach of the agreement, failure to pay amounts due to the licensor in a timely manner, bankruptcy or insolvency. Some of these licenses are limited to specific territories and/or specific game platforms. Each license typically provides that the licensor retains the right to exploit the licensed property for all other purposes, including the right to license the property for use with other products and, in some cases, software for other game platforms. From time to time, licenses may not be renewed or may be terminated. See “Risk Factors: Inability to Procure Commercially Valuable Intellectual Property Licenses May Prevent Product Releases or Result in Reduced Product Sales”.

Each title may embody a number of separately protected intellectual properties such as the trademark for the brand featured in the software, the software copyrights, the name and label trademarks, and the copyright for Sony’s, Microsoft’s and Nintendo’s proprietary technical information. We have registered the “Acclaim” logo and name in the United States and in numerous foreign territories and we own the copyrights for many of our game programs. “Nintendo,” “Game Boy,” “Game Boy Color,” “GameCube,” “Game Boy Advance,” and “N64” are trademarks of Nintendo; “Sony,” “Sony Computer Entertainment,” “PlayStation,” and “PlayStation 2” are trademarks of Sony; “Microsoft” and “Xbox” are trademarks of Microsoft and “Sega,” “Saturn” and “Dreamcast” are trademarks of Sega. We do not own the trademarks, copyrights or patents covering the proprietary information and technology utilized in the game systems marketed by Sony, Microsoft or Nintendo. Additionally, in certain instances, we do not own the trademarks, copyrights or patents for properties licensed from third parties, or the brands, concepts or game programs featured in and comprising the software. Accordingly, we must rely on the trademarks, copyrights and patents of these third-party licensors for protection from infringement of such intellectual property. Under our license agreements with certain independent software developers, we may bear the risk of claims of infringement brought by third parties and arising from the sale of our software.

Our business is highly seasonal. We typically experience our highest revenue and profit in the calendar year-end holiday season, our third fiscal quarter, and a seasonal low in revenue and profits in our first fiscal quarter.

On December 28, 2003, we had 560 employees. We believe that our relationship with our employees is good. None of our employees are subject to a collective bargaining agreement, and we have not experienced any labor-related work stoppages.

You should not use historical trends or factors affecting our operating results and financial condition to anticipate results or trends in future periods. See “Risk Factors” below. Also, you should not consider historic financial performance as a reliable indicator of future performance.

Our principal executive offices are located at One Acclaim Plaza, Glen Cove, New York 11542, and our main telephone number is (516) 656-5000. Our Internet website is: http://www.acclaim.com. Information contained on our website should not be deemed part of this prospectus.

RISK FACTORS

Our future operating results depend upon many factors and are subject to various risks and uncertainties. The known material risks and uncertainties which may cause our operating results to vary from anticipated results or which may negatively affect our operating results and profitability are as follows:

Our Ability to Meet Cash Requirements and Maintain Necessary Liquidity Rests in Part on the Cooperation of our Primary Lender and Vendors and Our Ability to Achieve Our Projected Revenue Levels and Reduced Operating Expenses.

Our short-term liquidity has been supplemented with borrowings under our North American and International credit facilities with our primary lender. To enhance our short-term liquidity, during fiscal 2003, we implemented targeted expense reductions through a business restructuring. In connection with the restructuring, we reduced our fixed and variable expenses, closed our Salt Lake City, Utah software development studio, redeployed various company assets, eliminated certain marginal software titles under development, reduced our staff and staff related expenses and lowered our overall marketing expenditures. Additionally, on March 31, 2003, our primary lender had advanced to us a supplemental discretionary loan of $11.0 million through May 31, 2003. In accordance with the terms of the amendment to our credit agreement that afforded us the supplemental discretionary loan, as of May 31, 2003, we repaid $6.0 million of the supplemental discretionary loan and as of September 26, 2003, we repaid the remaining $5.0 million. During the six months ended September 28, 2003, our Co-chairmen fully repaid a total of $6.9 million of their outstanding loans and related accrued interest of $0.9 million. In June 2003, we completed a private placement of approximately 16,383,000 shares of our common stock to a limited group of private investors, resulting in net proceeds to us of $8.3 million. In September and October 2003, we completed the sale of our 16% convertible subordinated notes, resulting in gross proceeds of $11.9 million. As of December 28, 2003, our primary lender had advanced to us a supplemental discretionary loan of $4.0 million. In February 2004, we completed the sale of our 9% senior convertible subordinated notes from which we raised gross proceeds of $15.0 million. We are required to make semiannual interest payments on the notes issued in the September, October and February note offerings, unless such notes are converted into common stock. As of April 1, 2004, a significant portion of the funds raised have been utilized for working capital purposes and the repayment of the $4.0 million supplemental loan.

Our future liquidity will significantly depend in whole or in part on our ability to (1) timely develop and market new software products that meet or exceed our operating plans, (2) realize long-term benefits from our implemented expense reductions, (3) continue to enjoy the support of our primary lender, our licensors, vendors and our other business partners and/or (4) obtain additional financing. If we do not accomplish this or do not substantially achieve our overall projected revenue levels as reflected in our business operating plan and continue to realize additional benefits from the expense reductions we have already implemented, we will either need to make further significant expense reductions, including, without limitation, the sale of assets or the consolidation or closing of certain Company operations, additional staff reductions, and/or the delay, cancellation or reduction of certain product development and marketing programs. Additionally, some of these measures may require third party consents or approvals from our primary lender and others, and there can be no assurance those consents or approvals will be obtained.

If these measures are not attained, we cannot assure our stockholders that our future operating cash flows will be sufficient to meet our operating requirements and our debt service requirements and our operations and liquidity would be materially and adversely affected and we could be forced to cease operations. See “If Cash Flows from Operations Are Not Sufficient to Meet Our Operational Needs, We May Be Forced To Sell Assets, Refinance Debt, Raise Additional Financing from Outside Investors or Further Downsize or Cease Our Operations”, and “Industry Trends, Platform Transitions and Technological Change May Adversely Affect Our Revenue and Profitability.”

Failing to substantially achieve our projected revenue levels will also result in a default under our credit agreement with our primary lender. If a default were to occur under our credit agreement and it is not timely cured by us or waived by our lender, or if this were to happen and our debt could not be refinanced or restructured, our lender could pursue its remedies, including: (1) penalty rates of interest; (2) demand for immediate repayment of the debt; and/or (3) the foreclosure on our assets securing the debt. If this were to happen and we were liquidated or reorganized, after payment to our creditors, there would likely be insufficient assets remaining for any distribution to our stockholders.

As of December 28, 2003, we received waivers from GMAC with respect to those financial covenants contained in the credit agreement for which we were not in compliance. If waivers from GMAC are necessary in the future, we cannot be assured that we will be able to obtain waivers of any future covenant violations, as we have in the past.

Going Concern Consideration

Our independent auditors’ report for our fiscal 2003 financial statements, prepared by KPMG LLP, includes an explanatory paragraph relating to substantial doubt as to the ability of Acclaim to continue as a going concern, due to working capital and stockholders’ deficits as of March 31, 2003 and the recurring use of cash in operating activities. The fiscal 2003 financial statements do not include any adjustments that might result from the outcome of this uncertainty. For the nine months ended December 28, 2003 we had a net loss of $31.0 million and used $16.1 million of cash in operating activities. As of December 28, 2003, we had a stockholders’ deficit of $63.9 million, a working capital deficit of $68.9 million and $5.8 million of cash and cash equivalents. These factors have continued to raise substantial doubt as to our ability to continue as a going concern. Based on management’s plans, our financial statements have been prepared on a going concern basis.

If Cash Flows from Operations Are Not Sufficient to Meet Our Operational Needs, We May Be Forced To Sell Assets, Refinance Debt, Raise Additional Financing from Outside Investors or Further Downsize or Cease Our Operations

During fiscal 2003, we implemented certain expense reduction initiatives that began to reduce our operating expenses during fiscal 2003 and which continued to reduce our expenses in fiscal 2004. Our operating plan for fiscal 2005 focuses on (1) maintaining our lower rate of fixed and variable expenses worldwide, (2) continuing to limit and eliminate non-essential expenses and (3) maintaining our reduced employee related expenses. Although we believe the actions we are taking should return our operations to profitability, we cannot assure our stockholders and investors that we will achieve the net revenues and cash flow from operations necessary to achieve sufficient liquidity and avoid further expense reduction actions such as selling assets or consolidating operations, further reducing staff, refinancing debt and/or otherwise further restructuring or ceasing our operations. See “Industry Trends, Platform Transitions and Technological Change May Adversely Affect Our Revenue and Profitability”.

A Violation of our Financing Agreements Could Result in GMAC Declaring a Default and Seeking Remedies

If we fail to comply with the financial or other covenants contained in our credit agreement with GMAC, we will be in default under the credit agreement. If a default occurs under the credit agreement and is not timely cured by us or waived by GMAC, GMAC could seek remedies against us, including: (1) penalty rates of interest; (2) immediate repayment of our outstanding debt; and/or (3) the foreclosure on any assets securing our debt. Pursuant to the terms of the credit agreement, we are required to maintain specified levels of working capital and tangible net worth, among other requirements. As of December 28, 2003, we received waivers from GMAC with respect to those financial covenants contained in the credit agreement for which we were not in compliance. If waivers from GMAC are necessary in the future, we cannot be assured that we will be able to obtain waivers of any future covenant violations, as we have in the past. If Acclaim is liquidated or reorganized, after payment to the creditors, there are likely to be insufficient assets remaining for any distribution to our stockholders.

If Our Securities Were Delisted From the Nasdaq SmallCap Market, It May Negatively Impact the Liquidity of Our Common Stock

In the fourth quarter of fiscal 2000, our securities were delisted from quotation on the Nasdaq National Market. Our common stock is currently trading on the Nasdaq SmallCap Market. No assurance can be given as to our ongoing ability to meet the Nasdaq SmallCap Market maintenance requirements. As of the date of this filing, we currently do not meet the minimum bid nor market capitalization requirements for continued listing on the Nasdaq SmallCap Market.

On January 24, 2003, we received a letter from The Nasdaq Stock Market, Inc. stating that, because our common stock had not closed at or above the minimum $1.00 per share bid price requirement for 30 consecutive trading days, we had not met the minimum bid price requirements for continued listing as set forth in Marketplace Rule 4310(c)(4), and we had until July 23, 2003 in which to regain compliance. On July 25, 2003, we received notice from Nasdaq that in accordance with Marketplace Rule 4310(c)(8)(D) we were granted a 180 day extension of time, or until January 20, 2004 with which to regain compliance with the minimum bid requirement.

On January 21, 2004, we received a letter from Nasdaq indicating that the Company had been granted an extension, until January 24, 2005, within which to regain compliance with the minimum $1.00 bid price per share requirement of The Nasdaq SmallCap Market. In the notice, the Nasdaq staff noted that since the Company meets the initial inclusion criteria for The Nasdaq SmallCap Market under Marketplace Rule 4310(c), it is eligible for this additional compliance period. However, if prior to January 24, 2005, the bid price of the Company’s common stock does not close at $1.00 per share or more for a minimum of 10 consecutive trading days, then the Company is required to (1) seek shareholder approval for a reverse stock split at or before its next shareholder meeting and (2) promptly thereafter effectuate the reverse stock split. The Company has committed in writing to Nasdaq to effectuate those measures in the event compliance is not achieved prior to January 24, 2005. If at any time before January 24, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Nasdaq staff will provide notification that the Company complies with Marketplace Rule 4310(c)(8)(D). The Company cannot provide any assurance that it will receive an affirmative vote of its stockholders authorizing a reverse stock split, if required, nor that the Company will regain compliance with the minimum bid price requirement.

If our common stock was to be delisted from trading on the Nasdaq SmallCap Market, trading, if any, in our common stock may continue to be conducted on the OTC Bulletin Board or in the non-Nasdaq over-the-counter market. Delisting of the common stock would result in, among other things, limited release of the market price of the common stock and limited company news coverage and could restrict investors’ interest in the common stock as well as materially adversely affect the trading market and prices for the common stock and our ability to issue additional securities or to secure additional financing. In addition, the delisting of our common stock would raise the interest rate on our 9% Senior Subordinated Convertible Notes to 13% from 9%.

Revenue and Liquidity are Dependent on Timely Introduction of New Titles

The timely shipment of a new title depends on various factors, including the development process, debugging, approval by hardware licensors and approval by third-party licensors. It is likely that some of our titles will not be released in accordance with our operating plans. Because net revenue associated with the initial shipments of a new product generally constitute a high percentage of the total net revenue associated with the life of a product, a significant delay in the introduction of one or more new titles would negatively affect or limit sales and would have a negative impact on our financial condition, liquidity and results of operations. We cannot assure stockholders that our new titles will be released in a timely fashion in accordance with our business plan for fiscal 2005.

The average life cycle of a new title generally ranges from three months to upwards of twelve to eighteen months, with the majority of sales occurring in the first thirty to one hundred twenty days after release. Factors such as competition for access to retail shelf space, consumer preferences and seasonality could result in the shortening of the life cycle for older titles and increase the importance of our ability to release new titles on a timely basis. Therefore, we are constantly required to introduce new titles in order to generate revenue and/or to replace declining revenue from older titles. In the past, we experienced delays in the introduction of new titles, which have had a negative impact on our results of operations. The complexity of next-generation systems has resulted in higher development expenditures, longer development cycles and the need to carefully monitor and plan the product development process. If we do not introduce titles in accordance with our operating plans for a period, our results of operations, liquidity and profitability in that period could be negatively affected.

We Depend On A Relatively Small Number of Franchises For A Significant Portion Of Our Revenue And Profits

A significant portion of our revenue is derived from products based on a relatively small number of franchises each year. In addition, many of these products have substantial production or acquisition costs and marketing budgets. In the first nine months of fiscal 2004, approximately 50% of our gross revenue was derived from five software products. In fiscal 2003, approximately 55% of our gross revenue was derived from five software products. We expect that a limited number of popular brands will continue to produce a disproportionately large amount of our revenue. Due to this dependence on a limited number of brands, the failure of one or more products based on these brands to achieve anticipated results may significantly harm our business and financial results. For example, during the fourth quarter of fiscal 2002, our failure to achieve our projected revenue from two titles, Turok: Evolution and Aggressive Inline, due to lower than anticipated consumer acceptance of the products, resulted in a net loss for the fourth quarter and fiscal year 2002 and continued to contribute to losses during fiscal 2003.

Industry Trends, Platform Transitions and Technological Change May Adversely Affect Our Revenue and Profitability

The life cycle of existing game systems and the market acceptance and popularity of new game systems significantly affects the success of our products. We cannot guarantee that we will be able to predict accurately the life cycle or popularity of each system. If we (1) do not develop software for game consoles that achieve significant market acceptance; (2) discontinue development of software for a system that has a longer-than-expected life cycle; (3) develop software for a system that does not achieve significant popularity; or (4) continue development of software for a system that has a shorter-than-expected life cycle, our revenue and profitability may be negatively affected and we could experience losses from operations.

When new platforms are announced or introduced into the market, consumers typically reduce their purchases of software products for the current platforms, in anticipation of new platforms becoming available. During these periods, sales of our software products can be expected to slow down or even decline until the new platforms have been introduced and have achieved wide consumer acceptance. Each of the three current principal hardware producers launched a new platform in 2000 to 2002. Sony made the first shipments of its PlayStation 2 console system in North America and Europe in the fourth quarter of calendar year 2000. Microsoft made the first shipments of its Xbox console system in North America in November 2001 and in Europe and Japan in the first quarter of calendar 2002. Nintendo made the first shipments of its Nintendo GameCube console system in North America in November 2001 and in Europe in May 2002. Additionally, in June 2001, Nintendo launched its Game Boy Advance hand held device. On occasion the video and computer games industry is affected, in both favorable and unfavorable ways, by a competitor’s entry into, or exit from, the hardware or software sectors of the industry. For example, in early 2001, Sega exited the hardware business, ceased distribution and sales of its Dreamcast console and redeployed its resources to develop software for multiple consoles. More recently, the entry of Microsoft in November 2001 into the video game console market with the Xbox has benefited us and other video game publishers by expanding the total size of the market for video games. The effects of this type of entry or exit can be significant and difficult to anticipate.

We believe the next hardware transition cycle will occur sometime during 2005 and 2006. Delays in the launch, shortages, technical problems or lack of consumer acceptance of these platforms could adversely affect our sales of products for these platforms.

Our Future Success Depends On Our Ability To Release Popular Products

The life of any one software product is relatively short, in many cases less than one year. It is therefore important for us to be able to continue to develop new products that are favorably received by consumers. If we are unable to do this, our business and financial results may be negatively affected. We focus our development and publishing activities principally on products that are, or have the potential to become, franchise brand properties. Many of these products are based on intellectual property and other character or story rights acquired or licensed from third parties. These license and distribution agreements are limited in scope and time, and we may not be able to renew key licenses when they expire or to include new products in existing licenses. The loss of a significant number of our intellectual property licenses or of our relationships with licensors would have a material adverse effect on our ability to develop new products and therefore on our business and financial results.

Profitability is Affected by Research and Development Expenditure Fluctuations Due to Platform Transitions and Development for Multiple Platforms

Our cash outlays for product development for the nine months ended December 28, 2003 were lower than the nine months ended December 1, 2002 but our product development cash outlays may increase in the future as a result of the higher costs associated with releasing more games across multiple platforms and the complexity of developing games for the 128-bit game consoles, among other reasons. We anticipate that our profitability will continue to be impacted by the levels of research and development expenditures relative to revenue and by fluctuations relating to the timing of development in anticipation of future platforms.

During the first nine months of fiscal 2004, we focused our development efforts and costs on the development of tools and engines necessary for PlayStation 2, Xbox, GameCube and PC’s. The release schedule for the remainder of fiscal 2004 and through fiscal 2005 continues to primarily support the PlayStation 2 and Xbox consoles and on a more limited basis the GameCube and Game Boy Advance platforms as well as PC. Additionally, we will be required to expend significant funds to develop tools and engines to enable us to develop software titles for the new hardware platforms expected to be introduced in calendar years 2005 and 2006. If we do not have sufficient cash to develop quality tools and engines for the new platforms, our operations and financial results would be negatively affected.

If Price Concessions and Returns Exceed Allowances, We May Incur Losses

In the past, particularly during platform transitions, we have had to increase our price concessions granted to our retail customers. Coupled with more competitive pricing, if our allowances for price concessions and returns are exceeded, our financial condition and results of operations will be negatively impacted, as has occurred in the past. We grant price concessions to our customers (primarily major retailers which control market access to the consumer) when we deem those concessions are necessary to maintain our relationships with those retailers and continued access to their retail channel customers. If the consumers’ demand for a specific title falls below expectations or significantly declines below previous rates of retail sell-through, then a price concession or credit may be requested by our customers to spur further retail channel sell through.

Management makes significant estimates and assumptions based on actual historical experience regarding allowances for estimated price concessions and product returns. Management establishes allowances at the time of product shipment, taking into account the potential for price concessions and product returns based primarily on: market acceptance of products; level of retail inventories and retail sell-through rates; seasonality; and historical price concession and product return rates. Management monitors and adjusts these allowances quarterly to take into account actual developments and results in the marketplace. We believe that our estimates of allowances for price concessions and returns are adequate and reasonable, but we cannot guarantee the adequacy of our current or future allowances.

As noted above, when the consumer market acceptance of a software title decreases, resulting in lower retail sell-through, the potential for price concessions and returns for those titles increases. In the fourth quarter of fiscal 2002, we released the software titles Turok: Evolution and Aggressive Inline, which we anticipated would be significant revenue drivers and valuable additions to our product catalog. The market reception to these titles, as evidenced by the retail sell-through rates to consumers in the first quarter of fiscal 2003 and beyond, fell substantially below our revenue expectations. As a result of the poor retail sell-through, significant quantities of these products remained in the retail channel. Accordingly, we provided our retail customers with price concessions for these products more rapidly after the initial release date than was our historical practice and, in the fourth quarter of fiscal 2002, recorded a $17.9 million provision for price concessions and returns on these products that exceeded historical allowance rates and that we believed would have resulted in additional sell-through to our retailers’ customers through the 2002 holiday season.

During fiscal 2003, while the price concessions we previously offered our retail customers did increase the retail sell-through rate, the rate of reduction of retail channel inventory did not attain the level we had originally estimated. Consequently, we experienced significantly more returns of these two products from our retail customers than we originally had estimated. Additionally, the market for GameCube products softened after the 2002 holiday season, which required us to provide price concessions on certain of our products for that platform to lower prices than we originally estimated at that stage in the platform life cycle. Finally the actual sell-through rates of Legends of Wrestling and BMX were less than the projected retail sell-through rates we had used in our previous estimates of allowances, which were based on historical experience and actual sell-through rates for those products through August 31, 2002. As a result of these unanticipated events, we provided our retail customers additional price concessions. The resulting $14.4 million increase to the provision for price concessions and returns negatively impacted net revenues, gross profit and net income for fiscal 2003.

Our allowances for price concession and returns were $32.4 million as of December 28, 2003 and $48.3 million as of March 31, 2003. Please see Note 1D (Business and Significant Accounting Policies: Net Revenue) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

If We are Unable to Obtain or Renew Licenses from Hardware Companies, We Will Not be Able to Release Software for Popular Systems

We are substantially dependent on each hardware company (especially Microsoft and Sony) (1) as the sole licensor of the specifications needed to develop software for its game system; (2) as the manufacturer of the software developed by us for its game systems; (3) to protect the intellectual property rights to their game consoles and technology; and (4) to discourage unauthorized persons from producing software for its game systems.

Substantially all of our revenue has historically been derived from sales of software for game systems. If we cannot obtain licenses to develop software from developers of popular interactive entertainment game platforms or if any of our existing license agreements are terminated, we will not be able to release software for those systems, which would have a negative impact on our results of operations and profitability. Although we cannot assure stockholders that when the term of existing license agreements end we will be able to obtain extensions or that we will be successful in negotiating definitive license agreements with developers of new systems, to date we have always been able to obtain extensions or new agreements with the hardware companies.

Our revenue growth may also be dependent on constraints the hardware companies impose. If new license agreements contain product quantity limitations, our revenue, cash flows and profitability may be negatively impacted.

In addition, when we develop software titles for the PlayStation 2 system, the products are manufactured exclusively by Sony. Since each of the hardware companies is also a publisher of games for its own hardware system, they may give priority to their own products or those of our competitors in the event of insufficient manufacturing capacity. We could be materially harmed by unanticipated delays in the manufacturing and delivery of products.

Inability to Procure Commercially Valuable Intellectual Property Licenses May Prevent Product Releases or Result in Reduced Product Sales

Our titles often embody trademarks, trade names, logos, or copyrights licensed by third parties, such as the National Basketball Association, Major League Baseball and their respective players’ associations, and/or individual athletes or celebrities. The loss of one or more of these licenses would prevent us from releasing a title and limit our economic success. Furthermore, some of our competitors have significantly greater resources than we do and, thus, are better positioned to secure intellectual property licenses. We cannot assure stockholders that our licenses will be extended on reasonable terms or at all, or that we will be successful in acquiring or renewing licenses to property rights with significant commercial value.

License agreements relating to these rights generally extend for a term of two to three years and are terminable upon the occurrence of a number of factors, including the material breach of the agreement by either party, failure to pay amounts due to the licensor in a timely manner, or a bankruptcy or insolvency by either party.

We Depend On Skilled Personnel

Our success depends to a significant extent on our ability to identify, hire and retain skilled personnel. The software industry is characterized by a high level of employee mobility and aggressive recruiting among competitors for personnel with technical, marketing, sales, product development and management skills. We may not be able to attract and retain skilled personnel or may incur significant costs in order to do so. If we are unable to attract additional qualified employees or retain the services of key personnel, our business and financial results could be negatively impacted.

Competition for Market Acceptance and Retail Shelf Space, Pricing Competition, and Competition With the Hardware Manufacturers Affects Our Revenue and Profitability

The interactive entertainment software industry is intensely competitive and new interactive entertainment software products and platforms are regularly introduced. Our competitors vary in size from small companies to very large corporations with significantly greater financial, marketing and product development resources than we have. Due to these greater resources, certain of our competitors can undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors for desirable motion picture, television, sports and character properties and pay more to third party software developers than we can. Only a small percentage of titles introduced in the market achieve any degree of sustained market acceptance. If our titles are not successful, our operations and profitability will be negatively impacted.

Competition in the video and computer games industry is based primarily upon:

•	availability of significant financial resources;

•	the quality of titles;

•	reviews received for a title from independent reviewers who publish reviews in magazines, websites, newspapers and other industry publications;

•	publisher’s access to retail shelf space;

•	the success of the game console for which the title is written;

•	the price of each title; and

•	the number of titles then available for the system for which each title is published.

We compete primarily with other publishers of personal computer and video game console interactive entertainment software. Significant third party software competitors currently include, among others: Activision; Capcom; Eidos; Electronic Arts; Atari; Konami; Namco; Midway Games; Sega; Take-Two; THQ; and Vivendi Universal Publishing. In addition, integrated video game console hardware and software companies such as Sony, Nintendo and Microsoft compete directly with us in the development of software titles for their respective systems. The hardware developers have a price, marketing and distribution advantage with respect to software marketed by them.

As each game system cycle matures, significant price competition and reduced profit margins result, as we experienced in fiscal 2000. In addition, competition from new technologies may reduce demand in markets in which we have traditionally competed. As a result of prolonged price competition and reduced demand as a result of competing technologies, our operations and liquidity have in the past been, and in the future may be, negatively impacted.

Revenue Varies Due to the Seasonal Nature of Video and Computer Game Software Purchases

Our business is highly seasonal. We typically experience our highest revenue and profit in the calendar year-end holiday season, our third fiscal quarter and a seasonal low in revenue and profits in our first fiscal quarter. The seasonal pattern is due primarily to the increased demand for software during the year-end holiday selling season and the reduced demand for software during the summer months. Our earnings vary significantly and are materially affected by releases of popular products and, accordingly, may not necessarily reflect the seasonal patterns of the industry as a whole. We expect that operating results will continue to fluctuate significantly in the future. See “Fluctuations in Quarterly Operating Results Lead to Unpredictability of Revenue and Earnings” below.

Fluctuations in Quarterly Operating Results Lead to Unpredictability of Revenue and Earnings

The timing of the release of new titles can cause material quarterly revenue and earnings fluctuations. A significant portion of revenue in any quarter is often derived from sales of new titles introduced in that quarter or shipped in the immediately preceding quarter. If we are unable to begin volume shipments of a significant new title during the scheduled quarter, as has been the case in the past, our revenue and earnings will be negatively affected in that period. In addition, because a majority of the unit sales for a title typically occur in the first thirty to one hundred twenty days following its introduction, revenue and earnings may increase significantly in a period in which a major title is introduced and may decline in the following period or in a period in which there are no major title introductions.

Quarterly operating results also may be materially impacted by factors, including the level of market acceptance or demand for titles and the level of development and/or promotion expenses for a title. Consequently, if net revenue in a period is below expectations, our operating results and financial position in that period are likely to be negatively affected, as has occurred in the past.

Our Software May Be Subject To Governmental Restrictions Or Rating Systems

Legislation is periodically introduced at the local, state and federal levels in the United States and in foreign countries to establish a system for providing consumers with information about graphic violence and sexually explicit material contained in interactive entertainment software products. In addition, many foreign countries have laws that permit governmental entities to censor the content and advertising of interactive entertainment software. We believe that mandatory government-run rating systems eventually may be adopted in many countries that are significant markets or potential markets for our products. We may be required to modify our products or alter our marketing strategies to comply with new regulations, which could delay the release of our products in those countries. Due to the uncertainties regarding such rating systems, confusion in the marketplace may occur, and we are unable to predict what effect, if any, such rating systems would have on our business. While to date such actions have not caused material harm to our business, we cannot assure you that the actions taken by certain retailers and distributors in the future, would not cause material harm to our business.

Our Stock Price is Volatile and Stockholders May Not be Able to Recoup Their Investment

There is a history of significant volatility in the market prices of securities of companies engaged in the software industry, including Acclaim. Movements in the market price of our common stock from time to time have negatively affected stockholders’ ability to recoup their investment in the stock. The price of our common stock is likely to continue to be highly volatile, and stockholders may not be able to recoup their investment. If our future revenue, cash used in or provided by operations (liquidity), profitability or product releases do not meet expectations, the price of our common stock may be negatively affected.

Infringement Could Lead to Costly Litigation and/or the Need to Enter into License Agreements, Which May Result in Increased Operating Expenses

Existing or future infringement claims by or against us may result in costly litigation or require us to license the proprietary rights of third parties, which could have a negative impact on our results of operations, liquidity and profitability.

We believe that our proprietary rights do not infringe upon the proprietary rights of others. As the number of titles in the industry increases, we believe that claims and lawsuits with respect to software infringement will also increase. From time to time, third parties have asserted that some of our titles infringed their proprietary rights. We have also asserted that third parties have likewise infringed our proprietary rights. These infringement claims have sometimes resulted in litigation by and against us. To date, none of these claims has negatively impacted our ability to develop, publish or distribute our software. We cannot guarantee that future infringement claims will not occur or that they will not negatively impact our ability to develop, publish or distribute our software.

Factors Specific to International Sales May Result in Reduced Revenue and/or Increased Costs

International sales have historically represented material portions of our revenue and are expected to continue to account for a significant portion of our revenue in future periods. Sales in foreign countries may involve expenses incurred to customize titles to comply with local laws. In addition, titles that are successful in the domestic market may not be successful in foreign markets due to different consumer preferences. We continue to evaluate our international product development and release schedule to maximize the delivery of products that appeal specifically to that marketplace. International sales are also subject to fluctuating exchange rates.

Charter and Anti-Takeover Provisions Could Negatively Affect Rights of Holders of Common Stock

Our board of directors has the authority to issue shares of preferred stock and to determine their characteristics without stockholder approval. In this regard, in June 2000, the board of directors approved a stockholder rights plan. If the Series B junior participating preferred stock is issued it would be more difficult for a third party to acquire a majority of our voting stock.

In addition to the Series B preferred stock, our board of directors may issue additional preferred stock and, if this is done, the rights of common stockholders may be negatively impacted by the rights of those preferred stockholders.

We are also subject to anti-takeover provisions of Delaware corporate law, which may impede a tender offer, change in control or takeover attempt that is opposed by the Board. In addition, employment arrangements with some members of management provide for severance payments upon termination of their employment if there is a change in control.

Shares Eligible for Future Sale

As of March 3, 2004, we had 113,418,810 shares of common stock issued and outstanding, (including 4,000,000 shares of our common stock issued in equal amounts to our co-chairmen, which shares are being held by us pending stockholder approval of the issuance and which our co-chairmen have no current right to vote, pledge, sell or otherwise hypothecate), of which 17,278,975 are “restricted” securities within the meaning of Rule 144 under the Securities Act. Generally, under Rule 144, a person who has held restricted shares for one year may sell such shares, subject to certain volume limitations and other restrictions, without registration under the Securities Act.

As of March 3, 2004, 74,138,105 shares of common stock are covered by effective registration statements under the Securities Act for resale on a delayed or continuous basis by certain of our security holders.

As of March 3, 2004, a total of 20,538,143 shares of common stock are issuable upon the exercise of warrants to purchase our common stock.

We have also registered on Form S-8 a total of 24,236,000 shares of common stock (issuable upon the exercise of options) under our 1988 Stock Option Plan and our 1998 Stock Incentive Plan, and a total of 2,448,425 shares of common stock under our 1995 Restricted Stock Plan. As of December 28, 2003, options to purchase a total of 13,148,684 shares of common stock were outstanding under the 1988 Stock Option Plan and the 1998 Stock Incentive Plan, of which 4,776,886 were exercisable.

In connection with licensing and distribution arrangements, acquisitions of other companies, the repurchase of notes and financing arrangements, we have issued and may continue to issue common stock or securities convertible into common stock. Any such issuance or future issuance of substantial amounts of common stock or convertible securities could adversely affect prevailing market prices for the common stock and could adversely affect our ability to raise capital.

DESCRIPTION OF BUSINESS

Overview

Acclaim Entertainment, Inc. was founded in 1987 as a Delaware corporation, and maintains operations in the United States, the United Kingdom, Germany, France, Spain and Australia. We develop, publish, market and distribute, under our brand names, interactive entertainment software for a variety of hardware platforms, including Sony’s PlayStation® 2, Microsoft’s Xbox™, and, on a more limited basis, Nintendo’s GameCube™ and Game Boy™ Advance and personal computer systems. We develop software internally, as well as engaging third parties to develop software on our behalf.

We internally develop our software products through our five software development studios located in the United States and the United Kingdom. Additionally, we contract with independent software developers to create software products for us.

Through our subsidiaries in North America, the United Kingdom, Germany, France, Spain, and Australia, we distribute our software products directly to retailers and other outlets, and we also utilize regional distributors outside those territories to distribute and market our software to many other territories throughout the world. As an additional aspect of our business, we distribute software products that have been developed by third parties. A less significant aspect of our business is the development and publication of strategy guides relating to our software products and the issuance of certain “special edition” comic magazines to support certain of our brands.

Since the Company’s inception, we have developed products for each generation of major gaming platforms, including IBM® Windows-based personal computers and compatibles, Sega™ Genesis™, Super Nintendo Entertainment System®, Nintendo Game Boy®, Game Boy® Advance and Game Boy® Color, Sony PlayStation®, Nintendo® 64, Sega Dreamcast, Sony Playstation® 2, Microsoft Xbox™, and Nintendo™ GameCube. We also initially developed software for the Nintendo Entertainment System and the Sega Master System.

Substantially all of our revenue is derived from one industry segment, the development, publication, marketing and distribution of interactive entertainment software. For information regarding our foreign and domestic operations, see Note 22 (Segment Information) of the notes to the Consolidated Financial Statements on page F-66 of this prospectus.

We are required to file periodic reports, proxy and information statements and other information with the SEC. You may read any materials filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website located at http://www.sec.gov.

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K may be found on our website at www.acclaim.com.

Strategy

Our objective is to become a worldwide leader in the development, publication and distribution of quality interactive entertainment software products that deliver a highly compelling and satisfying consumer entertainment experience. Our strategy includes the following elements:

Create and Maintain Diversity in Product Mix, Platforms and Markets. We are committed to maintaining a diversified mix of product offerings which mitigates our operating risks, and broadens our demographic market appeal. See “Risk Factors: We Depend on a Relatively Small Number of Franchises for a Significant Portion of Our Revenue and Profits.” Therefore, we strive to develop and publish games spanning a wide range of entertainment categories, including action, action adventure, extreme sports, sports and racing, which can be played on the current videogame systems, including Sony’s PlayStation® 2, Microsoft’s Xbox™, Nintendo’s GameCube™ console systems and Nintendo’s Game Boy™ Advance hand held device as well as personal computers. We may design our software for use on multiple platforms, where economically justified, in order to reach a greater potential audience. Accordingly, there are a number of factors that we take into consideration in determining the appropriate gaming system for each of the titles we develop, including, amongst other things, the gaming system’s user demographics, the potential growth of the installed base of each game system and the competitive landscape at the time of a product’s release.

Create, Acquire and Maintain Strong Brands. We attempt to focus our game developing and publishing activities principally on titles that are, or have the potential to become, franchise properties possessing sustainable consumer appeal and brand recognition. Such titles can serve as the basis for sequels, prequels and related new titles, which can be released over an extended period of time, similar to the film industry. We have entered into a number of strategic relationships with the owners of various forms of intellectual property, which have allowed us to acquire the rights to publish games and create franchises based upon such intellectual properties. See “Risk Factors: Our Future Success Depends on Our Ability to Release Popular Products.”

Disciplined Product Selection and Development Processes. The success of our publishing business depends, in significant part, on our ability to develop games that will generate high unit volume sales while simultaneously meeting our quality standards. Our publishing units use a formal control process (The Greenlight Process) for the selection, development, production and quality assurance of our products. We apply this process to products under development with external, as well as internal, resources. This Greenlight Process includes upfront concept evaluation as well as in-depth reviews of each project at numerous intervals during the development process by a team that includes senior management and a number of operating managers from our brand management, sales, marketing, and product development areas.

In-house Development Group. We have a substantial in-house development staff, both domestically and internationally, who work in teams to create our software. We are striving to provide our creative teams the independence and flexibility they need to build an environment that fosters creativity and teamwork. Employing in-house development teams provides us with the following advantages:

•	They collaborate with each other sharing development techniques, software tools, game engines and useful experience, to form a strong collective and creative environment;

•	They can re-focus their efforts quickly to meet the changing needs of key projects;

•	They have more control over product quality, scheduling and costs; and

•	They are not subject to the competing needs of other publishers.

Historically, we have developed our titles using a strategic combination of our internal development group and external development resources. We select our external developers based on their track record and expertise in producing titles within certain categories. As part of that strategy, one external developer will often produce the same game for multiple platforms and will produce sequels to the original game. This selection process allows us to strengthen and leverage the particular expertise of our internal and external development resources.

Software Development

During the nine months ended December 28, 2003, approximately 42% of our gross revenue was derived from software developed at our internal studios. The balance of our gross revenue for the nine months ended December 28, 2003 was derived from software developed by third-party developers. Through the balance of fiscal 2004 and the first six months of fiscal 2005, we estimate that the majority of our revenue will be derived from software developed in our own studios, through the release of our major franchise titles such as Alias, All Star Baseball, Legends of Wrestling: Showdown, NBA Jam, The Red Star and 100 Bullets.

The development time for a title on both the dedicated game platforms and personal computers is between twelve and thirty-six months and the average development cost for a title ranges from $2 million to $8 million. The development time for Game Boy Advance is between six and nine months and the average development cost for a title ranges from $200,000 to $400,000. Gross margin percentages for cartridge based Game Boy® Advance software are significantly lower than the gross margin percentages for disc-based software and the manufacturing time is significantly longer than that associated with disc-based software. The manufacturing lead time for disc-based software for the three platform systems is approximately one to three weeks from the placement of an order, as opposed to four to six weeks for cartridge based software.

Our product development methodology and organization are modeled on elements of the consumer packaged goods and software industry. Brand managers assess the market and establish the direction for each brand. Producers manage and monitor the quality, delivery schedule, development milestones, and budget for each title, to ensure that the title follows the approved product specifications, and coordinate the testing and final approval of the title.

Additionally, we test all software, whether developed by our internal studios or by third-party developers, for bugs prior to the title’s manufacture. The software is also tested for bugs by the hardware manufacturers. The software titles for personal computers are also tested for bugs both internally and by independent testing organizations. To date, we have not had to recall any of our software due to bugs.

Products

We utilize a brand structure and market our titles under distinct key brands including Acclaim, AKA Acclaim, and Acclaim Sports. We support this strategy through the regularly scheduled introduction of new titles featuring these brands. In the nine months ended December 28, 2003, we released a total of 37 titles for PlayStation 2, Xbox, GameCube, Game Boy Advance and personal computers. Through the balance of fiscal 2004 and through the first six months of fiscal 2005, we currently plan on releasing a total of approximately 50 titles for PlayStation 2, Xbox, Gamecube, Game Boy Advance and personal computers. In fiscal 2004, we have released, to date, 12 titles for PlayStation 2, 12 titles for Xbox, 5 titles for Gamecube, 3 titles for Nintendo Game Boy and 5 titles for PC. See “Risk Factors: Our Future Success Depends on our Ability to Release Popular Products”.

The average life cycle of a new software title is largely dependent on its initial success and will generally range from three months to upwards of twelve to eighteen months, with the majority of sales of the game occurring in the first thirty to one hundred and twenty days after the games release. Therefore, we are constantly required to introduce new titles in order to generate revenue and/or replace declining revenue from older titles.

Our titles incorporate a variety of exclusive and non-exclusive licenses, including:

•	Professional sports—Major League Baseball, Major League Baseball Players Association and The National Basketball Association;

•	Television and film—Alias;

•	Sports personalities—Derek Jeter and Hulk Hogan;

•	Extreme sports personalities—Dave Mirra;

•	Racing—Juice, Speed Kings and XGRA;

•	Arcade—Crazy Taxi; and

•	Comic books—100 Bullets, Turok, Shadowman and The Red Star.

Some of the agreements granting us the rights to use these brands are restricted to individual properties, while some of the agreements cover a series of properties or grant rights to create software based on or featuring particular licenses over a period of time. See “Risk Factors: Inability to Procure Commercially Valuable Intellectual Property Licenses May Prevent Product Releases or Result in Reduced Product Sales” and Note 2 (License Agreements) to the Notes to the consolidated financial statements included herein.

The following table shows the number of software titles we released in the years indicated across the various game platforms:

	Nine Months Ended December 28, 2003	Seven Months Ended March 31, 2003	Fiscal Years Ended August 31,
			2002	2001	2000
Microsoft Xbox	12	6	6	—	—
Nintendo GameCube	5	8	13	—	—
Sony PlayStation 2	12	9	11	9	—
Sony PlayStation	—	—	—	12	9
Nintendo 64	—	—	—	—	10
Sega Dreamcast	—	—	—	5	16
Nintendo Game Boy	3	4	11	6	9
PC	5	1	1	3	4

Total	37	28	42	35	48

Market

We do, and will continue to, develop and publish products for multiple hardware platforms, as this diversification is a key element of our business strategy. In the past, no hardware platform or video game system has achieved substantial long-term dominance in the interactive entertainment market, however, Sony Playstation 2 maintains the largest installed base of console systems. New entrants into the interactive entertainment and multimedia industries, such as cable television, telephone companies, and diversified media and entertainment companies, in addition to a proliferation of new technologies, such as online networks and the Internet, have increased the competition in our markets. See “Risk Factors: Industry Trends, Platforms Transitions and Technological Change May Adversely Affect Our Revenue and Profitability” and “Competition for Market Acceptance and Retail Shelf Space, Pricing Competition, and Competition with the Hardware Manufacturers Affects Our Revenue and Profitability.”

Sony released the PlayStation 2 platform in Japan in March 2000, in North America in October 2000 and in Europe in November 2000. The PlayStation 2 platform is a 128-bit, Digital Versatile Disk (“DVD”) based system that is Internet and cable ready, as well as backward compatible with the current PlayStation platform software. Nintendo launched the Nintendo GameCube platform in Japan in September 2001, North America in November 2001 and in Europe in May 2002. Microsoft launched the Xbox platform in North America in November 2001, in Japan in February 2002 and in Europe in March 2002.

Platform License Agreements

We and various Sony computer entertainment companies (collectively, “Sony”) have entered into agreements pursuant to which we maintain a non-exclusive, non-transferable license to utilize the “Sony” name and its proprietary information and technology in order to develop and distribute software for PlayStation and PlayStation 2 in various territories throughout the world, including North America, Australia, Europe and Asia. We pay to Sony a royalty fee, plus the manufacturing cost, for each unit Sony manufactures for us. This payment is made upon the manufacture of the units. In March 2004, our agreements with Sony for the Playstation platforms will renew automatically and expire in March 2005. We do not expect any difficulties in renewing these licenses in the future. See “Risk Factors: If We are Unable to Obtain or Renew Licenses from Hardware Companies, We Will Not be Able to Release Software for Popular Systems.”

We and various Nintendo entertainment companies (collectively, “Nintendo”) have entered into agreements pursuant to which we maintain a non-exclusive, non-transferable license to utilize the “Nintendo” name and its proprietary information and technology in order to develop and distribute software for GameCube in North America and for Game Boy Advance in Australia, Europe, New Zealand and North America, Game Boy and Game Boy Color in various territories, including North America, Australia, Europe and New Zealand. For Game Boy Advanced software we pay Nintendo a fixed amount per unit, based in part, on memory capacity and chip configuration. This amount includes the cost of manufacturing, printing and packaging of the unit, as well as a royalty for the use of Nintendo’s name, proprietary information and technology. For GameCube software we pay Nintendo a fixed amount which includes the cost of manufacturing the disc and printing of the packaging of the unit, as well as a royalty for the use of Nintendo’s name, propriety information and technology. These fees and charges are subject to adjustment by Nintendo in its discretion. Our agreements with Nintendo expire at various times in 2004, and we do not expect any difficulties in renewing those licenses. See “Risk Factors: If We are Unable to Obtain or Renew Licenses from Hardware Companies, We Will Not be Able to Release Software for Popular Systems.”

Acclaim and Microsoft have entered into an agreement pursuant to which we have a non-exclusive, non-transferable license to design, develop and distribute software for the Xbox system. Territories where Xbox software may be distributed by us are determined on a title-by-title basis by Microsoft when the concept of the applicable software title is approved by Microsoft. We pay Microsoft a royalty fee for each unit of finished products manufactured on our behalf by third-party manufacturers approved by Microsoft. Our agreement with

Microsoft expires in 2004 and renews automatically for 1 year terms. We do not expect any difficulties in renewing that license. See “Risk Factors: If We are Unable to Obtain or Renew Licenses from Hardware Companies, We Will Not be Able to Release Software for Popular Systems.”

We do not have the right to directly manufacture any CDs, DVDs or cartridges that contain our software for Sony’s PlayStation or PlayStation 2, or Nintendo’s GameCube, Game Boy Color or Game Boy Advance systems. We do have the right to manufacture CDs or DVDs for the Xbox system through subcontractors pre-approved by Microsoft. See “Risk Factors: If We are Unable to Obtain or Renew Licenses from Hardware Companies, We Will Not be Able to Release Software for Popular Systems.”

Pursuant to the agreements with the hardware manufacturers, Sony, Microsoft and Nintendo have the right to review and evaluate, under standards which vary for each hardware manufacturer, the content and playability of each title and the right to inspect and evaluate all art work, packaging and promotional materials used by us in connection with the software. We are responsible for resolving, at our own expense, any warranty or repair claims brought with respect to the software. To date, we have not experienced any material warranty claims.

Under each of our platform license agreements, we bear the risk that the information and technology licensed from Sony, Microsoft and Nintendo, and incorporated in the software may infringe the rights of third parties. Further, we must indemnify Sony, Microsoft and Nintendo with respect to, among other things, any claims for copyright or trademark infringement brought against them, as applicable, and arising from the development and distribution of the game programs incorporated in the software by us. To date, we have not received any material claims of infringement. See discussion below on “Patent, Trademark, Copyright and Product Protection.”

Marketing and Advertising

The target consumers for our titles vary due to the specific content of the title and the title’s rating from the Entertainment Software Ratings Board. The primary audience for these titles is generally comprised of males aged twelve to thirty-five. For PC titles our target audience is primarily males aged fifteen to thirty-five.

In developing a marketing strategy for a title, we seek story concepts and brands or franchises that we believe will appeal to the interests of the title’s target consumer. We strive to create marketing campaigns which are consistent with this strategy and which we believe will appeal to the targeted consumers for each of those titles. We market our software through:

•	Television, radio, print, outdoor and Internet advertising;

•	Our website (www.acclaim.com) and the Internet sites of others;

•	Product sampling through demonstration software;

•	Consumer contests and promotions;

•	In-store promotions, displays and retailer assisted co-operative advertising;

•	Publicity activities; and

•	Trade shows.

In addition, we enter into cooperative advertising arrangements with certain of our customers, where our software is featured in the retailers own advertisements to its customers. Dealer displays and in-store merchandising are also used to increase consumer awareness of our products.

Online, Broadband and Wireless Technologies

We think that there will be opportunities for further exploitation of our intellectual properties through the Internet, online services, hand held and other wireless devices and dedicated Internet online game services, as the hardware platform technology evolves and becomes more accepted. We are actively exploring the establishment of online game playing opportunities for the Internet and wireless services as (1) a method for realizing additional revenue from our products and (2) an additional platform for our products. We also plan to develop online components which will support online play for certain of our existing franchises, as well as for new software titles currently being developed for the next generation platforms. As an example, we intend to release an online version of All-Star Baseball 2005, Worms 3D, ATV Quad Power Racing 3 and Juice for one or more of the game platforms. As wireless and online technologies evolve, we think that a number of our intellectual properties may have the potential to be exploited through these mediums.

Manufacturing

We prepare a set of master program copies, documentation and packaging materials for our products for each respective hardware platform upon which the product is released. Except with respect to products for use on the Sony and Nintendo systems, our disc duplication, packaging, printing, manufacturing, warehousing, assembly and shipping are performed by third party subcontractors. In order to maintain protection over their hardware technologies, Sony and Nintendo generally specify or control the manufacturing of the finished products. We deliver the master materials to the licensor or its approved replicator, which then manufactures the finished goods and delivers them to us and/or our warehouse facility for distribution to our customers. At the time our product unit orders are filled by the manufacturer, we become responsible for the costs of manufacturing and the applicable per unit royalty on such units, even if the units do not ultimately sell. To date, we have not experienced any material difficulties or delays in the manufacture and assembly of our products or material returns due to product defects.

Production, Sales and Distribution

Pursuant to our agreements with Nintendo and Sony, each platform manufactures the CDs or DVDs embodying the software we have developed for its system. Pursuant to our agreement with Nintendo, we are required to open a letter of credit simultaneously with the placing of a purchase order for the software. Game Boy Advance software is delivered to us approximately four to six weeks after order placement. Disc-based software for the three platforms is manufactured and then delivered to our warehouse within seven to twenty one days after we place the order with the manufacturer. The timing is dependant on seasonality and whether it is an initial order or a re-order. See “Risk Factors: If We Are Unable to Obtain or Renew Licenses from Hardware Companies, We Will Not be Able to Release Software for Popular Systems.”

We manufacture, through subcontractors, all of our software titles for personal computers. Orders for PC software are generally filled within ten to twenty-one days after order placement. Reorders for such software are generally filled within ten days.

We distribute our software by tailoring our distribution methods to each geographic market. In North America, our software is sold directly by our sales force, complemented by regional sales representative organizations which receive commissions based on the net sales of each product sold. We maintain an in-house sales management team to supervise the regional sales representatives. These sales representatives also act as sales representatives for some of our competitors. One of the sales representative organizations marketing our software is owned by James Scoroposki, an officer, director and principal stockholder of Acclaim.

We market our software domestically, primarily to mass merchants, large retail toy store chains, and specialty stores. Our key domestic retail customers include Wal-Mart, Toys R Us, Best Buy, Electronics Boutique, GameStop, Target and Circuit City. We also reach the rental market through Blockbuster, Movie Gallery and Hollywood Video. Our sales to Wal-Mart accounted for approximately 2%, 6%, 10%, 12% and 15% of our gross revenue for the nine months ended December 28, 2003, seven months ended March 31, 2003, fiscal 2002, 2001 and 2000, respectively. Sales to Toys R Us accounted for approximately 2%, 8%, 9%, 11% and 10% of our gross revenue for the nine months ended December 28, 2003, seven months ended March 31, 2003, fiscal 2002, 2001 and 2000, respectively. Our customers do not have any commitments to purchase our software.

Internationally, we administer the sales, marketing, and distribution activities of our European subsidiaries through a central management division, Acclaim Europe, based in London. For sales in other markets, we appoint regional distributors.

We generally are not contractually obligated to accept returns except for defective products, however, we grant price concessions to our customers who primarily are major retailers that control market access to the consumer, when those concessions are necessary to maintain our relationships with the retailers and access to their retail channel customers. If the consumers’ demand for a specific title falls below expectations or significantly declines below previous rates of sell-through, then, we generally will provide a price concession or credit to spur further sales by retailers to maintain the relationship. In circumstances when a price concession cannot be agreed upon, we generally will accept a product return. As the market for each generation of game consoles matures and as more titles become available, the risk of product price concessions and returns increases. We establish sales allowances at the time we record revenue for expected product price concessions and returns based primarily on (1) market acceptance of our products, (2) level of retail inventories, (3) seasonal factors, and (4) historical price concession and return rates. Management continually monitors and adjusts these allowances to take into account actual developments and sales results in the marketplace. There can be no assurance that actual price concessions will not exceed our established allowances and reserves. See “Risk Factors: If Price Concessions and Returns Exceed Allowances, We May Incur Losses” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Net Revenue”.

Our warranty policy is to provide the original purchaser with replacement or repair of defective software for a period of ninety days after sale. To date, we have not experienced significant warranty claims.

Intellectual Property Licenses

Some of our software titles are based upon brands or franchises that we have licensed from third parties, such as Major League Baseball, the National Basketball Association and their respective players’ associations and Disney Interactive. Typically, we are obligated to make certain non-refundable advance payments against royalties that may become due from the sales of the games, which embody such licensed rights. We can recoup these advance payments against royalty payments otherwise due in connection with future software sales. License agreements relating to these rights generally extend for a term of two to three years. These agreements are terminable upon the occurrence of a number of factors, including our material breach of the agreement, failure to pay amounts due to the licensor in a timely manner, bankruptcy or insolvency.

Some of these licenses are limited to specific territories and/or specific game platforms. Each license typically provides that the licensor retains the right to exploit the licensed property for all other purposes, including the right to license the property for use with other products and, in some cases, software for other game platforms. From time to time, licenses may not be renewed or may be terminated. See “Risk Factors: Inability to Procure Commercially Valuable Intellectual Property Licenses May Prevent Product Releases or Result in Reduced Product Sales”.

Patent, Trademark, Copyright and Product Protection

Each hardware manufacturer incorporates a security device in the software and in each of their respective hardware platforms. This is done in an effort to prevent unlicensed manufacture of software and infringement of the hardware manufacturers proprietary rights. Under our various license agreements with Sony, Microsoft and Nintendo, we are obligated to obtain all available trademark, copyright and patent protection for the original work we develop and embody in, or use in conjunction with, the software we create. We are also required to display on game packaging materials the proper notice of such protection, as well as notice of the licensor’s intellectual property rights.

Each software title may embody a number of separately protected intellectual properties such as the trademark for the brand featured in the software, the software copyrights, the name and label trademarks, and the copyright for Sony’s, Microsoft’s and Nintendo’s proprietary technical information.

We have registered the “Acclaim” logo and name in the United States and in numerous foreign territories and we own the copyrights for many of our game programs. “Nintendo,” “Game Boy,” “Game Boy Color,” “GameCube,” “Game Boy Advance,” and “N64” are trademarks of Nintendo; “Sony,” “Sony Computer Entertainment,” “PlayStation,” and “PlayStation 2” are trademarks of Sony; “Microsoft” and “Xbox” are trademarks of Microsoft and “Sega,” “Saturn” and “Dreamcast” are trademarks of Sega. We do not own the trademarks, copyrights or patents covering the proprietary information and technology utilized in the game systems marketed by Sony, Microsoft or Nintendo. Additionally, in certain instances, we do not own the trademarks, copyrights or patents for properties licensed from third parties, or the brands, concepts or game programs featured in and comprising the software. Accordingly, we must rely on the trademarks, copyrights and patents of these third-party licensors for protection from infringement of such intellectual property. Under our license agreements with certain independent software developers, we may bear the risk of claims of infringement brought by third parties and arising from the sale of our software.

Competition

The interactive entertainment software business is highly competitive. It is characterized by the continuous introduction of new titles and the development of new technologies. Our competitors vary in size from very small companies with limited resources to very large corporations with greater financial, marketing and product development resources than ours. The availability of significant financial resources has become a major competitive factor in the interactive entertainment software industry, primarily as a result of the costs associated with the development and marketing of game software. See “Risk Factors: Competition for Market Acceptance and Retail Shelf Space, Pricing Competition, and Competition With the Hardware Manufacturers Affects Our Revenue and Profitability”.

We compete with Sony, Microsoft and Nintendo, which each publish software for their respective hardware platforms. We also compete with numerous companies which are, like us, licensed by the platform manufacturers to develop software products for use on their systems. These competitors include Activision, Capcom, Eidos, Electronic Arts, Atari, Konami, Lucas Arts, Midway, Namco, Sega, Take-Two Interactive, THQ and Ubi Soft, among others. Although Sega no longer manufactures videogame platforms, it continues to be a major videogame software publisher. We also face additional competition from the entry of new companies, including large diversified entertainment companies such as Disney Interactive and Fox Interactive, into our market.

Data derived from the Toy Retail Sales Tracking Service (“TRSTS”) indicates that, for calendar 2003, our market share of software sold for PlayStation 2 was 1.6%, for Xbox was 1.9%, for GameCube was 2.2% and for PCs was 0.8%. For calendar 2002, our market share of software sold for PlayStation 2 was 3.1%, for Xbox was 2.6%, for GameCube was 4.4% and for Game Boy Advance was 1.6%. The market for software for PCs is fragmented and we have a small share of that market.

Competition in the interactive entertainment software industry is based primarily upon:

•	Availability of significant financial resources;

•	The quality of titles;

•	Reviews received for a title from independent reviewers who publish reviews in magazines, websites, newspapers and other industry publications;

•	Publisher’s access to retail shelf space;

•	The success of the game console for which the title is written;

•	The price of each title;

•	The number of titles then available for the system for which each title is published; and

•	The marketing campaign supporting a title at launch and through its life.

We rely upon our product quality, marketing and sales abilities, proprietary technology and product development capability, the depth of our worldwide retail distribution channels and management experience to compete in the interactive entertainment industry. See “Risk Factors: Competition for Market Acceptance and Retail Shelf Space, Pricing Competition, and Competition With the Hardware Manufacturers, Affects Our Revenue and Profitability.”

Comic Book and Other Publishing

Our subsidiary, Acclaim Comics, publishes strategy guides relating to our software products and “special issue” comic books. We have not derived significant revenue and profit from the sale of Acclaim Comics’ products. Although we intend to continue releasing software for multiple platforms based on characters licensed or created by Acclaim Comics, as well as strategy guides relating to our software and, at times, “special issue” comic books, as a result of our exiting the comic book publishing business in fiscal 2000, future revenue derived by Acclaim Comics will primarily depend on: (1) the licensing and merchandising of certain characters in interactive entertainment and other media, such as motion pictures or television, (2) the use of those characters in our software, and (3) the publication and sale of software strategy guides and “special issue” comic books.

Seasonality

Our business is highly seasonal. We typically experience our highest revenue and profit in the calendar year-end holiday season, our third fiscal quarter, and a seasonal low in revenue and profits in our first fiscal quarter.

Employees

On December 28, 2003 we had 560 employees. We believe that our relationship with our employees is good. None of our employees are subject to a collective bargaining agreement, and we have not experienced any labor-related work stoppages.

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements, and the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in this prospectus. We derived the consolidated statements of operations data for the fiscal years ended August 31, 1999 and August 31, 1998 and the consolidated balance sheet data as of August 31, 2000, August 31, 1999 and August 31, 1998 from our audited consolidated financial statements not included in this prospectus. We derived the consolidated statements of operations data for the seven months ended March 31, 2003 and for the fiscal years ended August 31, 2002, August 31, 2001 and August 31, 2000 and the consolidated balance sheet data as of March 31, 2003, August 31, 2002 and August 31, 2001, from our audited consolidated financial statements included elsewhere in this prospectus. We derived the consolidated statements of operations data for the nine months ended December 28, 2003 and December 1, 2002 and seven months ended March 31, 2002 and the consolidated balance sheet data as of December 28, 2003 and December 1, 2002 from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statement data includes, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation. The historical results are not necessarily indicative of future operating results.

	Nine Months Ended		Seven Months Ended		Fiscal Years Ended
	December 28, 2003	December 1, 2002	March 31, 2003	March 31, 2002	August 31, 2002	August 31, 2001	August 31, 2000	August 31, 1999	August 31, 1998
	(Unaudited)	(Unaudited)		(Unaudited)
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Net revenue	$113,688	$180,060	$101,589	$160,188	$268,688	$197,568	$188,626	$430,974	$326,561
Cost of revenue	60,320	92,614	76,507	62,891	118,386	62,023	105,396	200,980	148,660

Gross profit	53,368	87,446	25,082	97,297	150,302	135,545	83,230	229,994	177,901

Operating expenses
Marketing and selling	21,908	52,045	32,295	30,132	57,892	31,631	71,632	72,245	61,691
General and administrative	26,503	32,258	24,549	25,165	43,374	40,839	56,378	64,322	50,848
Research and development	27,492	36,994	25,392	23,133	44,139	39,860	57,410	50,452	37,367
Stock-based compensation	945	—	—	—	—	—	—	—	—
Restructuring charges	227	—	4,824	—	—	—	—	—	—
Impairment on building held for sale	—	—	2,146	—	—	—	—	—	—
Litigation recovery	—	—	—	—	—	—	—	(1,753)	—
Goodwill writedown	—	—	—	—	—	—	17,870	—	—

Total operating expenses	77,075	121,297	89,206	78,430	145,405	112,330	203,290	185,266	149,906

(Loss) earnings from operations	(23,707)	(33,851)	(64,124)	18,867	4,897	23,215	(120,060)	44,728	27,995

Other income (expense)
Interest expense, net	(3,516)	(3,592)	(3,317)	(4,119)	(5,765)	(10,172)	(7,691)	(6,344)	(6,832)
Non-cash financing expense	(3,085)	(579)	(756)	(1,182)	(1,504)	(350)	—	—	—
(Loss) gain on early retirement of debt	—	—	—	(1,221)	(1,221)	2,795	—	—	—
Other income (expense)	(740)	(1,423)	201	(843)	(1,660)	1,699	(3,902)	646	291

Total other expense	(7,341)	(5,594)	(3,872)	(7,365)	(10,150)	(6,028)	(11,593)	(5,698)	(6,541)

(Loss) earnings before income taxes	(31,048)	(39,445)	(67,996)	11,502	(5,253)	17,187	(131,653)	39,030	21,454
Income tax (benefit) provision	—	121	(191)	(944)	(720)	(106)	91	2,972	764

Net (loss) earnings	$(31,048)	$(39,566)	$(67,805)	$12,446	$(4,533)	$17,293	$(131,744)	$36,058	$20,690

Net (loss) earnings per share data:
Basic	$(0.30)	$(0.43)	$(0.73)	$0.15	$(0.05)	$0.29	$(2.36)	$0.66	$0.40

Diluted	$(0.30)	$(0.43)	$(0.73)	$0.14	$(0.05)	$0.26	$(2.36)	$0.57	$0.37

Ratio of earnings to fixed charges(1)(2)	N/A	N/A	N/A	2.8	N/A	2.5	N/A	4.5	3.2
Deficiency in coverage of fixed charges	$(31,048)	$(39,445)	$(67,996)	$—	$(5,253)	$—	$(131,653)	$—	$—

	December 28, 2003	December 1, 2002	March 31, 2003	August 31,
				2002	2001	2000	1999	1998
	(Unaudited)	(Unaudited)
Consolidated Balance Sheet Data:
Working capital (deficiency)	$(68,903)	$(18,512)	$(63,496)	$(7,287)	$(39,413)	$(76,769)	$29,391	$(19,100)
Total assets	58,181	127,601	79,937	182,895	125,630	93,093	271,248	178,868
Short-term debt	20,690	19,398	35,399	54,508	54,653	30,108	27,652	20,669
Long-term debt	9,539	4,617	632	4,737	14,473	55,847	51,732	53,041
Stockholders’ (deficit) equity	(63,892)	5,682	(46,158)	19,355	(20,355)	(93,980)	31,359	(21,773)

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as (loss) earnings before income taxes plus fixed charges. Fixed charges include interest expense on all indebtedness, non-cash financing expenses associated primarily with the amortization of financing costs and approximately 30% of rental expense on operating leases representing that portion of rental expense deemed to be attributable to interest.
(2)	The ratio of earnings to fixed charges was less than one for the nine months ended December 28, 2003 and December 1, 2002, the seven months ended March 31, 2003, the fiscal year ended August 31, 2002 and August 31, 2000 due to the (loss) earnings before income taxes in those periods.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used in this prospectus, unless the context otherwise requires, all references to “we”, “us”, “our”, “Acclaim” or the “Company” refer to Acclaim Entertainment, Inc., and our subsidiaries. The term “common stock” means our common stock, $.02 par value. Amounts are in thousands unless otherwise noted.

This prospectus, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk”, contains forward-looking statements about circumstances that have not yet occurred. All statements, trend analysis and other information contained below relating to markets, our products and trends in revenue, as well as other statements including words such as “anticipate”, “believe” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to business and economic risks, and actual events or actual future results could differ materially from those set forth in the forward-looking statements due to such risks and uncertainties. We will not necessarily update this information if any forward-looking statement later turns out to be inaccurate. Risks and uncertainties that may affect our future results and performance include, but are not limited to, those discussed under the heading “Risk Factors.”

In January 2003, our Board of Directors approved a plan to change our fiscal year end from August 31 to March 31. Our fiscal year 2003 period consists of seven months commencing September 1, 2002 and ending March 31, 2003 and is not comparable to our fiscal years ended August 31, 2002, 2001, 2000, 1999 and 1998 which were all twelve month periods. Our new fiscal year commenced on April 1, 2003 and will end on March 31, 2004. Our quarterly closing dates will occur on the Sunday closest to the last day of the calendar quarter, which encompasses the following quarter ending dates for fiscal 2004.

Quarter	Quarter End Date
First	June 29, 2003
Second	September 28, 2003
Third	December 28, 2003
Fourth	March 31, 2004

The accompanying consolidated financial statements included herein include our results of operations for the nine month period ended December 28, 2003, and the most comparable reported period of the prior year, the nine month period ended December 1, 2002. We have presented the nine month period ended December 1, 2002 as a prior year comparative to the current year period because the seasonal factors affecting both periods are similar, the data is comparable and recasting our prior year results of operations and related supporting schedules would not have been practicable nor cost justified.

Overview

We develop, publish, distribute and market video and computer game software for interactive entertainment consoles and, to a lesser extent, personal computers. We internally develop our software products through our five software development studios located in the United States and the United Kingdom. Additionally, we contract with independent software developers to create software products for us.

Through our subsidiaries in North America, the United Kingdom, Germany, France, Spain and Australia, we distribute our software products directly to retailers and other outlets, and we also utilize regional distributors in those areas and in the Pacific Rim to distribute software within those geographic areas. As an additional aspect of our business, we distribute software products which have been developed by third parties. A less significant aspect of our business is the development and publication of strategy guides relating to our software products and the issuance of certain “special edition” comic magazines to support some of our brands.

Since our inception, we have developed products for each generation of major gaming platforms, including IBM(R) Windows-based personal computers and compatibles, 16-bit Sega™ Genesis™ video game system, 16-bit

Super Nintendo Entertainment System®, 32-bit Nintendo Game Boy®, Game Boy® Advance and Game Boy® Color, 32-bit Sony PlayStation®, 64-bit Nintendo® 64, Sega Dreamcast, 128-bit Sony PlayStation® 2, 128-bit Microsoft Xbox™, and 128-bit Nintendo™ GameCube. We also initially developed software for the 8-bit Nintendo Entertainment System and the 8-bit Sega Master System.

Substantially all of our revenue is derived from one industry segment, the development, publication, marketing and distribution of interactive entertainment software. For information regarding our foreign and domestic operations, see Note 17 (Segment Information) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires us to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. On an ongoing basis, we evaluate the estimates to determine their accuracy and make adjustments when we deem it necessary. Note 1 (Business and Significant Accounting Policies) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein, describes the significant accounting policies and methods we use in the preparation of our consolidated financial statements. We use estimates for, but not limited to, accounting for the allowance for price concessions and returns, the valuation of inventory, the recoverability of advance royalty payments and the amortization of capitalized software development costs. We base estimates on our historical experience and on various other assumptions that we believe are relevant under the circumstances, the results from which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from these estimates. Our critical accounting policies include the following:

Revenue Recognition

We apply the provisions of Statement of Position 97-2, “Software Revenue Recognition” in conjunction with the applicable provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” Accordingly, we recognize revenue for software when there is (1) persuasive evidence that an arrangement exists, which is generally a customer purchase order, (2) the software is delivered, (3) the selling price is fixed and determinable and (4) collectibility of the customer receivable is deemed probable. We do not customize our software or provide post contract support to our customers.

The timing of when we recognize revenue generally differs for our retail customers and distributor customers. For retail customers, we recognize software product revenue when title transfers to the retail customers. Because we generally do not provide extended payment terms and our revenue arrangements with retail customers do not include multiple deliverables such as upgrades, post-contract customer support or other elements, our selling price for software products is fixed and determinable when titles are shipped to our retail customers. We generally deem collectibility probable at the time titles are shipped to retail customers because the majority of these sales are to major retailers that possess significant economic substance, the arrangements consist of payment terms of 60 days, and the customers’ obligation to pay is generally not contingent on resale of the product in the retail channel. For distributor customers, collectibility is deemed probable and we recognize revenue on the earlier to occur of when the distributor pays the invoice or when the distributor provides persuasive evidence that the product has been resold, assuming all other revenue recognition criteria have been met. For product shipped on consignment, we recognize revenue when the customer provides persuasive evidence that the product has been resold and the customer pays for the product that has been resold.

Allowances for Price Concessions and Returns

We are generally not contractually obligated and generally do not accept returns, except for defective product. However, we grant price concessions to our customers who primarily are major retailers that control market access to the consumer when those concessions are necessary to maintain our relationships with the retailers and gain access to their retail channel customers. If the consumers’ demand for a specific title falls below expectations or significantly declines below previous rates of sell-through, then, we generally will provide a price concession or credit to spur further sales by the retailer to maintain the customer relationship. In circumstances when, a price concession cannot be agreed upon, we generally will accept a product return. We record revenue net of an allowance for estimated price concessions and returns. We must make significant estimates and judgments when determining the appropriate allowance for price concessions and returns in any accounting period. In order to derive and evaluate those estimates, we analyze historical price concessions and returns, current sell-through of product and retailer inventory, current economic trends, changes in consumer demand and acceptance of our products in the marketplace, among other factors.

The level of consumer market acceptance a software title enjoys is the most important indicator of the level of price concessions and returns we will grant retail customers for that title. When consumer market acceptance decreases for a title, evidenced by lower unit retail sell-through, the potential for price concessions and returns for that title increases. As retail sell-through is the most important indicator of consumer market acceptance, we use monthly retail sell-through statistics as a primary factor in estimating the allowance for price concessions and returns. In addition to sell-through rates, the price at which a software title was sold to customers and the number of units remaining in the retail channel have a significant impact on our estimate of future price concessions and returns. In the fourth quarter of fiscal 2002, we released the software titles Turok: Evolution and Aggressive Inline, which we anticipated would be significant revenue drivers and valuable additions to our product catalog. The market reception to these titles, as evidenced by the retail sell-through rates to consumers in the first quarter of fiscal 2003 and beyond, fell substantially below our revenue expectations. As a result of the lower than anticipated retail sell-through, significant quantities of these products remained in the retail channel. Accordingly, we provided our retail customers with price concessions for these products more rapidly after the initial release date than was our historical practice and, in the fourth quarter of fiscal 2002, recorded a $17.9 million provision for price concessions and returns on these products that exceeded historical allowance rates and that we believed would have resulted in additional sell-through to our retailers’ customers through the calendar 2002 holiday season.

During fiscal 2003, while the price concessions we previously offered our retail customers did increase the retail sell-through rate, the rate of reduction of retail channel inventory did not attain the level we had originally estimated. Consequently, we experienced significantly more returns of these two products from our retail customers than we originally had estimated. Additionally, the market for GameCube products softened after the 2002 holiday season, which required us to provide price concessions on certain of our products for that platform to lower prices than we originally estimated at that stage in the platform cycle. Finally, the actual sell-through rates of Legends of Wrestling and BMX were less than the projected retail sell-through rates we had used in our previous estimates of allowances, which were based on historical experience and actual sell-through rates for those products through August 31, 2002. As a result of these unanticipated events, we provided our retail customers additional price concessions. The resulting $14.4 million increase to the provision for price concessions and returns negatively impacted net revenues, gross profit and net income for fiscal 2003. No further significant adjustments were made to allowances during the three and nine months ended December 28, 2003.

Allowances for price concessions and returns are reflected as a reduction of accounts receivable when we have agreed to grant credits to the customer; otherwise, they are reflected as an accrued liability.

Prepaid Royalties

We pay non-refundable royalty advances to licensors of intellectual properties and classify those payments as prepaid royalties. Royalty advance payments are recoupable against future royalties due for software or intellectual properties we licensed under the terms of our license agreements. We expense prepaid royalties at contractual royalty rates based on actual product sales. We also charge to expense the portion of prepaid royalties that we expect will not be recovered through royalties due on future product sales. Material differences between actual future sales and those projected may result in the amount and timing of royalty expense to vary. For example, if the non-refundable prepaid royalty balance to a licensor was $3.0 million, the royalty rate as a percentage of net revenue was 10% and projected net revenue of the software title utilizing the license was $30.0 million, we would deem the non-refundable royalty advance fully recoverable and record no expense to write down the prepaid royalty to net realizable value. If the projected net revenue of the software title were $20.0 million, we would write-off as an expense $1.0 million of the non-refundable prepaid royalty balance. We classify royalty advances as current or noncurrent assets based on the portion of estimated future net product sales that are expected to occur within the next fiscal year.

Capitalized Software Development Costs

We account for our software development costs in accordance with Statement of Financial Accounting Standard No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed.” Under SFAS No. 86, we expense software development costs as incurred until we determine that the software is technologically feasible. Generally, to establish whether the software is technologically feasible, we require a proven software game engine that has been successfully utilized in a previous product. We assess its detailed program designs to verify that the working model of the software game engine has been tested against the product design. Once we determine that the entertainment software is technologically feasible and we have a basis for estimating the recoverability of the development costs from future cash flows, we capitalize the remaining software development costs until the software product is released.

Once we release a software title, we commence amortizing the related capitalized software development costs. We record amortization expense as a component of cost of revenue. We calculate the amortization of a software title’s capitalized software development costs using two different methods, and then amortize the greater of the two amounts. Under the first method, we divide the current period gross revenue for the released title by the total of current period gross revenue and anticipated future gross revenue for the title and then multiply the result by the title’s total capitalized software development costs. Under the second method, we divide the title’s total capitalized costs by the number of periods in the title’s estimated economic life up to a maximum of three months. Material differences between our actual gross revenue and those we project may result in the amount and timing of amortization to vary. If we deem a title’s capitalized software development costs unrecoverable based on our expected future gross revenue and corresponding cash flows, we write off the unrecoverable costs and record a charge to development expense or cost of revenue, as appropriate.

Operating Results

Summarized below are our operating results for the nine months ended December 28, 2003 and December 1, 2002, the seven months ended March 31, 2003 and March 31, 2002, the fiscal years ended August 31, 2002, 2001, and 2000, and the related changes in operating results between those periods. You should read the tables below together with the consolidated financial statements and the related notes to the consolidated financial statements included herein.

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

	Nine Months Ended		Changes 2003 Versus 2002
	December 28, 2003	December 1, 2002	$	%
	(Unaudited)	(Unaudited)
	(Dollars in thousands)
Net revenue	$113,688	$180,060	$(66,372)	-36.9%
Cost of revenue	60,320	92,614	(32,294)	-34.9%

Gross profit	53,368	87,446	(34,078)	-39.0%

Operating expenses
Marketing and selling	21,908	52,045	(30,137)	-57.9%
General and administrative(1)	26,503	32,258	(5,755)	-17.8%
Research and development	27,492	36,994	(9,502)	-25.7%
Stock-based compensation	945	—	945	NA
Restructuring charges	227	—	227	NA

Total operating expenses	77,075	121,297	(44,222)	-36.5%

Loss from operations	(23,707)	(33,851)	10,144	-30.0%

Other income (expense)
Interest expense, net	(3,516)	(3,592)	76	-2.1%
Non-cash financing expense	(3,085)	(579)	(2,506)	432.8%
Other expense	(740)	(1,423)	683	-48.0%

Total other expense	(7,341)	(5,594)	(1,747)	31.2%

Loss before income taxes	(31,048)	(39,445)	8,397	-21.3%
Income tax provision	—	121	(121)	-100.0%

Net loss	$(31,048)	$(39,566)	$8,518	-21.5%

(1)	Excludes stock-based compensation of $945.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

	Seven Months Ended		Changes Fiscal 2003 Versus Fiscal 2002
	March 31,	March 31,
	2003	2002	$	%
		(Unaudited)
	(Dollars in thousands)
Net revenue	$101,589	$160,188	$(58,599)	-36.6%
Cost of revenue	76,507	62,891	13,616	21.7%

Gross profit	25,082	97,297	(72,215)	-74.2%

Operating expenses
Marketing and selling	32,295	30,132	2,163	7.2%
General and administrative	24,549	25,165	(616)	-2.4%
Research and development	25,392	23,133	2,259	9.8%
Restructuring charges	4,824	—	4,824	NA
Impairment on building held for sale	2,146	—	2,146	NA

Total operating expenses	89,206	78,430	10,776	13.7%

(Loss) earnings from operations	(64,124)	18,867	(82,991)	-439.9%

Other income (expense)
Interest expense, net	(3,317)	(4,119)	802	-19.5%
Non-cash financing expense	(756)	(1,182)	426	-36.0%
Loss on early retirement of debt	—	(1,221)	1,221	-100.0%
Other income (expense)	201	(843)	1,044	-123.8%

Total other expense	(3,872)	(7,365)	3,493	-47.4%

(Loss) earnings before income taxes	(67,996)	11,502	(79,498)	-691.2%
Income tax benefit	(191)	(944)	753	-79.8%

Net (loss) earnings	$(67,805)	$12,446	$(80,251)	-644.8%

Fiscal 2002 Compared to Fiscal 2001

	Fiscal Years Ended August 31,		Changes Fiscal 2002 Versus Fiscal 2001
	2002	2001	$	%
	(Dollars in thousands)
Net revenue	$268,688	$197,568	$71,120	36.0%
Cost of revenue	118,386	62,023	56,363	90.9%

Gross profit	150,302	135,545	14,757	10.9%

Operating expenses
Marketing and selling	57,892	31,631	26,261	83.0%
General and administrative	43,374	40,839	2,535	6.2%
Research and development	44,139	39,860	4,279	10.7%

Total operating expenses	145,405	112,330	33,075	29.4%

Earnings from operations	4,897	23,215	(18,318)	-78.9%

Other income (expense)
Interest expense, net	(5,765)	(10,172)	4,407	-43.3%
Non-cash financing expense	(1,504)	(350)	(1,154)	329.7%
(Loss) gain on early retirement of debt	(1,221)	2,795	(4,016)	-143.7%
Other (expense) income	(1,660)	1,699	(3,359)	-197.7%

Total other expense	(10,150)	(6,028)	(4,122)	68.4%

(Loss) earnings before income taxes	(5,253)	17,187	(22,440)	-130.6%
Income tax benefit	(720)	(106)	(614)	579.2%

Net (loss) earnings	$(4,533)	$17,293	$(21,826)	-126.2%

Fiscal 2001 Compared to Fiscal 2000

	Fiscal Years Ended August 31,		Changes Fiscal 2001 Versus Fiscal 2000
	2001	2000	$	%
	(Dollars in thousands)
Net revenue	$197,568	$188,626	$8,942	4.7%
Cost of revenue	62,023	105,396	(43,373)	-41.2%

Gross profit	135,545	83,230	52,315	62.9%

Operating expenses
Marketing and selling	31,631	71,632	(40,001)	-55.8%
General and administrative	40,839	56,378	(15,539)	-27.6%
Research and development	39,860	57,410	(17,550)	-30.6%
Goodwill writedown	—	17,870	(17,870)	-100.0%

Total operating expenses	112,330	203,290	(90,960)	-44.7%

Earnings (loss) from operations	23,215	(120,060)	143,275	-119.3%

Other income (expense)
Interest expense, net	(10,172)	(7,691)	(2,481)	32.3%
Non-cash financing expense	(350)	—	(350)	NA
Gain on early retirement of debt	2,795	—	2,795	NA
Other income (expense)	1,699	(3,902)	5,601	-143.5%

Total other expense	(6,028)	(11,593)	5,565	-48.0%

Earnings (loss) before income taxes	17,187	(131,653)	148,840	-113.1%
Income tax (benefit) provision	(106)	91	(197)	-216.5%

Net earnings (loss)	$17,293	$(131,744)	$149,037	-113.1%

Net Revenue

Net revenue is derived primarily from shipping interactive entertainment software to customers. Our software functions on dedicated game platforms, including Sony’s PlayStation 2 and PlayStation 1, Microsoft’s Xbox, as well as Nintendo’s GameCube, Game Boy Advance and PC’s. We record revenue net of a provision for price concessions and returns, as discussed above under “Critical Accounting Policies.”

Summarized below is information about our gross revenue by game console for the nine months ended December 28, 2003 and December 1, 2002, the seven months ended March 31, 2003 and March 31, 2002, and the fiscal years ended August 31, 2002, 2001, and 2000. Please note that the numbers in the schedule below do not include the effect of provisions for price concessions and returns because we do not track them by game console. Accordingly, the numbers presented may vary materially from those that we would disclose were we able to present the information net of provisions for price concessions and returns.

	Nine Months Ended		Seven Months Ended		Fiscal Years Ended
	December 28, 2003	December 1, 2002	March 31, 2003	March 31, 2002	August 31, 2002	August 31, 2001	August 31, 2000
	(Unaudited)	(Unaudited)		(Unaudited)
Cartridge-based software:
Nintendo Game Boy	2%	6%	4%	8%	7%	11%	9%
Nintendo 64	—	—	—	—	—	2%	31%

Subtotal for cartridge-based software	2%	6%	4%	8%	7%	13%	40%

Disc-based software:
Sony PlayStation 2: 128-bit	55%	51%	64%	57%	52%	33%	—
Sony PlayStation 1: 32-bit	4%	2%	3%	7%	4%	41%	32%
Microsoft Xbox: 128-bit	24%	18%	15%	8%	13%	—	—
Nintendo GameCube: 128-bit	12%	21%	13%	19%	22%	—	—
Sega Dreamcast: 128-bit	—	—	—	—	—	9%	21%

Subtotal for disc-based software	95%	92%	95%	91%	91%	83%	53%

PC software	3%	2%	1%	1%	2%	4%	7%

Total	100%	100%	100%	100%	100%	100%	100%

Summarized below is information about our software franchises, all released on multiple platforms, that represented 5% or more of gross revenue for the nine months ended December 28, 2003 and December 1, 2002, the seven months ended March 31, 2003 and March 31, 2002 and the fiscal years ended August 31, 2002, 2001, and 2000:

	Nine Months Ended		Seven Months Ended		Fiscal Years Ended
Software Franchise	December 28, 2003	December 1, 2002	March 31, 2003	March 31, 2002	August 31, 2002	August 31, 2001	August 31, 2000
	(Unaudited)	(Unaudited)		(Unaudited)
Burnout	20%	16%	20%	12%	11%	—	—
ATV	10%	1%	7%	2%	2%	3%	—
NBA Jam	8%	—	—	1%	1%	1%	2%
Gladiator	7%	—	—	—	—	—	—
Vexx	5%	—	5%	—	—	—	—
Crazy Taxi	4%	4%	4%	8%	6%	10%	—
Mary Kate & Ashley	3%	4%	5%	5%	3%	13%	3%
Turok	3%	30%	8%	—	20%	—	10%
All Star Baseball	3%	4%	8%	15%	11%	5%	3%
Extreme G	3%	1%	1%	5%	3%	4%	—
Supercross	3%	1%	1%	5%	3%	4%	7%
BMX	2%	4%	2%	17%	11%	25%	—
BMX XXX	—	4%	9%	—	—	—	—
Legends of Wrestling	1%	9%	11%	8%	8%	—	—
18 Wheeler	1%	1%	1%	5%	3%	—	—
Aggressive Inline	—	8%	2%	—	6%	—	—
Shadowman	—	—	—	4%	2%	—	5%
World Wrestling Federation	—	—	—	—	—	—	11%
Extreme Championship Wrestling	—	—	—	—	—	—	10%
South Park	—	—	—	—	—	—	20%

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

For the nine months ended December 28, 2003, net revenue of $113.7 million decreased by $66.4 million, or 37%, from $180.1 million for the nine months ended December 1, 2002. The decrease was caused by a $120.1 million decrease in gross revenue, partially offset by a $53.7 million decrease in the net provision for price concessions and returns.

The $120.1 million decrease in gross revenue was primarily attributable to the release of fewer titles, the lower average number of units sold per title, and lower average selling prices per unit sold as compared with the prior year period. Catalog title sales, which generally sell at lower price points than newly released titles, represented a greater percentage of revenue at lower average selling prices per unit sold. Catalog titles comprised approximately 62% of revenue for the first nine months of fiscal 2004 compared to approximately 37% in the comparable period of the prior year. The $53.7 million decrease in the net provision for price concession and returns resulted from the reduction in gross revenues, the higher retail sell-through rates of our products during fiscal 2004 relative to the prior year as well as the increase in the provision of $17.6 million recorded in the fourth quarter of fiscal 2002 and the first quarter of fiscal 2003 for Turok: Evolution and Aggressive Inline based on lower than historical retail sell-through rates for those products and a higher than historical allowance provision rate.

Sales of software titles for the top three game systems accounted for 91% of gross revenue for the nine months ended December 28, 2003 compared to 90% for the nine months ended December 1, 2002. We achieved the greatest level of sales from software titles released for PlayStation 2 which to date has the highest installed base of the three game systems.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, net revenue of $101.6 million decreased by $58.6 million, or 37%, from $160.2 million for the seven months ended March 31, 2002. The decrease was caused by a $16.1 million decrease in gross revenue and a $42.5 million increase in the net provision for price concessions and returns.

The $16.1 million decrease in gross revenue was primarily attributable to sequel titles generating lower gross revenues during the seven months ended March 31, 2003 than the earlier versions generated in the same period of the prior year due to a reduction in the average domestic selling price per unit as well as lower unit quantities shipped for certain sequel products. The $42.5 million increase in the net provision for price concessions and returns was primarily due to a $25.7 million increase in the estimated amount of price concessions and returns for product shipments in the seven months ended March 31, 2003 that will be provided primarily to major retailers because of the general decrease in retail channel sell through rates of our products caused by greater competition in the marketplace, the general lack of market acceptance of platform genre games, as well as lower consumer acceptance of games released for the GameCube platform.

In addition, in the fourth quarter of fiscal 2002, we released the software titles Turok: Evolution and Aggressive Inline which we anticipated would be significant revenue drivers and valuable additions to our product catalog. The market reception to these products, as evidenced by the retail sell-through rates to consumers in the first quarter of fiscal 2003 and subsequently, fell significantly below our expectations. As a result of the poor retail sell-through, significant quantities of these products remained in the retail channel as of September 30, 2002. Accordingly, we provided our retail customers price concessions for these products more rapidly after the initial release date than was our historical practice and, in the fourth quarter of fiscal 2002, recorded a $17.9 million provision for price concessions and returns on these products that exceeded historical allowance rates and that we believed would have resulted in additional sell-through to our retailers’ customers through the holiday season. During the seven months ended March 31, 2003, while the price concessions we offered our retail customers did increase the retail sell-through rate, the rate of reduction of retail channel inventory did not attain the level we had originally estimated and consequently, we also experienced significantly more returns of these two products from our retail customers than we originally had estimated. Additionally, the market for GameCube products softened after the 2002 holiday season, which required us to provide price concessions on our products for that platform to lower prices than originally estimated and the actual retail sell-through rates of Legends of Wrestling and BMX were less than the projected retail sell-through rates we had used in our previous estimates of allowances, which were based on historical experience, and actual sell-through rates for those products through August 31, 2002. As a result of these events, we needed to provide our retail customers additional price concessions. The resulting $14.4 million increase to the provision for price concessions and returns negatively impacted net revenues for the seven months ended March 31, 2003.

Sales of software titles for the top three game systems accounted for 92% of gross revenue for the seven months ended March 31, 2003 compared to 84% for the seven months ended March 31, 2002. We achieved the greatest level of sales from software titles released for PlayStation 2 which to date has the highest installed base of the three game systems.

Products developed by our internal studios generated 39% of our gross revenue for the seven months ended March 31, 2003 as compared to 54% for the seven months ended March 31, 2002.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, net revenue of $268.7 million increased by $71.1 million, or 36%, from $197.6 million for fiscal 2001. The increase was driven by a $131.7 million increase in gross revenue from newly released software titles for the three next-generation game systems: PlayStation 2, Xbox, and GameCube, which was partially offset by a $60.6 million increase in the net provision for price concessions and returns. The increase in the net provision for price concessions and returns resulted primarily from an increase in gross revenue for fiscal 2002 over fiscal 2001, an increase in the average number of units per software title shipped into the retail channel, reductions from the fiscal 2001 positive retail sell-through rates of our products as well as a $13.6 million provision recorded in the fourth quarter of fiscal 2002 based on lower than historical retail sell-through rates and a higher than historical provision rate for Turok: Evolution and Aggressive Inline, which products were released in the fourth quarter of fiscal 2002.

Sales of software titles for the top three game systems accounted for 87% of gross revenue for fiscal 2002 as compared to 33% for fiscal 2001. We achieved the greatest level of sales from software titles released for PlayStation 2 which to date has the highest installed base of the three game systems.

Increased unit volume contributed $50.3 million to the increase in net revenue for fiscal 2002 as compared to fiscal 2001, while higher average selling prices contributed the remaining $20.8 million. Please see discussion of “Gross Profit.”

Products developed by our internal studios generated 57% of our gross revenue for fiscal 2002 as compared to 24% for fiscal 2001. The increase is primarily attributable to Turok: Evolution, which represented 20% of our gross revenue for fiscal 2002.

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, net revenue of $197.6 million increased by $8.9 million, or 5%, from $188.6 million for fiscal 2000. The increase in gross revenue was driven by sales of newly released software titles for the PlayStation, PlayStation 2 and Game Boy game systems.

The decrease in the net provision for price concessions and returns for fiscal 2001 resulted primarily from an improved market reception and increased rates of retail sell-through for a majority of the software titles we released in fiscal 2001, the shift in titles released for the Nintendo-64 platform to the then newly introduced

PlayStation 2 platform and less quantities per title shipped into the retail channel, all of which resulted in significantly lower price concessions and returns related to products shipped in fiscal 2001. In addition, the fiscal 2001 provision was favorably impacted by a change in the fiscal 2000 estimate of the provision for price concessions and returns. In fiscal 2000, we expected particularly low rates of retail channel sell-through of 64-bit product because of:

•	the continuous decline of the market for 64-bit products during the period,

•	the decline of the market for Dreamcast software and Sega’s exit from the hardware market and

•	the introduction of the next-generation PlayStation 2 consoles in October 2000.

During fiscal 2001, the accelerated hardware transition that had commenced in fiscal 2000 reversed course and began to slow due to production delays experienced by Sony in the manufacture of its PlayStation 2. Because PlayStation 2 products were not available in the marketplace at the quantities we had expected, our 64-bit product, Dreamcast product and other related and marked down products in the retail channel continued to sell-through at higher rates and with lower price concessions than we had forecasted. Accordingly, in fiscal 2001, we did not need to provide any additional sales allowances for 64-bit products and we reduced our August 31, 2000 accrued price concessions by $11.5 million.

Gross Profit

Gross profit is derived from net revenue after deducting cost of revenue. Cost of revenue primarily consists of product manufacturing costs (primarily disc and manufacturing royalty costs), amortization of capitalized software development costs and fees paid to third-party distributors for certain software sold overseas. Our gross profit is significantly affected by the:

•	level of our provision for price concessions and returns which directly affects our net revenue (please see discussion of “Net Revenue”),

•	level of capitalized software development costs for specific game titles,

•	level of inventory write downs to the lower of cost or market and

•	fees paid to third-party distributors for software sold overseas.

Gross profit as a percentage of net revenue for foreign game software sales to third-party distributors are generally one-third lower than those on sales we make directly to foreign retailers.

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

For the nine months ended December 28, 2003, gross profit of $53.4 million (47% of net revenue) decreased by $34.1 million from $87.4 million (49% of net revenue) for the nine months ended December 1, 2002. The decreased gross profit was primarily caused by a:

•	$50.4 million decrease due to a lower number of units sold and lower average selling prices per unit sold (please see “Net Revenue”), partially offset by a

•	$13.4 million increase in gross profit associated with slightly lower per unit costs of software sold and a

•	$2.9 million decrease in amortization of capitalized software development costs due primarily to the releases of the sequels Burnout 2, Legends of Wrestling 2, BMX3, All Star Baseball 2003 and Turok: Evolution during the prior year period.

For the nine months ended December 28, 2003, amortization of capitalized software development costs amounted to $7.4 million as compared to $10.3 million for the nine months ended December 1, 2002 due to the higher capitalized costs associated with the titles released in fiscal 2003.

Capitalized software development costs, net, amounted to $0.1 million as of December 28, 2003 and $6.9 million as of March 31, 2003.

Gross profit in the final quarter of fiscal 2004 and fiscal 2005 will depend in large part on our ability to identify, develop and timely publish, in accordance with our product release schedule, software that sells through at projected levels at retail. See “Risk Factors: Our Ability to Meet Cash Requirements and Maintain Necessary Liquidity Rests in Part on the Cooperation of Our Primary Lender and Vendors and Our Ability to Achieve Our Projected Revenue Levels and Reduced Operating Expenses.”

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, gross profit of $25.1 million (25% of net revenue) decreased by $72.2 million from $97.3 million (61% of net revenue) for the seven months ended March 31, 2002. The decreased gross profit was primarily due to a:

•	$10.5 million increase in amortization of capitalized software development costs due primarily to the releases of Vexx, All Star Baseball 2004 and Legends of Wrestling II,

•	$42.5 million increase in the provision for price concessions and returns (please see “Net Revenue”),

•	$19.2 million decrease in revenue due to lower selling prices per unit related to a multi-tiered pricing strategy whereby certain software titles were sold at lower price points during the seven months ended March 31, 2003 than in the same period of the prior year, and a

•	$3.9 million write down of excess inventory to its expected net realizable value.

For the seven months ended March 31, 2003, amortization of capitalized software development costs amounted to $17.1 million as compared to $6.6 million for the seven months ended March 31, 2002. Capitalized software development costs, net, amounted to $6.6 million as of March 31, 2003 and $15.1 million as of August 31, 2002.

Gross profit in fiscal 2004 will depend in large part on the rate of growth of the software market for 128-bit game consoles (Sony’s PlayStation 2, Nintendo’s GameCube and Microsoft’s Xbox) and our ability to identify, develop and timely publish, in accordance with our product release schedule, software that sells through at projected levels at retail.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, gross profit of $150.3 million (56% of net revenue) increased by $14.8 million, or 11%, from $135.5 million (69% of net revenue) for fiscal 2001. The increased gross profit was due to:

•	higher PlayStation 2, Xbox, and GameCube disc-based software sales volume, partially offset by a

•	higher provision for price concessions and returns, including $13.6 million related to Turok: Evolution and Aggressive Inline (please see discussion of “Net Revenue”) and an

•	$8.9 million increase in amortization of capitalized software development costs particularly related to Turok: Evolution and All-Star Baseball 2003.

For fiscal 2002, gross profit as a percentage of net revenue was 56% as compared to 69% for fiscal 2001. The 13 percentage point decrease resulted primarily from:

•	an $8.9 million or five fold increase in amortization of capitalized software development costs compared to the prior year amount of $1.8 million,

•	lower margin off-price sales of catalog game software to designated customers in a new distribution channel created in fiscal 2002 and

•	sales of newly released game titles in the rental market.

For fiscal 2002, amortization of capitalized software development costs amounted to $10.7 million as compared to $1.8 million for fiscal 2001. Capitalized software development costs, net, amounted to $15.1 million as of August 31, 2002 and $5.6 million as of August 31, 2001.

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, gross profit of $135.5 million (69% of net revenue) increased by $52.3 million, or 63%, from $83.2 million (44% of net revenue) for fiscal 2000. The increased gross profit was due to significant PlayStation and PlayStation 2 software sales volume and the decreased dependency on 64-bit cartridge-based products. Please see discussion of “Net Revenue.”

For fiscal 2001, gross profit as a percentage of net revenue was 69% as compared to 44% for fiscal 2000. The 25 percentage point increase resulted primarily from the strategic transformation of our operating business model from cartridge-based to disc-based product. Costs of disc-based product as a percentage of net revenue were lower because with this type of product, we were able to:

•	lower inventory levels and increased turnover rates due to a decrease in order lead time to seven from fourteen days for disc-based product and to six from eight weeks for cartridge-based product and

•	reduce per unit product manufacturing costs as disc-based product costs approximately $9 per unit on average as compared to $19 per unit on average for cartridge-based product.

For fiscal 2001, disc-based product accounted for 83% of gross revenue as compared to 13% for cartridge-based product. For fiscal 2000, disc-based product accounted for 53% of gross revenue as compared to 40% for cartridge-based product.

Operating Expenses

For the nine months ended December 28, 2003, operating expenses of $77.1 million (68% of net revenue) decreased by $44.2 million, or 37%, from $121.3 million (67% of net revenue) for the nine months ended December 1, 2002. For the seven months ended March 31, 2003, operating expenses of $89.2 million (88% of net revenue) increased by $10.8 million, or 14%, from $78.4 million (49% of net revenue) for the seven months ended March 31, 2002. For fiscal 2002, operating expenses of $145.4 million (54% of net revenue) increased by $ 33.1 million, or 29%, from $112.3 million (57% of net revenue) for fiscal 2001. For fiscal 2001, operating expenses of $112.3 million decreased by $91.0 million, or 45%, from $203.3 million (108% of net revenue) for fiscal 2000.

Marketing and Selling

Marketing and selling expenses consist primarily of personnel, advertising, cooperative advertising, trade shows, promotions, sales commissions and licensing costs.

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

For the nine months ended December 28, 2003, marketing and selling expenses of $21.9 million (19% of net revenue) decreased by $30.1 million, or 58%, from $52.0 million (29% of net revenue) for the nine months ended December 1, 2002. The decrease in the nine month period relative to the comparative prior year period resulted primarily from lower variable marketing expenditures on lower revenues and management’s decision to curtail marketing and advertising expenditures in order to preserve short-term liquidity (please see discussion under “Liquidity and Capital Resources”), as well as lower sales commissions related to the decreases in net revenue.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, marketing and selling expenses of $32.3 million (32% of net revenue) increased by $2.2 million, or 7%, from $30.1 million (19% of net revenue) for the seven months ended March 31, 2002. The increase was primarily due to a $4.0 million increase in licensing costs, partially offset by a $1.8 million decrease in marketing and advertising expenditures that were curtailed to improve short-term liquidity. The increase in licensing costs resulted from a $4.4 million reduction of accrued expenses for obligations that ceased under certain expired intellectual property agreements in the same period of the prior year. Excluding such reduction, licensing costs would have decreased by $0.4 million for the seven months ended March 31, 2003 compared to the same period of the prior year.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, marketing and selling expenses of $57.9 million (22% of net revenue) increased by $26.3 million, or 83%, from $31.6 million (16% of net revenue) for fiscal 2001. The increase was primarily related to expenses incurred to help generate and support higher net revenue in fiscal 2002. The increased marketing and selling expenditures did not have as positive an effect on fiscal 2002 net revenue as we had expected, which resulted in a 6 percentage point increase in marketing and selling expenses as a percentage of net revenue. Expense increases included:

•	$13.1 million in advertising and trade show expenses,

•	$11.5 million in licensing costs,

•	$5.7 million in cooperative advertising expenses and

•	$2.4 million in sales commissions.

These increases were partially offset by a:

•	$4.9 million reduction of accrued expenses for obligations that ceased under several expired intellectual property agreements and a

•	$1.1 million recovery of previously expensed licensing fees.

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, marketing and selling expenses of $31.6 million (16% of net revenue) decreased by $40.0 million, or 56%, from $71.6 million (38% of net revenue) for fiscal 2000. The decrease related primarily to reductions in TV advertising and print media expenses related to our plan to refocus and limit these discretionary expenditures. During fiscal 2001, we limited funding of TV and media advertising because our estimate of the installed base of game platforms in North America was not deemed sufficient to allow marketing expenditures to be cost effective.

General and Administrative

General and administrative expenses consist of employee-related expenses of executive and administrative departments, fees for professional services, non-studio occupancy costs and other infrastructure costs.

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

For the nine months ended December 28, 2003, general and administrative expenses of $26.5 million (23% of net revenue) decreased by $5.8 million, or 18%, from $32.3 million (18% of net revenue) for the nine months ended December 1, 2002. The decrease resulted primarily from a decrease in employee related costs of $1.4 million, occupancy costs of $2.1 million, depreciation of $2.1 million, technology costs of $0.6 million and distribution costs of $0.8 million partially offset by higher professional fees of $1.3 million.

Occupancy costs decreased from lower communication costs. Depreciation expense decreased due to the reclassification of our UK building to held-for-sale in March 2003, at which time we ceased depreciating the building. As of December 28, 2003, we had received a deposit for the sale and leaseback of the building. Please see Note 6 (Building Held for Sale) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

Administrative employee headcount decreased slightly to 148 as of December 28, 2003 as compared to 160 as of March 31, 2003, but was significantly reduced from the December 1, 2002 headcount number of 229. Please see “Restructuring,” and “Liquidity and Capital Resources” as well as Note 12 (Accrued Restructuring Charges) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, general and administrative expenses of $24.5 million (24% of net revenue) decreased by $0.6 million, or 2%, from $25.2 million (16% of net revenue) for the seven months ended March 31, 2002. The decrease resulted from savings in employee related expenses of $1.0 million and consulting fees of $0.4 million partially offset by higher insurance and accounting expenses of $0.8 million. The 8% increase in general and administrative expenses as a percentage of net revenue resulted from decreased net revenue in the seven months ended March 31, 2003 as compared to the same period last year.

Administrative employee headcount was approximately 160 as of March 31, 2003 as compared to 230 as of August 31, 2002 reflecting an approximate 30% reduction. The decrease in headcount resulted from the business restructuring we implemented during the seven months ended March 31, 2003 in order to lower our operating expenses and increase our future operating cash flows.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, general and administrative expenses of $43.4 million (16% of net revenue) increased by $2.5 million, or 6%, from $40.8 million (21% of net revenue) for fiscal 2001. The increase was due primarily to an increase in employee-related expenses due to increased headcount. As a percentage of net revenue, general and administrative expenses were 16% for fiscal 2002 as compared to 21% for fiscal 2001. The 5 percentage point improvement in general and administrative expenses as a percentage of net revenue resulted primarily from managed cost containment measures as well as economies of scale achieved due to the increases in net revenue for fiscal 2002 over fiscal 2001.

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, general and administrative expenses of $40.8 million (21% of net revenue) decreased by $15.5 million, or 28%, from $56.4 million (30% of net revenue) for fiscal 2000. The decrease was due primarily to cost reduction efforts initiated in the second half of fiscal 2000, which were accomplished primarily by reducing administrative employee headcount by 187 to 613 as of August 31, 2001 from 800 as of May 31, 2000.

Research and Development

Research and development expenses consist of employee-related and occupancy costs associated with our internal studios as well as contractual costs for external software development.

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

For the nine months ended December 28, 2003, research and development expenses of $27.5 million (24% of net revenue) decreased by $9.5 million, or 26%, from $37.0 million (21% of net revenue) for the nine months ended December 1, 2002. Fewer titles under development in fiscal year 2004 met the test of technological feasibility, as compared to the prior year, thereby increasing software development expenses by $10.4 million. More than offsetting these additional costs are savings of:

•	$5.2 million from lower employee related and overhead costs associated with internal development studios, principally resulting from the closure of our Salt Lake City software development studio at the end of calendar 2002 and

•	$14.7 million from lower external development costs due to the reduced number of titles under development.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, research and development expenses of $25.4 million (25% of net revenue) increased by $2.3 million, or 10%, from $23.1 million (14% of net revenue) for the seven months ended March 31, 2002.

The increase was primarily due to a:

•	$2.1 million write-off of software development costs related to several software titles for which we ceased development primarily because they were no longer considered economically viable,

•	$2.0 million increase in employee related costs associated with certain internal development studios, and a

•	$1.0 million decrease in the amount of software development costs capitalized because costs incurred related to software titles under development that met the test of technological feasibility were lower in 2003 as compared to 2002 (please see discussion of “Capitalized Software Development Costs” under “Critical Accounting Policies”).

The above noted increases were partially offset by a:

•	$2.0 million decrease in employee related costs associated with the closing of our Salt Lake City development studio (please see “Restructuring Charges”) and a

•	$0.3 million decrease in external development costs.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, research and development expenses of $44.1 million (16% of net revenue) increased by $4.3 million, or 11%, from $39.9 million (20% of net revenue) for fiscal 2001. The increase was primarily due to a:

•	$16.8 million increase in internal and external development costs, the internal costs associated with a greater number of personnel to develop a greater number of titles, and a

•	$2.5 million write-off of software development costs previously capitalized as we ceased developing the related game titles because they were no longer considered economically viable.

These expense increases were partially offset by a

•	$15.2 million increase in the amount of software development costs capitalized because of the greater number of software titles under development that met the test of technological feasibility (please see discussion of “Capitalized Software Development Costs” under “Critical Accounting Policies”).

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, research and development expenses of $39.9 million (20% of net revenue) decreased by $17.6 million, or 31%, from $57.4 million (30% of net revenue) for fiscal 2000. The decrease was primarily due to a reduction in the number of titles under development. Additionally, we curtailed developing 64-bit and Dreamcast products and concentrated on developing game software for next-generation game consoles.

Stock-based Compensation

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

Stock-based compensation amounted to $0.9 million for the nine months ended December 28, 2003 representing the $0.63 per share market value of the 1.5 million shares of our common stock which our Compensation Committee had approved, and the Board of Directors had ratified, for issuance to an executive officer, for his appointment as CEO. The associated expense fluctuated with the market value of our common stock until January 20, 2004, when our stockholders approved the issuance of the 1.5 million shares.

Restructuring

Restructuring charges consist of severance and other termination benefits, lease commitment costs, net of estimated sublease rental income, asset write-offs and other incremental costs associated with restructuring activities.

In December 2002 and January 2003, we restructured our operations in order to lower our operating expenses and improve our operating cash flows. Under the plan, we closed our software development studio located in Salt Lake City, Utah, and reduced global administrative headcount. The studio closing was designed to achieve financial efficiencies through consolidation of all our domestic internal product development. The closure of the development studio and reduction of our global administrative headcount reduced our overall headcount by approximately 100 employees and resulted in initial restructuring charges of $4.8 million during fiscal 2003. The restructuring charges included accruals for employee termination costs, the write-off of certain fixed assets and leasehold improvements and the accrual of the development studio lease commitment, which is net of estimated sub-lease rental income. During the nine months ended December 28, 2003, restructuring charges of $0.2 million were recorded due to the change in net present value of accrued restructuring costs as well as an adjustment to our forecast of sub-lease rental income and additional lease costs. The development studio lease commitment expires in May 2007 and the employee severance agreements expire over various periods through April 2004.

The following table presents the components of the change in the balance of accrued restructuring charges for the nine months ended December 28, 2003 and the seven months ended March 31, 2003:

	Nine Months Ended December 28, 2003	Seven Months Ended March 31, 2003
	(in thousands)
Accrued restructuring costs, beginning of period	$2,299	$—

Severance and other employee termination benefits	—	3,783
Lease commitment, net of estimated sub-lease rental income	—	567
Asset write-offs	—	436
Other costs	—	38
Adjustments to employee termination costs, lease costs
and estimated sub-lease rental income	227	—

Restructuring charges incurred and expensed	227	4,824
Less: costs paid	(1,597)	(2,525)

Accrued restructuring costs, end of period	$929	$2,299

Impairment on Building Held for Sale

In February 2003, we recorded an impairment charge of $2.1 million for a building which is being held for sale in the United Kingdom, to adjust its net carrying value to its fair value of $5.4 million, net of expected selling costs. On November 28, 2003, we entered into an agreement for the sale and leaseback of the building. Under the terms of the agreement, the buyer purchased the building for $8.6 million (£4.9 million) and we contracted to lease the building for 15.5 years at an annual rent of $0.8 million (£0.5 million), subject to adjustment.

Goodwill Writedown

In the fourth quarter of fiscal 2000, we wrote off the remaining $17.9 million of goodwill related to our subsidiary, Acclaim Comics, because its value was impaired. We based our decision to write off the remaining goodwill of Acclaim Comics on the operating losses incurred by Acclaim Comics, the deterioration of Acclaim Comics’ core businesses, the state of the comic book industry and our projections for Acclaim Comics’ operations.

Other Income and Expense

Interest Expense, Net

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

Interest expense, net, was $3.5 million for the nine months ended December 28, 2003 (3% of net revenue) as compared to $3.6 million for the nine months ended December 1, 2002 (2% of net revenue).

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, interest expense, net, of $3.3 million (3% of net revenue) decreased by $0.8 million, or 20%, from $4.1 million (3% of net revenue) for the seven months ended March 31, 2002. The decrease was primarily due to reduced interest expense relating to our 10% convertible subordinated notes, which were repaid in March 2002.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, interest expense, net of $5.8 million (2% of net revenue) decreased by $4.4 million, or 43%, from $10.2 million (5% of net revenue) for fiscal 2001. The decrease was primarily due to reduced interest expense relating to our 10% convertible subordinated notes, which were repaid in March 2002. Please see discussion under “Liquidity and Capital Resources.”

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, interest expense, net of $10.2 million (5% of net revenue) increased by $2.5 million, or 32%, from $7.7 million (4% of net revenue) for fiscal 2000. The increase was primarily due to reduced interest income from lower average cash balances in fiscal 2001.

Non-cash Financing Expense

Non-cash financing expense principally consists of equity-based costs associated with debt financings which are generally amortized on a straight-line basis over the term of the related financing agreements.

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

For the nine months ended December 28, 2003, non-cash financing expense amounted to $3.1 million (3% of net revenue) as compared to $0.6 million (0.3% of net revenue) for the nine months ended December 1, 2002. The increase relates primarily to the costs associated with the warrants to purchase 1.0 million shares of our common stock at an exercise price of $0.50 per share issued and the 4.0 million shares of common stock proposed to be issued to two of Acclaim’s major shareholders, who are also co-chairmen, as consideration for their deposit of $2.0 million with our primary lender. The cash deposit was provided as a limited guarantee of our obligations. The 4.0 million shares of common stock proposed to be issued are being revalued on a quarterly basis, pending stockholder approval of the share issuance. The $0.9 million increase in market value of the shares as of December 28, 2003 as compared to their market value as of March 31, 2003 as well as the amortization of the original $1.6 million market value were the primary contributors to the $3.1 million non-cash financing expense for the nine month period ended December 28, 2003 . We will continue to revalue the shares at each quarter-end, pending stockholder approval of the share issuance. Please see Note 13B (Debt: North American Credit Agreement) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, non-cash financing expense of $0.8 million decreased by $0.4 million, or 36%, from $1.2 million for the seven months ended March 31, 2002. The decrease was due to a reduction of amortization associated with the fair value of warrants granted to our co-chairmen in connection with providing our primary lender collateral for a supplemental discretionary loan our primary lender provided to us in fiscal 2002. Please see note 14C (Debt) and 14E (Debt) of the notes to the audited consolidated financial statements for the seven months ended March 31, 2003 and 2002 and the fiscal years ended August 31, 2002, 2001 and 2000 included herein.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, non-cash financing expense of $1.5 million increased by $1.2 million, or 330%, from $0.4 million for fiscal 2001. The increase was due to amortization associated with the fair value of warrants granted to our co-chairmen in connection with providing our primary lender collateral for a supplemental discretionary loan our primary lender provided to us in October 2001 as well as amortization associated with the fair value of warrants granted to investors in connection with a junior participation financing in March 2001.

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, non-cash financing expense amounted to $0.4 million due primarily to the amortization of the fair value of warrants granted to investors in connection with a junior participation financing in March 2001. Please see note 14C (Debt) and 14E (Debt) of the notes to the audited consolidated financial statements for the seven months ended March 31, 2003 and 2002 and the fiscal years ended August 31, 2002, 2001 and 2000.

(Loss) Gain on Early Retirement of Debt

During the second quarter of fiscal 2002 we recorded a loss of $1.2 million relating to the early retirement of $12.7 million in principal amount of our 10% convertible subordinated notes and the repayment of $0.6 million in accrued interest when we issued a total of 4,209,420 shares of our common stock with a fair value of $14.5 million.

During the third and fourth quarters of fiscal 2001, we recorded a gain of $2.8 million related to the early retirement of $20.5 million in principal amount of the 10% convertible subordinated notes.

Other Income (Expense)

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

For the nine months ended December 28, 2003, other income (expense) amounted to expense of $0.7 million as compared to expense of $1.4 million for the nine months ended December 1, 2002. The changes for the nine month period relative to the comparable prior year periods relates primarily to changes in net foreign currency transaction losses associated with the greater change in the purchase power of the British Pound Sterling versus the Euro.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, other income (expense) amounted to income of $0.2 million as compared to expense of $0.8 million (0.5% of net revenue) for the seven months ended March 31, 2002. The $1.0 million expense decrease resulted primarily from a $1.0 million penalty we paid to investors in the seven months ended March 31, 2002 relating to the July 2001 private placement because of a delay in the effectiveness of the registration statement we filed to register the issued common stock.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, other income (expense) amounted to an expense of $1.7 million (0.6% of net revenue) as compared to income of $1.7 million (0.9% of net revenue) for fiscal 2001. The larger components of the $3.4 million expense increase are:

•	$0.1 million of net foreign currency transaction losses associated with our international operations and

•	$1.0 million paid to investors in the July 2001 private placement because of a delay in the effectiveness of the registration statement we filed to register the issued common stock.

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, other income (expense) amounted to income of $1.7 million (0.9% of net revenue) as compared to expense of $3.9 million (2% of net revenue) for fiscal 2000. The $5.6 million change is principally due to a:

•	$1.9 million decrease in net foreign currency transaction losses associated primarily with our international operations and a

•	$2.8 million expense in fiscal 2000 resulting from the write off of certain notes receivable and accrued interest, which were deemed uncollectible.

Please see “Related Party Transactions” below and Note 21B (Related Party Transactions) of the notes to the audited consolidated financial statements for the seven months ended March 31, 2003 and 2002 and the fiscal years ended August 31, 2002, 2001 and 2000 included herein.

Income Taxes

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

Income tax provision decreased to zero for the nine months ended December 28, 2003 as compared to a provision of $0.1 million for the nine months ended December 1, 2002. Although as of December 28, 2003 we had a significant U.S. tax net operating loss carryforward, we were not able to recognize a benefit during the nine months ended December 28, 2003 because of the uncertainty of whether we will be able to utilize the loss carryforward in the future.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, income tax benefit of $0.2 million (0.1% of net revenue) decreased by $0.7 million, or 80%, from $0.9 million (1% of net revenue) for the seven months ended March 31, 2002. The higher income tax benefit for the seven months ended March 31, 2002 resulted from a one-time foreign tax credit we received in connection with prior years.

As of March 31, 2003, we had a U.S. tax net operating loss carryforward of approximately $237.0 million, which expires in fiscal years 2011 through 2023.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, the income tax benefit was $0.7 million as compared to $0.1 million for fiscal 2001. The $0.6 increased benefit was due to a $0.8 million foreign tax credit relating to previous years, partially offset by state and foreign taxes.

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, the income tax (benefit) provision was a benefit of $0.1 million as compared to a provision of $0.1 million for fiscal 2000.

Net Loss

Nine months Ended December 28, 2003 Compared to Nine months Ended December 1, 2002

For the nine months ended December 28, 2003, we reported a net loss of $31.0 million, or $0.30 per diluted share (based on weighted average diluted shares outstanding of 105.2 million), as compared to a net loss of $39.6 million, or $0.43 per diluted share (based on weighted average diluted shares outstanding of 92.2 million) for the nine months ended December 1, 2002.

Seven Months Ended March 31, 2003 Compared to Seven Months Ended March 31, 2002

For the seven months ended March 31, 2003, we reported a net loss of $67.8 million, or $0.73 per diluted share (based on weighted average diluted shares outstanding of 92,568,000), as compared to net income of $12.4 million, or $0.14 per diluted share (based on weighted average diluted shares outstanding of 86,011,000) for the seven months ended March 31, 2002.

Fiscal 2002 Compared to Fiscal 2001

For fiscal 2002, we reported a net loss of $4.5 million, or $0.05 per diluted share (based on weighted average diluted shares outstanding of 85,732,000), as compared to net earnings of $17.3 million, or $0.26 per diluted share (based on weighted average diluted shares outstanding of 66,634,000) for fiscal 2001.

Fiscal 2001 Compared to Fiscal 2000

For fiscal 2001, we reported net earnings of $17.3 million, or $0.26 per diluted share as compared to a net loss of $131.7 million, or $2.36 per diluted share (based on weighted average diluted shares outstanding of 55,882,000) for fiscal 2000.

Seasonality

Our business is highly seasonal. We typically experience our highest revenue and profits in the calendar year end holiday season, our third fiscal quarter and a seasonal low in revenue and profits in our first fiscal quarter. The timing of when we deliver software titles and release new products can cause material fluctuations in quarterly revenue and earnings, which can cause operating results to vary from the seasonal patterns of the industry as a whole. Please see “Risk Factors: Revenue Varies Due to the Seasonal Nature of Video and Computer Game Software Purchases.”

Liquidity and Capital Resources (In thousands, except per share data)

As of December 28, 2003, cash and cash equivalents were $5,833. During the nine months ended December 28, 2003, cash and cash equivalents increased by $1,338 compared to a net decrease of $34,040 for the nine months ended December 1, 2002. Primary contributors to the difference in the change in cash and cash equivalents in the nine months ended December 28, 2003 as compared to the nine months ended December 1, 2002 were positive impacts of the differences in cash flows of $37,617 related to net cash provided by financing activities and $9,866 related to net cash provided by investing activities, partially offset by a negative impact of $11,860 from additional cash used in operating activities in fiscal 2004. Operating activities used $11,860 more cash for the nine months ended December 28, 2003 as compared to the nine months ended December 1, 2002 due primarily to a $53,704 decrease in the provision for price concessions and returns and an increased use of cash to pay accrued expense balances, partially offset by reduced cash used in connection with accounts receivable. Financing activities provided $37,617 more cash for the nine months ended December 28, 2003 as compared to the nine months ended December 1, 2002, due primarily to a decrease in net short-term loan repayments of $15,342, repayments of notes receivable received from our Co-Chairmen of $6,947, net proceeds from our June 2003 private placement of $8,314 and net proceeds from our September/October 2003 sale of 16% convertible subordinated notes of $11,329, partially offset by an increase in mortgage repayments of $4,121.

As of December 28, 2003, the working capital deficit of $68,903 increased by $5,407 from the $63,496 working capital deficit as of March 31, 2003. The increase in the working capital deficit during the nine months ended December 28, 2003 resulted primarily from the $31,048 net loss in the period, partially offset by the gross proceeds of $11,863 received from purchases of our 16% convertible subordinated notes, repayments of $7,820 for notes receivable and related accrued interest due from our Co-chairmen, and net proceeds of $8,314 from our June 2003 private placement. Please see “Risk Factors: Our Ability to Meet Cash Requirements and Maintain Necessary Liquidity Rests in Part on the Cooperation of our Primary Lender and Vendors and Our Ability to Achieve Our Projected Revenue Levels and Reduce Operating Expenses.”

As of March 31, 2003, our independent auditors’ report, as prepared by KPMG LLP and dated May 20, 2003, included an explanatory paragraph relating to the substantial doubt as to our ability to continue as a going concern due to working capital and stockholders’ deficits as of March 31, 2003 and the recurring use of cash in operating activities. For the nine months ended December 28, 2003, we had a net loss of $31,048 and used $16,085 of cash in operating activities. As of December 28, 2003, we had a stockholders’ deficit of $63,892, a working capital deficit of $68,903 and cash and cash equivalents of $5,833. These factors have continued to raise substantial doubt as to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and, based on management’s plans described below, our accompanying consolidated financial statements included herein have been prepared assuming that we will continue as a going concern.

Our short-term liquidity has been supplemented with borrowings under our North American and International credit facilities with our primary lender. In February 2004, we completed the sale of our 9% senior convertible subordinated notes from which we raised gross proceeds of $15,000. In September and October 2003, we completed the sale of our 16% convertible subordinated notes, resulting in gross proceeds of $11,863. As of December 28, 2003, our primary lender had advanced to us a supplemental discretionary loan of $4,000. Additionally, in June 2003, we completed a private placement of 16,383 shares of our common stock to a limited group of private investors, resulting in net proceeds to us of $8,314. To enhance our short-term liquidity, during fiscal 2003, we implemented targeted expense reductions through a business restructuring. In connection with the restructuring, we reduced our fixed and variable expenses, closed our Salt Lake City, Utah software development studio, redeployed various company assets, eliminated certain marginal software titles under development, reduced our staff and staff related expenses and lowered our overall marketing expenditures. Additionally, on March 31, 2003, our primary lender had advanced to us a supplemental discretionary loan of $11,000 through May 31, 2003. In accordance with the terms of the amendment to our credit agreement that afforded us the supplemental discretionary loan, as of May 31, 2003, we repaid $6,000 of the supplemental discretionary loan and as of September 26, 2003, we repaid the remaining $5,000. During the six months ended September 28, 2003, our Co-chairmen fully repaid a total of $6,947 of their outstanding loans and related accrued interest of $873. As of April 1, 2004, a significant portion of the funds raised have been utilized for working capital purposes and the repayment of the $4.0 million supplemental loan.

Our future liquidity will significantly depend in whole or in part on our ability to (1) timely develop and market new software products that meet or exceed our operating plans, (2) realize long-term benefits from our implemented expense reductions (3) continue to enjoy the support of our primary lender, our licensors, vendors and our other business partners and/or (4) obtain additional financing. If we do not accomplish this or do not substantially achieve our overall projected revenue levels as reflected in our business operating plan and continue to realize additional benefits from the expense reductions we have already implemented, we will either need to make further significant expense reductions, including, without limitation, the sale of assets or the consolidation or closing of certain Company operations, additional staff reductions, and/or the delay, cancellation or reduction of certain product development and marketing programs. Additionally, some of these measures may require third party consents or approvals from our primary lender and others, and there can be no assurance those consents or approvals will be obtained.

If these measures are not attained, we cannot assure our stockholders that our future operating cash flows will be sufficient to meet our operating requirements and debt service requirements and our operations and liquidity would be materially and adversely affected and we could be forced to cease operations.

At various times we may depend on obtaining dividends, advances and transfers of funds from our subsidiaries. State and foreign laws regulate the payment of dividends by these subsidiaries, which is also subject to the terms of our North American credit agreement. A significant portion of our assets, operations, trade payables and indebtedness is located among our foreign subsidiaries. The creditors of the subsidiaries would generally recover from these assets on the obligations owed to them by the subsidiaries before any recovery by our creditors and before any assets are distributed to our stockholders.

Private Placements

On February 17, 2004, (the “Initial Closing Date”) we raised gross proceeds of $15,000 in connection with the sale of 9% Senior Subordinated Convertible Notes (the “9% Notes”), due in February 2007, to an investor. The 9% Notes are convertible into shares of our common stock, at a conversion price of $0.65 per share. Additionally, the investor received warrants to purchase 4,615 shares of our common stock with an exercise price equal to $0.65 per share. The warrants are exercisable for five years from the Initial Closing Date. The conversion price of the 9% Notes and the exercise price of the warrants are subject to adjustment.

Interest due on the 9% Notes is payable semi-annually commencing October 1, 2004. Upon conversion of the 9% Notes the related accrued and unpaid interest, if any, shall be paid in cash to the investor. The 9% Notes are collateralized by a second mortgage on our headquarters building, subject to our primary lender’s (GMAC Commercial Credit LLP) consent and an inter-creditor agreement to be entered into post-closing. The terms of the 9% Notes limit our incurrence of additional indebtedness and precludes the payment of cash dividends.

Commencing August 18, 2004, if the market value of our common stock equals at least $1.625, which is periodically reduced to $0.975 by February 19, 2006, and other specific criteria are met, we have the right to redeem all or a portion of the 9% Notes at the outstanding principal balance of the 9% Notes plus any related accrued interest. The investor has the right to require us to repurchase the 9% Notes in the event of a change in control of the Company, as defined in the agreement. The 9% Notes are subordinate to all our bank debt with our primary lender.

The securities offered have not been registered under the Securities Act of 1933, as amended or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, or an applicable exception therefrom. We have agreed to register the shares of our common stock underlying the securities within 45 days following the Initial Closing Date. If a registration statement covering the shares of common stock underlying the 9% Notes and related warrants has not been declared effective within six months of the Initial Closing Date, then the conversion price shall be reset to $0.60 per share.

If the registration statement is not effective within 120 days of the Initial Closing Date in the case of an SEC review or 90 days in the case of no SEC review, then liquidated damages of 1% of the investment shall be paid to the investor per month by Acclaim.

We have a first option, for a nine month period from February 17, 2004 (the “First Option Period”), to require the investor to purchase $5,000 of additional 9% Notes (the “First Additional 9% Notes”) at a conversion price of $0.65 per share, if during that period the closing bid price of our common stock exceeds $0.8125 per share for twenty consecutive trading days, the registration statement covering the shares underlying the 9% Notes and related warrants is effective and our common stock continues to be listed on a qualified securities exchange. In the event that we do not exercise our First Option, the investor likewise has the option, during the First Option Period, to purchase the First Additional 9% Notes from us for $5,000.

We have a second option, for a six month period commencing one year following the Initial Closing Date (the “Second Option Period”), to require the investor to purchase $5,000 of additional 9% Notes (the “Second Additional 9% Notes”) at a conversion price of $0.65 per share, if during the three month period commencing February 17, 2005, the closing bid price of our common stock exceeds $1.30 per share for twenty consecutive trading days or if during the three month period commencing May 17, 2005, the closing bid price of our common stock exceeds $0.975 per share for twenty consecutive trading days and our common stock continues to be listed on a qualified securities exchange. The investor has the option, for an 18 month period commencing February 17, 2004, to purchase the Second Additional 9% Notes from us for $5,000.

In connection with any purchase of First Additional 9% Notes or Second Additional 9% Notes, the investor would receive additional warrants to purchase a number of shares of our common stock equal to 20% of the number of shares underlying those additional notes, with an exercise price equal to $0.65 per share.

We incurred fees of $1,039 in connection with the 9% Notes transaction for placement agent and investment advisory services, comprised of warrants to purchase 554 shares of our common stock at an exercise price of $0.65 per share with a fair value of $289, and cash payments totaling $750. We will amortize these fees on a straight-line basis over the term of the 9% Notes or, upon their conversion to common stock.

During September and October 2003, we raised gross proceeds of $11,863 in connection with the sale, to a limited group of private investors, of our convertible subordinated notes (the “Notes”), due in 2010. On November 12, 2003, we received notification from The Nasdaq Stock Market, Inc. that, in Nasdaq’s opinion, the structure of our September/October 2003 private offering of the Notes was not in compliance with NASD Marketplace Rule 4350(i)(1)(d). The Note offering was structured in a manner we believe complied with Nasdaq’s published rules. However, based upon discussions and agreement with Nasdaq and the holders of the Notes, in December 2003, we amended the terms of the Notes to secure Nasdaq’s agreement that the structure of the Notes complied with their rules.

The amended Notes were initially convertible into 13,262 shares of our common stock, based upon a conversion price of $0.8945 per share. The conversion price is based upon the closing price of our common stock that Nasdaq advised us complied with its interpretation of “market price” as of the time of the Note offering. The terms of the Note agreements provided for an adjustment to the conversion rate, subject to stockholder approval. On January 20, 2004, our stockholders voted to authorize an adjustment of the conversion price to $0.57 per share, a 36% discount from the $0.8945 conversion price. Accordingly, the Notes are now convertible into 20,812 shares of our common stock. The interest rate on the Notes is 16% per annum, due semi-annually on each of April 15 and October 15, commencing April 15, 2004. The purchasers of the Notes have also received warrants to purchase approximately 8,193 shares of our common stock, at an exercise price of $0.8945 per share, which exercise price was adjusted to $0.57 when stockholder approval was obtained on January 20, 2004.

Subject to the consent of the holders of any senior indebtedness and our common stock price closing at an average of 200% of the Notes’ conversion price during a specified period, as defined in the agreement, we may, at our option, redeem the Notes in whole but not in part on any date on or after April 5, 2005, at a redemption price, payable in cash, equal to the outstanding principal amount of the Notes plus accrued and unpaid interest thereon to the applicable redemption date if the requirements as documented in the agreement are satisfied. In addition, subject to the consent of the holders of any senior indebtedness, the purchasers of the Notes have a put option to require us to repurchase the notes at a redemption amount equal to the greater of the principal amount of the Notes plus accrued interest thereon, or the market value of the underlying stock, if we experience a change in control.

In the event our common stock price closes at 200% of the Notes’ conversion price in effect at the time for 10 consecutive trading days, we have the right to require the holders of the warrants to exercise the warrants in full, within 10 business days following notification to the warrant holders of the forced exercise.

The securities offered have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the SEC under the Securities Act of 1933, or an applicable exception therefrom. We agreed to file a registration statement to register the shares of our common stock underlying the Notes and warrants by December 19, 2003 and that the shares would be registered by January 26, 2004. As the registration statement was not filed by December 19, 2003, we incurred liquidated damages to the purchasers of 1% of the proceeds of the Notes or $119, which amount was included in other expense for the nine months ended December 28, 2003. We will incur additional 1% penalties for each month that passes where the shares underlying the Notes and warrants are not registered.

Based on the accounting guidance in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” and EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” (1) the conversion option of the Notes, (2) the warrants issued with those Notes and (3) the put option held by the purchasers of the Notes are derivative instruments because we have contractually agreed to register the common shares underlying them and at issuance the conversion option was not at a fixed rate. We have recorded these derivative instruments as liabilities, included in accrued expenses in the accompanying balance sheet, at their fair values as determined by an independent valuation. Until the underlying shares are registered, and, additionally for the put option, until the Notes are converted to common stock or repaid, the instruments are considered derivatives and therefore the related liabilities each reporting period will be adjusted to their fair value. We will record adjustments to the liabilities each reporting period as non-cash financing expense or income in the statement of operations until the instruments are no longer considered derivatives and the then fair value of the instruments will be reclassified from a liability to additional paid-in capital.

We have allocated the proceeds from the sale of the Notes first to the fair values of the derivative instruments related to the Notes with the balance allocated to the Notes. Based on the fair values as of December 28, 2003, the proceeds allocated to the conversion feature of the Notes was $305, to the warrants was $2,495 and to the Notes was $9,063. The fair values of the conversion feature of the Notes and the warrants was included in accrued expenses as of December 28, 2003. The put option held by the purchasers of the Notes had no value as of December 28, 2003. The fair values of the conversion feature and the warrants represent debt discounts and will be amortized to expense over the term of the Notes or, if earlier, upon their conversion to common stock. Under the terms of the Notes, they will automatically convert to common stock at $0.57 per share if and when the shares underlying the Notes and warrants are registered with the SEC as long as our common stock remains listed on Nasdaq. If this automatic conversion were to occur, the unamortized balance of the debt discounts would be recorded as non-cash financing expense at that time. As of December 28, 2003, the unamortized debt discount related to the conversion feature of the Notes was $298 and the debt discount related to the warrants was $2,401. Amortization of the debt discounts amounted to $101 for the nine months ended December 28, 2003 and is included in non-cash financing expense in the statement of operations and increased the balance of the Notes.

We incurred placement agent fees of $714 in connection with the Notes transaction, comprised of warrants to purchase 267 shares of our common stock at an exercise price of $0.8945 per share with a fair value of $180, and a cash payment of $534. We are amortizing these fees on a straight-line basis over the term of the Notes or, upon their conversion to common stock. Similar to the warrants issuable to the private investors, because the shares underlying the warrants are not registered, they are considered derivative instruments under EITF Issue No. 00-19 and therefore until the date the shares are registered, we are required to revalue the warrants on a quarterly basis and classify them in accrued expenses. Amortization of these fees amounted to $28 for the nine months ended December 28, 2003. The unamortized portion of these fees is included in other assets as of December 28, 2003.

In June 2003, we received net proceeds of $8,314 from a private placement of 16,383 shares of our common stock at prices ranging from $0.50 to $0.60 per share. The per share price represented an approximate 20% discount to the then recent public trading price of our common stock. In August 2003, our registration statement covering the shares of common stock issued in the offering became effective. Based on the purchase agreement, we were obligated to pay each investor an amount equal to 1% of the purchase price paid for the shares for every 30-day period which passed commencing August 3, 2003 that the registration statement was not declared effective. Because the registration statement was declared effective subsequent to August 3, 2003, we recorded a charge of $90 which is included in other income (expense) for the nine months ended December 28, 2003 and accrued expenses as of December 28, 2003. In connection with the private placement, we issued warrants to purchase 478 shares of our common stock with an exercise price of $0.50 per share to certain of the private placement investors and the placement agent. Of such warrants, 150 were exercised in October 2003. In addition, as a result of the private placement and anti-dilution provisions included in certain warrants then outstanding, the number of shares issuable under the warrants increased and the exercise price of the warrants decreased to $0.50 per share. The following table summarizes the warrant modifications:

	Modified		Original
Issuance Purpose	Number	Exercise Price	Number	Exercise Price	Expiration Date
Junior Participation	2,032	$0.50	1,270	$1.25	March, 2006
2002 Officer	2,283	0.50	1,250	2.88	April, 2012

	4,315	0.50	2,520	2.06

On January 24, 2003, we received a letter from The Nasdaq Stock Market, Inc. stating that, because our common stock had not closed at or above the minimum $1.00 per share bid price requirement for 30 consecutive trading days, we had not met the minimum bid price requirements for continued listing as set forth in Marketplace Rule 4310(c)(4), and we had until July 23, 2003 in which to regain compliance. On July 25, 2003, we received notice from Nasdaq that in accordance with Marketplace Rule 4310(c)(8)(D) we were granted a 180 day extension of time, or until January 20, 2004 with which to regain compliance with the minimum bid requirement.

On January 21, 2004, we received a letter from Nasdaq indicating that the Company had been granted an extension, until January 24, 2005, within which to regain compliance with the minimum $1.00 bid price per share requirement of The Nasdaq SmallCap Market. In the notice, the Nasdaq staff noted that since the Company meets the initial inclusion criteria for The Nasdaq SmallCap Market under Marketplace Rule 4310(c), it is eligible for this additional compliance period. However, if prior to January 24, 2005, the bid price of the Company’s common stock does not close at $1.00 per share or more for a minimum of 10 consecutive trading days, then the Company is required to (1) seek shareholder approval for a reverse stock split at or before its next shareholder meeting and (2) promptly thereafter effectuate the reverse stock split. The Company has committed in writing to Nasdaq to effectuate those measures in the event compliance is not achieved prior to January 24, 2005. If at any time before January 24, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Nasdaq staff will provide notification that the Company complies with Marketplace Rule 4310(c)(8)(D). The Company cannot provide any assurance that it will receive an affirmative vote of its stockholders authorizing a reverse stock split, if required, nor that the Company will regain compliance with the minimum bid price requirement.

Please see discussion regarding our North American credit agreement below as well as in Note 13 (Debt) of the notes to the unaudited consolidated financial statements for the nine months ended December 28, 2003 included herein. Please also see “Risk Factors: Our Ability to Meet Cash Requirements and Maintain Necessary Liquidity Rests in Part on the Cooperation of our Primary Lender and Vendors and Our Ability to Achieve Our Projected Revenue Levels and Reduce Operating Expenses.”

Credit Agreements

We established a relationship with our primary lender in 1989 when we entered into our North American credit agreement. The North American credit agreement expires on August 31, 2004. This agreement automatically renews for additional one-year periods, unless our primary lender or we terminate the agreement with 90 days’ prior notice. We and our primary lender are also parties to a factoring agreement that expires on August 31, 2004. The factoring agreement also provides for automatic renewals for additional one-year periods, unless terminated by either party upon 90 days’ prior notice.

While we anticipate that we will be able to continue to renew the North American credit and factoring agreements with our primary lender (please see “Factoring Agreement” and “North American Credit Agreement” below) as we have in the past, we cannot provide any assurance of this. If we are unable to renew the North American credit and factoring agreements, we will need to secure financing with another institution.

We cannot assure investors that we would be able to secure such an arrangement in a timely and cost effective manner, if at all. If we failed to secure financing with another financial institution, we could become insolvent, liquidated or reorganized, after payment of the outstanding balances due first to our primary lender and then to our other creditors, leaving insufficient assets remaining for distribution to stockholders.

Pursuant to the terms of the North American credit agreement, we are required to maintain specified levels of working capital and tangible net worth, among other financial covenants. As of December 28, 2003, we were not in compliance with those financial covenants, but received waivers from our primary lender regarding our non-compliance. While we anticipate that we will not be in compliance with all of the financial covenants contained in the North American credit agreement in the near term, and we anticipate being able to obtain necessary waivers as we have in the past, we may not be able to obtain waivers of any future covenant violations. If we become insolvent, are liquidated or reorganized, after payment to our creditors, there are likely to be insufficient assets remaining for distribution to stockholders.

Factoring Agreement

Under the factoring agreement, we assign to our primary lender and our primary lender purchases from us, our U.S. accounts receivable. Our primary lender remits payments to us for the assigned U.S. accounts receivable that are within the financial parameters set forth in our factoring agreement. Those financial parameters include requirements that invoice amounts meet approved credit limits and that the customer does not dispute the invoices. The purchase price of our accounts receivable that we assign to our factor equals the invoiced amount, which is adjusted for any returns, discounts and other customer credits or allowances. Please see Note 2 (Accounts Receivable) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

Before our primary lender purchases our U.S. accounts receivable and remits payment to us for the purchase price, it may, in its discretion, provide us cash advances under our North American credit agreement (please see discussion below) taking into account the assigned receivables due from our customers which it expects to purchase, among other factors. As of December 28, 2003, our primary lender was advancing us 60% of the eligible receivables due from our retail customers. The factoring charge of 0.25% of assigned accounts receivable, with invoice payment terms of up to 60 days and an additional 0.125% for each additional 30 days or portion thereof, is recorded in interest expense. Additionally, our factor, utilizing an asset based borrowing formula, advances us cash equal to 50% of our inventory that is not in excess of 60 days old.

North American Credit Agreement

Advances to us under the North American credit agreement bear interest at 1.50% per annum above our primary lender’s prime rate (5.50% as of December 28, 2003).

Borrowings that our primary lender may provide us in excess of an availability formula bear interest at 2.00% above our primary lender’s prime rate. Under our North American credit agreement, we may not borrow more than $30.0 million or the amount calculated using the availability formula, whichever is less. Our primary lender has secured all of our obligations under the North American credit agreement with substantially all of our assets.

On March 31, 2003, our North American credit agreement was amended which allowed us to borrow supplemental discretionary loans of $11,000 through May 31, 2003, which thereafter was reduced to $5,000 through September 29, 2003 above the standard formula for short-term funding. In accordance with the terms of the amended credit agreement that afforded us the supplemental discretionary loan, as of May 31, 2003, we repaid $6,000 of the supplemental discretionary loan and as of September 26, 2003 we repaid the remaining $5,000. As a condition precedent to our primary lender entering into the amendment, two of our major shareholders, who are also executive officers, otherwise referred to as the Affiliates, pledged an aggregate cash deposit of $2,000 with our primary lender in order to provide a limited guarantee of our obligations. Our primary lender returned the cash deposit to the Affiliates on September 26, 2003 concurrently with our repayment of the supplemental discretionary loan. As consideration to the Affiliates for making the deposit, and based upon the advice of, and a fairness opinion obtained from an independent financial advisor, on March 31, 2003, the Audit Committee approved and the Board of Directors authorized the issuance to each Affiliate 2,000 shares of our common stock with a then aggregate market value of $1,560 ($2,520 as of December 28, 2003) and a warrant to purchase 500 shares of our common stock at an exercise price of $0.50 per share with an aggregate fair value of $305. Please see note 16 (Related Party Transactions) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

In June 2003, Nasdaq advised us that their then unpublished internal interpretation of NASD Marketplace Rule 4350(i)(1)(a) requires us to obtain stockholder ratification of the issuance of the shares to the Affiliates. Therefore, the issuance of the 4,000 common shares are subject to stockholder approval and variable accounting is being applied to the issuance. Nasdaq has subsequently published a proposed amendment to Marketplace Rule 4350(i)(1)(a) which addresses this issue. Since the common shares are now forfeitable, as of June 29, 2003, we reclassified the $1,560 aggregate market value of the shares at issuance from stockholders’ equity to accrued stock-based expenses. We are required to revalue the common shares at each quarter-end, until the market value is fixed if and when the stockholders approve the share issuance. Accordingly, during the nine month period ended December 28, 2003 we increased accrued stock-based expenses by $960 to the market value of the common shares of $2,520 as of December 28, 2003.

We have expensed the fair value of the stock-based and warrant-based consideration provided to the Affiliates as a non-cash financing expense over the period between the date the initial supplemental loans were advanced in February 2003 and the date they were fully repaid, September 26, 2003. Non-cash financing expense was $2,520 for the nine months ended December 28, 2003.

In December 2003, our North American credit agreement was amended to allow for a supplemental discretionary loan of up to $4,000 from December 16, 2003 thru December 31, 2003, up to $5,000 from January 1, 2004 through January 31, 2004, up to $3,000 from February 1, 2004 through February 29, 2004, up to $2,000 from March 1, 2004 through March 31, 2004 and up to $1,000 from April 1, 2004 through April 30, 2004, on which date the outstanding supplemental loan balance is due to be repaid.

As additional security for discretionary supplemental loans we received in fiscal 2002 and 2001, the Affiliates personally pledged as collateral an aggregate of 1,568 shares of our common stock. Our primary lender will release the 1,568 shares of pledged common stock to the Affiliates following a 30-day period in which we are not in an overformula position exceeding $1,000 and are in compliance with the financial covenant requirements in the North American credit agreement.

If we do not substantially achieve the overall projected revenue levels, and realize any additional benefits from the expense reductions we plan to implement over the next twelve months as reflected in our business operating plan, or obtain sufficient additional financing to fund operations, our cash and projected cash flow from operations in the remainder of fiscal 2004 or fiscal 2005 would be insufficient to meet our operating and debt requirements. We cannot guarantee that we would be able to restructure or refinance our debt on satisfactory terms, if at all, or obtain permission to do so under the terms of our existing indebtedness as some of these measures may require third party consents or approvals from our primary lender. Our failure to meet those obligations could result in defaults being declared by our primary lender, and our primary lender seeking its remedies, including immediate repayment of the debt and/or foreclosure on collateral, which could force us to become insolvent or cease operations.

There were advances outstanding within the standard borrowing formula under the North American credit agreement of $1,766 as of December 28, 2003 and $4,154 as of March 31, 2003. A supplemental discretionary loan of $4,000 was outstanding as of December 28, 2003 and $11,000 was outstanding as of March 31, 2003.

International Credit Facility and Factoring Agreements

We, through Acclaim Entertainment, Ltd., our U.K. subsidiary, and GMAC Commercial Credit Limited, our U.K. bank and an Affiliate of our primary lender, were parties to a seven-year term secured credit facility we entered into in March 2000, related to our purchase of a building in the U. K. On November 28, 2003, we entered into an agreement for the sale and leaseback of the building. Under the terms of the agreement, the buyer purchased the building for $8,636 (£4,888) and we contracted to lease the building for 15.5 years at an annual rent of $813 (£460), subject to adjustment. As of December 28, 2003, we classified the cash we received from the buyer of $6,799 (£3,848) as a deposit payable in accrued expenses. Of the deposit received, $4,917 (£2,783) was used to repay the outstanding balance of the mortgage payable and related interest associated with the building. As of December 28, 2003, the net carrying value of the building was $6,186 (£3,448). Please see Note 6 (Building Held for Sale) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

Several of our international subsidiaries are parties to international receivable factoring facilities with our U.K. bank. Under the facilities, our international subsidiaries assign the majority of their accounts receivable to the U.K. bank, on a full recourse basis. Under the facilities, upon receipt by the U.K. bank of confirmation that our subsidiary has delivered product to our customers and remitted the appropriate documentation to the U.K. bank, the U.K. bank remits payments to our subsidiary, net of discounts and administrative charges.

Under the international receivable facilities, we can obtain financing of up to the lesser of approximately $18,000 or 60% of the aggregate amount of eligible receivables from our international operations. The amounts we borrow under the international facility bear interest at 2.00% per annum above LIBOR (4.95% as of December 28, 2003). This international facility has a term of three years, which automatically renews for additional one-year periods thereafter unless either our U.K. bank (GMAC) or we terminate it upon 90 days’ prior notice. Our U.K. bank has secured the international facility with the accounts receivable and assets of our international subsidiaries that participate in the facility. We had an outstanding balance under the international facility of $4,615 as of December 28, 2003.

In September 2003, a French bank advanced our local subsidiary $1,009 based on the outstanding balances of selected accounts receivable invoices. Customer payments of those invoices made directly to the French bank have been and will be applied to repay the outstanding loan. As of December 28, 2003, the remaining amount outstanding was $228. Our French subsidiary retains the credit risk for the invoices and therefore will cover any customer collection shortfall. The borrowed funds bear interest at 1.30% per annum above the one month EURIBOR rate (2.1% as of December 28, 2003).

Commitments

We generally purchase our inventory of Nintendo software by opening letters of credit when placing the purchase order. As of December 28, 2003, we had $1,990 outstanding under letters of credit. Approximately $175 as of December 28, 2003 of our trade accounts payable balances were collateralized under outstanding letters of credit. Other than such letters of credit and operating lease commitments, as of December 28, 2003, we did not have any significant operating or capital expenditure commitments.

As of December 28, 2003, our future contractual cash obligations were as follows:

	Payments Due Within				More than 5 years
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years
Debt	$29,396	$20,232	$—	$—	$9,164
Capital lease obligations	833	458	375	—	—
Operating leases	19,002	3,561	5,176	1,865	8,400
Developer/Licensor commitments (1)	43,663	36,345	7,318	—	—

Total contractual cash obligations	$92,894	$60,596	$12,869	$1,865	$17,564

(1)	Of total developer/licensor commitments, $15,050 was included in current liabilities as of December 28, 2003.

Quantitative and Qualitative Disclosures about Market Risk

We have not entered into any financial instruments for trading or hedging purposes.

Our results of operations are affected by fluctuations in the value of our subsidiaries’ functional currency as compared to the currencies of our foreign denominated sales and purchases. Our subsidiaries’ results of operations, as reported in U.S. dollars, may be significantly affected by fluctuations in the value of the local currencies in which they transact business. We record the effect of foreign currency transactions when we translate the foreign subsidiaries’ financial statements into U.S. dollars and when foreign subsidiaries record those transactions in their local books of record. The effect on our results of operations of fluctuations in foreign currency exchange rates depends on the various foreign currency exchange rates and the magnitude of the foreign currency transactions.

We had a cumulative foreign currency translation loss of $2,393 as of December 28, 2003 and $1,795 as of March 31, 2003, which is included in accumulated other comprehensive loss in our statements of stockholders’ equity (deficit). We recorded net foreign currency transaction losses of $549 for the nine months ended December 28, 2003, $510 for the nine months ended December 1, 2002, $127 for the seven months ended March 31, 2002, $337 for fiscal 2002, $249 for fiscal 2001 and $2,145 for fiscal 2000. We recorded net foreign currency transaction gains of $75 for the seven months ended March 31, 2003.

In addition to the direct effects of changes in exchange rates, which are a changed dollar value of the resulting sales and related expenses, changes in exchange rates also affect the volume of sales or the foreign currency sales price as competitors’ products become more or less attractive.

We have interest rate risk related to our variable interest rate debt outstanding under our North American and International credit agreements. Please see Note 13 (Debt) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein.

New Accounting Pronouncements

In December 2003, the FASB issued a revised version of FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R replaces FIN 46, “Consolidation of Variable Interest Entities,” which was issued in January 2003. We will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For our variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on March 31, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. We do not currently have any variable interest entities.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Many of these instruments were previously classified as equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability, or as an asset in some circumstances. This Statement applies to three types of freestanding financial instruments, other than outstanding shares. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or assets; a second type includes put options and forward purchase contracts that require or may require the issuer to buy back some of its shares in exchange for cash or other assets; the third type is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares. SFAS No. 150 does not apply to features embedded in a financial instrument that are not a derivative in their entirety.

SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 with one exception, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement during the second quarter of fiscal 2004 did not have an impact on our financial statements.

In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), which updates the previously issued revenue recognition guidance in SAB 101, based on the Emerging Issues Task Force Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” According to EITF 00-21, if the deliverables in a sales arrangement constitute separate units of accounting, as defined, the revenue-recognition policy must be determined for each identified unit. If the arrangement is a single unit of accounting under the separation criteria, as defined, the revenue-recognition policy must be determined for the entire arrangement. The application of SAB 104 did not have any impact on our financial statements.

RELATED PARTY TRANSACTIONS

(Amounts in thousands)

Fees for services

We pay sales commissions to a firm which is owned and controlled by one of our co-chairmen. That firm earns these sales commissions based on the amount of our software sales that firm generates. Commissions earned by that firm amounted to $(10) for the nine months ended December 28, 2003, $392 for the nine months ended December 1, 2002, $279 for the seven months ended March 31, 2003, $315 for the seven months ended March 31, 2002, $535 for the fiscal year ended August 31, 2002, $330 for the fiscal year ended August 31, 2001 and $341 for the fiscal year ended August 31, 2000. We owed the firm $247 as of December 28, 2003, $498 as of March 31, 2003, $385 as of August 31, 2002 and $18 as of August 31, 2001.

During previous fiscal years we received legal services from two separate law firms of which two members of our Board of Directors are partners. In connection with the one firm, which continues to represent us, we incurred fees of $630 for the nine months ended December 28, 2003, and $528 for the seven months ended March 31, 2003. We incurred fees from both firms of $549 for the nine months ended December 1, 2002, $318 for the seven months ended March 31, 2002, $644 for fiscal 2002, $665 for fiscal 2001 and $987 for fiscal 2000, periods when both firms represented us. We owed the firm that continues to represent us, legal fees of $365 as of December 28, 2003, $353 as of March 31, 2003 and $200 as of August 31, 2002. We owed total fees of $154 as of August 31, 2001 to both firms.

We incurred investment-banking fees totaling $284 for fiscal 2001 from a broker-dealer of which an individual on our Board of Directors is a member. We owed the broker-dealer $104 as of August 31, 2001 which we paid during fiscal 2002.

Notes receivable

In October 2002, we loaned a senior executive $300 under a promissory note for the purpose of purchasing a new residence. Our Compensation Committee approved the terms and provisions of the loan in April 2002. The promissory note bears interest at a rate of 6.00% per annum. Security for the repayment of the promissory note is a mortgage on the executive’s principal residence. The maturity date of the note is November 1, 2005. In May 2003, in accordance with the note’s original terms, 50% of the loan was forgiven. An additional 25% will be forgiven in each of October 2004 and October 2005 so long as the executive remains employed with Acclaim. If the executive voluntarily leaves the employment of Acclaim or is terminated for cause, at any time prior to the maturity date of the note, the executive must repay a pro-rata portion of the unpaid principal balance of the loan plus accrued and unpaid interest thereon. We are recording compensation expense for the principal balance of the loan over the periods that each portion will be forgiven. Accordingly, during the nine months ended December 28, 2003, we expensed $134 and during the seven months ended March 31, 2003, we expensed $133 of the unpaid principal balance. The unamortized principal balance under the loan, included in other receivables, was $33 as of December 28, 2003 and $167 as of March 31, 2003.

In February 2002, relating to an officer’s employment agreement, we loaned one of our executive officers $300 under a promissory note for the purpose of purchasing a new residence. The promissory note bore interest at a rate of 6.00% per annum, which was due by December 31st of each year the promissory note remained outstanding. In January 2003, in connection with terminating the officer’s employment and in accordance with the officer’s employment agreement, we forgave and expensed as compensation the unpaid principal balance and related accrued interest of $302. As of August 31, 2002, the unpaid principal balance, included in other assets, was $300, and the related accrued interest, included in other receivables, was $8.

In October 2001, we issued a total of 1,125 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $3.00 per share. For the shares we issued, we received cash of $23 for their par value and two promissory notes totaling $3,352 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest were due and payable on August 31, 2003. The notes provided us full recourse against the officers’ assets. The notes bore interest at our primary lender’s prime rate plus 1.50% per annum. As of September 26, 2003, the two executive officers had fully repaid the principal balance and related accrued interest under the notes. As of March 31, 2003, the principal balance outstanding under the notes was $3,352, classified as a contra-equity balance in additional paid-in-capital, and accrued interest receivable on the notes amounted to $324, included in other receivables.

In July 2001, we issued a total of 1,500 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $2.42 per share. For the shares issued, we received cash of $30 for their par value and two promissory notes totaling $3,595 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest were due and payable on August 31, 2003 and bore interest at our primary lender’s prime rate plus 1.50%. In June 2003, the two executive officers repaid in full the principal amount of the notes of $3,595 and all related accrued interest of $464 then outstanding under the notes. As of March 31, 2003, the principal balance outstanding under the notes was $3,595, classified as a contra-equity balance in additional paid-in-capital, and accrued interest receivable on the notes amounted to $426, included in other receivables.

In August 2000, relating to an officer’s employment agreement, we loaned one of our officers $200 under a promissory note. The note bears no interest and must be repaid on the earlier to occur of the sale of the officer’s personal residence or August 24, 2004. Based on the officer’s employment agreement, we were to forgive the loan at a rate of $25 for each year the officer remained employed with us up to a maximum of $100. Accordingly, in fiscal 2001, we expensed $25 and reduced the officer’s outstanding loan balance. In May 2002, relating to a separation agreement with the officer, we forgave and expensed another $75. In May 2003, the former officer repaid the balance of $100 outstanding under the loan. As of March 31, 2003, the balance outstanding under the loan, included in other assets, was $100.

In August 1998, relating to an officer’s employment agreement, we loaned one of our officers $500 under a promissory note. We reduced the note balance by $50 in August 1999, relating to the officer’s employment agreement, and by $200 in January 2000 relating to the employee’s termination. The note bore no interest and was required to be repaid on the earlier to occur of the sale or transfer of the former officer’s personal residence or August 11, 2003. In December 2003, we collected $150 of the outstanding note and, as a result of our forgiving repayment of the balance, expensed the remaining $100. As of March 31, 2003, $250 was outstanding under the note.

In April 1998, relating to an officer’s employment agreement, we loaned one of our executive officers $200 under a promissory note. The note bore interest at our primary lender’s prime rate plus 1.00% per annum. The balance outstanding under the loan, included in other receivables, was $302 as of March 31, 2003 (including accrued interest of $102). The note was repaid in full, including all accrued interest thereon, in April 2003.

In August 2000, we wrote off notes receivable and related accrued interest of $2.8 million due from an entity, as the notes were deemed uncollectible. Two of our directors served as directors of the entity, one of which served as our nominee at the request of our Board of Directors.

Consideration for Collateral

Two of our major shareholders, who are also executive officers, otherwise referred to as the Affiliates, pledged an aggregate cash deposit of $2,000 with our primary lender in order to provide a limited guarantee of our obligations. Our primary lender returned the cash deposit to the Affiliates on September 26, 2003 concurrently with our repayment of the supplemental discretionary loan. As consideration to the Affiliates for making the deposit, and based upon the advice of, and a fairness opinion obtained from an independent financial advisor, on March 31, 2003, the Audit Committee approved and the Board of Directors authorized the issuance to each Affiliate 2,000 shares of our common stock with a then aggregate market value of $1,560 ($2,520 as of

December 28, 2003) and a warrant to purchase 500 shares of our common stock at an exercise price of $0.50 per share with an aggregate fair value of $305. Please see note 21 (Related Party Transactions) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 included herein. Also, in January 2004, each of the Affiliates advanced $125 to the Company, which was repaid without interest in February, 2004.

Warrant Grants and Other Equity Transactions

In October 2001, we issued to the Affiliates warrants to purchase a total of 1,250 shares of our common stock at an exercise price of $2.88 per share, the fair market value of our common stock on the grant date. We issued the warrants to the Affiliates in consideration for their services and personal pledge of 1,250 shares of our common stock to our primary lender, as additional security for our supplemental discretionary loans.

In March 2001, relating to a loan participation between our primary lender and junior participants, we issued investors in the junior participation five-year warrants to purchase an aggregate of 2,375 shares of our common stock exercisable at a price of $1.25 per share, which included a total of 1,375 warrants we issued to some of our executive officers and to one of the directors of our Board. For information regarding the junior participation, please see Note 14 (Debt) of the notes to the audited consolidated financial statements for the seven months ended March 31, 2003 and 2002 and the fiscal years ended August 31, 2002, 2001 and 2000 included herein. The fair value of the warrants of $1,751, based on the Black-Scholes option pricing model, was recorded as a deferred financing cost. We amortized the balance as a non-cash financing expense evenly over two and one-half years through August 31, 2003, the date on which the North American credit agreement was to terminate. The agreement has since been renewed and will automatically renew again on August 31, 2004 unless terminated within 90 days of such date by either our primary lender or us.

DESCRIPTION OF SECURITIES

Common Stock

The Company is authorized to issue 300,000,000 shares of Common Stock. As of March 3, 2004, we had 113,418,810 shares of common stock issued and outstanding (including 4,000,000 shares of our common stock issued in equal amounts to our co-chairmen, which shares are being held by us and which our co-chairman have no current right to vote, pledge, sell or otherwise hypothecate), of which 17,278,975 are “restricted” securities within the meaning of Rule 144 under the Securities Act. Generally, under Rule 144, a person who has held restricted shares for one year may sell such shares, subject to certain volume limitations and other restrictions, without registration under the Securities Act.

As of March 3, 2004, 74,138,105 shares of common stock are covered by effective registration statements under the Securities Act for resale on a delayed or continuous basis by certain of our security holders.

As of March 3, 2004, a total of 20,538,143 shares of common stock are issuable upon the exercise of warrants to purchase our common stock.

We have also registered on Form S-8 a total of 24,236,000 shares of common stock (issuable upon the exercise of options) under our 1988 Stock Option Plan and our 1998 Stock Incentive Plan, and a total of 2,448,425 shares of common stock under our 1995 Restricted Stock Plan. As of December 28, 2003, options to purchase a total of 13,148,684 shares of common stock were outstanding under the 1988 Stock Option Plan and the 1998 Stock Incentive Plan, of which 4,776,886 were exercisable.

The holders of Common Stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so and, in such event, the holders of the remaining shares so voting will not be able to elect any directors. The holders of Common Stock are entitled to receive such dividends as may lawfully be declared from time to time by the Board of Directors at its discretion, subject to the priorities accorded any class of preferred stock which may be issued, and to the restrictions under the Indenture (described below). The holders of Common Stock have no preemptive or conversion rights, nor are there any redemption or sinking fund rights with respect to the Common Stock. Upon any liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to receive all assets remaining after the payment of corporate debts and liabilities, including the 9% Notes and any liquidation preferences of, and unpaid dividends on, any class of preferred stock which then may be outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are currently outstanding. The Board of Directors is empowered, without further action by the stockholders, to issue from time to time one or more series of preferred stock (up to an aggregate of 1,000,000 shares), to fix the dividend rights, dividend rate, conversion rights, rights and terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, voting rights and other terms of any wholly unissued series of preferred stock and to determine the designation of and (subject to the aggregate limit of 1,000,000 shares) the number of shares constituting any such unissued series. Such blanket power to issue preferred stock could be viewed as an anti-takeover device, and might have an adverse effect on the public stockholders.’

Series A Preferred Stock—The Company’s Board of Directors has adopted resolutions designating 200,000 shares of Series A Preferred Stock, no par value per share, stated value $10 per share, none of which is currently issued and outstanding.

Series B Preferred Stock—On June 5, 2000, the Company’s Board of Directors declared a dividend distribution of one Right for each outstanding share of Company Common Stock to shareholders of record at the close of business on June 21, 2000 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of Series B Junior Participating Preferred Stock, $0.01 par value (the “Series B Preferred Stock”), at a purchase price of $30 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of June 5, 2000, between the Company and American Securities Transfer and Trust, Inc., as Rights Agent.

Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earliest to occur of (i) the tenth business day following the date (the “Stock Acquisition Date”) of the first public announcement by the Company that any person or group has become the beneficial owner of 10% or more of the Common Stock then outstanding (other than the Company, any subsidiary of the Company, and any employee benefit plan of the Company or any subsidiary, persons who are eligible to report their ownership on Schedule 13G and who beneficially own less than 15% of the Common Stock and certain other persons or groups, including Gregory Fischbach and related parties and James Scoroposki and related parties (provided each of such person and its related parties beneficially own less than 20% of the Common Stock)), (ii) the tenth business day following the commencement of a tender or exchange offer if, upon its consummation, the offeror would become the beneficial owner of 10% or more of the Common Stock then outstanding, or (iii) a merger or other business combination transaction involving the Company.

Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued. The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (Delaware time) on June 7, 2010, unless earlier redeemed, exchanged, extended or terminated by the Company as described below. At no time will the Rights have any voting power. As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event that a Person becomes an Acquiring Person, except pursuant to an offer for all outstanding shares of Common Stock which the independent directors determine to be fair and not inadequate and to otherwise be in the best interests of the Company and its shareholders, after receiving advice from one or more investment banking firms (a “Qualifying Offer”), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at an exercise price of $30 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $60 worth of Common Stock (or other consideration, as noted above) for $30. Assuming that the Common Stock had a per share value of $6 at such time, the holder of each valid Right would be entitled to purchase ten (10) shares of Common Stock for $30.

In the event that (i) the Company is acquired in a merger (other than a “clean-up” merger which follows a Qualifying Offer) or other business combination transaction (x) in which the Company is not the surviving entity, (y) in which the Company is the surviving entity and the Common Stock is changed or exchanged or the Common Stock remains outstanding but constitutes less than 50% of the shares outstanding immediately following the merger, or (ii) 50% or more of the Company’s assets or earning power is transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “Triggering Events.”

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

At any time until ten business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

Any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable.

A copy of the Rights Agreement is on file with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form 8-A filed on June 12, 2000. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

In addition, following the Distribution Date and prior to the expiration or redemption of the Rights, the Company may issue Rights when it issues Common Stock only if the Board deems it to be necessary or appropriate, or in connection with the issuance of shares of Common Stock pursuant to the exercise of stock options or under employee plans or upon the exercise, conversion or exchange of certain securities of the Company. 100,000 shares of Preferred Stock are initially reserved for issuance upon exercise of the Rights. The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become discount rights unless the offer is conditional on a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer at a price that is fair and not inadequate and otherwise in the best interests of the Company and its shareholders. The Rights should not interfere with any merger or other business combination approved by the Board since the Board may, at its option at any time until ten (10) business days following the Stock Acquisition Date, redeem all but not less than all of the then outstanding Rights at the Redemption Price.

DESCRIPTION OF THE 9% NOTES

We will issue the 9% Notes under an indenture, as modified by a first supplemental indenture, between us and U.S. Bank Trust National Association, as trustee. When we refer to the indenture the terms of the 9% Notes include those stated in the indenture, the supplemental indenture thereto and those made part of the indenture by reference to the Trust Indenture Act of 1939. The provisions of the indenture referred to below under the subcaption “Security” also define the terms of the pledges that will secure the 9% Notes.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of these 9% Notes. We have filed a copy of the indentures as exhibits to the registration statement which includes this prospectus. Certain defined terms used in this description but not defined below have the meaning assigned to them in the indenture.

The registered holder of a 9% Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the 9% Notes

These 9% Notes:

•	are convertible into shares of our common stock;

•	are subordinated to all indebtedness held by GMAC Commercial Finance LLC (“GMAC”), our primary lender;

•	will be secured by a second mortgage on our real property and a second priority security interest in our assets (both of which are junior to the mortgage and security interests held by GMAC); and

•	are our general obligations.

Principal, Maturity and Interest

We may issue 9% Notes with a maximum aggregate principal amount of up to $25,000,000. We have issued to date $15,000,000 in principal amount of the 9% Notes. We will issue 9% Notes in denominations of $1,000 and integral multiples of $1,000. The 9% Notes will mature on February 17, 2007.

Interest on the 9% Notes will accrue at the rate of 9% per annum and will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2004. We will make each interest payment to the holders of record at the close of business on the fifth business day preceding such interest payment dates.

Interest on the 9% Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the 9% Notes

All payments of principal and interest on the 9% Notes will be made at the office or agency of the paying agent and registrar for the 9% Notes within the City and State of New York.

Paying Agent and Registrar for the 9% Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the 9% Notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange 9% Notes in accordance with the indenture, subject to any limitations imposed by the Securities Act of 1933 until the effectiveness of the registration statement of which this prospectus forms a part. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of 9% Notes. Holders will be required to pay all taxes due on transfer.

Conversion

The holder of any note will have the right, exercisable at any time following the date of original issuance thereof and prior to repurchase or maturity, to convert the principal amount thereof, or any portion of such principal amount that is at least $1,000 (or such lesser principal amount thereof as shall be outstanding at such time), into shares of our common stock at a conversion price of $0.65 per share, subject to adjustment as described below, which we refer to as the “Conversion Price”. If we do not have available for issuance upon conversion of the 9% Notes shares of common stock sufficient for issuance upon such conversion, the holders will have the right to receive cash in an amount equal to the number of shares of our common stock which we are unable to issue multiplied by the average market price of our common stock for the five consecutive trading days immediately prior to the applicable conversion date.

In connection with conversion of a note or portion thereof, the holder will generally be entitled to payment of accrued and unpaid interest on such note or portion thereof converted. No fractional shares will be issued upon conversion, but a cash adjustment will be made for any fractional shares.

Adjustment

The Conversion Price is subject to adjustment upon the occurrence of certain events, including:

(1)	the payment of a dividend or the making of a distribution to all holders of the outstanding common stock in shares of common stock;

(2)	the issuance of rights or warrants (other than any rights or warrants referred to clause (4) below) to all holders of our outstanding shares of common stock entitling them (for a period expiring within 45 days after the date fixed for the determination of stockholders entitled to receive such rights or warrants) to subscribe for or purchase shares of common stock at a price per share less than the current market price on the record date fixed for the determination of stockholders entitled to receive such rights or warrants;

(3)	the subdivision of the outstanding shares of common stock into a greater number of shares of common stock or the combination of the outstanding shares of common stock into a smaller number of shares of common stock;

(4)	the distribution to all holders of our common stock of shares of any class of our capital stock (other than any dividends or distributions to which clause (1) above applies) or evidences of our indebtedness, cash or other assets (including securities, but excluding any rights or warrants referred to in clause (2) above, dividends and distributions paid exclusively in cash and distributions made upon a merger or consolidation);

(5)	the issuance of shares of our common stock or common stock equivalents by us, other than an issuance pro rata to all holders of our outstanding common stock, at a price below the greater of (i) the specified market value of such common stock or (ii) the conversion price at the time of such issuance, except:

(A)	the issuance by us of shares of common stock pro rata to all holders of the common stock so long as (i) any adjustment to the Conversion Price that is required by the indenture is made and (ii) we shall have given notice of such issuance thereof to the Holders pursuant to the indenture;

(B)	the issuance by us of the 9% Notes and the Warrants pursuant to the Note Purchase Agreement dated February 17, 2004 between us and the Holder and the issuance by us of shares of common stock upon conversion of the 9% Notes or upon exercise of the Warrants in accordance with the terms of the indenture and Note Purchase Agreement; and

(C)	the issuance by us of shares of common stock or options to purchase common stock to employees, directors and consultants under a stock compensation plan duly adopted by the Board of Directors.

(6)	the failure to obtain effectiveness of the registration statement of which this prospectus forms a part by August 18, 2004.

We have amended the warrant and have agreed with the Holder to amend the Indenture and the First Supplemental Indenture, in order to provide that the total number of shares issuable upon conversion of the 9% Notes (and the exercise of the warrants issued in conjunction with any 9% Notes issued pursuant to the indenture) shall not exceed 49,999,999 shares, and the Conversion Price shall not be less than $0.4875, in accordance with the terms approved by our stockholders. See “Selling Stockholders”.

If we reclassify or change our outstanding common stock or consolidate, merge or combine with another person or sell or convey substantially all of our assets to any person, in either case, as a result of which holders of our common stock become entitled to receive stock, security or other property or assets with respect to their shares of common stock, we, the successor person or purchasing person, as the case may be, shall enter into an agreement with the trustee providing that the 9% Notes will become convertible into the kind and amount of stock, securities, property or assets which the holders of the 9% Notes would have owned immediately after the transaction if the holders had converted their 9% Notes immediately before the effective date of the transaction.

The indenture also provides that if the Conversion Price is adjusted as a result of the issuance of rights, warrants or options and some or all of those rights, warrants or options expire unexercised, the Conversion Price shall be readjusted to take into account the actual number of such rights, warrants or options, which were exercised.

We will not be required to adjust the Conversion Price unless such adjustment would require an increase or decrease of at least 1% in such price; provided that any non-adjustment is carried forward and taken into consideration in any subsequent adjustment.

We will be permitted to make such reductions in the Conversion Price as we, in our discretion, determine to be advisable in order that any stock dividend, subdivision of shares, distribution of rights to purchase stock or securities or distribution of securities convertible into or exchangeable for stock which we make to our stockholders will not be taxable to the recipients.

Reservation of Shares

We will reserve and keep available, free of pre-emptive rights a sufficient number of authorized but unissued shares of our common stock to allow for conversion of all outstanding 9% Notes. Failure by us to maintain such shares would constitute a breach of the indenture.

Repurchase at the Option of Holders

If a repurchase event occurs, each holder of 9% Notes will have the right, but not the obligation, to require us to repurchase the portion of such holder’s 9% Notes, or any portion thereof on the applicable repurchase date. The repurchase price to be paid by us is 100% of the principal amount of a 9% Note plus accrued and unpaid interest (including default interest, if any). Within 5 business days following any repurchase event, we will mail a notice to the trustee and each holder stating the transaction or transactions that constitute the repurchase event, the date by which the repurchase right must be exercised and the procedures which a holder must follow to exercise the repurchase right. To exercise the repurchase right, a holder shall deliver to us, with a copy to the trustee, on or before the twentieth day after our notice (or if no such notice is given, within 40 days after such holder first learns of the repurchase event) a notice setting forth the name of such holder and the principal amount of 9% Notes to be repurchased from such holder.

On the applicable repurchase date, we will, to the extent lawful:

(1)	accept for payment all 9% Notes or portions of 9% Notes properly tendered pursuant to our notice;

(2)	deposit with the paying agent an amount equal to the repurchase price in respect of all 9% Notes or portions of 9% Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the 9% Notes so accepted together with a certificate stating the aggregate principal amount of 9% Notes or portions of 9% Notes being purchased by us.

The trustee will promptly pay, in immediately available funds, to each holder of 9% Notes properly tendered the repurchase price for such 9% Notes to such account as specified by such holder in writing to us at least one business day prior to the applicable repurchase date, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the 9% Notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

The provisions described above that require us to repurchase the 9% Notes following a repurchase event will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a repurchase event, the indenture does not contain provisions that permit the holders of the 9% Notes to require that we repurchase or redeem the 9% Notes in the event of a takeover, recapitalization or similar transaction.

Future credit agreements or other agreements relating to indebtedness to which we become a party may contain restrictions and provisions that prohibit us from purchasing any 9% Notes, or that provide that certain change of control events with respect to us would constitute a default under the agreements governing such indebtedness. In the event a repurchase event occurs at a time when we are prohibited from purchasing 9% Notes, we could seek the consent of our senior lenders to purchase the 9% Notes or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such consent or repay such borrowings, we will remain prohibited from purchasing the 9% Notes. In that case, our failure to purchase tendered 9% Notes would constitute an event of default under the indenture which would, in turn, constitute a default under such indebtedness.

Subordination

The 9% Notes are subordinated in right of payment to the prior indefeasible payment in full in cash of all indebtedness held by GMAC. However, so long as no Event of Default exists under the Company’s Credit Agreement with GMAC, the Company may make regularly scheduled bi-annual interest payments on the 9% Notes and may pay accrued interest upon any conversion of 9% Notes.

Certain Covenants

Asset Sales

We shall not, and shall not permit any of our subsidiaries to:

(1)	sell, convey or otherwise dispose of (including, without limitation, by way of lease or license) any assets which are material to our business, properties, operations, condition (financial or other), results of operations or prospects or those of our subsidiaries, taken as a whole, in a single transaction or a series of related transactions (including, without limitation, in a transaction between us and any subsidiary or other affiliate);

(2)	sell, convey, pledge, transfer or otherwise dispose of any of the pledged securities we own, except in each such case as permitted by the indenture; or

(3)	liquidate, dissolve or otherwise wind up our affairs.

Incurrence of Indebtedness

We will not, and will not permit any subsidiary to, create, assume, incur or in any manner become liable in respect of, including, without limitation, by reason of any business combination transaction (all of which are referred to herein as “incurring”), any indebtedness other than permitted indebtedness. “Permitted indebtedness” includes, among other things, indebtedness held by GMAC, debts incurred in the ordinary course of business, 9% Notes issued pursuant to the indenture, and debt incurred to refinance existing indebtedness, within certain parameters.

Liens

We will not, and will not permit any of our subsidiaries to, create, assume or suffer to exist any lien upon all or any part of our property of any character, whether owned at the time the supplemental indenture is executed or thereafter acquired, except permitted liens. Permitted liens include, among other things, liens securing permitted indebtedness, liens for taxes and governmental levies, and liens related to certain letters of credit.

Limitation on Issuances of Securities

We shall not, and shall not permit any of our subsidiaries to (a) issue any common stock equivalent that directly or indirectly is convertible into, exchangeable for, or otherwise entitles the holder to acquire, shares of common stock at a price that varies based on changes in the market price of the common stock, (b) directly or indirectly issue any common stock or common stock equivalent under any agreement or arrangement that provides for re-pricing or adjusting the price at which common stock is issued in connection therewith or which adjusts the number of shares of common stock issued in connection therewith, (c) enter into any agreement for the issuance of shares of our common stock under an arrangement for us to draw down from a commitment by any person to issue shares of our common stock or which allows us or such subsidiary to exercise any put right with respect to shares of common stock or any similar transaction.

Investment Company Status

We will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

Nasdaq Listing

In the event that our common stock is delisted from the Nasdaq Small Cap Market, and is not listed on the Nasdaq, New York Stock Exchange or American Stock Exchange, the interest rate on the 9% Notes will be increased to 13%.

Records

We will keep and maintain at our own cost and expense satisfactory and complete records of the collateral, including, without limitation, a record of all payments received and all credits granted with respect to the accounts that constitute part of the collateral. For the further security of the trustee for the ratable benefit of the holders, we will grant to the trustee, for the ratable benefit of the holders, a security interest in all of our books and records pertaining to the collateral, and we shall turn over any such books and records for inspection at our office to the trustee or any holder or to their respective representatives during normal business hours at the request of the trustee upon reasonable prior notice from the trustee or such holder to us.

Events of Default and Remedies

Each of the following is an event of default:

(1)	we fail to pay any installment of interest on any note when due and such failure continues for a period of five business days after the due date thereof;\

(2)	we fail to pay the principal of the 9% Notes on the maturity date of the 9% Notes;

(3)	we fail to issue or cause to be issued shares of common stock to any holder upon exercise by such holder of such holders’ conversion rights within ten trading days after the date therefor;

(4)	we default in our performance of, or breach, any covenant or warranty in the indenture concerning asset sales, the incurrence of indebtedness, the creation of liens, our continued corporate existence, and other specified covenants;

(5)	we default in the performance, or breach, of any covenant or warranty in the indenture (other than a default pursuant to clause (4) or which has expressly been included in the indenture solely for the benefit of a series of securities other than the 9% Notes), and continuance of such default or breach for a period of fifteen business days after there has been given, by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the 9% Notes of this series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(6)	any of our representations or warranties made herein or in any agreement, statement or certificate given in writing pursuant thereto or in connection therewith (including, without limitation, the transaction documents) shall be false or misleading in any material respect when made and, there has been given, by facsimile transmission or registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the 9% Notes a written notice specifying such default or breach and stating that such notice is a “Notice of Default” hereunder;

(7)	any court of competent jurisdiction shall enter one or more final judgments against us or any of our subsidiaries or any of their respective properties or other assets in an aggregate amount in excess of $2,000,000, which is not vacated, bonded, stayed, discharged, satisfied or waived for a period of 45 consecutive days;

(8)	we or any of our subsidiaries shall default in any payment with respect to any indebtedness for borrowed money (other than the 9% Notes) which indebtedness has an outstanding principal amount in excess of $5,000,000, individually or $10,000,000 in the aggregate, for us and our subsidiaries, and such indebtedness shall then be declared due and payable;

(9)	the entry by a court having jurisdiction in the premises of (a) a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging us bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of us under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official for us or for any substantial part of our property, or ordering the winding up or liquidation of our affairs, and the continuance of any such decree or order for relief of any such other decree or order unstayed and in effect for a period of 90 consecutive days;

(10)

a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or we consent to the entry of a decree or order for relief in respect of us in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against us, or the filing by us of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or we consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of us or of any substantial part of its property, or we make an assignment for the benefit of creditors, or we admit in writing of our inability to pay our debts generally as they become due, or we take corporate action in furtherance of any such action; or

(11)	the trustee shall fail to have a second priority perfected security interest for the benefit of the holders in certain of the collateral, other than collateral that has been released from the lien of the indenture in accordance with the terms of the indenture; or any of the pledged securities shall not be duly and validly authorized, fully paid and non-assessable shares of capital stock of the issuer thereof.

In the case of an event of default arising from certain events of bankruptcy or insolvency, with respect to us, all outstanding 9% Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding 9% Notes may declare all the 9% Notes to be due and payable immediately. Holders of the 9% Notes may not enforce the indenture or the 9% Notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding 9% Notes may direct the trustee in its exercise of any trust or power.

The holders of a majority in aggregate principal amount of the 9% Notes then outstanding by notice to us and the trustee may on behalf of the holders of all of the 9% Notes waive any existing event of default and its consequences under the indenture except a continuing event of default in the payment of interest on, or the principal of, the 9% Notes. We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any event of default, we are required to deliver to the trustee a statement specifying such event of default.

We were required to deliver documentation of the security agreement and mortgage securing the 9% Notes by March 15, 2004. We delivered forms of such documentation prior to such date, after which the holder of all outstanding notes agreed to waive the requirement to execute and file such documentation by March 15, 2004.

No Personal Liability of Directors, Officers, Employees and Stockholders

None of our directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of our obligations under the 9% Notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of 9% Notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the 9% Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding 9% Notes, which we refer to as “Legal Defeasance,” except for:

(1)	the rights of holders of outstanding 9% Notes to receive payments in respect of the principal of and interest on such 9% Notes when such payments are due from the trust referred to below;

(2)	our obligations with respect to the 9% Notes concerning (a) issuing temporary 9% Notes, (b) registration and transfer of 9% Notes, (c) mutilated, destroyed, lost or stolen 9% Notes, (d) the maintenance of an office or agency for payment, (e) money for security payments held in trust, and (f) the right of holders to convert their 9% Notes and our obligation to deliver shares of common stock upon such conversion;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, we may, at our option and at any time, elect to have the our obligations released with respect to certain covenants that are described in the indenture, which we refer to as “Covenant Defeasance,” and thereafter any omission to comply with those covenants shall not constitute an event of default with respect to the 9% Notes. In the event a Covenant Defeasance occurs, certain events (except, among other things, non-payment of principal and interest, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an event of default with respect to the 9% Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the 9% Notes, cash in U.S. dollars, government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding 9% Notes on the stated maturity, and we must specify whether the 9% Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, we shall have delivered to the trustee an opinion of counsel confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding 9% Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, we shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding 9% Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	we must deliver to the trustee a certificate stating that neither the 9% Notes nor any other securities of the same series, if then listed on any securities exchange, will be delisted as a result of such Legal Defeasance or Covenant Defeasance;

(5)	no event of default shall have occurred and be continuing either: (a) on the date of such deposit or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(6)	such Legal Defeasance or Covenant Defeasance shall not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act of 1939, as amended (assuming all 9% Notes are in default within the meaning of such act);

(7)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any agreement or instrument to which we are a party or by which we are bound;

(8)	such Legal Defeasance or Covenant Defeasance will not result in the trust constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless such trust shall be registered under such act or exempt from registration thereunder; and

(9)	we must deliver to the trustee a certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Without the consent of each holder affected, an amendment or waiver may not (with respect to any 9% Notes held by a non-consenting holder):

(1)	reduce the principal of or change the fixed maturity of any note or change our obligations with respect to the repurchase of the 9% Notes;

(2)	reduce the rate of or change the time for payment of interest on any note;

(3)	make any note payable in money other than that stated in the 9% Notes or change the place of payment where the 9% Notes are payable;

(4)	modify the provisions of the indenture relating to subordination of the 9% Notes and warrants in a manner adverse to the holders of 9% Notes;

(5)	reduce the percentage in principal amount of 9% Notes whose holders must consent to an amendment, supplement or waiver;

(6)	make any change adverse to the holders of the 9% Notes in the amendment and waiver provisions in the indenture; or

(7)	make any change that adversely affects the right of holders to convert any security given for the 9% Notes pursuant to the indenture or decrease the conversion rate or increase the Conversion Price of any note.

Notwithstanding the preceding, without the consent of any holder of 9% Notes, we and the trustee may amend or supplement the indenture or the 9% Notes to, among other things:

(1)	cure any ambiguity, defect or inconsistency;

(2)	provide for uncertificated 9% Notes in addition to or in place of certificated 9% Notes;

(3)	provide for the assumption of our obligations to holders of 9% Notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

(4)	make any change that would provide any additional rights or benefits to the holders of 9% Notes or that does not adversely affect the legal rights under the indenture of any such holder; or

(5)	comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

Concerning the Trustee

If the trustee becomes one of our creditors, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict, apply to the Securities and Exchange Commission for permission to continue or resign to the extent and in the manner provided by the Trust Indenture Act.

The holders of a majority in principal amount of the then outstanding 9% Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of 9% Notes.

Section 203 of the Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law generally restricts a corporation from entering into certain business combinations with an interested stockholder (defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s voting stock) or its affiliates for a period of three years after the date of the transactions in which the person became an interested stockholder unless (i) the transaction is approved by the board of directors of the corporation prior to such business combination, (ii) the interested stockholder acquires 85% of the corporation’s voting stock in the same transaction in which it exceeds 15%, or (iii) the business combination is approved by the board of directors and by a vote of two-thirds of the outstanding voting stock not owned by the interested stockholder. The Delaware General Corporation Law provides that a corporation may elect not to be governed by Section 203. At present, the Company does not intend to make such an election. Section 203 may render more difficult a change in control of the Company or the removal of incumbent management.

Transfer Agent and Registrar Computershare Trust Company, Denver, Colorado, is Transfer Agent and Registrar for the Common Stock and the Warrants.

PRINCIPAL AND SELLING STOCKHOLDERS

Beneficial Ownership and Other Information

The following sets forth information with respect to the 9% Notes and the shares of common stock beneficially held by selling stockholders:

Name	Beneficial Ownership of 9% Notes Prior to Offering		Aggregate Principal Amount of 9% Notes being Offered	Beneficial Ownership Prior to an Offering**		Shares Being Offered(38)		Shares Beneficially Owned After the Offering(1)**		Percent Owned Before Offering		Percent Owned After Offering
Alexandra Global Master Fund Ltd(2)	$15,000,000	(39)	$15,000,000
Alexandra Global Master Fund Ltd(2)				12,338,447	(36)(40)	42,117,771	(3)	16,920,903	(41)(42)	9.9	%(36)	9.9	%(41)(42)
Brightleaf Partners LP(4)(5)				611,248		611,248		—		*		*
Crescent International(6)(7)				1,593,158		1,593,158		—		1.4		*
Edward S. Gutman(8)				183,375		183,375		—			*	*
JMG Triton Offshore Fund, Ltd.(9)(10)				1,222,497		1,222,497		—		1.1		*
JMG Capital Partners, L.P.(9)(10)				1,222,497		1,222,497		—		1.1		*
JRSquared LLC(11)(12)				733,498		733,498		—		*		*
Mark Mathes/Teri Mathes(13)				855,748		855,748		—		*		*
Truk Opportunity Fund, LLC(14)(15)				88,509		88,509		—		*		*
OTAPE Investments, LLC(16)(17)				488,999		488,999		—		*		*
Silverman Partners(18)(19)				366,749		366,749		—		*		*
Societe Bancaire Privee S.A.(20)(21)				1,222,497		1,222,497		—		1.1		*
Yomi Rodrig(22)				1,222,497		1,222,497		—		1.1		*
Trisun Offshore Fund Ltd(23)(24)				1,393,647		1,393,647		—		1.2		*
Trisun Capital Fund LP(25)(26)				1,723,721		1,723,721		—		*		*
Trisun Partners LP(27)(28)				550,124		550,124		—		*		*
Wardenclyffe Micro-Cap Fund, LP(29)(30)				488,999		488,999		—		*		*
Platinum Partners Value Arbitrage Fund LP(31)(32)				611,248		611,248		—		*		*
Rodney P. Cousens(33)				3,244,668		1,500,000		1,744,668		2.8		1.5
Gregory Fischbach(34)				12,184,563		500,000		11,684,563		10.4		10.0
James Scoroposki(35)				13,346,055		500,000		12,846,055		11.4		11.0
HCFP/Brenner Securities(37)				820,426		820,426		—		*		*

*	Less than one percent.

**	Beneficial ownership calculated as of March 3, 2004 in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 and is based on 113,418,810 shares of common stock outstanding.

(1)	Assumes that all of the shares covered by this prospectus are sold by the selling stockholders pursuant to this prospectus. The selling stockholders may choose to dispose of none or only a portion of the shares held by them pursuant to this prospectus.

(2)	We have been advised that Alexandra Investment Management, LLC, a Delaware limited liability company (“Alexandra”), serves as investment adviser to Alexandra Global Master Fund Ltd., a British

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Virgin Islands company (“Master Fund”). By reason of such relationship, Alexandra may be deemed to share dispositive power over the 9% Notes and the shares of common stock stated as beneficially owned by Master Fund. Alexandra disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov (“Filimonov”) and Dimitri Sogoloff (“Sogoloff”) are managing members of Alexandra. By reason of such relationships, Filimonov and Sogoloff may be deemed to share dispositive power over the 9% Notes and the shares of common stock stated as beneficially owned by Master Fund. Filimonov and Sogoloff disclaim beneficial ownership of such 9% Notes and shares of common stock.

(3)	Includes 33,427,800 shares issuable upon the conversion of notes and 8,689,971 shares issuable upon the exercise of warrants. This prospectus covers the resale by Master Fund of up to (i) 23,076,923 shares issuable upon the conversion of the 9% Notes and 4,615,385 shares issuable upon exercise of related warrants and (ii) 10,350,877 shares issuable upon the conversion of notes and 4,074,586 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(4)	We have been advised that John J. Pinto, managing partner, has voting and dispositive control over the shares held by Brightleaf Partners LP.

(5)	Includes 438,596 shares issuable upon the conversion of notes and 172,652 shares issuable upon the exercise of warrants. This prospectus covers the resale by Brightleaf Partners LP of up to (i) 438,596 shares issuable upon the conversion of Notes and (ii) 172,652 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(6)	We have been advised that Mel Craw, Manager of DMI Trust, has voting and dispositive control over the shares held by Crescent International.

(7)	Includes 1,143,158 shares issuable upon the conversion of notes and 450,000 shares issuable upon the exercise of warrants. This prospectus covers the resale by Crescent International of up to (i) 1,143,158 shares issuable upon the conversion of Notes and (ii) 450,000 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(8)	Includes 131,579 shares issuable upon the conversion of notes and 51,796 shares issuable upon the exercise of warrants. This prospectus covers the resale by Edward S. Gutman of up to (i) 131,579 shares issuable upon the conversion of Notes and (ii) 51,796 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(9)	We have been advised that Jonathan Glaser, Roger Richter and Daniel David are the principals of Pacific Asset Management, LLC, the investment adviser to JMG Triton Offshore Fund, Ltd. We are also advised that Jonathan Glaser is the principal of JMG Capital Management, LLC, the general partner to JMG Capital Partners, L.P.

(10)	Includes 1,754,386 shares issuable upon the conversion of notes and 690,608 shares issuable upon the exercise of warrants. This prospectus covers the resale by JMG Triton Offshore Fund, Ltd. and JMG Capital Partners, L.P. of up to (i) 1,754,386 shares issuable upon the conversion of notes and (ii) 690,608 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(11)	We have been advised that Jeff Markowitz is the managing member of JR Squared LLC and has voting and dispositive control over the shares held by JRSquared LLC.

(12)	Includes 526,316 shares issuable upon the conversion of notes and 207,182 shares issuable upon the exercise of warrants. This prospectus covers the resale by JRSquared LLC of up to (i) 526,316 shares issuable upon the conversion of notes and (ii) 207,182 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(13)	Includes 614,035 shares issuable upon the conversion of notes and 241,713 shares issuable upon the exercise of warrants. This prospectus covers the resale by Mark Mathes/ Teri Mathes of up to (i) 614,035 shares issuable upon the conversion of notes and (ii) 241,713 shares issuable upon exercise of warrants which were received as part of the Note Offering.

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(14)	We have been advised that Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the managing member of Truk Opportunity Fund, LLC, exercise investment and voting control over the shares held by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the common stock owned by this selling shareholder.

(15)	Includes 63,509 shares issuable upon the conversion of notes and 25,000 shares issuable upon the exercise of warrants. This prospectus covers the resale by Truk Opportunity Fund, LLC of up to (i) 63,509 shares issuable upon the conversion of notes and (ii) 25,000 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(16)	We have been advised that Ira Leventhal, a U.S. Citizen, may be deemed to have sole voting and dispositive power over the shares held by OTAPE Investments, LLC. Mr. Leventhal disclaims beneficial ownership of the common stock owned by this selling stockholder.

(17)	Includes 350,877 shares issuable upon the conversion of notes and 138,122 shares issuable upon the exercise of warrants. This prospectus covers the resale by OTAPE Investments, LLC of up to (i) 350,877 shares issuable upon the conversion of notes and (ii) 138,122 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(18)	We have been advised that Harry Silverman, general partner of Silverman Partners, has voting and dispositive control over the shares held by Silverman Partners.

(19)	Includes 263,158 issuable upon the conversion of notes and 103,591 shares issuable upon the exercise of warrants. This prospectus covers the resale by Silverman Partners of up to (i) 263,158 shares issuable upon the conversion of notes and (ii) 103,591 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(20)	We have been advised that Alexander Heuss is a senior vice president of Societe Bancaire Privee S.A.

(21)	Includes 877,193 shares issuable upon the conversion of notes and 345,304 shares issuable upon the exercise of warrants. This prospectus covers the resale by Societe Bancaire Privee S.A. of up to (i) 877,193 shares issuable upon the conversion of notes and (ii) 345,304 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(22)	Includes 877,193 shares issuable upon the conversion of notes and 345,304 shares issuable upon the exercise of warrants. This prospectus covers the resale by Yomi Rodrig of up to (i) 877,193 shares issuable upon the conversion of notes and (ii) 345,304 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(23)	TriSun Asset Management, L.L.C. is the investment manager of the named selling shareholder and has the power to direct the voting and disposition of these shares. Mr. Michael Bunyaner is the Managing Member of TriSun Asset Management, L.L.C. TriSun Asset Management, L.L.C and Mr. Bunyaner each disclaim beneficial ownership of these shares.

(24)	Includes 1,000,000 shares issuable upon the conversion of notes and 393,647 shares issuable upon the exercise of warrants. This prospectus covers the resale by Trisun Offshore Fund Ltd of up to (i) 1,000,000 shares issuable upon the conversion of notes and (ii) 393,647 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(25)	TriSun Capital Management, L.L.C. is the general partner of the named selling shareholder and has the power to direct the voting and disposition of these shares. Mr. Michael Bunyaner is the Managing Member of TriSun Capital Management, L.L.C. Mr. Bunyaner disclaims beneficial ownership of these shares.

(26)	Includes 1,236,842 shares issuable upon the conversion of notes and 486,879 shares issuable upon the exercise of warrants. This prospectus covers the resale by Trisun Capital Fund LP of up to (i) 1,236,842 shares issuable upon the conversion of notes and (ii) 486,879 shares issuable upon exercise of warrants which were received as part of the Note Offering.

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(27)	TriSun Capital Management, L.L.C. is the general partner of the named selling shareholder and has the power to direct the voting and disposition of these shares. Mr. Michael Bunyaner is the Managing Member of TriSun Capital Management, L.L.C. Mr. Bunyaner disclaims beneficial ownership of these shares.

(28)	Includes 394,737 shares issuable upon the conversion of notes and 155,387 shares issuable upon the exercise of warrants. This prospectus covers the resale by Trisun Partners LP of up to (i) 394,737 shares issuable upon the conversion of Notes and (ii) 155,387 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(29)	We have been advised that Mark Shapiro is the general partner of Wardenclyffe Micro-Cap Fund, LP, and has voting and dispositive control over the shares held by Wardenclyffe Micro-Cap Fund, LP.

(30)	Includes 350,877 shares issuable upon the conversion of notes and 138,122 shares issuable upon the exercise of warrants. This prospectus covers the resale by Wardenclyffe Micro-Cap Fund, LP of up to (i) 350,877 shares issuable upon the conversion of Notes and (ii) 138,122 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(31)	We have been advised that Michael Nordlicht is a general partner of the Platinum Partners Value Arbitrage Fund, LP and has voting and dispositive control over the shares held by Platinum Partners Value Arbitrage Fund LP.

(32)	Includes 438,596 shares issuable upon the conversion of notes and 172,652 shares issuable upon the exercise of warrants. This prospectus covers the resale by Platinum Partners Value Arbitrage Fund LP of up to (i) 438,596 shares issuable upon the conversion of Notes and (ii) 172,652 shares issuable upon exercise of warrants which were received as part of the Note Offering.

(33)	Mr. Cousens is the Chief Executive Officer of the Company.

(34)	Mr. Fischbach is Co-Chairman of the Board of Directors of the Company. The shares being offered hereby are issuable upon exercise of a warrant issued by the Company to Mr. Fischbach.

(35)	Mr. Scoroposki is Co-Chairman of the Board of Directors of the Company. The shares being offered hereby are issuable upon exercise of a warrant issued by the Company to Mr. Scoroposki.

(36)	The notes and warrants issued to this selling stockholder contain limitations on the conversion or exercise thereof which make the notes inconvertible and the warrants unexercisable to the extent the holder and its related persons would, upon conversion or exercise, beneficially own more than 9.9% of the common stock as determined in accordance with Section 13(d) and Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The amount shown as beneficially owned is based on such limitations. In the absence of such limitations the number of shares of common stock which this selling stockholder would have the right to acquire upon conversion of the notes and exercise of the warrants issued to this selling stockholder would be 42,117,771. Accordingly, the number of shares of common stock being offered hereby over time (during the period this registration statement remains effective) may exceed the actual number of shares of common stock that this selling stockholder could own beneficially at any one point in time through its ownership of notes and warrants.

(37)	HCFP/Brenner Securities acted as placement agent in the September/October 2003 and February 2004 note offerings and received as partial compensation for such services a warrant to purchase 266,580 shares at $.57 per share for the September/October offering and a warrant to purchase 553,846 shares at $.65 per share for the February 2004 offering.

(38)	Does not reflect the Company’s good faith estimate of additional shares of common stock issuable pursuant to anti-dilution provisions contained in the 16% Notes, the 9% Notes and the warrants held by the selling stockholders, this only reflects the actual number of shares which may be acquired upon conversion of the notes and/or exercise of the warrants, not giving effect to any potential adjustments.

(39)	This amount does not include an aggregate of $10,000,000.00 of additional 9% Notes which Master Fund has the right to acquire pursuant to the terms of the Note Purchase Agreement, dated as of February 17, 2004, by and between the Company and Master Fund (the “9% Note Purchase Agreement”).

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(40)	This amount does not include 15,384,615 shares issuable upon conversion of additional 9% Notes and 3,076,923 shares issuable upon exercise of additional warrants which Master Fund has the right to acquire pursuant to the terms of the 9% Note Purchase Agreement. The 9% Notes and warrants contain limitations on the conversion or exercise thereof which makes such notes inconvertible and such warrants unexercisable to the extent the holder and its related persons would, upon conversion or exercise, beneficially own more than 9.9% of the Common Stock or determined in accordance with Section 13(d) and Section 16(a) of the Exchange Act.

(41)	Amount represents shares issuable upon conversion of additional 9% Notes and exercise of additional warrants which Master Fund has the right to acquire pursuant to the 9% Note Purchase Agreement. Such notes and warrants contain limitations on the conversion or exercise thereof which make the notes inconvertible and the warrants unexercisable to the extent the holder and its related persons would, upon conversion or exercise, beneficially own more than 9.9% of the common stock as determined in accordance with Section 13(d) and Section 16(a) of the Exchange Act. The amount shown as beneficially owned after the Offering is based on such limitations. In the absence of such limitations the number of shares of common stock which this selling stockholder would have the right to acquire upon conversion of the Notes and exercise of the warrants after the Offering would be 18,461,538 shares and the percentage of shares of common stock owned after the Offering would be 10.8%.

(42)	Amount shown assumes the sale by Master Fund of all shares issuable upon conversion of the notes and exercise of the warrants which are included in this prospectus.

September/October 2003 Note Offering

At the end of September 2003 and beginning of October 2003, the Company raised gross proceeds of $11,862,800 in connection with the Note Offering in which a limited group of private investors, purchased 16% Convertible Subordinated Notes (the “Notes”) due in 2010.

The Original Terms of the 16% Note Offering (Originally 10%)

The Notes issued in the Note Offering were initially convertible into 16,385,083 shares of the Company’s common stock, based upon a conversion price of $0.724 per share, and provided that if the Company obtained the authorization from its stockholders, then the conversion price for the Notes would be adjusted to $0.57 per share, a 21% discount from the $0.724 initial conversion price (the Notes would then be convertible into 20,811,930 shares of the Company’s common stock). The initial conversion price was based upon the 10 day trailing average of the Company’s common stock ending on September 23, 2003. The purchasers of the Notes also received warrants (the “Initial Warrants”) to purchase an aggregate of 4,096,271 shares of the Company’s common stock, at an initial exercise price of $0.724 per share, which exercise price would also be adjusted to $0.57 if stockholder approval of the Note Offering were to be obtained. If the Company did not receive stockholder approval, then additional warrants (the “Additional Warrants”) were required to be issued to the purchasers of the Notes, providing them with the right to purchase an additional 4,096,271 shares at the market price at the time of issuance. The proceeds from this financing have been added to the Company’s working capital and were used for general corporate purposes. The securities offered have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the SEC under the Securities Act of 1933, or an applicable exception therefrom. The Company agreed to register the shares of its common stock underlying the Notes and Initial Warrants within 120 days following the closing. In consummating the Note Offering, the Company relied upon the exemption from registration afforded in Regulation D of the Securities Act of 1933. Accordingly, the purchasers in that offering were all accredited investors and each made representations to the Company that they were accredited. The purchasers also provided customary representations and warranties to the Company in connection with the offering.

On November 12, 2003, the Company received notification from The Nasdaq Stock Market, Inc. that, in Nasdaq’s opinion, the structure of the Note Offering was not in compliance with NASD Marketplace Rule 4350(i)(1)(D). The Note Offering was structured in a manner which the Company believes complied with Nasdaq’s rules. Also, Nasdaq has advised the Company that it views our June 2003 sale of approximately 16,383,000 shares of common stock as part of the same transaction as the Note Offering for purposes of compliance with Nasdaq Rule 4350(i)(1)(D), and therefore the terms of the Note Offering were required to be amended in order to comply with such rule. NASDAQ Marketplace Rule 4350(i)(1)(D) requires stockholder approval prior to the sale or issuance or potential issuance of shares, or securities convertible into or exercisable for shares, equal to twenty percent (20%) or more of the Company’s common stock or twenty percent (20%) or more of the voting power of the Company outstanding before the issuance, if the effective sale price of the common stock is less than the greater of the book or market value of the common stock. Shares of the Company’s common stock issuable upon the exercise or conversion of warrants, options, debt instruments, preferred stock or other equity securities issued or granted in such capital raising transaction are considered shares issued in such transaction in determining whether the 20% limit has been reached. Management believed the delay required to arrange for a meeting of stockholders to approve a specific transaction would have jeopardized the Company’s ability to complete the financing transactions.

Nasdaq Approved Amended Terms of the 16% Note Offering (Originally 10%)

The Company amended the terms of the Notes and the Initial Warrants in order to comply with Nasdaq’s interpretation of Marketplace Rule 4350(i)(1)(D) in the following ways.

(A)	The conversion or exercise price of both the Notes and the Initial Warrants was changed to $0.8945 per share, which price Nasdaq advised the Company complied with its interpretation of “market price” as of the time of the Note Offering,

(B)	Each investor in the Note Offering received additional warrants (the “Amendment Warrants”) to purchase a number of shares (4,096,271 shares in the aggregate) equal to those underlying the Initial Warrant issued to such investor, at an exercise price of $0.8945 per share, on substantially the same terms as contained in the Initial Warrants,

(C)	The provisions in the Note Purchase Agreements regarding the possible issuance of Additional Warrants, as discussed above, were eliminated, thereby negating the potential issuance of the Additional Warrants,

(D)	The exercise price of the Notes, the Initial Warrants and the Amendment Warrants would be adjusted to $0.57 per share in the event stockholder approval of the Note Offering was obtained,

(E)	The investors may not convert or exercise the Notes, the Initial Warrants or the Amendment Warrants until stockholder approval is obtained for the Note Offering, or January 31, 2004, whichever is earlier, and

(F)	The interest rate on the Notes was increased from 10% to 16%;

(a)	the Notes, the Initial Warrants and the Amendment Warrants contain limitations on conversion or exercise such that no holder may beneficially own more than 9.9% of the Company’s stock at any time; and

(b)	in the event of a merger, or other transaction in which the Company’s stockholders are entitled to receive securities or other property with respect to their common stock, the Company or successor entity must agree that the Notes are convertible into such securities or other property and, if necessary, to register or qualify such securities or property for resale.

In connection with the aforementioned terms of the Note amendments, the consent of our primary lender was obtained for the adjustment of the interest rate on the Notes, and definitive amendment documentation was executed by all parties. Additionally, the Company’s co-Chairmen, Gregory Fischbach and James Scoroposki, agreed to vote their stock in the Company in favor of the Note Offering. NASDAQ has approved the amended terms of the Note Offering, subject to stockholder approval, which was obtained on January 20, 2004.

February 2004 9% Note Offering

On February 17, 2004, the Company raised gross proceeds of $15,000,000 in connection with the private placement of its 9% Senior Subordinated Convertible Notes (the “9% Notes”), due in 2007, to an investor. The 9% Notes are convertible into shares of the Company’s common stock, at a conversion price equal to $0.65 per share (the “Initial Conversion Price”). Additionally, the investor received warrants to purchase 4,615,385 shares of the Company’s common stock, with an exercise price of $0.65 per share. The warrants are exercisable for five years from February 17, 2004 (the “Initial Closing Date”). Interest due on the 9% Notes is payable semi-annually commencing October 1, 2004. The 9% Notes will be collateralized by a second mortgage on Acclaim’s headquarters building in Glen Cove, New York, and other assets, subject to the Company’s primary lender’s (GMAC Commercial Finance LLC) consent and subordinate to any indebtedness held by GMAC and an inter-creditor agreement to be entered into post-closing. The terms of the 9% Notes limit Acclaim’s incurrence of additional indebtedness and precludes the payment of cash dividends.

Commencing August 18, 2004, if the market value of the Company’s common stock equals at least $1.625, which is periodically reduced to $0.975 by February 19, 2006, and other specified criteria are met, the Company has the right to redeem all or a portion of the 9% Notes at the outstanding principal balance of the 9% Notes plus any related accrued interest. The investor has the right to require the Company to repurchase the 9% Notes in the event of a change in control of the Company, as defined in the agreement. The 9% Notes are subordinated to all the Company’s bank debt with GMAC.

The securities offered have not been registered under the Securities Act of 1933, as amended or state securities laws, and may not be offered or sold in the United States absent registration with the SEC under the Securities Act of 1933, or an applicable exception there from. Acclaim has agreed to file a registration statement for the Notes and register the shares of its common stock underlying the 9% Notes and the warrants within 45 days following the Initial Closing Date.

The Company has a first option, for a nine month period following the Initial Closing Date relating to the 9% Notes (the “First Option Period”), to require the investor to purchase $5,000,000 of additional 9% Notes (the “First Additional 9% Notes”) at a conversion price of $0.65 per share, if during that period the closing bid price of its common stock exceeds $0.8125 per share for twenty consecutive trading days, the registration statement covering the shares underlying the 9% Notes is effective and its common stock continues to be listed on a qualified securities exchange. The investor also has the option, during the First Option Period, to purchase the First Additional 9% Notes from the Company for $5,000,000. The Company has a second option, for a six month period commencing February 17, 2005 (the “Second Option Period”), to require the investor to purchase $5,000,000 of additional 9% Notes (the “Second Additional 9% Notes”) at a conversion price of $0.65 per share, if during the three month period commencing February 17, 2005, the closing bid price of its common stock exceeds $1.30 per share for twenty consecutive trading days or, if during the three month period commencing May 17, 2005, the closing bid price of its common stock exceeds $0.975 for twenty consecutive trading days and its common stock continues to be listed on a qualified securities exchange. The investor also has the option, for an 18 month period commencing on the Initial Closing Date, to purchase the Second Additional 9% Notes from the Company for $5,000,000. In connection with any purchase of First Additional 9% Notes or Second Additional 9% Notes, the investor would receive additional warrants to purchase a number of shares of Acclaim’s common stock equal to 20% of the number of shares underlying those additional notes, with an exercise price of $0.65 per share.

We incurred fees of $1,039,000 in connection with the 9% Notes transaction for placement agent and investment advisory services, comprised of warrants to purchase 553,846 shares of our common stock at an exercise price of $0.65 per share with a fair value of $289,000, and cash payments totaling $750,000. We will amortize these fees on a straight-line basis over the term of the 9% Notes or, upon their conversion to common stock.

Any proceeds from the exercise of the warrants described above will be added to Acclaim’s working capital.

The shares issued to each of the selling stockholders are restricted securities within the meaning of the Securities Act and cannot be offered for sale without an effective registration statement covering such offer and sale or pursuant to an applicable exemption from the registration requirements of the Securities Act. Pursuant to the terms of the various agreements, Acclaim filed the registration statement (of which this prospectus is a part) and will use its best efforts to keep the registration statement effective until all of the shares issued to the selling stockholders are disposed of by them or until such shares are generally eligible for resale without volume restrictions pursuant to applicable exemptions from registration under the Securities Act.

Except for (i) the participation of Alexandra Global Master Fund Ltd., Crescent International Ltd, Edward S. Gutman, JRSquared LLC, Truk Opportunity Fund, LLC, Silverman Partners LLC and Wardenclyffe Micro-Cap Fund, LP in Acclaim’s June 2003 private placement and their subsequent inclusion in a separate effective registration statement currently on file with the SEC and (ii) the participation of affiliates of Alexandra Global Master Fund Ltd. in private placements in July 2001 and February 2002, and an exchange pursuant to Section 3(a)(9) of the Securities Act of 1933 in March 2001, and the inclusion of such affiliates in separate effective registration statements currently on file with the SEC, neither Acclaim nor any of its affiliates has had any material relationship with any of the selling stockholders within the past three years.

USE OF PROCEEDS

Acclaim will not receive any proceeds from the conversion of notes or the sale of any of the shares of its common stock by the selling stockholders. Any proceeds from the exercise of warrants will be added to Acclaim’s working capital.

PLAN OF DISTRIBUTION

The selling stockholders have not employed an underwriter for the sale of shares by the selling stockholders. Each selling stockholder may offer the 9% Notes and/or shares, as appropriate to the selling stockholders holdings, directly or through pledgees, donees, transferees or other successors in interest at various times:

•	on The Nasdaq SmallCap Market or in any other securities market on which Acclaim’s common stock or the 9% Notes is then listed or traded,

•	in negotiated transactions,

•	in a combination of any of the above transactions, or

•	through any other available market transaction.

The selling stockholders may offer the 9% Notes and/or the shares at (1) fixed prices which may be changed, (2) prices prevailing at the time of sale, (3) prices related to such prevailing market prices, or (4) at negotiated prices. Sales on or through The Nasdaq SmallCap Market will be effected at such prices as may be obtainable and as may be satisfactory to the selling stockholders. No sales or distributions other than as disclosed in this prospectus will be effected until after this prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms of the sale or distribution. The shares and/or the 9% Notes held by the selling stockholders may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. The methods by which the selling stockholders’ shares or 9% Notes, as applicable, may be sold include:

•	a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by that broker or dealer for its account under this prospectus;

•	exchange distributions and/or secondary distributions in accordance with the rules of The Nasdaq SmallCap Market;

•	ordinary brokerage transactions in which the broker solicits purchasers; and

•	privately negotiated transactions.

In addition, any shares of common stock that qualify for sale under Rule 144 or Rule 144A under the Securities Act may be sold under any such rules rather than under this prospectus.

The selling stockholders may enter into hedging and/or monetization transactions. For example, a selling stockholder may:

•

enter into transactions with a broker-dealer or affiliate of a broker-dealer or other third party in connection with which that other party will become a selling stockholder and engage in short sales or other sales of our Common Stock under this prospectus, in which case the other party may use shares of our Common Stock received or borrowed from, or pledged by, the selling stockholder or others to settle those sales or to close out any related open borrowings of Common Stock, and may use securities received from the selling stockholder in settlement of those derivatives to close out any related borrowings of Common Stock;

•	itself sell short our Common Stock under this prospectus and use shares of our Common Stock held by it to close out any short position;

•	enter into options, forwards or other transactions that require a selling stockholder to deliver, in a transaction exempt from registration under the Securities Act, our Common Stock to a broker-dealer or an affiliate of a broker-dealer or other third party who may then become a selling stockholder and publicly resell or otherwise transfer our Common Stock under this prospectus; or

•	loan or pledge our Common Stock to a broker-dealer or affiliate of a broker-dealer or other third party who may then become a selling stockholder and sell the loaned shares or, in an event of default in the case of a pledge, become a selling stockholder and sell the pledged shares under this prospectus.

The selling stockholders may sell any or all of the 9% Notes and/or the shares of our Common Stock, as applicable, offered by them pursuant to this prospectus.

Brokers or dealers may receive commission or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. Commission expenses and brokerage fees will be paid by the selling stockholders.

The selling stockholders and any underwriters, dealers or agents that participate in the distribution of its shares of Acclaim’s common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the resale of those shares by them or any discounts, commissions or adjustments received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Acclaim has agreed to indemnify the selling stockholders, their officers, directors, shareholders, employees, agents, counsel, and each person who controls each selling stockholder, as determined under applicable securities laws, against certain kinds of liability relating to this offering. Types of liability include liability arising from any untrue statement or alleged untrue statement in this prospectus or the registration statement of which it is a part, any omission or alleged omission to state a material fact within this prospectus or the registration statement of which it is a part, and any violation under the Securities Act or any federal or state securities law or regulation. The selling stockholders have also agreed to indemnify Acclaim and its officers, directors, shareholders, partners, employees, agents, counsel, and each person who controls Acclaim, as determined under applicable securities laws, against certain kinds of liability relating to this offering. Types of liability include liability arising from any untrue statement or alleged untrue statement in this prospectus or the registration statement of which it is a part, any omission or alleged omission to state a material fact within this prospectus or the registration statement of which it is a part, and any violation under the Securities Act or any federal or state securities law or regulation, to the extent any of the violations occur in connection with written information furnished by a selling stockholder in connection with this prospectus or the registration statement of which it is a part. However, the total amount payable in indemnity by any selling stockholder shall not exceed net proceeds received by the selling stockholder in the registered offering out of which the violation arises. The parties have also agreed to make contribution in respect of any claims or damages for which indemnification is unavailable.

Expenses of this offering related to this registration statement, estimated at $200,000, will be borne in full by Acclaim. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling Acclaim pursuant to the foregoing provisions, Acclaim has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PROPERTIES

Our corporate headquarters is located in a 70,000 square foot office building in Glen Cove, New York, which we purchased in fiscal 1994. We also lease a 22,000 square foot facility and a separate 5,000 square foot facility, both in the U.K., where our international operations are headquartered. Please see Note 14 (Debt) on page F-50 and Note 15 (Obligations under Capital and Operating Leases) of the notes to the Consolidated Financial Statements on page F-54 of this prospectus.

In addition, our development studios lease in the aggregate 47,000 square feet of office space in Ohio, Texas and the U.K. Our foreign subsidiaries lease office space in France, Germany, Spain, Australia and the U.K. We anticipate that these facilities are adequate for our current and foreseeable future needs.

Financial Information about Foreign and Domestic Operations and Export Sales

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 26 of this prospectus and Note 22 (Segment Information) of the notes to the Consolidated Financial Statements included on page F-66 of this prospectus.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, who are chosen by and serve at the pleasure of our Board of Directors:

Name	Position	Age
Gregory E. Fischbach	Co-Chairman of the Board	61
James Scoroposki	Co-Chairman of the Board, Senior Executive Vice President, Secretary and Treasurer	55
Rodney Cousens	Global President and Chief Executive Officer	52
Kenneth L. Coleman	Director	61
Bernard Fischbach	Director	58
Michael Tannen	Director	63
Robert Groman	Director	61
James Scibelli	Director	53
Gerard F. Agoglia	Executive Vice President and Chief Financial Officer	53

Gregory E. Fischbach, a founder of our Company, served as our President from our formation until October 1996 and then again from January 1999 through December 2001. Mr. Fischbach also served as our Chief Executive Officer from our formation through June 1, 2003. Mr. Fischbach has been a member of our Board of Directors since 1987 and our Co-Chairman of our Board of Directors since March 1989. Mr. Fischbach remains as Co-Chairman of our Board of Directors.

James Scoroposki, a founder of our Company, has been our Senior Executive Vice President since December 1993, a member of our Board of Directors since 1987, Co-Chairman of our Board of Directors since March 1989 and our Secretary and Treasurer since our formation. Mr. Scoroposki was also our Chief Financial Officer from April 1988 to May 1990, Executive Vice President from our formation to November 1993 and acting Chief Financial and Accounting Officer from November 1997 to August 1999. Since December 1979, he has also been the President and sole shareholder of Jaymar Marketing Inc., a sales representative organization.

Rodney Cousens was appointed our President and Chief Executive Officer in May of 2003. Prior to that time, Mr. Cousens has held positions within the Company of Chief Operating Officer and President of the Company since January of 2003, President and Chief Operating Officer—International of Acclaim Europe, since October 1996. Additionally, from June 1994 to October 1996, Mr. Cousens held the position of President of Acclaim Europe, and from March 1991 to June 1994, Mr. Cousens held the position of Vice President of Acclaim Europe. Mr. Cousens first became an executive officer of the Company in August 1998.

Kenneth L. Coleman has been a member of the Board of Directors since July 1997. Mr. Coleman was Executive Vice President of Global Sales, Service and Marketing for Silicon Graphics, Inc. (SGI), a $2.3 billion computer systems company. In his 14-year career at SGI, Mr. Coleman held several senior management positions including Senior Vice President of Global Services and Senior Vice President of Administration and Business Development. Since 2002, Mr. Coleman was the founder of ITM Software and serves as its Chairman and CEO. Since January 1998, Mr. Coleman has served as a director of MIPS Technologies, Inc., a licensor of microprocessor architecture, in Mountain View, California. Since 2001, he has served as a director of United Online, Inc. a provider of value-priced Internet access through its NetZero, Juno and BlueLight Internet consumer brands, in Westlake Village, California. Since 2003, he served as a director of City National Bank, which provides banking, trust and investment services in Southern California, the San Francisco Bay Area and New York City.

Bernard J. Fischbach has been a member of our Board of Directors since 1987 and has, for more than the preceding five years, been a partner in the law firm of Fischbach, Perlstein & Lieberman LLP (and its predecessor firms) in Los Angeles, California.

Robert H. Groman has been a member of our Board of Directors since 1989 and has, for more than the preceding five years, been a partner in the law firm of Groman, Ross & Tisman, P.C. (and its predecessor firms) in Long Island, New York.

James Scibelli has been a member of our Board of Directors since 1993 and has, since March 1986, served as president of Roberts & Green, Inc., a New York financial consulting firm offering a variety of financial and investment consulting services. Mr. Scibelli is also a member of RG Securities LLC, a licensed broker-dealer in New York.

Michael Tannen has been a member of our Board of Directors since 1989 and has, for more than the preceding five years been the Managing Partner of Tannen Media Investment Fund LLC, an investment company specializing in early stage investments in media, entertainment and telecommunications companies. Acting on his own and through Tannen Media Ventures, Inc., a media investment company, he has been a business advisor, consultant and producer representing various media companies.

Gerard F. Agoglia became an executive officer of Acclaim in August 2000, when he joined Acclaim as Executive Vice President and Chief Financial Officer. Formerly, Mr. Agoglia was Senior Vice President, Chief Financial Officer of Lantis Eyewear Corporation, responsible for strategic initiatives including several successful acquisitions. Prior to such time, Mr. Agoglia served as Corporate Controller of Calvin Klein, Inc. Mr. Agoglia has over 20 years of corporate financial management experience in the apparel and accessories industries. Mr. Agoglia is a Certified Public Accountant and has a Masters of Business Administration degree.

Committees of the Board of Directors

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of four non-employee Directors, Messrs. Scibelli (chair), Coleman, Groman and Tannen. Each Director is independent under the applicable Nasdaq rules, with the exception of Mr. Scibelli (who received compensation from the Company in connection with his investment banking services in several financing transactions during our 2001 fiscal year, but who pursuant to Nasdaq rules was authorized by the Board of Directors to serve on the Audit Committee given his extensive knowledge of our operations and our industry as well as his extensive background in finance). See “Certain Relationships and Related Transactions.” Mr. Scibelli has been determined by the Board of Directors to be an “audit committee financial expert” as defined by Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder; under such rules, Mr. Scibelli may be deemed independent of management. The Audit Committee functions pursuant to a written charter which was adopted by the Board of Directors during our 2000 fiscal year, and which was amended by the Audit Committee and adopted by the

Board of Directors in November of 2002. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things:

•	recommending to the Board of Directors the engagement or discharge of our independent public accountants, including pre-approving all audit and non-audit related services;

•	the appointment, compensation, retention and oversight of the work of the independent auditor engaged by the Company for the purpose of preparing or issuing an audit report or performing other audit review or attest services for the Company;

•	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	approving the scope of the financial audit;

•	requiring the rotation of the lead audit partner;

•	consulting regarding the completeness of our financial statements;

•	reviewing changes in accounting principles;

•	reviewing the audit plan and results of the auditing engagement with our independent auditors and with the officers of Acclaim;

•	reviewing with the officers of Acclaim, the scope and nature and adequacy of Acclaim’s internal accounting and other internal controls and procedures;

•	reviewing the adequacy of the Audit Committee Charter at least annually;

•	meeting with our Internal Auditor, when the position is filled, on a regular basis;

•	establishing and maintaining procedures regarding complaints related to accounting, internal accounting controls or auditing matters from Acclaim personnel;

•	performing an internal evaluation of the Audit Committee on an annual basis; and

•	reporting, in writing, to the Board of Directors on the Audit Committee’s activities, conclusions and recommendations.

During our 2003 fiscal year (a seven month period), the Audit Committee met on three occasions and acted by written consent on one occasion.

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised of three non-employee Directors, Messrs. Coleman (chair), Tannen and Scibelli. The Compensation Committee functions pursuant to a written charter which was adopted by the Board of Directors in November of 2002. The Compensation Committee has such powers as may be assigned to it by the Board of Directors from time to time. It is currently charged with, among other things, reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s compensation, determining compensation packages for our Chief Executive Officer and our Senior Executive Vice President, establishing salaries, bonuses and other compensation for our executive officers and administering our Company’s 1998 Stock Incentive Plan, 1988 Stock Option Plan, 1998 Employee Stock Purchase Plan, and 1995 Restricted Stock Plan, performing an internal evaluation of the performance of the Compensation Committee at least annually, and recommending to the Board changes to the plans, as necessary. During our 2003 fiscal year, the Compensation Committee met on two occasions and acted by written consent on five occasions.

The Executive Committee of the Board of Directors (the “Executive Committee”), is comprised of one employee Director and two non-employee Directors, Messrs. Scoroposki (chair), Coleman and Scibelli. The Executive Committee has such powers as may be assigned to it by the Board from time to time. It is currently charged with, among other things, recommending to the Board the criteria for candidates to the Board of Directors, the size of the Board of Directors, the number of committees of the Board of Directors and their sizes and functions, and the nomination and selection of candidates for positions as Board and committee members and the rotation of committee members. In addition, the Executive Committee is responsible for establishing and implementing an evaluation process for the Chief Executive Officer and the Board of Directors and periodically assessing the overall composition of the Board of Directors to ensure an effective membership mix and, when appropriate, recommending to the Board of Directors a chief executive officer succession plan and succession process. The Executive Committee did not meet during fiscal 2003.

In accordance with Nasdaq rules, the independent directors of the Board of Directors are charged with approving nominations for candidates for director, including determining the appropriate qualifications and experience required of such candidates.

Acclaim will consider for election to its Board of Directors a nominee recommended by a stockholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) directorships currently held by the proposed nominee and (iv) a statement that the proposed nominee has consented to the nomination. The recommendation should be addressed to our Secretary.

During fiscal 2003, the Board of Directors met on seven occasions and acted by written consent on one occasion. Each of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors of which such director is a member.

Messrs. Gregory E. Fischbach and Bernard J. Fischbach are brothers. There is no family relationship among any of our other directors or executive officers.

Directors’ Compensation

Messrs. G. Fischbach and Scoroposki are not paid additional compensation for their services as Directors. Non-employee Directors receive (i) a $16,000 annual fee, (ii) reimbursement of their expenses for attending meetings of the Board of Directors and its committees and (iii) an automatic annual grant of options to purchase 18,750 shares of common stock under our 1998 Stock Incentive Plan. In addition, non-employee directors receive a per diem in the amount of $1,000 for each of the following: (a) attendance (in person or by phone) at regularly scheduled board and committee meetings, (b) chairing a committee meeting, and (c) attendance (and/or chairing, as applicable) in person of a special board or special committee meetings and the attendance by telephone at such special meetings, if such meetings last one hour or more. Also, members of the Executive Committee who are non-employee directors and who conduct certain services in connection with leading the search for board and/or officer candidates are entitled to receive $1,000 for each full day (or significant portion thereof) such services are rendered to Acclaim. In addition, options may be granted under our 1998 Stock Incentive Plan to non-employee directors who render services to Acclaim and who are not also members of the Compensation Committee or the Audit Committee; however, we did not issue such options during our 2003 fiscal year, nor do we have any present intention to do so in the future.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Acclaim’s Directors and executives officers, and persons who own more than ten percent (10%) of a registered class of Acclaim’s equity securities, to file reports of ownership and changes in ownership of our common stock and other equity securities of Acclaim. We have adopted procedures to assist our Directors and executive officers in complying with these requirements, which procedures include assisting Directors and executive officers in preparing forms for filing.

To Acclaim’s knowledge, based solely upon a review to such reports furnished to us and written representations that no other reports were required, we believe that during our fiscal year ended March 31, 2003, all Section 16(a) filing requirements applicable to our Directors and executive officers were completed in a timely manner.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes all plan and non-plan compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our most highly paid executive officers, other than our Chief Executive Officer, who in each case were serving as executive officers during and at the end of the last completed fiscal year ended March 31, 2003 (together, the “Named Executive Officers”). Please note that during our 2003 fiscal year, we changed our fiscal year end from August 31 to March 31. Accordingly, the compensation amounts contained in this table reflect the seven month period from September 1 to March 31 for fiscal 2003. In each case, the compensation was for the services rendered in all capacities to Acclaim and its subsidiaries for each of Acclaim’s last four fiscal years:

Name and Principal Position	Year	Salary		Bonus		No. of Securities Underlying Options	All Other Compensation*
Gregory E. Fischbach	2004	$775,000		$—		—	$41,184
Co-Chairman	2003	452,083		—		—	27,553
	2002	775,000		—		200,000	56,247
	2001	775,000		497,633	(4)	—	54,804

James R. Scoroposki	2004	$500,000		$—		—	$35,272
Co-Chairman, Senior Executive	2003	291,667		—		—	21,133
Vice President, Secretary and Treasurer	2002	500,000		—		200,000	35,272
	2001	500,000		421,074	(4)	—	34,332

Rodney Cousens	2004	$750,125	(1)	$—		—	$172,189
President and Chief Executive Officer	2003	410,121	(1)	800,000		400,000	95,292	(2)
	2002	674,064	(1)	492,770	(3)	175,000	154,027	(2)
	2001	643,210	(1)	215,550		300,000	146,075	(2)

Gerard F. Agoglia(4)	2004	$371,000		$—		—	$26,980
Executive Vice President and	2003	216,417		—		425,000	7,000
Chief Financial Officer	2002	371,000		120,000		135,000	12,000
	2001	350,000		87,500		100,000	12,000

*	Includes dollar values of insurance premiums paid by Acclaim during the fiscal year with respect to term life insurance for the benefit of the Named Executive Officers.
(1)	Of such amount $250,042 in Fiscal 2004, $132,299 in Fiscal 2003, $217,443 in fiscal 2002 and $207,490 in fiscal 2001 represents a contribution by Acclaim to the Acclaim Entertainment Employee Benefits Trust (the “Trust”), which was established for the benefit of the employees at AEL. The Trust is directed by a trustee who has the sole discretion to deliver all payments made into the Trust to one or more employees of AEL. Acclaim may request, but does not have the power to direct the Trust to deliver payments to any particular employee. Acclaim has delivered a letter to the trustee requesting that payment of the indicated amount be made to Mr. Cousens. The trustee may choose the method of payment and may not necessarily comply with Acclaim’s request. No individual employee of AEL has any entitlement to amounts held by the Trust until the trustee designates a payment to an individual employee. At this time, no such payments have been designated by the trustee to any employee of AEL.
(2)	Of such amount, $112,519 in Fiscal 2004, $60,565 in Fiscal 2003, $99,543 in fiscal 2002 and $94,987 in fiscal 2001 represent contributions made by Acclaim on behalf of Mr. Cousens under a statutory U.K. pension plan.
(3)	Such amount was paid to the Trust. See footnote 1 above.
(4)	These amounts were deferred by the Company and were paid, with interest, during the Company’s 2004 fiscal year.

No other annual compensation, other compensation, stock appreciation rights or long-term incentive plan awards (all as defined in the proxy regulations promulgated by the Securities and Exchange Commission) were awarded to, earned by, or paid to the Named Executive Officers during any of Acclaim’s last four fiscal years.

OPTION GRANTS IN LAST FISCAL YEAR

We granted no options to purchase shares of common stock pursuant to the 1998 Plan to our Named Executive Officers during fiscal year 2004.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-end Option Values

The following table sets forth information with respect to each exercise of stock options during fiscal 2004 by our named executive officers and the value as of March 31, 2004 of unexercised stock options held by our named executive officers:

Name	Number Shares Acquired on Exercise	Value Realized	No. of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End*
			Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory E. Fischbach	—	—	866,667	133,333	—	—
James R. Scoroposki	—	—	866,667	133,333	—	—
Rodney Cousens	—	—	1,609,167	158,333	74,600	—
Gerard F. Agoglia	—	—	718,000	178,333	51,288	—

*	Fair market value of securities underlying the options at fiscal year end minus the exercise price of the options.

Employment Contracts, Termination of Employment and Change-In-Control Arrangements

Acclaim has employment agreements with each of Gregory E. Fischbach and James R. Scoroposki, for terms that expired in August 2003. The Company’s Board of Directors approved and each of them have agreed to an extension of the term of these agreements for a period of two (2) years to August 2005.

The agreements with Messrs. G. Fischbach and Scoroposki provide for annual base salaries of $775,000 and $500,000, respectively, for the term of the agreements. In addition, each of the agreements provides for annual bonus payments to Mr. G. Fischbach in an amount equal to 3.25%, and to Mr. Scoroposki in an amount equal to 2.75%, of the Company’s net pre-tax profits for each fiscal year. The agreement with Mr. Scoroposki specifically allows him to devote that amount of his business time to the business of a sales representative organization controlled by him as does not interfere with the services to be rendered by him to Acclaim. The sales representative organization under his control has officers and employees who oversee its operations. Mr. Scoroposki attends board meetings of such organization but has no active involvement in its day-to-day operations. Under the agreements, Acclaim provides each of Messrs. Fischbach and Scoroposki with $2 million term life insurance and disability insurance.

If the employment agreement of either of Messrs. G. Fischbach or Scoroposki is terminated within one year after the occurrence of a change in control of the Company (other than a termination for cause) or if either of Messrs. G. Fischbach or Scoroposki terminates his employment agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years’ base salary and (ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment.

Each of the agreements with Messrs. G. Fischbach and Scoroposki provides that, in the event of a change in control of the Company and a change in the circumstances of his employment, all options previously granted to each of them shall vest and become immediately exercisable and Acclaim has agreed to indemnify each of them against any excise taxes imposed on such executive by section 4999(a) of the Internal Revenue Code of 1986, as amended, including all applicable taxes on such indemnification payment.

In addition, at the end of their respective terms, if the agreements with each of Messrs. G. Fischbach and Scoroposki are not renewed on substantially similar terms, the executive would be entitled to receive severance benefits in an amount equal to the total cash compensation paid to him during the 12-month period immediately preceding such termination of his employment.

AEL has an employment agreement with Rodney Cousens providing for Mr. Cousens’ employment as AEL’s President and Chief Operating Executive. Pursuant to Mr. Cousens’ agreement, AEL or Mr. Cousens may terminate the agreement by giving the other not less than six months’ prior written notice after January 2002, unless terminated earlier by AEL for cause. The agreement with Mr. Cousens provides for an annual base salary of UK£366,000 for the term of the agreement, subject to annual increases of not less than 10%. The Company is currently revising Mr. Cousens’ employment agreement to reflect his new role with the Company as Chief Executive Officer and President.

If Mr. Cousens’ employment is terminated (other than a termination for cause) within one year after the occurrence of a change in control of the Company or if Mr. Cousens terminates his employment agreement upon the occurrence of both a change in control of the Company and a change in the circumstances of his employment, he would be entitled to receive severance benefits in an amount equal to the total of (i) three years’ base salary and (ii) three times the largest bonus paid to him for the three fiscal years immediately preceding any such termination of his employment. In the event Mr. Cousens’ employment is terminated by him after the occurrence of a change in control of the Company and a change in the circumstances of his employment, all options previously granted to Mr. Cousens shall vest and become immediately exercisable.

In January 2003, the employment agreement between the Company and Edmond Sanctis, the Company’s then President of its North American Operations, was terminated. In connection with this employment agreement, we had loaned Mr. Sanctis $300,000 under a promissory note for the purpose of purchasing a new residence. The promissory note bore interest at a rate of 6.00% per annum, which was due by December 31st of each year the promissory note remained outstanding. In January 2003, in connection with terminating the employment agreement, we forgave the unpaid principal balance of the note and the related accrued interest thereon of $302,000. Furthermore, at the time of terminating the employment agreement, we entered into a termination and release agreement that provides for, among other things, the continuation of Mr. Sanctis’ salary and benefits for a period of one (1) year from the date of the termination of his employment.

In February 2003, the employment agreement between the Company and John Ma, the Company’s then head of Strategic Planning, was terminated. At that time, we entered into a termination and release agreement with Mr. Ma that provides for, among other things, the continuation of Mr. Ma’s salary and benefits for a period of one (1) year from date of termination.

Acclaim has entered into an employment agreement with Gerard F. Agoglia providing for Mr. Agoglia’s continued employment as Executive Vice President and Chief Financial Officer for a term expiring in June 2006 (but which renews annually without written notice by the Company or Mr. Agoglia, as the case may be). The agreement with Mr. Agoglia provides for an annual base salary of $371,000 for the term of the agreement. In addition, the agreement provides for annual bonuses in an amount up to 100% of Mr. Agoglia’s then base salary subject to the achievement by Acclaim and Mr. Agoglia of certain financial goals established by Acclaim.

If Mr. Agoglia’s employment is terminated (i) by him after the occurrence of a change in control of the Company and within one year thereafter there is a change in the circumstances of his employment, (ii) by him if Acclaim breaches a material term of the agreement, or (iii) by Acclaim other than for cause, Mr. Agoglia would be entitled to receive severance benefits in an amount equal to one year’s base salary, as well as any unpaid salary or benefits accrued through the date of termination. In addition, if Mr. Agoglia’s employment is terminated for one of the reasons set forth above, options previously granted to him would become immediately vested and exercisable for a period of 180 days from termination.

Each of the employment agreements described above prohibits disclosure of proprietary and confidential information regarding Acclaim (including AEL in the case of Mr. Cousens) and its business to anyone outside Acclaim both during and subsequent to employment. In addition, the employees agree, for the duration of their employment with Acclaim and for one year thereafter, not to engage in any competitive business activity (in the case of Mr. Cousens, for three months thereafter), nor to persuade or attempt to persuade any customer, software developer, licensor, employee or other party with whom Acclaim has a business relationship to sever its ties with the Company or reduce the extent of its relationship with Acclaim (in the case of Mr. Cousens, for six months thereafter).

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information as of March 3, 2004 with respect to the number of shares of common stock beneficially owned by each of the Company’s directors and executive officers, each named executive officer of the Company, and all current executive officers and directors of the Company as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

Name and Address of Beneficial Owner	Amount Beneficially Owned(1)		Percent of Common Stock Outstanding
Directors and Executive Officers:

Gregory E. Fischbach One Acclaim Plaza Glen Cove, NY 11542	12,184,563	(2)(12)	10.4%

James R. Scoroposki One Acclaim Plaza Glen Cove, NY 11542	13,346,055	(3)(12)	11.4%

Rodney Cousens 112-120 Brompton Road London, England SW3 1JJ	3,244,668	(4)	2.8%

Gerard F. Agoglia 135 Meadowview Drive Trumbull, CT 06611	769,852	(5)	*

Kenneth L. Coleman 2011 North Shoreline Blvd. Mountain View, CA 94043	103,750	(6)	*

Bernard J. Fischbach 1875 Century Park East, Suite 850 Los Angeles, CA 90067	675,026	(7)	*

Robert Groman 196 Peachtree Lane Roslyn Heights, NY 11577	245,000	(8)	*

James Scibelli One Hollow Lane, Suite 208 Lake Success, NY 11042	182,000	(9)	*

Michael Tannen 90 Riverside Drive, Apt. 5B New York, NY 10024	159,000	(10)	*

All current executive officers and directors as a group (9 persons)	30,494,810	(11)	24.1%

*	Less than 1% of class.
(1)	Includes shares issuable upon the exercise of warrants and options which are exercisable within the next 60 days.
(2)	Includes 3,974,828 shares issuable upon the exercise of warrants and options, 72,552 shares held as co-trustee of trusts for the benefit of Mr. Scoroposki’s children and 156,276 shares held by Mr. G. Fischbach in trust for the benefit of his children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.

(3)	Includes 3,974,828 shares issuable upon the exercise of warrants and options, 156,276 shares held as co-trustee of trusts for the benefit of Mr. G. Fischbach’s children and 72,552 shares held by Mr. Scoroposki in trust for the benefit of his children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.
(4)	Includes 1,609,167 shares issuable upon the exercise of options.
(5)	Includes 751,333 shares issuable upon the exercise of options
(6)	Includes 93,750 shares issuable upon the exercise of options.
(7)	Represents 518,750 shares issuable upon the exercise of options and 156,276 shares held as co-trustee of trusts for the benefit of Mr. G. Fischbach’s children. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.
(8)	Represents shares issuable upon the exercise of options.
(9)	Represents shares issuable upon the exercise of warrants and options.
(10)	Includes 125,000 shares issuable upon the exercise of options.
(11)	Includes 11,674,656 shares issuable upon the exercise of warrants and options. Shares held in trust are only included once in the computation of shares beneficially owned by current executive officers and directors as a group.
(12)	Includes 2,000,000 shares issued to each of Mr. Fischbach and Mr. Scoroposki which are being included herein for beneficial ownership purposes, but which are being held in escrow by the Company and which neither Mr. Fischbach nor Mr. Scoroposki have the right to vote, sell, hypothecate or otherwise transfer in any manner.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Price

Our common stock was traded on The Nasdaq National Market until July 31, 2000 when it was delisted and transferred to the Nasdaq Small Cap Market. Our trading symbol remains unchanged as AKLM. As of March 3, 2004, the closing sale price of our common stock was $0.59 per share. As of this date, there were approximately 1,711 holders of record of our common stock.

Summarized below is the range of high and low sales prices for our common stock for each of the periods indicated:

	Price
	High	Low
Fiscal Year 2004
First Quarter	$1.11	$0.37
Second Quarter	1.10	0.41
Third Quarter	0.94	0.57
Fourth Quarter	0.89	0.54
Fiscal Year 2003
September 30, 2002 through December 29, 2002	$1.49	$0.60
December 30, 2002 through March 31, 2003	0.90	0.37
Fiscal Year 2002
First Quarter	$6.25	$2.08
Second Quarter	5.84	3.25
Third Quarter	5.90	4.00
Fourth Quarter	5.27	1.47
Fiscal Year 2001
First Quarter	$2.47	$0.84
Second Quarter	2.03	0.31
Third Quarter	4.00	0.72
Fourth Quarter	5.50	3.30

As of March 3, 2004, we had 113,418,810 shares of common stock issued and outstanding (including 4,000,000 shares of our common stock issued in equal amounts to our co-chairmen, which our co-chairmen have no current right to vote, pledge, sell or otherwise hypothecate), of which 17,278,975 are “restricted” securities within the meaning of Rule 144 under the Securities Act. Generally, under Rule 144, a person who has held restricted shares for one year may sell such shares, subject to certain volume limitations and other restrictions, without registration under the Securities Act.

As of March 3, 2004, 74,138,105 shares of common stock are covered by effective registration statements under the securities Act for resale on a delayed or continuous basis by certain of our security holders.

As of March 3, 2004, a total of 20,538,143 shares of common stock are issuable upon the exercise of warrants to purchase our common stock.

We have also registered on Form S-8 a total of 24,236,000 shares of common stock (issuable upon the exercise of options) under our 1988 Stock Option Plan and our 1998 Stock Incentive Plan, and a total of 2,448,425 shares of common stock under our 1995 Restricted Stock Plan. As of December 28, 2003, options to purchase a total of 13,148,684 shares of common stock were outstanding under the 1988 Stock Option Plan and the 1998 Stock Incentive Plan, of which 4,776,886 were exercisable.

Dividend Policy

We have never declared or paid any cash dividends on our common stock and have no present intention to declare or pay cash dividends on our common stock in the foreseeable future. We are subject to various financial covenants with our primary lender that could limit our ability and/or prohibit us to pay dividends in the future. Please see discussion regarding our primary lender under “Liquidity and Capital Resources” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 26 of this prospectus and see Note 13 (Debt) of the notes to the unaudited consolidated financial statements as of and for the nine months ended December 28, 2003 on page F-18 of this prospectus. We intend to retain earnings, if any, which we may realize in the foreseeable future to finance our operations.

Equity Instruments

Summarized below are our equity compensation plans as of December 28, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options and warrants(a)	Weighted-average exercise price of outstanding options and warrants(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders	13,148,684	$3.15	14,776,886
Equity compensation plans not approved by stockholders	15,369,739	$0.58	—

Total	28,518,423	$1.76	14,776,886

LEGAL PROCEEDINGS

On July 11, 2003, we were notified by the Securities and Exchange Commission (the “Commission”) that we have been included in a formal, non-public inquiry entitled “In the Matter of Certain Videogame Manufacturers” that the Commission is conducting. In connection with that inquiry we were required to provide to the Commission certain information. The Commission has advised us that “this request for information should not be construed as an indication from the SEC or its staff that any violation of the law has occurred, nor should it reflect negatively on any person, entity or security.” We have and are continuing to fully cooperate with the inquiry.

In 2003, fourteen class action complaints asserting violations of federal securities laws were filed against the Company and certain of its officers and/or directors. By order dated July 3, 2003, the Court consolidated all fourteen actions into one action entitled In re Acclaim Entertainment, Inc. Securities Litigation, Master File No. 2, 03-CV-1270 (E.D.N.Y.) (JS) (ETB), and appointed class members Penn Capital Management, Robert L. Mannard and Steve Russo as lead plaintiffs, and also approved lead plaintiffs’ selection of counsel. Plaintiffs served a Consolidated Amended Complaint (the “Consolidated Complaint”) on or about September 1, 2003. The defendants in the consolidated action are the Company, Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard F. Agoglia. The Consolidated Complaint alleges a class period from October 14, 1999 through January 13, 2003. The Consolidated Complaint alleges that the Company engaged in a variety of wrongful practices which rendered statements made by the Company and its financial statements to be false and misleading. Among other purported wrongful practices, the Consolidated Complaint alleges that Acclaim engaged in “channel stuffing,” a practice by which Acclaim allegedly delivered excess inventory to its distributors to meet or exceed analysts’ earnings expectations and inflate its sales results; entered into “conditional sales agreements” whereby Acclaim’s customers allegedly were induced to accept delivery of Acclaim products prior to a quarter-end reporting period on the condition that Acclaim would accept the return of any unsold product after the quarter-end, and that Acclaim falsified sales reports and manipulated the timing and recognition of price concessions and discounts granted to its retail customers. The Consolidated Complaint further alleges that Acclaim engaged in improper accounting practices, including the improper recognition of sales revenue; manipulation of reserves associated with concessions, chargebacks and/or sales discounts granted to customers; and the improper reporting of software development costs. The Consolidated Complaint alleges that as a result of these practices defendants violated § 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5, and that the individual defendants violated § 20(a) of the 1934 Act. The Consolidated Complaint seeks compensatory damages in an unspecified amount. On December 3, 2003 the Company moved to dismiss the Consolidated Complaint. Plaintiffs opposed the motion to dismiss on January 20, 2004, and the Company submitted its reply papers on February 20, 2004. We are defending this action vigorously.

We are also party to various litigations arising in the ordinary course of our business, the resolution of which, we believe, will not have a material adverse effect on our liquidity or results of operations.

LEGAL MATTERS

Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022 has passed upon the validity of the Notes and the shares offered by this prospectus for Acclaim.

EXPERTS

The consolidated financial statements and schedule of Acclaim Entertainment, Inc. and Subsidiaries as of March 31, 2003, August 31, 2002 and August 31, 2001 and for the seven months ended March 31, 2003 and each of the years in the three-year period ended August 31, 2002, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report of KPMG LLP, dated May 20, 2003 and covering the March 31, 2003 consolidated financial statements contains an explanatory paragraph that states that the Company has working capital and stockholders’ deficits at March 31, 2003 and a recurring use of cash in operating activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

FORWARD-LOOKING STATEMENTS

This prospectus includes discussions of future expectations and contains projections of results of operations or financial condition or other “forward-looking” information. Those statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see “Risk Factors.” Given the significant risks and uncertainties inherent in the forward-looking statements included in this prospectus, the inclusion of these statements is not a representation by us or any other person that our objectives and plans will be achieved.

WHERE YOU CAN FIND MORE INFORMATION

Acclaim is required to file periodic reports, proxy and information statements and other information with the SEC. You may read any materials filed by us at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. You may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Acclaim’s SEC filings are also available to the public on the SEC’s Internet website located at http://www.sec.gov.

Acclaim has filed with the SEC a registration statement on Form S-1 under the Securities Act covering the issuance of the common stock. This prospectus is part of that registration statement. For further information with respect to Acclaim and the securities offered by this prospectus, you should read the registration statement and the exhibits filed with the registration statement. You may obtain copies of the registration statement and exhibits from the SEC upon payment of a fee prescribed by the SEC or examine the documents, free of charge, at the public reference facilities referred to above. A summary in this prospectus of any document filed as an exhibit to the registration statement, although materially complete, does not summarize all of the information in that document. You should read the exhibit for a more complete understanding of the document or matter involved.

Acclaim has also filed the following documents with the SEC under the Securities Exchange Act:

(1)	Acclaim’s Annual Report on Form 10-KT for the transitional fiscal year ended March 31, 2003 as amended on August 11, 2003;

(2)	Current Report on Form 8-K, filed on April 10, 2003;

(3)	Current Report on Form 8-K, filed on May 21, 2003;

(4)	Current Report on Form 8-K, filed on June 2, 2003;

(5)	Current Report on Form 8-K, filed June 10, 2003;

(6)	Current Report on Form 8-K, filed on July 18, 2003;

(7)	Current Report on Form 8-K, filed on July 28, 2003;

(8)	Quarterly Report on Form 10-Q for the quarter ended June 29, 2003, filed on August 18, 2003;

(9)	Current Report on Form 8-K, filed on August 19, 2003;

(10)	Current Report on Form 8-K, filed on September 10, 2003;

(11)	Current Report on Form 8-K, filed on October 1, 2003;

(12)	Current Report on Form 8-K, filed on October 6, 2003;

(13)	Quarterly Report on Form 10-Q for the quarter ended September 28, 2003, filed on November 17, 2003;

(14)	Current Report on Form 8-K, filed on December 18, 2003;

(15)	Current Report on Form 8-K, filed on January 22, 2004;

(16)	Current Report on Form 8-K, filed on January 23, 2004;

(17)	Quarterly Report on Form 10-Q for the quarter ended December 28, 2003, filed on February 17, 2004; and

(18)	The information regarding Acclaim’s common stock contained in the Registration Statement on Form 8-A, filed on June 8, 1988, as amended by the Current Report on Form 8-K, filed on August 25, 1989, relating to the one-for-two reverse stock split effected by Acclaim.

Acclaim will provide to each person to whom this prospectus is delivered and who makes a written or oral request, free of charge, a copy of any document referred to above which has been incorporated into this prospectus by reference, except exhibits to the document. Requests for these documents should be sent to the Secretary, Acclaim Entertainment, Inc., One Acclaim Plaza, Glen Cove, New York 11542. Telephone requests for copies should be made to the Secretary at (516) 656-5000.

You should rely only on the information provided in this prospectus or incorporated by reference into this prospectus. No person has been authorized to provide you with different information and you should not rely on any information you receive or representations made that are not contained in, or incorporated by reference into, this prospectus. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate after the date on the cover page.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Page No.
Unaudited consolidated financial statements for the nine months ended December 28, 2003 and December 1, 2002
Consolidated Balance Sheets—December 28, 2003 and March 31, 2003 (Audited)	F-1
Consolidated Statements of Operations—Nine months ended December 28, 2003 and December 1, 2002	F-2
Consolidated Statements of Stockholders’ Equity (Deficit)—Nine months ended December 28, 2003 and Seven months ended March 31, 2003 (Audited)	F-3
Consolidated Statements of Cash Flows—Nine months ended December 28, 2003 and December 1, 2002	F-5
Notes to consolidated financial statements	F-7
Audited consolidated financial statements for the seven months ended March 31, 2003 and March 31, 2002 (Unaudited) and the years ended August 31, 2002, 2001 and 2000	F-30
Consolidated Balance Sheets—March 31, 2003, August 31, 2002 and August 31, 2001	F-31
Consolidated Statements of Operations—Seven months ended March 31, 2003 and 2002 (Unaudited) and years ended August 31, 2002, 2001 and 2000	F-32
Consolidated Statements of Stockholders’ Equity (Deficit)—Seven months ended March 31, 2003 and years ended August 31, 2002, 2001, 2000 and 1999	F-33
Consolidated Statements of Cash Flows—Seven months ended March 31, 2003 and 2002 (Unaudited) and years ended August 31, 2002, 2001 and 2000	F-35
Notes to consolidated financial statements	F-37

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 28, 2003	March 31, 2003
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$5,833	$4,495
Accounts receivable, net	17,072	24,303
Other receivables	386	3,360
Inventories	5,226	7,711
Prepaid expenses and other current assets	6,149	7,076
Capitalized software development costs, net	125	6,944
Building held for sale	6,186	5,424

Total Current Assets	40,977	59,313
Fixed assets, net	16,103	19,731
Other assets	1,101	893

Total Assets	$58,181	$79,937

Liabilities and Stockholders’ Deficit
Current Liabilities
Short-term borrowings	$20,690	$30,799
Trade accounts payable	31,459	28,477
Accrued expenses	33,180	28,751
Accrued selling expenses	18,941	26,649
Accrued stock-based expenses	3,465	—
Accrued restructuring costs	929	2,299
Mortgage payable	—	4,600
Income taxes payable	1,216	1,234

Total Current Liabilities	109,880	122,809
Long-Term Liabilities
Obligations under capital leases	375	632
Convertible notes	9,164	—
Other long-term liabilities	2,654	2,654

Total Liabilities	122,073	126,095

Stockholders’ Deficit
Preferred stock, $0.01 par value; 1,000 shares authorized; none issued	—	—
Common stock, $0.02 par value; 200,000 shares authorized; 109,404 and 96,621 shares issued and outstanding	2,188	1,932
Additional paid-in capital	327,272	313,616
Accumulated deficit	(390,959)	(359,911)
Accumulated other comprehensive loss	(2,393)	(1,795)

Total Stockholders’ Deficit	(63,892)	(46,158)

Total Liabilities and Stockholders’ Deficit	$58,181	$79,937

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Nine Months Ended
	December 28, 2003	December 1, 2002
Net revenue	$113,688	$180,060
Cost of revenue	60,320	92,614

Gross profit	53,368	87,446

Operating expenses
Marketing and selling	21,908	52,045
General and administrative	26,503	32,258
Research and development	27,492	36,994
Stock-based compensation	945	—
Restructuring	227	—

Total operating expenses	77,075	121,297

Loss from operations	(23,707)	(33,851)

Other income (expense)
Interest expense, net	(3,516)	(3,592)
Non-cash financing expense	(3,085)	(579)
Other expense	(740)	(1,423)

Total other expense	(7,341)	(5,594)

Loss before income taxes	(31,048)	(39,445)

Income tax provision	—	121

Net loss	$(31,048)	$(39,566)

Net loss per share data:
Basic	$(0.30)	$(0.43)

Diluted	$(0.30)	$(0.43)

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(In thousands)

	Preferred Stock Issued	Common Stock Issued		Additional Paid-In Capital	Notes Receivable
		Shares	Amount
Balance at August 31, 2002	$—	92,471	$1,849	$318,405	$(6,947)
Net loss	—	—	—	—	—
Exercise of stock options and warrants	—	10	—	11	—
Issuance of common stock under employee stock purchase plan	—	140	3	118	—
Issuance of common stock to executive officers for providing collateral for credit agreement	—	4,000	80	1,480	—
Warrants issued to executive officers for providing collateral for credit agreement	—	—	—	305	—
Warrant modification charges in connection with common stock issuance to executive officers	—	—	—	165	—
Stock option compensation	—	—	—	79	—
Foreign currency translation gain	—	—	—	—	—

Balance at March 31, 2003	—	96,621	1,932	320,563	(6,947)
Net loss	—	—	—	—	—
Exercise of stock options and warrants	—	245	5	106	—
Issuance of common stock under employee stock purchase plan	—	155	3	97	—
Issuance of common stock in private placement, net	—	16,383	328	7,986	—
Reclassification of common stock issuance to accrued stock-based expenses	—	(4,000)	(80)	(1,480)	—
Payment of notes receivable due from executive officers	—	—	—	—	6,947
Foreign currency translation loss	—	—	—	—	—

Balance at December 28, 2003*	$—	109,404	$2,188	$327,272	$—

*	Amounts as of and for the nine months ended December 28, 2003 are unaudited.

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)—(Continued)

(In thousands)

	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total	Comprehensive Income (loss)
Balance at August 31, 2002	$(292,106)	$(1,846)	$19,355
Net loss	(67,805)	—	(67,805)	$(67,805)
Exercise of stock options and warrants	—	—	11	—
Issuance of common stock under employee stock purchase plan	—	—	121	—
Issuance of common stock to executive officers for providing collateral for credit agreement	—	—	1,560	—
Warrants issued to executive officers for providing collateral for credit agreement	—	—	305	—
Warrant modification charges in connection with common stock issuance to executive officers	—	—	165	—
Stock option compensation	—	—	79	—
Foreign currency translation gain	—	51	51	51

Balance at March 31, 2003	(359,911)	(1,795)	(46,158)	$(67,754)

Net loss	(31,048)	—	(31,048)	(31,048)
Exercise of stock options and warrants	—	—	111	—
Issuance of common stock under employee stock purchase plan	—	—	100	—
Issuance of common stock in private placement, net	—	—	8,314	—
Reclassification of common stock issuance to accrued stock-based expenses	—	—	(1,560)	—
Payment of notes receivable due from executive officers	—	—	6,947	—
Foreign currency translation loss	—	(598)	(598)	(598)

Balance at December 28, 2003*	$(390,959)	$(2,393)	$(63,892)	$(31,646)

*	Amounts as of and for the nine months ended December 28, 2003 are unaudited.

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	December 28, 2003	December 1, 2002
	(Unaudited)
Cash flows from operating activities:
Net loss	$(31,048)	$(39,566)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,247	6,220
Non-cash financing expense	3,085	579
Provision for price concessions and returns, net	22,573	76,277
Amortization of capitalized software development costs	7,382	10,345
Write-off of capitalized software development costs	304	4,102
Non-cash compensation expense	945	—
Gain from recovery of paid royalties	(531)	—
Loss on fixed asset disposals	39	—
Other non-cash items	30	503
Change in operating assets and liabilities:
Accounts receivable	(19,829)	(52,467)
Other receivables	4,301	3,129
Other assets	100	(238)
Inventories	2,865	(5,770)
Prepaid expenses	(1,556)	1,868
Capitalized software development costs	(1,059)	(21,031)
Accounts payable	1,463	4,516
Accrued expenses	(9,972)	7,087
Income taxes payable	576	564
Other long-term liabilities	—	(343)

Net cash used in operating activities	(16,085)	(4,225)

Cash flows from investing activities:
Acquisition of fixed assets	(368)	(3,866)
Proceeds from disposal of fixed assets	67	10
Deposit on building held for sale	6,247	—
Other assets	66	2

Net cash provided by (used in) investing activities	6,012	(3,854)

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(In thousands)

	Nine Months Ended
	December 28, 2003	December 1, 2002
	(Unaudited)
Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of expenses	11,329	—
Repayment of promissory notes	(614)	—
Payment of mortgages	(4,748)	(627)
Proceeds from payment of notes receivable	6,947	—
Payment of short-term bank loans, net	(9,873)	(25,216)
Proceeds from exercises of stock options and warrants	111	1,537
Payment of obligations under capital leases	(722)	(736)
Payment of private placement fees	—	(2,025)
Net proceeds from issuances of common stock	8,314	—
Proceeds from issuance of common stock under employee stock purchase plan	100	294

Net cash provided by (used in) financing activities	10,844	(26,773)

Effect of exchange rate changes on cash	567	812

Net increase (decrease) in cash and cash equivalents	1,338	(34,040)
Cash and cash equivalents: beginning of period	4,495	44,095

Cash and cash equivalents: end of period	$5,833	$10,055

Supplemental schedule of non-cash financing activities:
Acquisition of equipment under capital leases	$172	$947
Cash paid during the period for:
Interest	$3,126	$4,858
Income taxes	$161	$214

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

(Unaudited)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation

The accompanying consolidated financial statements include the accounts of Acclaim Entertainment, Inc. and its wholly owned subsidiaries (collectively, “We” or “Acclaim”). These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the Article 10 of Regulation S-X. Accordingly, they do not include all the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included in the accompanying consolidated financial statements. All intercompany transactions and balances have been eliminated in consolidation. For further information, refer to the consolidated financial statements and notes thereto, which are included in our Annual Report on Form 10-KT as of and for the seven months ended March 31, 2003 (Fiscal 2003), and other filings with the Securities and Exchange Commission.

B. Change in Fiscal Year

In January 2003, our Board of Directors approved a plan to change our fiscal year end from August 31 to March 31. Our new fiscal year commenced on April 1, 2003 and will end on March 31, 2004. Our quarterly closing dates will occur on the Sunday closest to the last day of the calendar quarter, which encompasses the following quarter ending dates for fiscal 2004.

Quarter	Quarter End Date
First	June 29, 2003
Second	September 28, 2003
Third	December 28, 2003
Fourth	March 31, 2004

The accompanying consolidated financial statements include our results of operations for the nine month period ended December 28, 2003, and the most comparable reported period of the prior year, the nine month period ended December 1, 2002. We have presented the nine month period ended December 1, 2002 as a prior year comparative to the current year period because the seasonal factors affecting both periods are similar, the data is comparable and recasting our prior year results of operations and related supporting schedules would not have been practicable nor cost justified.

C. Business and Liquidity

We develop, publish, distribute and market video and computer game software for interactive entertainment consoles and, to a lesser extent, personal computers. We internally develop our software products through our five software development studios located in the United States and the United Kingdom. Additionally, we contract with independent software developers to create software products for us.

Through our subsidiaries in North America, the United Kingdom, Germany, France, Spain and Australia, we distribute our software products directly to retailers and other outlets, and we also utilize regional distributors in those areas and in the Pacific Rim to distribute software within those geographic areas. As an additional aspect of our business, we distribute software products which have been developed by third parties. A less significant

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

aspect of our business is the development and publication of strategy guides relating to our software products and the issuance of certain “special edition” comic magazines to support some of our brands.

Our accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. As of March 31, 2003, our independent auditors’ report, as prepared by KPMG LLP and dated May 20, 2003, included an explanatory paragraph relating to the substantial doubt as to our ability to continue as a going concern due to working capital and stockholders’ deficits as of March 31, 2003 and the recurring use of cash in operating activities. For the nine months ended December 28, 2003, we had a net loss of $31,048 and used $16,085 of cash in operating activities. As of December 28, 2003, we had a stockholders’ deficit of $63,892, a working capital deficit of $68,903 and cash and cash equivalents of $5,833. These factors have continued to raise substantial doubt as to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty and, based on management’s plans described below, have been prepared on a going concern basis.

Our short-term liquidity has been supplemented with borrowings under our North American and International credit facilities with our primary lender. In February 2004, we completed the sale of our 9% senior convertible subordinated notes from which we raised gross proceeds of $15,000. In September and October 2003, we completed the sale of our 16% convertible subordinated notes, resulting in gross proceeds of $11,863. As of December 28, 2003, our primary lender had advanced to us a supplemental discretionary loan of $4,000. We have repaid the supplemental loan in full as of April 1, 2004. Additionally, in June 2003, we completed a private placement of 16,383 shares of our common stock to a limited group of private investors, resulting in net proceeds to us of $8,314. To enhance our short-term liquidity, during fiscal 2003, we implemented targeted expense reductions through a business restructuring. In connection with the restructuring, we reduced our fixed and variable expenses, closed our Salt Lake City, Utah software development studio, redeployed various company assets, eliminated certain marginal software titles under development, reduced our staff and staff related expenses and lowered our overall marketing expenditures. Additionally, on March 31, 2003, our primary lender had advanced to us a supplemental discretionary loan of $11,000 through May 31, 2003. In accordance with the terms of the amendment to our credit agreement that afforded us the supplemental discretionary loan, as of May 31, 2003, we repaid $6,000 of the supplemental discretionary loan and as of September 26, 2003, we repaid the remaining $5,000. During the six months ended September 28, 2003, our Co-chairmen fully repaid a total of $6,947 of their outstanding loans and related accrued interest of $873. As of April 1, 2004, a significant portion of the funds raised have been utilized for working capital purposes and the repayment of the $4.0 million supplemental loan.

Our future liquidity will significantly depend in whole or in part on our ability to (1) timely develop and market new software products that meet or exceed our operating plans, (2) realize long-term benefits from our implemented expense reductions, (3) continue to enjoy the support of our primary lender and vendors and/or (4) obtain additional financing. If we do not accomplish this or do not substantially achieve our overall projected revenue levels as reflected in our business operating plan, and continue to realize additional benefits from the expense reductions we have already implemented, we will either need to make further significant expense reductions, including, without limitation, the sale of assets or the consolidation or closing of certain operations, additional staff reductions, and/or the delay, cancellation or reduction of certain product development and marketing programs. Additionally, some of these measures may require third party consents or approvals from our primary lender and others, and there can be no assurance those consents or approvals will be obtained.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

If these measures are not attained, we cannot assure our stockholders that our future operating cash flows will be sufficient to meet our operating requirements and debt service requirements. If any of the preceding events were to occur, our operations and liquidity would be materially and adversely affected and we could be forced to cease operations.

On January 24, 2003, we received a letter from The Nasdaq Stock Market, Inc. stating that, because our common stock had not closed at or above the minimum $1.00 per share bid price requirement for 30 consecutive trading days, we had not met the minimum bid price requirements for continued listing as set forth in Marketplace Rule 4310(c)(4), and we had until July 23, 2003 in which to regain compliance. On July 25, 2003, we received notice from Nasdaq that in accordance with Marketplace Rule 4310(c)(8)(D) we were granted a 180 day extension of time, or until January 20, 2004 with which to regain compliance with the minimum bid requirement.

On January 21, 2004, we received a letter from Nasdaq indicating that the Company had been granted an extension, until January 24, 2005, within which to regain compliance with the minimum $1.00 bid price per share requirement of The Nasdaq SmallCap Market. In the notice, the Nasdaq staff noted that since the Company meets the initial inclusion criteria for The Nasdaq SmallCap Market under Marketplace Rule 4310(c), it is eligible for this additional compliance period. However, if prior to January 24, 2005, the bid price of the Company’s common stock does not close at $1.00 per share or more for a minimum of 10 consecutive trading days, then the Company is required to (1) seek shareholder approval for a reverse stock split at or before its next shareholder meeting and (2) promptly thereafter effectuate the reverse stock split. The Company has committed in writing to Nasdaq to effectuate those measures in the event compliance is not achieved prior to January 24, 2005. If at any time before January 24, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days, the Nasdaq staff will provide notification that the Company complies with Marketplace Rule 4310(c)(8)(D). The Company cannot provide any assurance that it will receive an affirmative vote of its stockholders authorizing a reverse stock split, if required, nor that the Company will regain compliance with the minimum bid price requirement.

D. Net Revenue

We apply the provisions of Statement of Position 97-2, “Software Revenue Recognition,” in conjunction with the applicable provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” Accordingly, we recognize revenue for software when there is (1) persuasive evidence that an arrangement exists, which is generally a customer purchase order, (2) the software is delivered, (3) the selling price is fixed and determinable and (4) collectibility of the customer receivable is deemed probable. We do not customize our software or provide postcontract support to our customers.

The timing of when we recognize revenue generally differs for our retail customers and distributor customers. For retail customers, we recognize software product revenue when the products are shipped to the retail customers. Because we do not provide extended payment terms and our revenue arrangements with retail customers do not include multiple deliverables such as upgrades, postcontract customer support or other elements, our selling price for software products is fixed and determinable when titles are shipped to retail customers. We generally deem collectibility probable when we ship titles to retail customers as the majority of these sales are to major retailers that possess significant economic substance, the arrangements consist of payment terms of 60 days, and the customers’ obligation to pay is not contingent on the resale of product in the retail channel. For distributor customers, collectibility is deemed probable and we recognize revenue on the

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

earlier to occur of when the distributor pays the invoice or when the distributor provides persuasive evidence that the product has been resold, assuming all other revenue recognition criteria have been met. For product shipped on consignment, we recognize revenue when the customer provides persuasive evidence that the product has been resold and the customer pays for the product that has been resold.

We are generally not contractually obligated and generally do not accept returns, except for defective product. However, we grant price concessions to our customers who primarily are major retailers that control the market access to the consumer when those concessions are necessary to maintain our relationship with the retailers and gain access to their retail channel customers. If the consumers’ demand for a specific title falls below expectations or significantly declines below previous rates of sell-through, then, we generally will provide a price concession or credit to spur further sales by the retailer to maintain the customer relationship. In circumstances when, a price concession cannot be agreed upon, we generally will accept a product return. We record revenue net of an allowance for estimated price concessions and returns. We must make significant estimates and judgments when determining the appropriate allowance for price concessions and returns in any accounting period. In order to derive and evaluate those estimates, we analyze historical price concessions and returns, current sell-through of product and retailer inventory, current economic trends, changes in consumer demand and acceptance of our products in the marketplace, among other factors.

Allowances for price concessions and returns are reflected as a reduction of accounts receivable when we have agreed to grant credits to our customers; otherwise, they are reflected as an accrued liability. Our allowance for price concessions and returns, including both the accounts receivable and accrued liability components, is summarized below:

	December 28, 2003	March 31, 2003
Gross accounts receivable (please see note 2)	$34,165	$50,980

Allowances:
Accounts receivable allowance (please see note 2)	$17,093	$26,677
Accrued price concessions (please see note 10)	14,510	19,623
Accrued rebates (please see note 10)	809	2,010

Total allowances	$32,412	$48,310

E. Interest Expense, Net

Interest expense, net is comprised of:

	Nine Months Ended
	December 28, 2003	December 1, 2002
Interest income	$155	$1,209
Interest expense	(3,671)	(4,801)

	$(3,516)	$(3,592)

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

F. Shipping and Handling Costs

We record shipping and handling costs as a component of general and administrative expenses. We do not invoice our customers for and have no revenue related to shipping and handling costs. These costs amounted to $3,305 for the nine months ended December 28, 2003 and $4,122 for the nine months ended December 1, 2002.

G. Estimates

To prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, management must make estimates and assumptions that affect the amounts of reported assets and liabilities, the disclosures for contingent assets and liabilities on the date of the financial statements and the amounts of revenue and expenses during the reporting period. Actual results could differ from our estimates. Among the more significant estimates we included in these financial statements is our allowance for price concessions and returns, valuation allowances for inventory and valuation allowances for the recoverability of prepaid royalties.

H. Stock-Based Compensation

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, (SFAS 148), “Accounting for Stock-Based Compensation—Transition and Disclosure”, amending FASB Statement No. 123 (SFAS 123), “Accounting for Stock-Based Compensation.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation as originally provided by SFAS No. 123. The FASB recently indicated that they will require stock-based employee compensation to be recorded as a charge to earnings beginning in calendar 2005. We will continue to monitor their progress on the issuance of this standard as well as evaluate our position with respect to current guidelines.

We used the Black Scholes option-pricing model to calculate the fair values of the stock options we granted with the following weighted-average assumptions:

	Nine Months Ended
	December 28, 2003	December 1, 2002
Expected dividend yield	0%	0%
Risk free interest rate	2.1%	3.1%
Expected stock volatility	126%	76%
Expected option life	3 yrs	3 yrs

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

We account for our stock option grants to employees under APB Opinion No. 25 using the intrinsic value method and, accordingly, have recognized no compensation cost for those stock option grants we made which had an exercise price equal to or greater than the market value of our common stock on the dates of grant. Had we applied the fair value method under SFAS No. 123, our net loss and net loss per share on a pro forma basis would have been the following:

	Nine Months Ended
	December 28, 2003	December 1, 2002
Net loss:
As reported	$(31,048)	$(39,566)
Add: Stock-based compensation expense included in net loss (please see note 11)	945	—
Deduct: Total stock-based employee compensation expense using fair value method	(3,280)	(3,510)

Pro forma	$(33,383)	$(43,076)

Diluted net loss per share:
As reported	$(0.30)	$(0.43)

Pro forma	$(0.32)	$(0.47)

Stock-based compensation of $945 for the nine months ended December 28, 2003 was excluded from general and administrative expenses and classified separately in the statements of operations.

I. New Accounting Pronouncements

In December 2003, the FASB issued a revised version of FASB Interpretation No. (FIN) 46, “Consolidation of Variable Interest Entities,” which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and, accordingly, should consolidate the entity. FIN 46R replaces FIN 46, “Consolidation of Variable Interest Entities,” which was issued in January 2003. We will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For our variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on March 31, 2004. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. We do not currently have any variable interest entities.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. Many of these instruments were previously classified as equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability, or as an asset in some circumstances. This Statement applies to three types of freestanding financial instruments, other than outstanding shares. One type is mandatorily

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

redeemable shares, which the issuing company is obligated to buy back in exchange for cash or assets; a second type includes put options and forward purchase contracts that require or may require the issuer to buy back some of its shares in exchange for cash or other assets; the third type is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuers’ shares. SFAS No. 150 does not apply to features embedded in a financial instrument that are not a derivative in their entirety.

SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 with one exception, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement during the second quarter of fiscal 2004 did not have an impact on our financial statements.

In December 2003, the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), which updates the previously issued revenue recognition guidance in SAB 101, based on the Emerging Issues Task Force Issue 00-21, “Revenue Arrangements with Multiple Deliverables.” According to EITF 00-21, if the deliverables in a sales arrangement constitute separate units of accounting, as defined, the revenue-recognition policy must be determined for each identified unit. If the arrangement is a single unit of accounting under the separation criteria, as defined, the revenue-recognition policy must be determined for the entire arrangement. The application of SAB 104 did not have any impact on our financial statements.

J. Comprehensive Loss

Comprehensive loss for the nine months ended December 28, 2003 is presented in the accompanying Consolidated Statement of Stockholders’ Equity (Deficit) and was $39,564 for the nine months ended December 1, 2002.

K. Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

2. ACCOUNTS RECEIVABLE

Accounts receivable are comprised of:

	December 28, 2003	March 31, 2003
Assigned receivables due from factor	$25,465	$42,704
Unfactored accounts receivable	8,700	8,276

	34,165	50,980
Allowance for price concessions and returns	(17,093)	(26,677)

	$17,072	$24,303

We and our primary lender are parties to a factoring agreement that expires on August 31, 2004. The factoring agreement provides for automatic renewals for additional one-year periods, unless terminated by either party upon 90 days’ prior notice. Under the factoring agreement, we assign to our primary lender and our primary

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

lender purchases from us, our U.S. accounts receivable on the approximate dates that our accounts receivable are due from our customers. Our primary lender remits payments to us for the assigned U.S. accounts receivable that are within the financial parameters set forth in the factoring agreement. Those financial parameters include requirements that invoice amounts meet approved credit limits and that the customer does not dispute the invoices. The purchase price of our accounts receivable that we assign to the factor equals the invoiced amount, which is adjusted for any returns, discounts and other customer credits or allowances.

Before our primary lender purchases our U.S. accounts receivable and remits payment to us for the purchase price, it may, in its discretion, provide us cash advances under our North American credit agreement (please see note 13B) taking into account the assigned receivables due from our customers, among other factors. As of December 28, 2003, our primary lender was advancing us 60% of the eligible receivables due from our retail customers. The factoring charge of 0.25% of assigned accounts receivable, with invoice payment terms of up to 60 days and an additional 0.125% for each additional 30 days or portion thereof, is recorded in interest expense. Additionally, our factor, utilizing an asset based borrowing formula, advances us cash equal to 50% of our inventory that is not in excess of 60 days old.

3. OTHER RECEIVABLES

Other receivables are comprised of:

	December 28, 2003	March 31, 2003
Foreign value added tax	$268	$—
Notes receivable and accrued interest due from officers (please see note 16)	33	1,469
Licensing fee recovery	—	1,415
Other	85	476

	$386	$3,360

4. INVENTORIES

Inventories are comprised of:

	December 28, 2003	March 31, 2003
Raw material and work-in-process	$156	$131
Finished goods	5,070	7,580

	$5,226	$7,711

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

5. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are comprised of:

	December 28, 2003	March 31, 2003
Prepaid advertising	$248	$414
Prepaid product	3,848	28
Prepaid insurance	590	3,122
Prepaid taxes	228	326
Royalty advances	619	754
Financing costs (please see note 13)	—	1,724
Other prepaid expenses	616	708

	$6,149	$7,076

6. BUILDING HELD FOR SALE

In March 2003, we committed ourselves to a plan to sell our building located in the United Kingdom. Since then the building has not been in use. On November 28, 2003, we entered into an agreement for the sale and leaseback of the building. Under the terms of the agreement, the buyer purchased the building for $8,636 (£4,888) and we contracted to lease the building for 15.5 years at an annual rent of $813 (£460), subject to adjustment. According to the guidance in Statement of Financial Accounting Standard No. 66 “Accounting for Sales of Real Estate,” due to our continuing requirement to complete improvements to the building at our cost, which are necessary in order to make the building suitable for occupancy, and the buyer’s right under the terms of the agreement to defer the remaining payments due until the work is completed, the conditions required for sale recognition had not been met as of December 28, 2003. As of December 28, 2003, we classified the cash we received from the buyer of $6,799 (£3,848) as a deposit payable in accrued expenses. Of the deposit received, $4,917 (£2,783) was used to repay the outstanding balance of the mortgage payable and related interest associated with the building. All criteria for sale recognition are expected to be met and we will record the sale when we have fulfilled our obligation to complete improvements to the building which is expected to occur on or before June 30, 2004. Upon recognition of the sale, we will record a deferred gain of approximately $2,415 (£1,367), net of related transaction costs, which will be recognized on a straight line basis over the 15.5 year life of our lease as a reduction to rent expense. As of December 28, 2003, the net carrying value of the building was $6,186 (£3,448).

7. FIXED ASSETS

Fixed assets are comprised of:

	December 28, 2003	March 31, 2003
Buildings and improvements	$20,162	$20,155
Furniture, fixtures and equipment	41,055	43,405
Automotive equipment	420	394

	61,637	63,954
Accumulated depreciation	(45,534)	(44,223)

	$16,103	$19,731

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

8. OTHER ASSETS

Other assets are comprised of:

	December 28, 2003	March 31, 2003
Deferred financing costs	$685	$320
Deposits	416	473
Notes receivable due from officers (please see note 16)	—	100

	$1,101	$893

9. ACCRUED EXPENSES

Accrued expenses are comprised of:

	December 28, 2003	March 31, 2003
Accrued advertising and marketing	$356	$300
Accrued consulting and professional fees	1,563	1,201
Accrued excise and other taxes	3,812	1,197
Accrued deposit payable on building held for sale	6,799	—
Accrued liabilities for derivatives (please see note 13A)	2,800	—
Accrued fair value of convertible note placement agent warrants	180	—
Accrued duty and freight	932	887
Accrued litigation	1,378	1,535
Accrued payroll	4,011	4,002
Accrued purchases	2,839	4,893
Accrued royalties payable and licensing obligations	7,040	12,188
Other accrued expenses	1,470	2,548

	$33,180	$28,751

10. ACCRUED SELLING EXPENSES

Accrued selling expenses are comprised of:

	December 28, 2003	March 31, 2003
Accrued cooperative advertising	$1,962	$3,187
Accrued price concessions	14,510	19,623
Accrued sales commissions	1,660	1,829
Accrued rebates	809	2,010

	$18,941	$26,649

11. ACCRUED STOCK-BASED EXPENSES

Accrued stock-based expenses is comprised of liabilities that are expected to be settled through the issuance of 5,500 shares of our common stock (4,000 shares, in the aggregate, to two executive officers and 1,500 shares

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

to another executive for his appointment as CEO), but which require stockholder approval prior to such issuances under NASD Rules. On January 20, 2004, our stockholders approved the issuance of the 1,500 shares to our CEO at which time the associated compensation was fixed at $1,140, based on the market value of our common stock on that date. The fair value of the 4,000 and 1,500 shares, reflected as accrued stock-based expenses as of December 28, 2003, were $2,520 and $945, respectively. The Compensation Committee and the Board of Directors have approved the issuance of the 1,500 common shares to an executive officer for his promotion to CEO in May 2003 and the 4,000 common shares to two other executive officers in March 2003 (please see note 13B). Until our stockholders vote on whether to approve the issuance of the 4,000 shares, the liabilities associated with those shares will fluctuate with the market value of the related common stock, which was $0.63 per share on December 28, 2003. For the nine months ended December 28, 2003, non-cash financing expense related to the 4,000 shares equals the excess of the market value of such shares as of December 28, 2003 over the portion of such market value that had been amortized in fiscal 2003, or $2,251. Stock-based compensation for the nine months ended December 28, 2003 reflects the $945 market value of the 1,500 shares as of December 28, 2003.

12. ACCRUED RESTRUCTURING COSTS

In December 2002 and January 2003, we restructured our operations in order to lower our operating expenses and improve our operating cash flows. Under the plan, we closed our software development studio located in Salt Lake City, Utah, and reduced global administrative headcount. The studio closing was designed to achieve financial efficiencies through consolidation of all our domestic internal product development. The closure of the development studio and reduction of our global administrative headcount reduced our overall headcount by approximately 100 employees and resulted in initial restructuring charges of $4,824 during fiscal 2003. The restructuring charges included accruals for employee termination costs, the write-off of certain fixed assets and leasehold improvements and the accrual of the development studio lease commitment, which is net of estimated sub-lease rental income. During the nine months ended December 28, 2003, restructuring charges of $227 were recorded due to the change in net present value of accrued restructuring costs as well as an adjustment to our forecast of sub-lease rental income and additional lease costs. The development studio lease commitment expires in May 2007 and the employee severance agreements expire over various periods through April 2004. During the nine month period ended December 1, 2002, no restructuring charges were incurred.

The following table presents the components of the change in the balance of accrued restructuring charges for the nine months ended December 28, 2003:

Nine Months Ended December 28, 2003
Accrued restructuring costs, beginning of period	$2,299
Adjustments to employee termination costs, lease costs and estimated sub-lease rental income	227
Less: costs paid	(1,597)

Ending balance as of December 28, 2003	$929

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

13. DEBT

Debt is comprised of:

	December 28, 2003	March 31, 2003
Short term debt:
Obligations under capital leases	$458	$736
Supplemental bank loan (B)	4,000	11,000
Advances from International factors (C)	4,843	4,110
Advances from North American factor (B) (please see note 2)	1,766	4,154
Bank participation advance (D)	9,500	9,500
Promissory note (E)	123	737
Bank overdraft	—	562

	20,690	30,799

Long term debt:
16% convertible subordinated notes (A)	9,164	—
Obligations under capital leases	375	632

	9,539	632

	$30,229	$31,431

A. 16% Convertible Subordinated Notes

During September and October 2003, we raised gross proceeds of $11,863 in connection with the sale, to a limited group of private investors, of our convertible subordinated notes (the “Notes”), due in 2010. On November 12, 2003, we received notification from The Nasdaq Stock Market, Inc. that, in Nasdaq’s opinion, the structure of our September/October 2003 private offering of the Notes was not in compliance with NASD Marketplace Rule 4350(i)(1)(d). The Note offering was structured in a manner we believe complied with Nasdaq’s published rules. However, based upon discussions and agreement with Nasdaq and the holders of the Notes, in December 2003, we amended the terms of the Notes to secure Nasdaq’s agreement that the structure of the Notes complied with their rules.

The amended Notes were initially convertible into 13,262 shares of our common stock, based upon a conversion price of $0.8945 per share. The conversion price is based upon the closing price of our common stock that Nasdaq advised us complied with its interpretation of “market price” as of the time of the Note offering. The terms of the Note agreements provided for an adjustment to the conversion rate, subject to stockholder approval. On January 20, 2004, our stockholders voted to authorize an adjustment of the conversion price to $0.57 per share, a 36% discount from the $0.8945 conversion price. Accordingly, the Notes are now convertible into 20,812 shares of our common stock. The interest rate on the Notes is 16% per annum, due semi-annually on each of April 15 and October 15, commencing April 15, 2004. The purchasers of the Notes have also received warrants to purchase approximately 8,193 shares of our common stock, at an exercise price of $0.8945 per share, which exercise price was adjusted to $0.57 when stockholder approval was obtained on January 20, 2004.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

Subject to the consent of the holders of any senior indebtedness and our common stock price closing at an average of 200% of the Notes’ conversion price during a specified period, as defined in the agreement, we may, at our option, redeem the Notes in whole but not in part on any date on or after April 5, 2005, at a redemption price, payable in cash, equal to the outstanding principal amount of the Notes plus accrued and unpaid interest thereon to the applicable redemption date if the requirements as documented in the agreement are satisfied. In addition, subject to the consent of the holders of any senior indebtedness, the purchasers of the Notes have a put option to require us to repurchase the notes at a redemption amount equal to the greater of the principal amount of the Notes plus accrued interest thereon, or the market value of the underlying stock, if we experience a change in control.

In the event our common stock price closes at 200% of the Notes’ conversion price in effect at the time for 10 consecutive trading days, we have the right to require the holders of the warrants to exercise the warrants in full, within 10 business days following notification of the forced exercise.

The securities offered have not been registered under the Securities Act of 1933, as amended, or state securities laws, and may not be offered or sold in the United States absent registration with the SEC under the Securities Act of 1933, or an applicable exception therefrom. We agreed to file a registration statement to register the shares of our common stock underlying the Notes and warrants by December 19, 2003 and that the shares would be registered by January 26, 2004. As the registration statement was not filed by December 19, 2003, we incurred a penalty to the purchasers of 1% of the proceeds of the Notes or $119, which amount was included in other expense for the three and nine month periods ended December 28, 2003. We will incur additional 1% penalties for each month that passes where the shares underlying the Notes and warrants are not registered.

Based on the accounting guidance in SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” and EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” (1) the conversion option of the Notes, (2) the warrants issued with those Notes and (3) the put option held by the purchasers of the Notes are derivative instruments because we have contractually agreed to register the common shares underlying them and at issuance the conversion option was not at a fixed rate. We have recorded these derivative instruments as liabilities, included in accrued expenses in the accompanying balance sheet, at their fair values as determined by an independent valuation. Until the underlying shares are registered, and, additionally for the put option, until the Notes are converted to common stock or repaid, the instruments are considered derivatives and therefore the related liabilities each reporting period will be adjusted to their fair value. We will record adjustments to the liabilities each reporting period as non-cash financing expense or income in the statement of operations until the instruments are no longer considered derivatives and the then fair value of the instruments will be reclassified from a liability to additional paid-in capital.

We have allocated the proceeds from the sale of the Notes first to the fair values of the derivative instruments related to the Notes with the balance allocated to the Notes. Based on the fair values as of December 28, 2003, the proceeds allocated to the conversion feature of the Notes was $305, to the warrants was $2,495 and to the Notes was $9,063. The fair values of the conversion feature of the Notes and the warrants was included in accrued expenses as of December 28, 2003. The put option held by the purchasers of the Notes had no value as of December 28, 2003. The fair values of the conversion feature and the warrants represent debt discounts and will be amortized to expense over the term of the Notes or, if earlier, upon their conversion to common stock. Under the terms of the Notes, they will automatically convert to common stock at $0.57 per share if and when the shares underlying the Notes and warrants are registered with the SEC as long as our common stock remains listed on

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

Nasdaq. If this automatic conversion were to occur, the unamortized balance of the debt discounts would be recorded as non-cash financing expense at that time. As of December 28, 2003, the unamortized debt discount related to the conversion feature of the Notes was $298 and the debt discount related to the warrants was $2,401. Amortization of the debt discounts amounted to $101 for the nine months ended December 28, 2003 and is included in non-cash financing expense in the statement of operations and increased the balance of the Notes.

We incurred placement agent fees of $714 in connection with the Notes transaction, comprised of warrants to purchase 267 shares of our common stock at an exercise price of $0.8945 per share with a fair value of $180, and a cash payment of $534. We are amortizing these fees on a straight-line basis over the term of the Notes or, upon their conversion to common stock. Similar to the warrants issuable to the private investors, because the shares underlying the warrants are not registered, they are considered derivative instruments under EITF Issue No. 00-19 and therefore until the date the shares are registered, we are required to revalue the warrants on a quarterly basis and classify them in accrued expenses. Amortization of these fees amounted to $29 for the nine months ended December 28, 2003. The unamortized portion of these fees is included in other assets as of December 28, 2003.

B. North American Credit Agreement

Our primary lender and we are parties to a North American credit agreement, which expires on August 31, 2004. This agreement automatically renews for additional one-year periods, unless our primary lender or we terminate the agreement with 90 days’ prior notice. Under the agreement, our primary lender generally advances cash to us based on a borrowing formula that primarily takes into account the balance of our eligible U.S. receivables that the primary lender expects to purchase in the future, and to a lesser extent our finished goods inventory balances. Advances to us under the North American credit agreement bear interest at 1.50% per annum above our primary lender’s prime rate (5.50% as of December 28, 2003; 5.75% as of March 31, 2003). Borrowings that our primary lender may provide us in excess of an availability formula bear interest at 2.00% above our primary lender’s prime rate. Under the North American credit agreement, we may not borrow more than $30,000 or the amount calculated using the availability formula, whichever is less, unless our primary lender approves a supplemental discretionary loan. Our primary lender has secured all of our obligations under the North American credit agreement with substantially all of our assets. Under the terms of the North American credit agreement, we are required to maintain specified levels of working capital and tangible net worth, among other financial covenants. As of December 28, 2003 and March 31, 2003, we were not in compliance with respect to some of the financial covenants contained in the agreement and received waivers from our primary lender.

On March 31, 2003, our North American credit agreement was amended which allowed us to borrow supplemental discretionary loans of $11,000 through May 31, 2003, which thereafter was reduced to $5,000 through September 29, 2003 above the standard formula for short-term funding. In accordance with the terms of the amended credit agreement that afforded us the supplemental discretionary loan, as of May 31, 2003, we repaid $6,000 of the supplemental discretionary loan and as of September 26, 2003, we repaid the remaining $5,000. As a condition precedent to our primary lender entering into the amendment, two of our major shareholders, who are also executive officers, otherwise referred to as the Affiliates, pledged an aggregate cash deposit of $2,000 with our primary lender in order to provide a limited guarantee of our obligations. Our primary lender returned the cash deposit to the Affiliates on September 26, 2003 concurrently with our repayment of the supplemental discretionary loan. As consideration to the Affiliates for making the deposit, and based upon the advice of, and a fairness opinion obtained from an independent financial advisor, on March 31, 2003, the Audit

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

Committee approved and the Board of Directors authorized the issuance to each Affiliate 2,000 shares of our common stock with a then aggregate market value of $1,560 ($2,520 as of December 28, 2003) and a warrant to purchase 500 shares of our common stock at an exercise price of $0.50 per share with an aggregate fair value of $305.

In June 2003, Nasdaq advised us that their then unpublished internal interpretation of NASD Marketplace Rule 4350(i)(1)(a) requires us to obtain stockholder ratification of the issuance of the shares to the Affiliates. Therefore, the issuance of the 4,000 common shares are subject to stockholder approval and variable accounting is being applied to the issuance. Nasdaq has subsequently published a proposed amendment to Marketplace Rule 4350(i)(1)(a) which addresses this issue. Since the common shares are now forfeitable, as of June 29, 2003, we reclassified the $1,560 aggregate market value of the shares at issuance from stockholders’ equity to accrued stock-based expenses. We are required to revalue the common shares at each quarter-end, until the market value is fixed if and when the stockholders approve the share issuance. Accordingly, during the nine month period ended December 28, 2003 we increased accrued stock-based expenses by $960 to the market value of the common shares of $2,520 as of December 28, 2003.

We have expensed the fair value of the stock-based and warrant-based consideration provided to the Affiliates as a non-cash financing expense over the period between the date the initial supplemental loans were advanced in February 2003 and the date they were fully repaid, September 26, 2003. Non-cash financing expense was $2,520 for the nine months ended December 28, 2003.

In December 2003, our North American credit agreement was amended to allow for a supplemental discretionary loan of up to $4,000 from December 16, 2003 thru December 31, 2003, up to $5,000 from January 1, 2004 through January 31, 2004, up to $3,000 from February 1, 2004 through February 29, 2004, up to $2,000 from March 1, 2004 through March 31, 2004 and up to $1,000 from April 1, 2004 through April 30, 2004, on which date the outstanding supplemental loan balance is due to be repaid.

There were advances outstanding within the standard borrowing formula under the North American credit agreement of $1,766 as of December 28, 2003 and $4,154 as of March 31, 2003. A supplemental discretionary loan of $4,000 was outstanding as of December 28, 2003 and $11,000 was outstanding as of March 31, 2003.

During fiscal 2002 and fiscal 2001, our primary lender advanced to us and we repaid supplemental discretionary loans above the standard formula for short-term funding under our North American credit agreement. As additional security for the supplemental loans, two of our executive officers personally pledged as collateral an aggregate of 1,568 shares of our common stock. Our primary lender will release the 1,568 shares of common stock the affiliates pledged following a 30-day period in which we are not in an overformula position exceeding $1,000 and are not otherwise in default under the North American credit agreement.

C. Advances from International Factors

In fiscal 2001, several of our international subsidiaries entered into a receivables facility with our U.K. bank. Under the international facility, we can obtain financing of up to the lesser of approximately $18,000 or 60% of the aggregate amount of eligible receivables from our international operations. The amounts we borrow under the international facility bear interest at 2.00% per annum above LIBOR (4.95% as of December 28, 2003 and 5.17% as of March 31, 2003). This international facility has a term of three years, which automatically renews for additional one-year periods thereafter unless either our U.K. bank (GMAC) or we terminate it upon 90

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

days’ prior notice. Our U.K. bank has secured the international facility with the accounts receivable and assets of our international subsidiaries that participate in the facility. We had an outstanding balance under the international facility of $4,615 as of December 28, 2003 and $4,110 as of March 31, 2003.

In September 2003, a French bank advanced our local subsidiary $1,009 based on the outstanding balances of selected accounts receivable invoices. Customer payments of those invoices made directly to the French bank have been and will be applied to repay the outstanding loan. As of December 28, 2003, the remaining amount outstanding was $228. Our French subsidiary retains the credit risk for the invoices and therefore will cover any customer collection shortfall. The borrowed funds bear interest at 1.30% per annum above the one month EURIBOR rate (2.1% as of December 28, 2003).

D. Bank Participation Advance

In March 2001, our primary lender entered into junior participation agreements with some investors. As a result of the participation agreements, our primary lender advanced us $9,500 for working capital purposes. We are required to repay the $9,500 bank participation advance to our primary lender upon the earlier to occur of the termination of the North American credit agreement, currently August 31, 2004, or March 12, 2005. Our primary lender is required to purchase the participation agreements from the investors on the earlier to occur of March 12, 2005, or the date we repay all amounts outstanding under the North American credit agreement and the agreement is terminated. If we were not able to repay the bank participation advance, the junior participants would have subordinated rights assigned to them under the North American credit agreement for the unpaid balance.

E. Promissory Note

In March 2003, we provided a promissory note to an independent software developer in the amount of $804. The balance of the note was $123 as of December 28, 2003 and $737 as of March 31, 2003. The note bears interest at a rate of 8% per annum and is due to be fully paid in February 2004.

F. Our debt matures as follows:

Fiscal years ending March 31,
2004	$6,832
2005	13,935
2006	221
2007	77
2008	—
Thereafter	9,164

$30,229

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

14. LOSS PER SHARE

	Nine Months Ended
	December 28, 2003	December 1, 2002
Basic and Diluted EPS Computation:
Net loss	$(31,048)	$(39,566)

Weighted average common shares outstanding	105,161	92,167

Basic and Diluted net loss per share	$(0.30)	$(0.43)

We have excluded the effect of stock options, warrants and our outstanding 16% convertible notes in our calculation of diluted loss per share for the nine months ended December 28, 2003 and December 1, 2002 because their impact would have been antidilutive. Common stock equivalents excluded from loss per share amounted to 13,149 options and 15,370 warrants as of December 28, 2003 and 14,995 options and 3,945 warrants as of December 1, 2002.

15. EQUITY

In June 2003, we received net proceeds of $8,314 from a private placement of 16,383 shares of our common stock at prices ranging from $0.50 to $0.60 per share. The per share price represented an approximate 20% discount to the then recent public trading price of our common stock. In August 2003, our registration statement covering the shares of common stock issued in the offering became effective. Based on the purchase agreement, we were obligated to pay each investor an amount equal to 1% of the purchase price paid for the shares for every 30-day period which passed commencing August 3, 2003 that the registration statement was not declared effective. Because the registration statement was declared effective subsequent to August 3, 2003, we recorded a charge of $90 which is included in other income (expense) for the nine months ended December 28, 2003 and accrued expenses as of December 28, 2003. In connection with the private placement, we issued warrants to purchase 478 shares of our common stock with an exercise price of $0.50 per share to certain of the private placement investors and the placement agent. Of such warrants, 150 were exercised in October 2003. In addition, as a result of the private placement and anti-dilution provisions included in certain warrants then outstanding, the number of shares issuable under the warrants increased and the exercise price of the warrants decreased to $0.50 per share. The following table summarizes the warrant modifications:

	Modified		Original		Expiration Date
Issuance Purpose	Number	Exercise Price	Number	Exercise Price
Junior Participation	2,032	$0.50	1,270	$1.25	March, 2006
2002 Officer	2,283	0.50	1,250	2.88	April, 2012

	4,315	0.50	2,520	2.06

On March 31, 2003, as a result of the 4,000 common shares authorized to be issued to the Affiliates in connection with the amendment to the North American credit agreement with our primary lender (please see note 13B) and the anti-dilution provisions associated with certain warrants outstanding on the date of our authorization to issue the shares unrelated to the Affiliates, the number of shares issuable under the warrants

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

increased and the exercise price decreased to $0.39 per share. We have amortized the excess of the fair value of the total modified warrants over the fair value of the original warrants of $165, as calculated using the Black-Scholes option pricing model, as a non-cash financing expense on a straight-line basis over the period between March 31, 2003 through September 26, 2003, the date on which we fully repaid the supplemental discretionary loan. The related non-cash financing expense amounted to $165 for the nine months ended December 28, 2003.

As of December 28, 2003 and March 31, 2003, we had common shares reserved for issuance for the following warrants:

	December 28, 2003		March 31, 2003
Issuance Purpose	Number	Exercise Price	Number	Exercise Price
Junior participation	2,032	$0.50	1,270	$1.25
2002 officer	2,283	0.50	1,250	2.88
2003 officer	1,000	0.50	1,000	0.50
1997 financing	569	0.39	569	0.39
2000 financing	210	0.39	210	0.39
2002 financing	255	0.39	255	0.39
2001 private placement	233	3.46	233	3.46
2003 private placement—June	328	0.50	—	—
2003 private placement of convertible notes	8,460	0.57	—	—

	15,370	0.58	4,787	1.44

Please see note 13B regarding 4,000 shares issued to our Co-Chairmen as consideration for their depositing a total of $2,000 with our primary lender in order to provide a limited guarantee on our obligations.

16. RELATED PARTY TRANSACTIONS

Fees for services

We pay sales commissions to a firm which is owned and controlled by one of our co-chairmen. That firm earns these sales commissions based on the amount of our software sales that firm generates. Commissions earned by that firm amounted to $(10) for the nine months ended December 28, 2003 and $392 for the nine months ended December 1, 2002. We owed that firm $247 as of December 28, 2003 and $498 as of March 31, 2003.

During previous fiscal years we received legal services from two separate law firms of which two members of our Board of Directors are partners. In connection with the one firm which continues to represent us, we incurred fees of $630 for the nine months ended December 28, 2003 and $533 for the nine months ended December 1, 2002. For the firm that no longer represents us, we incurred fees of $16 for the nine months ended December 1, 2002. We owed the firm that continues to represent us, legal fees of $365 as of December 28, 2003 and $353 as of March 31, 2003.

Notes receivable

In October 2002, we loaned a senior executive $300 under a promissory note for the purpose of purchasing a new residence. Our Compensation Committee approved the terms and provisions of the loan in April 2002. The

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

promissory note bears interest at a rate of 6.00% per annum. Security for the repayment of the promissory note is a mortgage on the executive’s principal residence. The maturity date of the note is November 1, 2005. In May 2003, in accordance with the note’s original terms, 50% of the loan was forgiven. An additional 25% will be forgiven in each of October 2004 and October 2005 so long as the executive remains employed with Acclaim. If the executive voluntarily leaves the employment of Acclaim or is terminated for cause, at any time prior to the maturity date of the note, the executive must repay a pro-rata portion of the unpaid principal balance of the loan plus accrued and unpaid interest thereon. We are recording compensation expense for the principal balance of the loan over the periods that each portion will be forgiven. Accordingly, during the nine months ended December 28, 2003, we expensed $134 of the unamortized principal balance. The unamortized principal balance under the loan, included in other receivables, was $33 as of December 28, 2003 and $167 as of March 31, 2003.

In October 2001, we issued a total of 1,125 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $3.00 per share. For the shares we issued, we received cash of $23 for their par value and two promissory notes totaling $3,352 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest were due and payable on August 31, 2003. The notes provided us full recourse against the officers’ assets. The notes bore interest at our primary lender’s prime rate plus 1.50% per annum. As of September 26, 2003, the two executive officers had fully repaid the principal balance and related accrued interest under the notes. As of March 31, 2003, the principal balance outstanding under the notes was $3,352, classified as a contra-equity balance in additional paid-in-capital, and accrued interest receivable on the notes amounted to $324, included in other receivables.

In July 2001, we issued a total of 1,500 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $2.42 per share. For the shares issued, we received cash of $30 for their par value and two promissory notes totaling $3,595 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest were due and payable on August 31, 2003 and bore interest at our primary lender’s prime rate plus 1.50%. In June 2003, the two executive officers repaid in full the principal amount of the notes of $3,595 and all related accrued interest of $464 then outstanding under the notes. As of March 31, 2003, the principal balance outstanding under the notes was $3,595, classified as a contra-equity balance in additional paid-in-capital, and accrued interest receivable on the notes amounted to $426, included in other receivables.

In August 2000, relating to an officer’s employment agreement, we loaned one of our officers $200 under a promissory note. The note bears no interest and must be repaid on the earlier to occur of the sale of the officer’s personal residence or August 24, 2004. Based on the officer’s employment agreement, we were to forgive the loan at a rate of $25 for each year the officer remained employed with us up to a maximum of $100. Accordingly, in fiscal 2001, we expensed $25 and reduced the officer’s outstanding loan balance. In May 2002, relating to a separation agreement with the officer, we forgave and expensed another $75. In May 2003, the former officer repaid the balance of $100 outstanding under the loan. As of March 31, 2003, the balance outstanding under the loan, included in other assets, was $100.

In August 1998, relating to an officer’s employment agreement, we loaned one of our officers $500 under a promissory note. We reduced the note balance by $50 in August 1999, relating to the officer’s employment agreement, and by $200 in January 2000 relating to the employee’s termination. The note bore no interest and was required to be repaid on the earlier to occur of the sale or transfer of the former officer’s personal residence or August 11, 2003. In December 2003, we collected $150 of the outstanding note and, as a result of our

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

forgiving repayment of the balance, expensed the remaining $100. As of March 31, 2003, $250 was outstanding under the note.

In April 1998, relating to an officer’s employment agreement, we loaned one of our executive officers $200 under a promissory note. The note bore interest at our primary lender’s prime rate plus 1.00% per annum. The balance outstanding under the loan, included in other receivables, was $302 as of March 31, 2003 (including accrued interest of $102). The note was repaid in full, including all accrued interest thereon, in April 2003.

Warrants

In October 2001, we issued to two of our executive officers warrants to purchase a total of 1,250 shares of our common stock at an exercise price of $2.88 per share, the fair market value of our common stock on the grant date. We issued the warrants to the officers in consideration for their services and personal pledge of 1,250 shares of our common stock to our primary lender, as additional security for our supplemental discretionary loans (please see notes 13B and 15).

17. SEGMENT INFORMATION

Our chief operating decision-maker is our Chief Executive Officer. We have two reportable segments, North America and Europe/Pacific Rim, which we organize, manage and analyze geographically and which operate in one industry segment: the development, marketing and distribution of entertainment software. We have presented information about our operations for the nine months ended December 28, 2003 and December 1, 2002 below:

	North America	Europe and Pacific Rim	Eliminations	Total
Nine Months Ended December 28, 2003
Net revenue from external customers	$55,259	$58,429	$—	$113,688
Intersegment revenue	6	—	(6)	—

Total net revenue	$55,265	$58,429	$(6)	$113,688

Interest income	$107	$48	$—	$155
Interest expense	3,116	555	—	3,671
Depreciation and amortization	3,524	723	—	4,247
Operating loss	(22,855)	(852)	—	(23,707)
Identifiable assets as of December 28, 2003	28,879	29,302	—	58,181

Nine Months Ended December 01, 2002
Net revenue from external customers	$100,376	$79,684	$—	$180,060
Intersegment revenue	79	8,354	(8,433)	—

Total net revenue	$100,455	$88,038	$(8,433)	$180,060

Interest income	$1,161	$48	$—	$1,209
Interest expense	3,971	830	—	4,801
Depreciation and amortization	5,048	1,172	—	6,220
Operating (loss) profit	(33,944)	93	—	(33,851)
Identifiable assets as of December 1, 2002	74,660	52,941	—	127,601

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

Our gross revenue was derived from the following product categories:

	Nine Months Ended
	December 28, 2003	December 1, 2002
Cartridge-based software:
Nintendo Game Boy	2%	6%

Subtotal for cartridge-based software	2%	6%

Disc-based software:
Sony PlayStation 2: 128-bit	55%	51%
Sony PlayStation 1: 32-bit	4%	2%
Microsoft Xbox: 128-bit	24%	18%
Nintendo GameCube: 128-bit	12%	21%

Subtotal for disc-based software	95%	92%

PC software	3%	2%

Total	100%	100%

18. COMMITMENTS, CONTINGENCIES AND INDEMNIFICATION

A. Legal Proceedings

On July 11, 2003, we were notified by the Securities and Exchange Commission (the “SEC”) that we have been included in a formal, non-public inquiry entitled “In the Matter of Certain Videogame Manufacturers” that the SEC is conducting. In connection with that inquiry we were required to provide to the Commission certain information. The Commission has advised us that “this request for information should not be construed as an indication from the SEC or its staff that any violation of the law has occurred, nor should it reflect negatively on any person, entity or security.” We have and are continuing to fully cooperate with the inquiry.

In 2003, fourteen class action complaints asserting violations of federal securities laws were filed against the Company and certain of its officers and/or directors. By order dated July 3, 2003, the Court consolidated all fourteen actions into one action entitled In re Acclaim Entertainment, Inc. Securities Litigation, Master File No. 2, 03-CV-1270 (E.D.N.Y.) (JS) (ETB), and appointed class members Penn Capital Management, Robert L. Mannard and Steve Russo as lead plaintiffs, and also approved lead plaintiffs’ selection of counsel. Plaintiffs served a Consolidated Amended Complaint (the “Consolidated Complaint”) on or about September 1, 2003. The defendants in the consolidated action are the Company, Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard F. Agoglia. The Consolidated Complaint alleges a class period from October 14, 1999 through January 13, 2003. The Consolidated Complaint alleges that the Company engaged in a variety of wrongful practices which rendered statements made by the Company and its financial statements to be false and misleading. Among other purported wrongful practices, the Consolidated Complaint alleges that Acclaim engaged in “channel stuffing,” a practice by which Acclaim allegedly delivered excess inventory to its distributors to meet or exceed analysts’ earnings expectations and inflate its sales results; entered into “conditional sales agreements” whereby Acclaim’s customers allegedly were induced to accept delivery of Acclaim products prior to a quarter-end reporting period on the condition that Acclaim would accept the return of any unsold product after the quarter-end, and that Acclaim falsified sales reports and manipulated the timing and

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

recognition of price concessions and discounts granted to its retail customers. The Consolidated Complaint further alleges that Acclaim engaged in improper accounting practices, including the improper recognition of sales revenue; manipulation of reserves associated with concessions, chargebacks and/or sales discounts granted to customers; and the improper reporting of software development costs. The Consolidated Complaint alleges that as a result of these practices defendants violated § 10(b) of the Securities Exchange Act of 1934 and SEC Rule 10b-5, and that the individual defendants violated § 20(a) of the 1934 Act. The Consolidated Complaint seeks compensatory damages in an unspecified amount. On December 3, 2003 the Company moved to dismiss the Consolidated Complaint. Plaintiffs opposed the motion to dismiss on January 20, 2004, and the Company submitted its reply papers on February 20, 2004. We are defending this action vigorously.

We are also party to various litigations arising in the ordinary course of our business, the resolution of which, we believe, will not have a material adverse effect on our liquidity or results of operations.

B. Indemnification

Under the terms of substantially all of our software revenue sharing agreements with customers that, among other things, rent our software to consumers, we have agreed to indemnify our customers for all costs and damages arising from claims against such customers based on, among other things, allegations that the Company’s software infringes the intellectual property rights of a third party. Such indemnification provisions are accounted for in accordance with SFAS No. 5. Through December 28, 2003, there have not been any claims under such indemnification provisions.

19. SUBSEQUENT EVENTS

A. Issuance of Convertible Notes

On February 17, 2004, (the “Initial Closing Date”) we raised gross proceeds of $15,000 in connection with the sale of 9% Senior Subordinated Convertible Notes (the “9% Notes”), due in February 2007, to an investor. The 9% Notes are convertible into shares of our common stock, at a conversion price of $0.65 per share. Additionally, the investor received warrants to purchase 4,615 shares of our common stock with an exercise price equal to $0.65 per share. The warrants are exercisable for five years from the Initial Closing Date.

Interest due on the 9% Notes is payable semi-annually commencing October 1, 2004. Upon conversion of the 9% Notes the related accrued and unpaid interest, if any, shall be paid in cash to the investor. The 9% Notes are collateralized by a second mortgage on our headquarters building, subject to our primary lender’s (GMAC Commercial Credit LLP) consent and an inter-creditor agreement to be entered into post-closing. The terms of the 9% Notes preclude our incurrence of additional indebtedness and payment of cash dividends.

Commencing August 18, 2004, if the market value of our common stock equals at least $1.625, which is periodically reduced to $0.975 by February 19, 2006, and other specific criteria are met, we have the right to redeem all or a portion of the 9% Notes at the outstanding principal balance of the 9% Notes plus any related accrued interest. The investor has the right to require us to repurchase the 9% Notes in the event of a change in control of the Company, as defined in the agreement. The 9% Notes are subordinate to all our bank debt with our primary lender.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Unaudited)

The securities offered have not been registered under the Securities Act of 1933, as amended or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, or an applicable exception therefrom. We have agreed to register the shares of our common stock underlying the securities within 45 days following the Initial Closing Date. If a registration statement covering the shares of common stock underlying the 9% Notes and related warrants has not been declared effective within six months of the Initial Closing Date, then the conversion price shall be reset to $0.60 per share.

If the registration statement is not effective within 120 days of the Initial Closing Date in the case of an SEC review or 90 days in the case of no SEC review, then liquidated damages of 1% of the investment shall be paid to the investor per month by Acclaim.

We have a first option, for a nine month period from February 17, 2004 (the “First Option Period”), to require the investor to purchase $5,000 of additional 9% Notes (the “First Additional 9% Notes”) at a conversion price of $0.65 per share, if during that period the closing bid price of our common stock exceeds $0.8125 per share for twenty consecutive trading days, the registration statement covering the shares underlying the 9% Notes and related warrants is effective and our common stock continues to be listed on a qualified securities exchange. In the event that we do not exercise our First Option, the investor likewise has the option, during the First Option Period, to purchase the First Additional 9% Notes from us for $5,000.

We have a second option, for a six month period commencing one year following the Initial Closing Date (the “Second Option Period”), to require the investor to purchase $5,000 of additional 9% Notes (the “Second Additional 9% Notes”) at a conversion price of $0.65 per share, if during the three month period commencing February 17, 2005, the closing bid price of our common stock exceeds $1.30 per share for twenty consecutive trading days or if during the three month period commencing May 17, 2005, the closing bid price of our common stock exceeds $0.975 per share for twenty consecutive trading days and our common stock continues to be listed on a qualified securities exchange. In the event that we do not exercise our second option, the investor also has the option, for an 18 month period commencing on the Initial Closing Date, to purchase the Second Additional 9% Notes from us for $5,000.

In connection with any purchase of First Additional 9% Notes or Second Additional 9% Notes, the investor would receive additional warrants to purchase a number of shares of our common stock equal to 20% of the number of shares underlying those additional notes, with an exercise price equal to $0.65 per share.

We incurred fees of $1,039 in connection with the 9% Notes transaction for placement agent and investment advisory services, comprised of warrants to purchase 554 shares of our common stock at an exercise price of $0.65 per share with a fair value of $289, and cash payments totaling $750. We will amortize these fees on a straight-line basis over the term of the 9% Notes or, upon their conversion to common stock.

B. Equity

On January 20, 2004, our stockholders approved an increase in our authorized shares of common stock to 300,000 and an amendment to our 1998 Stock Incentive Plan to increase the common shares available under the plan to 25,442.

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders

Acclaim Entertainment, Inc.

We have audited the accompanying consolidated balance sheets of Acclaim Entertainment, Inc. and Subsidiaries as of March 31, 2003, August 31, 2002 and August 31, 2001, and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows for the seven months ended March 31, 2003 and each of the years in the three-year period ended August 31, 2002. In connection with our audit of the consolidated financial statements, we also have audited the financial statement schedule for the seven months ended March 31, 2003 and each of the years in the three-year period ended August 31, 2002. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Acclaim Entertainment, Inc. and Subsidiaries as of March 31, 2003, August 31, 2002 and August 31, 2001, and the results of their operations and their cash flows for the seven months ended March 31, 2003 and each of the years in the three-year period ended August 31, 2002, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying financial statements and financial statement schedule have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1A to the consolidated financial statements, the Company’s working capital and stockholders’ deficits as of March 31, 2003 and recurring use of cash in operating activities raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1A. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
New York, New York May 20, 2003

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	March 31, 2003	August 31, 2002	August 31, 2001
ASSETS
Current Assets
Cash and cash equivalents	$4,495	$51,004	$26,797
Accounts receivable, net	24,303	65,660	46,704
Other receivables	3,360	2,685	2,195
Inventories	7,711	9,634	4,043
Prepaid expenses and other current assets	7,076	6,420	4,816
Capitalized software development costs, net	6,944	13,257	3,875
Building held for sale	5,424	—	—

Total Current Assets	59,313	148,660	88,430
Fixed assets, net	19,731	30,760	32,645
Capitalized software development costs	—	1,813	1,733
Other assets	893	1,662	2,822

Total Assets	$79,937	$182,895	$125,630

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Convertible notes	$—	$—	$29,225
Short-term borrowings	30,799	54,508	25,428
Trade accounts payable	28,477	40,151	33,630
Accrued expenses	28,751	44,828	31,582
Accrued selling expenses	26,649	14,945	7,284
Accrued restructuring charges	2,299	—	—
Mortgage payable	4,600	—	—
Income taxes payable	1,234	1,515	694

Total Current Liabilities	122,809	155,947	127,843
Long-Term Liabilities
Long-term debt	632	4,737	4,973
Bank participation advance	—	—	9,500
Other long-term liabilities	2,654	2,856	3,669

Total Liabilities	126,095	163,540	145,985

Stockholders’ (Deficit) Equity
Preferred stock, $0.01 par value; 1,000 shares authorized; none issued	—	—	—
Common stock, $0.02 par value; 200,000 shares authorized; 96,621, 92,471 and 77,279 shares issued and outstanding	1,932	1,849	1,546
Additional paid-in capital	313,616	311,458	267,436
Accumulated deficit	(359,911)	(292,106)	(287,573)
Accumulated other comprehensive loss	(1,795)	(1,846)	(1,764)

Total Stockholders’ (Deficit) Equity	(46,158)	19,355	(20,355)

Total Liabilities and Stockholders’ (Deficit) Equity	$79,937	$182,895	$125,630

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Seven Months Ended March 31,		Fiscal Years Ended August 31,
	2003	2002	2002	2001	2000
		(Unaudited)
Net revenue	$101,589	$160,188	$268,688	$197,568	$188,626
Cost of revenue	76,507	62,891	118,386	62,023	105,396

Gross profit	25,082	97,297	150,302	135,545	83,230

Operating expenses
Marketing and selling	32,295	30,132	57,892	31,631	71,632
General and administrative	24,549	25,165	43,374	40,839	56,378
Research and development	25,392	23,133	44,139	39,860	57,410
Goodwill writedown	—	—	—	—	17,870
Restructuring charges	4,824	—	—	—	—
Impairment on building held for sale	2,146	—	—	—	—

Total operating expenses	89,206	78,430	145,405	112,330	203,290

(Loss) earnings from operations	(64,124)	18,867	4,897	23,215	(120,060)

Other income (expense)
Interest expense, net	(4,073)	(5,301)	(7,269)	(10,522)	(7,691)
(Loss) gain on early retirement of debt	—	(1,221)	(1,221)	2,795	—
Other income (expense)	201	(843)	(1,660)	1,699	(3,902)

Total other expense	(3,872)	(7,365)	(10,150)	(6,028)	(11,593)

(Loss) earnings before income taxes	(67,996)	11,502	(5,253)	17,187	(131,653)
Income tax (benefit) provision	(191)	(944)	(720)	(106)	91

Net (loss) earnings	$(67,805)	$12,446	$(4,533)	$17,293	$(131,744)

Net (loss) earnings per share data:
Basic	$(0.73)	$0.15	$(0.05)	$0.29	$(2.36)

Diluted	$(0.73)	$0.14	$(0.05)	$0.26	$(2.36)

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY

(In thousands)

	Preferred Stock Issued	Common Stock Issued		Additional Paid-In Capital	Notes Receivable	Deferred Compensation
		Shares	Amount
Balance at August 31, 1999	$—	56,033	$1,121	$209,926	$—	$(2,653)
Net loss	—	—	—	—	—	—
Issuances of common stock	—	14	—	100	—	—
Escrowed shares received	—	(72)	(1)	(628)	—	—
Cancellations of options	—	—	—	(66)	—	66
Deferred compensation expense	—	—	—	—	—	2,274
Issuance of warrants for litigation settlements	—	—	—	2,550	—	—
Exercise of stock options and warrants	—	427	9	1,553	—	—
Issuance of common stock under employee stock purchase plan	—	223	4	818	—	—
Foreign currency translation loss	—	—	—	—	—	—

Balance at August 31, 2000	—	56,625	1,133	214,253	—	(313)
Net earnings	—	—	—	—	—	—
Issuances of common stock in private placement	—	9,335	187	28,009	—	—
Issuances of common stock to executive officers	—	720	14	886	—	—
Issuances of common stock for payment of services	—	914	18	2,857	—	—
Issuances of common stock in connection with note retirements	—	6,169	123	15,737	—	—
Escrowed shares received	—	(72)	(1)	1	—	—
Deferred compensation expense	—	—	—	—	—	313
Issuance of common stock for litigation settlements	—	204	4	544	—	—
Exercise of stock options and warrants	—	3,151	63	6,777	(3,595)	—
Warrants issued in connection with bank participation advance	—	—	—	1,751	—	—
Issuance of common stock under employee stock purchase plan	—	233	5	216	—	—
Foreign currency translation loss	—	—	—	—	—	—

Balance at August 31, 2001	—	77,279	1,546	271,031	(3,595)	—
Net loss	—	—	—	—	—	—
Issuances of common stock in private placement	—	7,167	143	19,642	—	—
Issuances of common stock for exercises of warrants by executive officers	—	1,125	23	3,352	(3,352)	—
Issuances of common stock in connection with note retirements and conversions	—	5,039	101	18,729	—	—
Exercise of stock options and warrants	—	2,071	41	4,662	—	—
Cancellations of common stock	—	(551)	(11)	11	—	—
Warrants issued and other non-cash charges in connection with supplemental bank loan	—	—	—	732	—	—
Expenses incurred in connection with issuances of common stock	—	—	—	(287)	—	—
Issuance of common stock under employee stock purchase plan	—	341	6	533	—	—
Foreign currency translation loss	—	—	—	—	—	—

Balance at August 31, 2002	—	92,471	1,849	318,405	(6,947)	—
Net loss	—	—	—	—	—	—
Exercise of stock options and warrants	—	10	—	11	—	—
Issuance of common stock under employee stock purchase plan	—	140	3	118	—	—
Issuance of common stock to executive officers for providing collateral for credit agreement	—	4,000	80	1,480	—	—
Warrants issued to executive officers for providing collateral for credit agreement	—	—	—	305	—	—
Warrant modification charges in connection with common stock issuance to executive officers	—	—	—	165	—	—
Stock option compensation	—	—	—	79	—	—
Foreign currency translation gain	—	—	—	—	—	—

Balance at March 31, 2003	$—	96,621	$1,932	$320,563	$(6,947)	$—

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ (DEFICIT) EQUITY (Continued)

(In thousands)

	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive Loss	Total	Comprehensive Income (loss)
Balance at August 31, 1999	$(173,122)	$(3,262)	$(651)	$31,359	$—
Net loss	(131,744)	—	—	(131,744)	(131,744)
Issuances of common stock	—	—	—	100	—
Escrowed shares received	—	(76)	—	(705)	—
Cancellations of options	—	—	—	—	—
Deferred compensation expense	—	—	—	2,274	—
Issuance of warrants for litigation settlements	—	—	—	2,550	—
Exercise of stock options and warrants	—	—	—	1,562	—
Issuance of common stock under employee stock purchase plan	—	—	—	822	—
Foreign currency translation loss	—	—	(198)	(198)	(198)

Balance at August 31, 2000	(304,866)	(3,338)	(849)	(93,980)	(131,942)

Net earnings	17,293	—	—	17,293	17,293
Issuances of common stock in private placement	—	3,338	—	31,534	—
Issuances of common stock to executive officers	—	—	—	900	—
Issuances of common stock for payment of services	—	—	—	2,875	—
Issuances of common stock in connection with note retirements	—	—	—	15,860	—
Escrowed shares received	—	—	—	—	—
Deferred compensation expense	—	—	—	313	—
Issuance of common stock for litigation settlements	—	—	—	548	—
Exercise of stock options and warrants	—	—	—	3,245	—
Warrants issued in connection with bank participation advance	—	—	—	1,751	—
Issuance of common stock under employee stock purchase plan	—	—	—	221	—
Foreign currency translation loss	—	—	(915)	(915)	(915)

Balance at August 31, 2001	(287,573)	—	(1,764)	(20,355)	16,378

Net loss	(4,533)	—	—	(4,533)	(4,533)
Issuances of common stock in private placement	—	—	—	19,785	—
Issuances of common stock for exercises of warrants by executive officers	—	—	—	23	—
Issuances of common stock in connection with note retirements and conversions	—	—	—	18,830	—
Exercise of stock options and warrants	—	—	—	4,703	—
Cancellations of common stock	—	—	—	—	—
Warrants issued and other non-cash charges in connection with supplemental bank loan	—	—	—	732	—
Expenses incurred in connection with issuances of common stock	—	—	—	(287)	—
Issuance of common stock under employee stock purchase plan	—	—	—	539	—
Foreign currency translation loss	—	—	(82)	(82)	(82)

Balance at August 31, 2002	(292,106)	—	(1,846)	19,355	(4,615)

Net loss	(67,805)	—	—	(67,805)	(67,805)
Exercise of stock options and warrants	—	—	—	11	—
Issuance of common stock under employee stock purchase plan	—	—	—	121	—
Issuance of common stock to executive officers for providing collateral for credit agreement	—	—	—	1,560	—
Warrants issued to executive officers for providing collateral for credit agreement	—	—	—	305	—
Warrant modification charges in connection with common stock issuance to executive officers	—	—	—	165	—
Stock option compensation	—	—	—	79	—
Foreign currency translation gain	—	—	51	51	51

Balance at March 31, 2003	$(359,911)	$—	$(1,795)	$(46,158)	$(67,754)

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Seven Months Ended March 31,		Fiscal Years Ended August 31,
	2003	2002	2002	2001	2000
		(Unaudited)
Cash flows from operating activities:
Net (loss) earnings	$(67,805)	$12,446	$(4,533)	$17,293	$(131,744)
Adjustments to reconcile net (loss) earnings to net cash used in operating activities:
Depreciation and amortization	4,124	4,868	8,467	8,862	13,202
Goodwill writedown	—	—	—	—	17,870
Non-cash financing expense	756	895	1,504	386	—
Loss (gain) on early retirement of debt	—	1,221	1,221	(2,795)	—
Provision for price concessions and returns, net	55,938	21,138	67,024	6,399	90,248
Deferred compensation expense	—	—	—	313	2,274
Non-cash royalty charges	—	—	—	1,168	6,077
Amortization of capitalized software development costs	17,063	6,597	10,725	1,796	—
Write-off of capitalized software development costs	2,045	—	2,478	—	—
Impairment charge on building held for sale	2,146	—	—	—	—
Non-cash compensation expense	79	—	—	—	300
Loss on fixed asset disposals	231	—	—	—	—
Other non-cash items	14	(63)	142	381	80
Change in operating assets and liabilities:
Accounts receivable	8,125	(32,526)	(92,461)	(21,811)	(11,908)
Other receivables	(1,532)	(2,262)	446	745	984
Other assets	300	(300)	(225)	25	(200)
Inventories	2,367	(4,514)	(5,843)	660	10,587
Prepaid expenses	891	(1,612)	(1,199)	2,065	6,696
Capitalized software development costs	(10,872)	(11,054)	(22,608)	(7,410)	—
Accounts payable	(11,382)	(7,869)	6,040	2,554	(14,987)
Accrued expenses	(22,635)	(6,128)	27,257	(28,583)	(41,703)
Income taxes payable	(345)	217	891	1,419	(7,151)
Other long-term liabilities	(202)	(705)	(845)	(48)	1,865

Net cash used in operating activities	(20,694)	(19,651)	(1,519)	(16,581)	(57,510)

Cash flows from investing activities:
Acquisition of fixed assets	(733)	(2,122)	(5,082)	(1,033)	(20,916)
Disposal of fixed assets	79	7	7	1,237	644
Other assets	31	(184)	(184)	(289)	500

Net cash used in investing activities	(623)	(2,299)	(5,259)	(85)	(19,772)

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(In thousands)

	Seven Months Ended March 31,		Fiscal Years Ended August 31,
	2003	2002	2002	2001	2000
		(Unaudited)
Cash flows from financing activities:
Proceeds from bank participation advance	—	—	—	9,500	—
Repayment of convertible notes	—	(12,190)	(12,190)	(5,997)	—
Proceeds from mortgages	—	—	—	—	6,233
Payment of mortgages	(483)	(884)	(1,027)	(1,176)	(945)
(Payment of) proceeds from short-term bank loans, net	(23,401)	1,757	19,368	(4,451)	1,663
Proceeds from exercises of stock options and warrants	11	3,278	4,726	3,245	1,562
Payment of obligations under capital leases	(662)	(263)	(564)	(222)	(667)
Proceeds from issuances of common stock, net	—	21,523	19,498	36,368	—
Proceeds from issuance of common stock under employee stock purchase plan	121	245	539	221	622
Escrowed shares received	—	—	—	—	(77)

Net cash (used in) provided by financing activities	(24,414)	13,466	30,350	37,488	8,391

Effect of exchange rate changes on cash	(778)	(205)	635	(763)	1,208

Net (decrease) increase in cash and cash equivalents	(46,509)	(8,689)	24,207	20,059	(67,683)
Cash and cash equivalents: beginning of period	51,004	26,797	26,797	6,738	74,421

Cash and cash equivalents: end of period	$4,495	$18,108	$51,004	$26,797	$6,738

Supplemental schedule of non cash investing and financing activities:
Issuance of common stock for payment of accrued royalties payable	$—	$—	$—	$2,719	$—
Issuance of common stock for payment of convertible notes and related accrued interest	$—	$13,309	$13,309	$7,597	$—
Issuance of common stock for bank loan collateral	$1,560	$—	$—	$—	$—
Issuance of stock warrants for bank loan collateral	$305	$—	$—	$—	$—
Acquisition of equipment under capital leases	$262	$280	$1,252	$—	$851
Conversion of notes to common stock	$—	$4,300	$4,300	$—	$—
Cash paid during the period for:
Interest	$3,727	$7,163	$9,814	$10,993	$11,449
Income taxes	$77	$609	$—	$410	$2,714

See notes to consolidated financial statements.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

A. Business and Liquidity

We develop, publish, distribute and market video and computer game software on a worldwide basis under our brand name for popular interactive entertainment consoles, such as Sony’s PlayStation 2, Nintendo’s Game Boy Advance and GameCube, and Microsoft’s Xbox, and, to a lesser extent, personal computers. We develop our own software in five software development studios located in the U.S. and the U.K, including a recording studio in the U.S. We also contract with independent software developers to create software for us. We distribute our software directly through our subsidiaries in North America, the U.K., Germany, France, Spain and Australia. We also utilize regional distributors outside those geographic areas. We also distribute software developed and published by third parties, develop and publish strategy guides relating to our software and issue “special edition” comic magazines at various times to support certain of our brands.

For the seven months ended March 31, 2003 we had a net loss of $67,805 and used $20,694 of cash in operating activities. As of March 31, 2003, we have a stockholders’ deficit of $46,158, a working capital deficit of $63,496 and $4,495 of cash and cash equivalents. Our accompanying financial statements and financial statement schedule have been prepared assuming that we will continue as a going concern. Our working capital and stockholders’ deficits as of March 31, 2003 and the recurring use of cash in operating activities raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our short-term liquidity has been supplemented with borrowings under our North American and International credit facilities with our primary lender. (Please see note 14.) To enhance liquidity, during the seven months ended March 31, 2003 we implemented targeted expense reductions through a business restructuring under which we reduced fixed and variable expenses, closed our Salt Lake City, Utah software development studio, redeployed various assets, eliminated certain marginal titles under development, reduced staff and staff related expenses and lowered marketing expenditures. Additionally, on March 31, 2003, our primary lender advanced to us a supplemental discretionary loan of up to $11,000 through May 31, 2003, which thereafter is reduced to $5,000 through September 29, 2003. (Please see note 14.) In May 2003, two of our executive officers, referred to as the Affiliates, each committed to our Board of Directors to prepay $2,000 of their outstanding loans due to us. Based upon our cash resources, including the $11,000 supplemental discretionary loan being provided by our primary lender and assuming our primary lender consents, based upon our existing collateral, to provide us supplemental financing during the second half of fiscal 2004, although we can provide no assurance to our investors that we will be able to receive such consent, and the $4,000 cash commitment from the Affiliates and assuming we achieve our sales forecast by successfully meeting our product release schedule as provided in our business operating plan, and giving effect to the continued realization of savings from our implemented expense reductions, and providing we continue to enjoy the support of our primary lender and vendors, we expect to have sufficient cash resources to meet our projected cash and operating requirements through the next twelve months. The Company continues to pursue financing and investing arrangements with outside investors. Our long-term liquidity will significantly depend on our ability to timely develop and market new software products that achieve widespread market acceptance for use with the hardware platforms that dominate the market and derive a long-term benefit from the expense reductions. In the event that we do not achieve the product release schedule, sales assumptions or continue to derive expense savings from our implemented expense reductions, or our primary lender does not consent, based upon our existing collateral, to provide us supplemental financing during the second half of fiscal 2004, we cannot assure investors that our future operating cash flows will be sufficient to meet our operating requirements, our debt service requirements or repay our indebtedness at maturity,

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

including without limitation, repayment of the supplemental discretionary loan. In any such event, our operations and liquidity will be materially and adversely affected and we could be forced to cease operations.

B. Change in Fiscal Year

In January 2003, our Board of Directors approved a plan to change our fiscal year end from August 31 to March 31. The accompanying consolidated financial statements include our results of operations for the seven month fiscal year ended March 31, 2003 and our unaudited results of operations for the seven months ended March 31, 2002. Fiscal year 2004 commenced on April 1, 2003 and will end on March 31, 2004. Our quarterly closing dates will occur on the Sunday closest to the last day of the calendar quarter, which encompasses the following quarter ending dates for fiscal 2004.

Quarter	Quarter End Date
First	June 29, 2003
Second	September 28, 2003
Third	December 28, 2003
Fourth	March 31, 2004

C. Principles of Consolidation

The consolidated financial statements include the financial results of Acclaim Entertainment, Inc. and Acclaim’s majority-owned subsidiaries. Our consolidated financial statements exclude all intercompany balances and transactions.

D. Cash Equivalents

We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents, consisting of taxable municipal securities and money market funds, amounted to $28,606 as of August 31, 2002. We had no cash equivalents as of March 31, 2003 and August 31, 2001.

E. Financial Instruments

The March 31, 2003, August 31, 2002 and August 31, 2001 values of receivables, trade accounts payable and accrued expenses approximated their fair values due to their short maturities. The March 31, 2003, August 31, 2002 and August 31, 2001 carrying values of bank borrowings and mortgage notes payable approximated their fair values because these instruments bear interest at rates that are adjusted for market rate fluctuations. Please see note 14.

F. Net Revenue

We apply the provisions of Statement of Position 97-2, “Software Revenue Recognition,” in conjunction with the applicable provisions of Staff Accounting Bulletin No. 101, “Revenue Recognition.” Accordingly, we recognize revenue for software when there is (1) persuasive evidence that an arrangement exists, which is generally a customer purchase order, (2) the software is delivered, (3) the selling price is fixed and determinable and (4) collectibility of the customer receivable is deemed probable. We do not customize our software or provide postcontract support to our customers.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

The timing of when we recognize revenue generally differs for our retail customers and distributor customers. For retail customers, we recognize software product revenue when the products are shipped to the retail customers. Because we do not provide extended payment terms and our revenue arrangements with retail customers do not include multiple deliverables such as upgrades, postcontract customer support or other elements, our selling price for software products is fixed and determinable when titles are shipped to retail customers. We generally deem collectibility probable when we ship titles to retail customers as the majority of these sales are to major retailers that possess significant economic substance, the arrangements consist of payment terms of 60 days, and the customers’ obligation to pay is not contingent on the resale of product in the retail channel. For distributor customers, collectibility is deemed probable and we recognize revenue on the earlier to occur of when the distributor pays the invoice or when the distributor provides persuasive evidence that the product has been resold, assuming all other revenue recognition criteria have been met.

We are generally not contractually obligated to accept returns, except for defective product. However, we generally grant price concessions to our customers who primarily are major retailers that control the market access to the consumer when those concessions are necessary to maintain our relationship with the retailers and access to their retail channel customers. If the consumers’ demand for a specific title falls below expectations or significantly declines below previous rates of sell-through, then, we generally provide a price concession or credit to spur further sales by the retailer to maintain the customer relationship. We record revenue net of an allowance for estimated price concessions and returns. We must make significant estimates and judgments when determining the appropriate allowance for price concessions and returns in any accounting period. In order to derive and evaluate those estimates, we analyze historical price concessions and returns, current sell-through of product and retailer inventory, current economic trends, changes in consumer demand and acceptance of our products in the marketplace, among other factors. Please see note 1S.

Allowances for price concessions and returns are reflected as a reduction of accounts receivable when we have agreed to grant credits to our customers; otherwise, they are reflected as an accrued liability. Our allowance for price concessions and returns, including both the accounts receivable and accrued liability components, is summarized below:

	March 31, 2003	August 31, 2002	August 31, 2001
Gross accounts receivable (please see note 4)	$50,980	$95,877	$63,551

Allowances:
Accounts receivable allowance (please see note 4)	$26,677	$30,217	$16,847
Accrued price concessions (please see note 12)	19,623	10,001	5,887
Accrued rebates (please see note 12)	2,010	1,957	—

Total allowances	$48,310	$42,175	$22,734

G. Inventories

Inventories are stated at the lower of FIFO (first-in, first-out) cost or market and consist principally of finished goods.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

H. Prepaid Royalties

We pay non-refundable royalty advances to licensors of intellectual properties and classify those payments as prepaid royalties. All royalty advance payments are recoupable against future royalties due for software or intellectual properties we licensed under the terms of our license agreements. We expense prepaid royalties at contractual royalty rates based on actual product sales. We also charge to expense the portion of prepaid royalties that we expect will not be recovered through future product sales. Material differences between actual future sales and those we projected may result in the amount and timing of royalty expense to vary. We classify royalty advances as current or noncurrent assets based on the portion of estimated future net product sales that we expect will occur within the next fiscal year.

I. Software Development Costs

We account for our software development costs in accordance with Statement of Financial Accounting Standard No. 86, “Accounting for the Cost of Computer Software to be Sold, Leased, or Otherwise Marketed.” Under SFAS No. 86, we expense software development costs as incurred until we determine that the software is technologically feasible. Generally, to establish whether the software is technologically feasible, we require a proven game engine that has been successfully utilized in a previous product. We assess its detailed program designs to verify that the working model of the game engine has been tested against the product design. Once we determine that the entertainment software is technologically feasible and we have a basis for estimating the recoverability of the development costs from future cash flows, we capitalize the remaining software development costs until the software product is released.

Once we release a software title, we commence amortizing the related capitalized software development costs. We record amortization expense as a component of cost of revenue. We calculate the amortization of a software title’s capitalized software development costs using two different methods, and then amortize the greater of the two amounts. Under the first method, we divide the current period gross revenue for the released title by the total of current period gross revenue and anticipated future gross revenue for the title and then multiply the result by the title’s total capitalized software development costs. Under the second method, we divide the title’s total capitalized costs by the number of periods in the title’s estimated economic life up to a maximum of three months. Material differences between our actual gross revenue and those we project may result in the amount and timing of amortization to vary. If we deem a title’s capitalized software development costs unrecoverable based on our expected future gross revenue and corresponding cash flows, we write off the costs and record the charge to development expense or cost of revenue, as appropriate.

J. Long-Lived Assets

We review long-lived assets for impairment whenever events or changes in circumstances indicate that we may not recover the carrying amount of an asset. Our long-lived assets are primarily composed of fixed assets. If the sum of the cash flows we expect to generate from long-lived assets are less than their carrying amounts, we record an impairment loss equal to the amount by which the carrying amount of the asset exceeds its fair value.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

K. Fixed Assets

We record property and equipment at cost. We include the asset values of capitalized leases in fixed assets and reflect the associated liabilities as obligations under capital leases. We depreciate our assets in equal amounts over their estimated useful lives as summarized below:

Buildings and improvements	1 to 20 years
Furniture, fixtures, and equipment	1 to 7 years
Automotive equipment	3 to 5 years

L. Goodwill

Our policy is to evaluate and recognize an impairment of goodwill if it is probable that the recorded amounts are in excess of projected undiscounted future cash flows. In the fourth quarter of fiscal 2000, we wrote off the remaining $17.9 million of goodwill related to our subsidiary, Acclaim Comics, because its value was impaired. We based our decision to write off the remaining goodwill of Acclaim Comics on the operating losses incurred by Acclaim Comics, the deterioration of Acclaim Comics’ core businesses, the state of the comic book industry and our projections for Acclaim Comics’ operations. We decided that we would continue to publish special edition comic book magazines only occasionally to support our software products, revised our forecasts of unit sales downward and the life of our software using properties licensed or created by Acclaim Comics and eliminated the projected development of some new titles using Acclaim Comics’ properties.

M. Interest Expense, Net

Interest expense, net is comprised of:

	Seven Months Ended		Fiscal Years Ended
	March 31, 2003	March 31, 2002	August 31, 2002	August 31, 2001	August 31, 2000
		(Unaudited)
Interest income	$465	$480	1,455	471	3,758
Interest expense	(4,538)	(5,781)	(8,724)	(10,993)	(11,449)

	$(4,073)	$(5,301)	(7,269)	(10,522)	(7,691)

N. Income Taxes

We recognize deferred tax assets and liabilities related to the future tax consequences attributable to temporary differences between the financial statement and tax basis carrying amounts of existing assets and liabilities. We calculate the value of our deferred tax assets and liabilities by multiplying the value of temporary differences by the future enacted tax rates we expect will apply to taxable income in the years in which we expect those temporary differences will reverse. If our expectation of future tax rates changes, we recognize the effect on deferred tax assets and liabilities in income in the period that includes the enactment date. We have not recorded a deferred tax asset as of March 31, 2003, August 31, 2002 and August 31, 2001 due to the uncertainty of our ability to recover its value in future periods.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

O. Foreign Currency

We translate assets and liabilities of our foreign operations using rates of exchange at the end of each reporting period. Operating results of our foreign operations are translated using average rates of exchange in effect for each reporting period. The exchange rate differential creates unrealized foreign currency translation gains and losses, which we classify in accumulated other comprehensive income or loss, a separate component of stockholders’ equity.

Generally, we realize foreign currency transaction gains and losses in connection with sales to our customer’s in foreign countries, which we effect through our foreign subsidiaries, as well as in connection with intercompany transactions with our foreign subsidiaries. We classify realized foreign currency transaction gains (losses) in other income (expense), which amounted to $75 for the seven months ended March 31, 2003, $(127) for the seven months ended March 31, 2002, $(337) for fiscal 2002, $(249) for fiscal 2001 and $(2,152) for fiscal 2000.

We have never entered into any material foreign currency hedging transactions.

P. Shipping and Handling Costs

We record shipping and handling costs as a component of general and administrative expenses. We do not invoice our customers for and have no revenue related to shipping and handling costs. These costs amounted to $2,755 for the seven months ended March 31, 2003, $2,680 for the seven months ended March 31, 2002, $5,057 for fiscal 2002, $3,994 for fiscal 2001 and $6,332 for fiscal 2000.

Q. Comprehensive Income (Loss)

We present comprehensive income (loss) within our consolidated statements of stockholders’ (deficit) equity. Comprehensive income (loss) reflects net earnings (loss) adjusted for foreign currency translation gains (losses). Comprehensive income was $12,606 for the seven months ended March 31, 2002.

R. Earnings (Loss) Per Share

We calculate basic earnings (loss) per share by dividing net earnings (loss) by the weighted average number of shares of common stock outstanding. We calculate diluted earnings (loss) per share by dividing net earnings (loss) by the total of (1) the weighted average number of shares of common stock outstanding (2) the equivalent weighted average number of shares of our common stock that dilutive common stock options and warrants outstanding represent and (3) the equivalent weighted average number of shares of our common stock that dilutive convertible notes outstanding represent. Please see note 17.

S. Estimates

To prepare our financial statements in conformity with accounting principles generally accepted in the United States of America, management must make estimates and assumptions that affect the amounts of reported assets and liabilities, the disclosures for contingent assets and liabilities on the date of the financial statements and the amounts of revenue and expenses during the reporting period. Actual results could differ from our estimates. Among the more significant estimates we included in these financial statements is our allowance for price concessions and returns, valuation allowances for inventory and valuation allowances for the recoverability

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

of prepaid royalties. During the seven months ended March 31, 2003, net revenue decreased by $14,438 when we increased our August 31, 2002 allowance for price concessions and returns because actual product sell-through in the retail channel during the subsequent 2002 holiday season and through the end of March 2003, particularly for the Turok: Evolution software title released in the fourth quarter of fiscal 2002, demonstrated that additional allowances were required.

T. New Accounting Pronouncements

In June 2002, the Financial Accounting Standards Board (FASB or the “Board”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This statement supercedes Emerging Issues Task Force (EITF) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF 94-3, a liability is recognized at the date an entity commits to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. We implemented the provisions of SFAS No. 146 during the three months ended March 31, 2003 in connection with our restructuring activities. Please see note 13.

In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34.” FIN 45 clarifies the requirements of FASB Statement No. 5, “Accounting for Contingencies,” relating to the guarantor’s accounting for, and disclosure of the issuance of certain types of guarantees. The disclosure provisions of the Interpretation are effective for financial statements of interim or annual reports that end after December 15, 2002. The provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of the guarantor’s year-end. Implementation of this standard during the three months ended March 31, 2003 had no effect on our statement of financial position or results of operations.

In January 2003, the FASB issued FASB Interpretation No. 46, (FIN 46) “Consolidation of Variable Interest Entities.” The objective of Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities. The Interpretation requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. We do not currently have any variable interest entities and, therefore, the adoption of FIN 46 will not affect our financial statements.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, (SFAS 148), “Accounting for Stock-Based Compensation—Transition and Disclosure”, amending FASB Statement No. 123 (SFAS 123), “Accounting for Stock-Based Compensation.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation as originally provided by SFAS No. 123. Additionally, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosure in both the annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. The transitional requirements of SFAS 148 are effective for all financial statements for fiscal years ending after December 15, 2002. We adopted the disclosure portion of this statement for the seven months ended March 31, 2003. The application of the disclosure portion of this standard will have no impact on our

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

consolidated financial position or results of operations. The FASB recently indicated that they will require stock-based employee compensation to be recorded as a charge to earnings beginning in 2004. We will continue to monitor their progress on the issuance of this standard as well as evaluate our position with respect to current guidelines.

The per share weighted average fair value of stock options granted was $0.68 during the seven months ended March 31, 2003 and $1.66 during the seven months ended March 31, 2002 on the dates of grant. We used the Black Scholes option-pricing model to calculate the fair values of the stock options we granted with the following weighted-average assumptions:

	Seven Months Ended March 31,		Fiscal Years Ended August 31,
	2003	2002	2002	2001	2000
		(Unaudited)
Expected dividend yield	0%	0%	0%	0%	0%
Risk free interest rate	2.2%	3.5%	3.5%	3.1%	5.9%
Expected stock volatility	125%	52%	52%	142%	103%
Expected option life	3 yrs	3 yrs	3 yrs	3 yrs	3 yrs

We account for our stock option grants to employees under APB Opinion No. 25 using the intrinsic value method and, accordingly, have recognized no compensation cost for those stock option grants we made which had an exercise price equal to or greater than the fair market value of our common stock on the dates of grant. Had we applied the fair value method under SFAS No. 123, our net earnings (loss) and net earnings (loss) per share on a pro forma basis would have been:

	Seven Months Ended March 31,		Fiscal Years Ended August 31,
	2003	2002	2002	2001	2000
		(Unaudited)
Net (loss) earnings:
As reported	$(67,805)	$12,446	$(4,533)	$17,293	$(131,744)
Add: Stock-based compensation expense included in net (loss) earnings	79	—	—	—	—
Deduct: Total stock-based employee compensation expense using fair value method	(3,425)	(5,436)	(5,058)	(1,405)	(3,584)

Pro forma	$(71,151)	$7,010	$(9,591)	$15,888	$(135,328)

Diluted net (loss) earnings per share:
As reported	$(0.73)	$0.14	$(0.05)	$0.26	$(2.36)

Pro forma	$(0.77)	$0.08	$(0.14)	$0.24	$(2.42)

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

U. Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

2. LICENSE AGREEMENTS

We and various Sony computer entertainment companies (collectively, “Sony”) have entered into agreements pursuant to which we maintain a non-exclusive, non-transferable license to utilize the “Sony” name and its proprietary information and technology in order to develop and distribute software for PlayStation and PlayStation 2 in various territories throughout the world, including North America, Australia, Europe and Asia. We pay Sony a royalty fee, plus the manufacturing cost, for each unit Sony manufactures for us. This payment is made upon the manufacture of the units. In March 2003, our agreements with Sony for PlayStation platforms renewed automatically and expire in March 2004.

We and various Nintendo entertainment companies (collectively, “Nintendo”) have entered into agreements pursuant to which we maintain a non-exclusive, non-transferable license to utilize the “Nintendo” name and its proprietary information and technology in order to develop and distribute software for GameCube in North America and for Game Boy Advance in Australia, Europe, New Zealand and North America, Game Boy and Game Boy Color in various territories, including North America, Australia, Europe and New Zealand. We pay Nintendo a fixed amount per unit, based in part, on memory capacity and chip configuration. This amount includes the cost of manufacturing, printing and packaging of the unit, as well as a royalty for the use of Nintendo’s name, proprietary information and technology. These fees and charges are subject to adjustment by Nintendo in its discretion. Our agreements with Nintendo expire at various times through 2004.

We and Microsoft have entered into an agreement pursuant to which we have a non-exclusive, non-transferable license to design, develop and distribute software for the Xbox system. Territories where Xbox software may be distributed by us are determined on a title-by-title basis by Microsoft when the concept of the applicable software title is approved by Microsoft. We pay Microsoft a royalty fee for each unit of finished products manufactured on our behalf by third-party manufacturers approved by Microsoft. Our agreement with Microsoft expires in 2004.

We do not have the right to directly manufacture any CDs or DVDs or cartridges that contain our software for Sony’s PlayStation or PlayStation 2, or Nintendo’s GameCube, Game Boy Color or Game Boy Advance systems. We do have the right to manufacture CDs or DVDs for the Xbox system through subcontractors pre-approved by Microsoft. Please see note 21A. The cost of manufacturing our software products, and the royalties due Nintendo, Sony and Microsoft, are included in cost of revenue.

Pursuant to the agreements with the hardware manufacturers, Sony, Microsoft and Nintendo have the right to review and evaluate, under standards which vary for each hardware manufacturer, the content and playability of each title and the right to inspect and evaluate all art work, packaging and promotional materials used by us in connection with the software. We are responsible for resolving, at our own expense, any warranty or repair claims brought with respect to the software. To date, we have not experienced any material warranty claims.

Under each of our platform license agreements, we bear the risk that the information and technology licensed from Sony, Microsoft and Nintendo, and incorporated in the software may infringe the rights of third parties. Further, we must indemnify Sony, Microsoft and Nintendo with respect to, among other things, any

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

claims for copyright or trademark infringement brought against them, as applicable, and arising from the development and distribution of the game programs incorporated in the software by us. To date, we have not received any material claims of infringement.

3. ACQUISITION

On November 12, 1998, we acquired substantially all of the assets and liabilities of a distributor in Australia. We accounted for the acquisition using the purchase method of accounting. The total cost of the acquisition was $3,851 ($1,244 was related to identified net tangible assets, primarily accounts receivable, and $2,607 was related to goodwill). In fiscal 2000, the seller returned 72 shares of our common stock, which had a fair value of $629 at the acquisition date and forgave $62 of the cash consideration we had not yet paid because the Australian distributor did not attain the financial targets established under the purchase agreement. As a result of this, we reduced the goodwill we had originally recorded by $691. The operating results of the distributor are insignificant when compared with our consolidated operating results.

4. ACCOUNTS RECEIVABLE

Accounts receivable are comprised of:

	March 31, 2003	August 31, 2002	August 31, 2001
Assigned receivables due from factor	$42,704	$82,044	$42,845
Unfactored accounts receivable	8,276	13,833	20,706

	50,980	95,877	63,551
Allowance for price concessions and returns	(26,677)	(30,217)	(16,847)

	$24,303	$65,660	$46,704

We and our primary lender are parties to a factoring agreement that expires on August 31, 2003. The factoring agreement provides for automatic renewals for additional one-year periods, unless terminated by either party upon 90 days’ prior notice. Under the factoring agreement, we assign to our primary lender and our primary lender purchases from us, our U.S. accounts receivable on the approximate dates that our accounts receivable are due from our customers. Our primary lender remits payments to us for the assigned U.S. accounts receivable that are within the financial parameters set forth in the factoring agreement. Those financial parameters include requirements that invoice amounts meet approved credit limits and that the customer does not dispute the invoices. The purchase price of our accounts receivable that we assign to the factor equals the invoiced amount, which is adjusted for any returns, discounts and other customer credits or allowances.

Before our primary lender purchases our U.S. accounts receivable and remits payment to us for the purchase price, it may, in its discretion, provide us cash advances under our North American credit agreement (please see note 14) taking into account the assigned receivables due from our customers, among other things. As of March 31, 2003, our primary lender was advancing us 60% of the eligible receivables due from our retail customers. As of March 31, 2003, the factoring charge, recorded in interest expense, was 0.25% of assigned accounts receivable with invoice payment terms of up to 60 days and an additional 0.125% for each additional 30 days or portion thereof.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

5. OTHER RECEIVABLES

Other receivables are comprised of:

	March 31, 2003	August 31, 2002	August 31, 2001
Foreign value added tax	$—	$37	$1,204
Notes receivable and accrued interest due from officers (please see note 21B)	1,469	1,016	598
Licensing fee recovery	1,415	1,415	—
Other	476	217	393

	$3,360	$2,685	$2,195

6. INVENTORIES

	March 31, 2003	August 31, 2002	August 31, 2001
Raw material and work-in-process	$131	$1,073	$486
Finished goods	7,580	8,561	3,557

	$7,711	$9,634	$4,043

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are comprised of:

	March 31, 2003	August 31, 2002	August 31, 2001
Prepaid advertising costs	$414	$2,105	$574
Prepaid insurance	3,122	1,196	951
Prepaid taxes	326	240	695
Royalty advances	754	1,779	1,553
Financing costs (please see notes 14C and 19C)	1,724	—	—
Other prepaid expenses	736	1,100	1,043

	$7,076	$6,420	$4,816

Prepaid advertising costs consist principally of advance payments for television and other media advertising. We expense our advertising costs when the advertising takes place.

8. BUILDING HELD FOR SALE

Management committed itself to a plan to sell our building located in the United Kingdom. The building is not currently in use. In connection with the plan, we recorded an impairment charge of $2,146 to adjust the building’s net carrying value to its fair value of $5,424, which is based on an independent appraisal, net of expected selling costs. As of March 31, 2003, the carrying value of the building was reclassified from fixed

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

assets to current assets and its associated mortgage payable was reclassified from long-term debt to current liabilities as we expect to sell the building within a year.

9. FIXED ASSETS

Fixed assets are comprised of:

	March 31, 2003	August 31, 2002	August 31, 2001
Buildings and improvements	$20,155	$29,650	$28,881
Furniture, fixtures and equipment	43,405	47,064	42,410
Automotive equipment	394	636	488

	63,954	77,350	71,779
Accumulated depreciation	(44,223)	(46,590)	(39,134)

	$19,731	$30,760	$32,645

During fiscal 2001, we sold one of our buildings for $1,200, which approximated its net book value.

10. OTHER ASSETS

Other assets are comprised of:

	March 31, 2003	August 31, 2002	August 31, 2001
Deferred financing costs	$320	$772	$1,545
Deposits	473	490	302
Income tax receivable	—	—	800
Notes receivable due from officers (please see note 21B)	100	400	175

	$893	$1,662	$2,822

11. ACCRUED EXPENSES

Accrued expenses are comprised of:

	March 31, 2003	August 31, 2002	August 31, 2001
Accrued advertising and marketing	$300	$2,797	$1,244
Accrued consulting and professional fees	1,201	1,219	2,622
Accrued excise and other taxes	1,197	4,024	2,445
Accrued interest	104	7	1,496
Accrued duty and freight	887	1,221	39
Accrued litigation	1,535	76	585
Accrued payroll	4,002	7,494	4,272
Accrued purchases	4,893	15,103	2,024
Accrued royalties payable and licensing obligations	12,188	10,087	15,057
Other accrued expenses	2,444	2,800	1,798

	$28,751	$44,828	$31,582

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

12. ACCRUED SELLING EXPENSES

Accrued selling expenses are comprised of:

	March 31, 2003	August 31, 2002	August 31, 2001
Accrued cooperative advertising	$3,187	$1,229	$646
Accrued price concessions	19,623	10,001	5,887
Accrued sales commissions	1,829	1,758	751
Accrued rebates	2,010	1,957	—

	$26,649	$14,945	$7,284

13. ACCRUED RESTRUCTURING CHARGES

In December 2002 and January 2003, we restructured our operations in order to lower our operating expenses and improve our operating cash flows. Under the plan, we closed our software development studio located in Salt Lake City, Utah, and reduced global administrative headcount. The studio closing was designed to achieve financial efficiencies through consolidation of all our domestic internal product development into one location. The closure of the development studio and reduction of global administrative headcount reduced our overall headcount by approximately 100 employees and resulted in restructuring charges of $4,500 during the month of December 2002 and another $324 during the three months ended March 31, 2003. The restructuring charges include accruals for employee termination costs, the write-off of certain fixed assets and leasehold improvements and the development studio lease commitment, which is net of estimated sub-lease rental income. The development studio lease commitment expires in May 2007 and the severance agreements expire over various periods through April 2004.

The following table presents the components of restructuring charges incurred for the seven months ended March 31, 2003 and the change in accrued restructuring charges from August 31, 2002 to March 31, 2003.

Beginning balance as of August 31, 2002	$—
Severance and other employee termination benefits	3,783
Lease commitment, net of estimated sub-lease rental income	567
Asset write-offs	436
Other costs	38

Restructuring charges incurred and expensed	4,824
Less: costs paid	(2,525)

Ending balance as of March 31, 2003	$2,299

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

14. DEBT

Debt is comprised of:

	March 31, 2003	August 31, 2002	August 31, 2001
Short term debt:
10% convertible subordinated notes (A)	$—	$—	$29,225
Mortgage notes (B)	—	837	1,270
Obligations under capital leases	736	1,065	536
Supplemental bank loan (C)	11,000	—	10,000
Advances from International factor (D)	4,110	757	6,273
Advances from North American factor (please see note 4)	4,154	42,349	7,349
Bank participation advance (E)	9,500	9,500	—
Promissory notes (F)	737	—	—
Bank overdraft	562	—	—

	30,799	54,508	54,653

Long term debt:
Mortgage notes (B)	—	4,079	4,396
Obligations under capital leases	632	658	577
Bank participation advance (E)	—	—	9,500

	632	4,737	14,473

	$31,431	$59,245	$69,126

A. 10% Convertible Subordinated Notes

In February 1997, we issued $50,000 of unsecured 10% convertible subordinated notes with a maturity date of March 1, 2002 and interest payable semiannually. On March 1, 2002, we repaid the remaining $12,190 principal balance outstanding on the notes plus the related accrued interest due. The notes were convertible into shares of our common stock prior to maturity at a conversion price of $5.18 per share.

In February 2002, we retired a total of $12,735 in principal amount of our notes and paid the related accrued interest of $574 by issuing 4,209 shares of our common stock. In connection with the note retirements, we recorded a loss on early retirement of debt of $1,221, which is the amount by which the aggregate $14,530 fair value of our issued shares exceeded the principal amount of the notes we retired and the related accrued interest.

During the second quarter of fiscal 2002, pursuant to the indenture governing our notes, we converted an aggregate of $4,300 in principal amount of our notes into 830 shares of our common stock, at a conversion price of $5.18 per share.

In March and April 2001, we retired a total of $13,875 in principal amount of the notes for an aggregate purchase price of $6,751. Of the $6,751 purchase price, $3,934 was raised through a concurrent sale of 3,147 shares of our common stock to the same note holders, based on a purchase price of $1.25 per share. The purchase price of $1.25 per share was approximately $0.24 below the fair value of our common stock on the date the

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

shares were issued, which equated to a total discount of $754. The $6,751 purchase price we paid for the notes included cash of $5,997 and the discount of $754. As a result of the note retirement, we recorded a gain on early retirement of debt of $7,124 in the third quarter of fiscal 2001. In the fourth quarter of fiscal 2001, we reduced the gain by $2,798 in connection with the delayed effectiveness of our registration statement filed with the SEC covering the resale of the common stock purchased by the former note holders. The charge equates to the fair value of 750 shares of our common stock we issued to the note holders due to the delayed effectiveness. On December 12, 2001, the SEC declared our registration statement effective.

In June 2001, we retired $6,650 in principal amount of our notes and paid the related accrued interest of $193 by issuing 2,022 shares of our common stock with a fair value of $7,198. Relating to the note retirement, we recorded a loss on early retirement of debt of $355, which is the amount by which the fair value of our issued shares exceeded the principal amount of the notes we retired and the related accrued interest.

In August 2001, we issued 250 shares of our common stock with a fair value of $1,176 to one former note holder relating to the delayed effectiveness of our registration statement that we filed with the SEC, which covered the resale of the common stock issued in connection with the early retirement of our notes. Accordingly, we recorded the $1,176 fair value of the issued shares of our common stock as a loss on early retirement of debt in the fourth quarter of fiscal 2001.

We recognized a loss on early retirement of debt of $1,221 for fiscal 2002 and a net gain on early retirement of debt of $2,795 for fiscal 2001 related to the transactions in which we retired the notes.

B. Mortgage Notes

As of August 31, 2001, we had a mortgage note that was secured by our corporate headquarters building in the U.S. At that time, we had a $471 balance outstanding under the mortgage note. On March 6, 2002, we repaid the principal balance outstanding on the mortgage note. During the fourth quarter of fiscal 2001, we granted our primary lender a second mortgage on our headquarters building as additional security for our supplemental loans (as described under C. below).

In March 2000, we entered into a seven-year term secured credit facility with our U.K. bank to finance the purchase of a building in the U.K. and concurrently granted our U.K. bank a mortgage on the building. We are required to make quarterly principal payments of $215 (£137.5) pursuant to the secured credit facility. The U.K. bank charges us interest at 2.00% above LIBOR (5.94% as of March 31, 2003; 5.97% as of August 31, 2002; 7.22% as of August 31, 2001). We had a principal balance outstanding under this credit facility of $4,916 (£3,230) as of August 31, 2002 and $5,195 (£3,574) as of August 31, 2001. As of March 31, 2003, the building was held for sale (please see note 8) and, accordingly, we reclassified the building as a separate component in current assets and the associated mortgage payable of $4,600 (£2,924) as a separate component of current liabilities.

C. North American Credit Agreement

Our primary lender and we are parties to a North American credit agreement, which expires on August 31, 2003. This agreement automatically renews for additional one-year periods, unless our primary lender or we terminate the agreement with 90 days’ prior notice. Under the agreement, our primary lender generally advances cash to us based on a borrowing formula that primarily takes into account the balance of our eligible U.S.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

receivables that the primary lender expects to purchase in the future, and to a lesser extent our finished goods inventory balances. Advances to us under the North American credit agreement bear interest at 1.50% per annum above our primary lender’s prime rate (5.75% as of March 31, 2003; 6.25% as of August 31, 2002; 8.25% as of August 31, 2001). Borrowings that our primary lender may provide us in excess of an availability formula bear interest at 2.00% above our primary lender’s prime rate. Under the North American credit agreement, we may not borrow more than $30,000 or the amount calculated using the availability formula, whichever is less, unless our primary lender approves a supplemental discretionary loan. Our primary lender has secured all of our obligations under the North American credit agreement with substantially all of our assets. Under the terms of the North American credit agreement, we are required to maintain specified levels of working capital and tangible net worth, among other financial covenants. As of March 31, 2003, August 31, 2002 and August 31, 2001, we were not in compliance with respect to some of the financial covenants contained in the agreement and received waivers from our primary lender.

On March 31, 2003, our primary lender and we amended our North American credit agreement to allow for supplemental discretionary loans of up to $11,000 through May 31, 2003, which thereafter is reduced to $5,000 through September 29, 2003 above the standard formula for short-term funding. As a condition for the amendment, two of our executive officers, otherwise referred to as the Affiliates, pledged an aggregate cash deposit of $2,000 with our primary lender in order to provide a limited guarantee of our obligations. Our primary lender will return the cash deposit to the Affiliates within five days following our timely repayment of the supplemental discretionary loans which are due to be fully repaid on September 30, 2003. As consideration to the Affiliates for making the deposit, and based upon the advice of, and a fairness opinion obtained from an independent financial advisor, on March 31, 2003, the Audit Committee approved and the Board of Directors authorized the issuance to each Affiliate 2,000 shares of our common stock with an aggregate market value of $1,560 and a warrant to purchase 500 shares of our common stock at an exercise price of $0.50 per share with an aggregate fair value of $305. We are expensing the fair value of the consideration provided to the Affiliates as a non-cash financing expense over the period between the date the initial supplemental loans were advanced, February 2003, and the date they are required to be fully repaid in September 2003. During the seven months ended March 31, 2003, we expensed $306, which is included in interest expense. We have entered into an agreement with the Affiliates which stipulates that in the event the deposit is applied by our primary lender to the repayment of the outstanding supplemental loan obligations and not returned to the Affiliates, we will either repay such amount to the Affiliates or apply the amount as an offset, to the extent permitted by applicable law, against the balance of any net amounts due to us by the Affiliates (please see note 21B).

Advances outstanding under the North American credit agreement within the standard borrowing formula amounted to $4,154 as of March 31, 2003, $42,349 as of August 31, 2002 and $7,349 as of August 31, 2001. The supplemental discretionary loan outstanding amounted to $11,000 as of March 31, 2003 and $10,000 as of August 31, 2001. No supplemental discretionary loan was outstanding as of August 31, 2002.

During August 2000, our primary lender advanced us a discretionary supplemental loan of $15,000 above the standard formula for short-term funding under our North American credit agreement, which we repaid in November 2000.

In each of April 2001 and June 2001, our primary lender advanced us another discretionary supplemental loan of $5,000 above the standard formula for short-term funding under the North American credit agreement, which amount we repaid prior to August 31, 2001.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

In July 2001, our primary lender advanced us another discretionary supplemental loan of $10,000 above the standard formula for short-term funding under our North American credit agreement, which we repaid on January 7, 2002.

On January 14, 2002, our primary lender advanced us another discretionary supplemental loan of $5,000 above the standard formula for short-term funding under our North American credit agreement, which we repaid on March 6, 2002.

In March and June of 2002, our primary lender advanced us another supplemental discretionary loan of $5,000 above the standard borrowing formula, which we repaid on August 30, 2002.

As additional security for the supplemental loans, two of our executive officers personally pledged as collateral an aggregate of 1,568 shares of our common stock. If the market value of the pledged stock (based on a ten trading day average reviewed by our primary lender monthly) decreases below $5,000 while we have a supplemental discretionary loan outstanding and our officers do not deliver additional shares of our common stock to cover the shortfall, then our primary lender would be entitled to reduce the outstanding supplemental loan by an amount equal to the shortfall. Our primary lender will release the 1,568 shares of common stock the Affiliates pledged following a 30-day period in which we have not borrowed more than $1,000 in excess of the amount determined under our availability formula and are not otherwise in default under the North American credit agreement.

We estimate that the fair value of our officers providing the collateral relating to the supplemental loan amounted to approximately $200. We amortized this amount as a non-cash financing expense over the term of the original supplemental loan, which ended on January 7, 2002.

In connection with the original supplemental loan, on October 31, 2001, we issued to our primary lender a five-year warrant to purchase 100 shares of our common stock at an exercise price of $4.70 per share, the market price per share of our common stock on the date we issued the warrant. In February 2002, we reduced the exercise price to $3.00 per share and increased the number of common shares issuable under the warrant to 136 relating to a private placement of our common stock and the anti-dilution provisions of the warrant. On March 31, 2003, we further reduced the exercise price to $0.39 per share and increased the number of common shares issuable under the warrant to 255 relating to the issuance of common shares to Affiliates and the anti-dilution provisions of the warrant. Please see note 19C. We amortized the $419 fair value of the warrant as a non-cash financing expense over the term of the original supplemental loan, which ended on January 7, 2002.

D. Advances from International Factor

In fiscal 2001, several of our international subsidiaries entered into a receivables facility with our U.K. bank. Under the international facility, we can obtain financing of up to the lesser of approximately $18,000 or 60% of the aggregate amount of eligible receivables from our international operations. The amounts we borrow under the international facility bear interest at 2.00% per annum above LIBOR (5.17% as of March 31, 2003; 6.00% as of August 31, 2002; and 6.25% as of August 31, 2001). This international facility has a term of three years, which automatically renews for additional one-year periods thereafter unless either our U.K. bank or we terminate it upon 90 days’ prior notice. Our U.K bank has secured the international facility with the accounts receivable and assets of our international subsidiaries that participate in the facility. We had an outstanding balance under the international facility of $4,110 as of March 31, 2003, $757 as of August 31, 2002 and $6,273 as of August 31, 2001.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

E. Bank Participation Advance

In March 2001, our primary lender entered into junior participation agreements with some investors. As a result of the participation agreements, our primary lender advanced us $9,500 for working capital purposes. We are required to repay the $9,500 bank participation advance to our primary lender upon the earlier to occur of the termination of the North American credit agreement, currently August 31, 2003, or March 12, 2005. Our primary lender is required to purchase the participation agreements from the investors on the earlier to occur of March 12, 2005, or the date we repay all amounts outstanding under the North American credit agreement and the agreement is terminated. If we were not able to repay the bank participation advance, the junior participants would have subordinated rights assigned to them under the North American credit agreement for the unpaid balance.

F. Promissory Note

In March 2003, we provided a promissory note to an independent software developer in the amount of $804 with a balance of $737 at March 31, 2003. The note bears interest at a rate of 8% per annum and is due to be fully paid by February 2004.

G. Our debt matures as follows:

Fiscal years ending March 31,
2004	$30,799
2005	441
2006	180
2007	11

$31,431

15. OBLIGATIONS UNDER CAPITAL AND OPERATING LEASES

We have entered into various equipment capital leases that expire at various dates through 2007. Future minimum payments under the leases are as follows:

Fiscal years ending March 31,
2004	$804
2005	483
2006	191
2007	11

Total minimum lease payments	1,489
Amount representing interest	(121)

Present value of net minimum lease payments	1,368
Less: current portion	(736)

$632

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

We have entered into operating leases for rental space and equipment that expire on various dates through 2007. Some of the leases contain payment escalation clauses. Future minimum rental payments under the operating leases are as follows:

Fiscal years ending March 31,
2004	$3,188
2005	2,865
2006	1,967
2007	878
2008	52

Total minimum operating lease payments	$8,950

Rent expense under operating leases was $1,663 for the seven months ended March 31, 2003, $1,662 for the seven months ended March 31, 2002, $2,973 for fiscal 2002, $2,543 for fiscal 2001 and $3,483 for fiscal 2000.

16. PROVISION FOR INCOME TAXES

Our provision for (benefit from) income taxes is comprised of the following:

	Seven Months Ended March 31, 2003	Fiscal Years Ended August 31,
		2002	2001	2000
Federal	$(125)	$(1,193)	$(798)	$(839)
Foreign	(191)	332	594	832
State	125	141	98	98

Total income tax provision (benefit)	$(191)	$(720)	$(106)	$91

In each of the years presented, we recorded no deferred tax provision, as we had no net deferred tax assets or liabilities.

We have provided a reconciliation of the Federal statutory income tax rate to our effective income tax rate below:

	Seven Months Ended March 31, 2003	Fiscal Years Ended August 31,
		2002	2001	2000
Statutory tax rate	(35.0)%	(35.0)%	35.0%	(35.0)%
State income taxes, net of Federal income tax benefit	0.1%	1.8%	0.4%	—
Increase in valuation allowance	34.5%	18.3%	—	29.7%
Utilization of net operating loss carryforward	—	—	(36.3)%	—
Nondeductible expenses	0.1%	1.2%	0.2%	5.4%

Effective income tax rate	(0.3)%	(13.7)%	(0.7)%	0.1%

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

As of March 31, 2003, we had a U.S. tax net operating loss carryforward of approximately $237,000 which expires in fiscal years 2011 through 2023. Our net operating loss carryforwards and other temporary differences between the financial statement and tax basis carrying amounts of existing assets and liabilities generated net deferred tax assets of $108,108 as of March 31, 2003, $90,321 as of August 31, 2002 and $87,695 as of August 31, 2001. We have provided a valuation allowance against our net deferred tax assets as of March 31, 2003, August 31, 2002 and August 31, 2001 because of the uncertainty of whether we will be able to realize the deferred tax assets in the future. If we realized all of the March 31, 2003 net deferred tax assets, we would allocate $5,384 to paid-in capital and use the remainder to reduce our income tax expense.

The tax effects of temporary differences that produced our net deferred tax assets as of March 31, 2003, August 31, 2002 and August 31, 2001 are as follows:

	March 31, 2003	August 31,
		2002	2001
Asset reserves and allowances	$17,232	$13,600	$10,390
Accrued expenses	170	135	363
Federal net operating loss carryforwards	83,147	71,365	70,350
Foreign net operating loss carryforwards	6,454	5,594	5,848
Other	1,105	(373)	744

	108,108	90,321	87,695
Valuation allowance	(108,108)	(90,321)	(87,695)

	$—	$—	$—

We have not provided for additional taxes on income, which would become payable if we repatriated earnings from our foreign subsidiaries because we would be able to substantially offset the tax consequences of the distributions with our available foreign tax credits.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

17. EARNINGS (LOSS) PER SHARE

	Seven Months Ended		Fiscal Years Ended
	March 31, 2003	March 31, 2002	August 31, 2002	August 31, 2001	August 31, 2000
		(Unaudited)
Basic EPS Computation:
Net (loss) earnings	$(67,805)	$12,446	$(4,533)	$17,293	$(131,744)

Weighted average common shares outstanding	92,568	81,113	85,732	60,143	55,882

Basic net (loss) earnings per share	$(0.73)	$0.15	$(0.05)	$0.29	$(2.36)

Diluted EPS Computation:
Net (loss) earnings	$(67,805)	$12,446	$(4,533)	$17,293	$(131,744)

Weighted average common shares outstanding	92,568	81,113	85,732	60,143	55,882
Dilutive potential common shares:
Stock options and warrants	—	4,898	—	6,491	—

Diluted common shares outstanding	92,568	86,011	85,732	66,634	55,882

Diluted net (loss) earnings per share	$(0.73)	$0.14	$(0.05)	$0.26	$(2.36)

We have excluded the effect of stock options and warrants in our calculation of diluted earnings per share for the seven months ended March 31, 2003 and fiscal years 2002 and 2000 because their impact would have been antidilutive. Common stock equivalents excluded from earnings (loss) per share were 14,978 options and 4,787 warrants as of March 31, 2003; 12,930 options and 3,945 warrants as of August 31, 2002 and 11,790 options and 3,994 warrants as of August 31, 2000.

18. STOCK OPTION AND PURCHASE PLANS

A. Stock Option Plan

Our 1988 stock option plan provided for the grant of up to 25,000 shares of our common stock to employees, directors and consultants. That plan expired in May 1998. On October 1, 1998, our stockholders authorized the adoption of the 1998 stock incentive plan. Based on our stockholders’ authorization on January 17, 2002, under the 1998 stock option plan we are permitted to grant up to 15,442 shares of our common stock to our employees, directors and consultants through the grant of incentive stock options, non-incentive stock options, stock appreciation rights and other stock awards.

For the incentive stock options we granted to employees under the plans, the exercise price per share was equal to the market price of our common stock on the dates of grant, or 110% of the market price for certain employees. For non-incentive stock options granted to employees under the plans, the exercise price per share was not less than 85% of the market price of our common stock on the dates of grant. Generally, outstanding options become exercisable equally over a three-year period starting on the date of grant (although this may be accelerated due to retirement, disability or death). Normally, employees, directors and consultants must exercise their outstanding options within ten years from the date they were granted. Some employees who were granted

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

incentive options must exercise their outstanding options within five years from the date they were granted. As of March 31, 2003, option holders were able to purchase approximately 8,385 shares of our common stock from exercisable options at a weighted-average exercise price of $3.86 per share and we had available for future grant 3,188 options to purchase shares of our common stock. Other than 100 shares of our common stock we issued to an employee, through March 31, 2003, we have not issued any stock appreciation rights or shares of common stock under our 1998 stock incentive plan.

Option transactions under the 1988 and 1998 stock option plans for the seven months ended March 31, 2003, fiscal 2002, 2001 and 2000 are summarized below:

	Shares Under Option	Weighted Average Exercise Price
Outstanding, August 31, 1999	11,023	$4.60
Granted	2,516	$2.85
Exercised	(404)	$3.66
Canceled	(1,518)	$4.27

Outstanding, August 31, 2000	11,617	$4.30
Granted	2,528	$1.76
Exercised	(1,347)	$2.01
Canceled	(2,597)	$4.17

Outstanding, August 31, 2001	10,201	$4.01
Granted	5,373	$4.08
Exercised	(1,112)	$2.94
Canceled	(1,532)	$3.96

Outstanding, August 31, 2002	12,930	$4.14
Granted	4,348	$0.92
Exercised	(10)	$1.03
Canceled	(2,290)	$3.35

Outstanding, March 31, 2003	14,978	$3.32

Included in the options granted for the seven months ended March 31, 2003, were 1,375 options granted at a weighted average exercise price of $0.43 per share, a price 15% below the market price of our common stock on the grant date. The weighted average fair value of each option is $0.37.

During fiscal 2002, we issued 63 shares of our common stock when holders of options we granted outside the 1988 and 1998 stock option plans exercised their options with an exercise price of $3.375. Additionally, during fiscal 2002, the balance of 110 unexercised options that were granted outside the 1988 and 1998 stock option plans expired. During fiscal 2000, we issued 12 shares of our common stock when holders of options granted outside the 1988 and 1998 stock option plans exercised their options with an exercise price of $3.375.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

Options outstanding under the 1988 and 1998 stock option plans as of March 31, 2003 are summarized in ranges as follows:

Range of Exercise Price	Weighted Average Exercise Price	Number of Options Outstanding	Weighted Average Remaining Life
$ 0.39 – $ 0.54	$0.43	1,500	10.0 years
0.66 – 0.91	0.75	278	9.7 years
1.03 – 1.59	1.22	3,251	9.1 years
1.63 – 2.38	2.10	1,141	8.4 years
2.50 – 3.73	3.37	1,843	6.1 years
3.79 – 5.58	4.29	5,878	7.0 years
5.75 – 7.94	7.32	736	4.4 years
8.69 – 12.13	10.55	145	3.3 years
16.38 – 24.00	20.50	206	1.4 years

		14,978

B. Employee Stock Purchase Plan

Effective May 4, 1998, we adopted an employee stock purchase plan to provide employees who meet eligibility requirements an opportunity to purchase shares of our common stock through payroll deductions of up to 10% of eligible compensation. Bi-annually, we use participant account balances to purchase shares of our common stock at a per share price of 85% of the lesser of the fair market value per share on the exercise date or the price on the offering date. The plan will remain in effect for a term of 20 years, unless terminated sooner by our Board of Directors. A total of 3,000 shares of our common stock are available for employees to purchase under the plan. Employees purchased 140 shares of our common stock in the seven months ended March 31, 2003, 341 shares of our common stock in fiscal 2002, 233 of our common stock in fiscal 2001 and 223 shares of our common stock in fiscal 2000 under the plan.

19. EQUITY

A. Private Placements

In July 2001, we issued 9,335 shares of our common stock in a private placement of our common stock at a purchase price of $3.60 per share, raising net proceeds of $31,534. In connection with the private placement, we issued 233 warrants with an exercise price of $3.60 per share to the placement agent.

Commencing in September 2001, we were required to make a $336 monthly payment to some investors in the July 2001 private placement until the date the shares we issued to them were registered with the SEC. On December 12, 2001, the SEC declared the related registration statement effective. During fiscal 2002, we paid an aggregate of $1,008 to the investors, which is included in other expense in the statement of operations. During fiscal 2002, we incurred $287 of costs relating to the July 2001 private placement and recorded these costs as a reduction of additional paid-in capital.

In February 2002, we issued 7,167 shares of our common stock in a private placement of our common stock at a purchase price of $3.00 per share, and raised net proceeds of $19,785. The purchase price per share

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

represented a 10% discount from the then-recent public trading price of our common stock. We filed a registration statement with the SEC covering the resale of all the shares issued to investors in the private placement, which registration statement became effective in May 2002.

B. Early Retirement and Conversion of 10% Convertible Subordinated Notes

In March and April 2001, we issued a total of 3,147 shares of our common stock with a fair value of $4,688 to some former note holders for $3,934 relating to the early retirement of $13,875 in principal amount of the 10% convertible subordinated notes. In June through August 2001, we issued 3,022 shares of our common stock with an aggregate fair value of $11,172 relating to the early retirement of our notes.

In February 2002, we retired a total of $12,735 in principal amount of the 10% convertible subordinated notes and paid the related accrued interest of $574 by issuing 4,209 shares of common stock with a fair value of $14,530.

During the second quarter of fiscal 2002, pursuant to the indenture governing our notes, we converted an aggregate of $4,300 in principal amount of our notes into 830 shares of common stock, at a conversion price of $5.18 per share.

Please see note 14A.

C. Warrants

In fiscal 1999, we issued warrants to purchase 770 shares of our common stock with exercise prices ranging from $3.50 to $7.56 that expired at various times through April 2002 relating to litigation settlements. In fiscal 2001, we issued 1 shares of our common stock related to these warrants.

In fiscal 2000, we issued warrants to purchase 688 shares of our common stock with an exercise price of $3.61 per share that expired in March 2003 relating to a litigation settlement. We expensed the $2,550 fair value of the warrants in fiscal 1997 and included it in accrued litigation settlements until the warrants were issued. We issued 41 shares of our common stock in fiscal 2002 and 53 shares of our common stock in fiscal 2001 related to the exercise of these warrants.

In March 2001, we issued to investors in the junior participation (please see note 14E) five-year warrants to purchase an aggregate of 2,375 shares of our common stock exercisable at a price of $1.25 per share, which included a total of 1,375 warrants we issued to some of our executive officers and to one of the directors of our Board, who joined in the junior participation. The fair value of the warrants of $1,751, based on the Black-Scholes option pricing model, was recorded as a deferred financing cost. We are amortizing the balance as a non- cash financing expense evenly over two and one-half years through August 31, 2003, the date on which the related North American credit agreement terminates. In fiscal 2002, we issued 750 shares of our common stock to unrelated investors and 105 shares of our common stock to one of our director’s relating to the exercise of these warrants. In fiscal 2001, we issued 250 shares of our common stock to unrelated investors relating to the exercise of these warrants.

In October 2001, we issued to two of our executive officers warrants to purchase a total of 1,250 shares of our common stock at an exercise price of $2.88 per share, the fair market value of our common stock on the grant

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

date. We issued the warrants to the officers in consideration for their services and personal pledge of 1,250 shares of our common stock to our primary lender, as additional security for our supplemental discretionary loans (please see note 14C).

In February 2002, as a result of the private placement and the anti-dilution provisions included in some of our outstanding warrants on the date we consummated the private placement, we modified the terms of two warrants we had previously issued. For one warrant that we originally issued to our primary lender in October 2001, we increased the number of common shares purchasable under the warrant from 100 to 136 and decreased the exercise price from $4.70 per common share to $3.00 per common share. For the second warrant that we originally issued in August 2001, we decreased the exercise price from $3.60 per share to $3.56 per share. Due to these modifications, we recorded an additional non-cash financing charge of $113, which we included in interest expense for fiscal 2002.

On March 31, 2003, as a result of the 4,000 common shares authorized to be issued to the Affiliates in connection with the amendment to the North American credit agreement with our primary lender (please see note 14C) and the anti-dilution provisions originally included in certain of our outstanding warrants on the date of our authorization to issue the shares, the number of shares issuable under the warrants increased and the exercise price decreased to $0.39 per share. We will amortize the $165 excess of the fair value of the total modified warrants over the fair value of the original warrants, as calculated using the Black-Scholes option pricing model, as a non-cash financing expense on a straight-line basis over the period between March 31, 2003 and September 30, 2003, the date on which the discretionary supplemental loan is due to be repaid. The following table summarizes the warrant modifications:

	Modified		Original		Expiration Date
Issuance Purpose	Number	Exercise Price	Number	Exercise Price
1997 financing	569	$0.39	337	$1.25	February, 2006
2000 financing	210	0.39	125	1.25	July, 2005
2002 financing	255	0.39	136	3.00	October, 2006

	1,034	0.39	598	1.65

In March 2003, warrants to issue 594 shares of our common stock with an exercise price of $3.61 per share expired unexercised.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

As of March 31, 2003, August 31, 2002 and August 31, 2001, we had common shares reserved for issuance for the following warrants:

Issuance Purpose	March 31, 2003		August 31, 2002		August 31, 2001		Expiration Date
	Number	Exercise Price	Number	Exercise Price	Number	Exercise Price
Junior participation	1,270	$1.25	1,270	$1.25	2,125	$1.25	March, 2006
Litigation settlement	—	—	594	3.61	635	3.61	March, 2003
Litigation settlement	—	—	—	—	218	7.56	April, 2002
1991 officer	—	—	—	—	1,125	3.00	October, 2001
2002 officer	1,250	2.88	1,250	2.88	—	—	April, 2012
2003 officer	1,000	0.50	—	—	—	—	March, 2008
1997 financing	569	0.39	337	1.25	337	1.25	February, 2006
2000 financing	210	0.39	125	1.25	125	1.25	July, 2005
2002 financing	255	0.39	136	3.00	—	—	October, 2006
2001 private placement	233	3.46	233	3.56	233	3.56	July, 2004

	4,787	1.44	3,945	2.32	4,798	2.37

D. Other Equity Transactions

In fiscal 1999, we awarded 400 restricted shares of our common stock. We expensed the $3,169 fair value of our common stock as the restrictions lapsed. Our deferred compensation balance related to these grants was $313 as of August 31, 2000, which we expensed in fiscal 2001.

In fiscal 2000, we issued 14 shares of our common stock to a non-employee for services provided to us and recorded the $100 fair value of the common stock as an expense.

In October 2000, we released from escrow 150 shares of our common stock relating to a litigation settlement we accrued in a prior period. The fair value of the common shares was $263 and was included in accrued litigation settlements until we issued the common stock.

In November 2000, we sold 720 shares of our common stock for $900 to two of our executive officers at a purchase price of $1.25 per share, the fair value of our common stock on the date of the sale.

In February 2001, we issued 204 shares of our common stock relating to a litigation settlement, which was accrued in a prior period. The fair value of the common shares issued was $285.

In April, June and July 2001, we issued a total of 914 shares of our common stock to two independent software developers for services they previously rendered to us under software development agreements. The fair value of the common shares at issuance was $2,875, which satisfied $2,719 of accrued royalties. The excess was recorded as a non-cash royalty expense.

20. STOCKHOLDERS’ RIGHTS

In the fourth quarter of fiscal 2000, our Board of Directors declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of record at the close of business on June 21, 2000.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

Each right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series B junior participating preferred stock, $0.01 par value, at a purchase price of $30 per unit, subject to adjustment. The description and terms of the rights are set forth in a rights agreement, dated as of June 5, 2000, between us and Computershare Trust Co., as Rights Agent.

Subject to certain exceptions specified in the rights agreement, the rights will be distributed upon the earliest to occur of:

•	the tenth business day following the date that we first publicly announce that any person or group unrelated to us has become the beneficial owner of 10% or more of our common stock then outstanding;

•	the tenth business day following the commencement of a tender or exchange offer if the offeror would become the beneficial owner of 10% or more of our common stock then outstanding after it was consummated; or

•	a merger or other business combination transaction involving us.

The rights are not exercisable until a distribution date occurs as described above and will expire on June 7, 2010, unless earlier redeemed, exchanged, extended or terminated by us. At no time will the rights have any voting power.

21. MAJOR SUPPLIERS AND CUSTOMERS AND RELATED PARTY TRANSACTIONS

A. Major Suppliers and Customers

We are substantially dependent on Nintendo, Sony and Microsoft as they are the sole manufacturers of the software we develop for their game consoles and they are the owners of the proprietary information and technology we need to develop software for their game consoles. Please see note 22 in which we present a table, which indicates the percentages of our gross revenue we derived from software titles we developed for each of the game consoles.

Our major customers represented the following percentages of our gross revenues:

	Seven Months Ended March 31,		Fiscal Years Ended August 31,
	2003	2002	2002	2001	2000
		(Unaudited)
Customer 1	6%	9%	10%	12%	15%
Customer 2	8%	9%	9%	11%	10%

B. Related Party Transactions

Fees for services

We pay sales commissions to a firm, which is owned and controlled by one of our executive officers, who is also a director and a principal stockholder. The firm earns these sales commissions based on the amount of our software sales the firm generates. Commissions earned by the firm amounted to $279 for the seven months ended March 31, 2003, $315 for the seven months ended March 31, 2002, $535 for fiscal 2002, $330 for fiscal 2001

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

and $341 for fiscal 2000. We owed the firm $498 as of March 31, 2003, $385 as of August 31, 2002 and $18 as of August 31, 2001.

During previous fiscal years, we received legal services from two law firms of which two members of our Board of Directors are partners. We incurred fees from one of those firms of $528 for the seven months ended March 31, 2003. We incurred fees from both firms of $318 for the seven months ended March 31, 2002, $644 for fiscal 2002, $665 for fiscal 2001 and $987 for fiscal 2000. We owed fees of $353 as of March 31, 2003 and $200 as of August 31, 2002 to one of the firms and total fees of $154 as of August 31, 2001 to both firms.

We incurred investment-banking fees totaling $284 for fiscal 2001 from a broker-dealer of which an individual on our Board of Directors is a member. We owed the broker-dealer $104 as of August 31, 2001 which we paid during fiscal 2002.

Notes receivable

In October 2002, we loaned a senior executive $300 under a promissory note for the purpose of purchasing a new residence. Our Compensation Committee approved the terms and provisions of the loan in April of 2002. The promissory note bears interest at a rate of 6.00% per annum. Security for the repayment of the promissory note is a mortgage on the executive’s principal residence. The maturity date of the note is November 1, 2005. The loan shall be forgiven by us 50% in May 2003 and 25% in each of October 2004 and October 2005 so long as the executive remains employed with Acclaim. If the executive voluntarily leaves the employment of Acclaim or is terminated for cause, at any time prior to the maturity date of the note, the executive must repay a pro-rata portion of the unpaid principal balance of the loan plus accrued and unpaid interest thereon. We are recording compensation expense for the principal balance of the loan over the periods that each portion will be forgiven. Accordingly, during the seven months ended March 31, 2003, we expensed $133 of the unpaid principal balance. As of March 31, 2003, the unpaid principal balance under the loan was $167, which was included in other receivables.

In February 2002, relating to an officer’s employment agreement, we loaned one of our executive officers $300 under a promissory note for the purpose of purchasing a new residence. The promissory note bore interest at a rate of 6.00% per annum, which was due by December 31st of each year the promissory note remained outstanding. In January 2003, in connection with terminating the officer’s employment and in accordance with the officer’s employment agreement, we forgave and expensed as compensation the unpaid principal balance and related accrued interest of $302. As of August 31, 2002, the principal balance outstanding under the loan was $300, which was included in other assets, and the accrued interest was $8.

In October 2001, we issued a total of 1,125 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $3.00 per share. For the shares we issued, we received cash of $23 for their par value and two promissory notes totaling $3,352 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest are due and payable on the earlier of (i) August 31, 2003 and (ii) to the extent of the proceeds of any warrant share sale, the third business day following the date upon which the respective executive sells any or all of the warrant shares. The terms and provisions of the notes will not be materially modified or amended, nor will the term be extended or renewed. The notes provide us full recourse against the officers’ assets. The notes bear interest at our primary lender’s prime rate plus 1.50% per annum. Other receivables includes accrued interest receivable on the notes of $324 as of March 31, 2003, and $202 as of August 31, 2002 . The notes receivable have been classified as a contra-equity balance in additional paid-in capital.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

In July 2001, we issued a total of 1,500 shares of our common stock to two of our executive officers when they exercised their warrants with an exercise price of $2.42 per share. For the shares issued, we received cash of $30 for their par value and two promissory notes totaling $3,595 for the unpaid portion of the exercise price of the warrants. The principal amount and accrued interest are due and payable on the earlier of (i) August 31, 2003 and (ii) to the extent of the proceeds of any warrant share sale, the third business day following the date upon which the respective executive sells any or all of the warrant shares. The terms and provisions of the notes will not be materially modified or amended, nor will the term be extended or renewed. The notes provide us full recourse against the officers’ assets. The notes bear interest at our primary lender’s prime rate plus 1.50% per annum. Other receivables includes accrued interest receivable on the notes of $426 as of March 31, 2003 and $294 as of August 31, 2002. The notes receivable have been classified as a contra-equity balance in additional paid-in capital.

In August 2000, relating to an officer’s employment agreement, we loaned one of our officers $200 under a promissory note. The note bears no interest and must be repaid on the earlier to occur of the sale of the officer’s personal residence or August 24, 2004. Based on the officer’s employment agreement, we were to forgive the loan at a rate of $25 for each year the officer remained employed with us up to a maximum of $100. Accordingly, in fiscal 2001, we expensed $25 and reduced the officer’s outstanding loan balance. In May 2002, relating to a separation agreement with the officer, we forgave and expensed another $75. The balance outstanding under the loan was $100 as of March 31, 2003 and August 31, 2002 and $175 as of August 31, 2001, and was included in other assets.

In August 1998, relating to an officer’s employment agreement, we loaned one of our officers $500 under a promissory note. We reduced the note balance by $50 in August 1999, relating to the officer’s employment agreement, and by $200 in January 2000 relating to the employee’s termination. The note bears no interest and must be repaid on the earlier to occur of the sale or transfer of the former officer’s personal residence or August 11, 2003. The balance outstanding under the loan was $250 as of March 31, 2003, August 31, 2002 and August 31, 2001 and was included in other receivables.

In April 1998, relating to an officer’s employment agreement, we loaned one of our executive officers $200 under a promissory note. The note bears interest at our primary lender’s prime rate plus 1.00% per annum. The balance outstanding under the loan, included in other receivables, was $302 as of March 31, 2003 (including accrued interest of $102), $262 as of August 31, 2002 (including accrued interest of $62) and $248 as of August 31, 2001 (including accrued interest of $48) and was repaid in April 2003.

In August 2000, we wrote off notes receivable and related accrued interest of $2,843 due from an entity, as the notes were deemed uncollectible. Two of our directors served as directors of the entity, one of which served as our nominee at the request of our Board of Directors.

Warrants

In October 2001, we issued to two of our executive officers warrants to purchase a total of 1,250 shares of our common stock at an exercise price of $2.88 per share, the fair market value of our common stock on the grant date. We issued the warrants to the officers in consideration for their services and personal pledge of 1,250 shares of our common stock to our primary lender, as additional security for our supplemental discretionary loans (please see note 14).

Please also see notes 14 and 19.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

22. SEGMENT INFORMATION

Our chief operating decision-maker is our Chief Executive Officer. We have two reportable segments, North America and Europe and Pacific Rim, which we organize, manage and analyze geographically and which operate in one industry segment: the development, marketing and distribution of entertainment software. We have presented information about our operations for the seven months ended March 31, 2003, and 2002, and the fiscal years ended August 31, 2002, 2001 and 2000 below:

	North America	Europe and Pacific Rim	Eliminations	Total
Seven Months Ended March 31, 2003
Net revenue from external customers	$43,347	$58,242	$—	$101,589
Intersegment sales	17	7,875	(7,892)	—

Total net revenue	$43,364	$66,117	$(7,892)	$101,589

Interest income	$415	$50	$—	$465
Interest expense	3,821	717	—	4,538
Depreciation and amortization	3,329	795	—	4,124
Operating loss	(61,059)	(3,065)	—	(64,124)
Identifiable assets as of March 31, 2003	49,474	30,463	—	79,937

Seven Months Ended March 31, 2002 (Unaudited)
Net revenue from external customers	$116,827	$43,361	$—	$160,188
Intersegment sales	39	5,632	(5,671)	—

Total net revenue	$116,866	$48,993	$(5,671)	$160,188

Interest income	$386	$94	$—	$480
Interest expense	5,250	531	—	5,781
Depreciation and amortization	4,073	795	—	4,868
Operating profit	16,723	2,144	—	18,867
Identifiable assets as of March 31, 2002	112,573	34,147	—	146,720

Fiscal 2002
Net revenue from external customers	$184,478	$84,210	$—	$268,688
Intersegment sales	99	11,603	(11,702)	—

Total net revenue	$184,577	$95,813	$(11,702)	$268,688

Interest income	$1,331	$124	$—	$1,455
Interest expense	7,795	929	—	8,724
Depreciation and amortization	6,960	1,507	—	8,467
Operating profit	3,461	1,436	—	4,897
Identifiable assets as of August 31, 2002	139,543	43,352	—	182,895

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

	North America	Europe and Pacific Rim	Eliminations	Total

Fiscal 2001
Net revenue from external customers	$146,185	$51,383	$—	$197,568
Intersegment sales	317	8,588	(8,905)	—

Total net revenue	$146,502	$59,971	$(8,905)	$197,568

Interest income	$377	$94	$—	$471
Interest expense	9,743	1,250	—	10,993
Depreciation and amortization	7,104	1,758	—	8,862
Operating profit	20,055	3,160	—	23,215
Identifiable assets as of August 31, 2001	96,508	29,122	—	125,630

Fiscal 2000
Net revenue from external customers	$119,869	$68,757	$—	$188,626
Intersegment sales	165	15,888	(16,053)	—

Total net revenue	$120,034	$84,645	$(16,053)	$188,626

Goodwill writedown	$17,870	$—	$—	$17,870
Interest income	3,298	460	—	3,758
Interest expense	11,176	273	—	11,449
Depreciation and amortization	9,671	3,531	—	13,202
Operating loss	(100,655)	(19,405)	—	(120,060)
Identifiable assets as of August 31, 2000	88,669	4,424	—	93,093

Our gross revenue was derived from the following product categories:

	Seven Months Ended		Fiscal Years Ended
	March 31, 2003	March 31, 2002	August 31, 2002	August 31, 2001		August 31, 2000
		(Unaudited)
Cartridge-based software:
Nintendo Game Boy	4%	8%	7%	11%		9%
Nintendo 64	—	—	—	2%		31%

Subtotal for cartridge-based software	4%	8%	7%	13%		40%

Disc-based software:
Sony PlayStation 2: 128-bit	64%	57%	52%	33%		—
Sony PlayStation 1: 32-bit	3%	7%	4%	41%		32%
Microsoft Xbox: 128-bit	15%	8%	13%	—		—
Nintendo GameCube: 128-bit	13%	19%	22%	—		—
Sega Dreamcast: 128-bit	—	—	—	9	%(1)	21%

Subtotal for disc-based software	95%	91%	91%	83%		53%

PC software	1%	1%	2%	4%		7%

Total	100%	100%	100%	100%		100%

(1)	Sales occurred primarily during the first quarter of fiscal 2001.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

23. COMMITMENTS AND CONTINGENCIES

A. Legal Proceedings

Various claims and actions have been asserted or threatened against us in the ordinary course of business. Management expects that the outcome of these asserted or threatened claims or actions would not have a materially adverse effect on our consolidated financial position, results of operations, and cash flows, taken as a whole.

In fiscal 1998, we settled some of our then outstanding litigation and claims by agreeing to issue our common stock and warrants. Our statements of stockholders’ (deficit) equity include:

•	the issuance of 204 shares of our common stock and 150 shares of our common stock from escrow with a total fair value of $548 in fiscal 2001,

•	the issuance of 688 warrants with a fair value of $2,550 in fiscal 2000 and

•	the issuance of 770 warrants with a fair value of $1,700 in fiscal 1999 to satisfy these previously accrued litigation settlement liabilities. We based the fair value of the shares of common stock issued in settlement on the quoted market value of our common stock on the issuance dates. The fair value of the warrants issued was based on the amounts calculated using the Black-Scholes option pricing model.

In the first quarter of fiscal 2001, as a result of Comedy Partners’ (South Park) repeatedly refusing to approve our proposed projects and designs, we refused to make royalty payments under our license agreement, which resulted in Comedy Partners purportedly terminating our license and suing us. On March 9, 2001, the suit was settled for $900, which amount was included in accrued royalties payable as of August 31, 2000 and was paid in fiscal 2001.

As of May 8, 2003, thirteen class action complaints, containing similar allegations, have been filed against us and certain of our officers and/or directors. Each complaint asserts violations of federal securities laws. The actions are entitled: Purvis, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Central Islip Division; DMS, et al. v. Acclaim Entertainment, Inc., Rodney Cousens and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Brooklyn Division; Nach, et al. v. Acclaim Entertainment, Inc., Rodney Cousens and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Central Islip Division; Baron, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Central Islip Division; Traube, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Central Islip Division; Hildal, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Central Islip Division; Hicks, et al. v. Acclaim Entertainment, Rodney Cousens and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Brooklyn Division; Russo, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Brooklyn Division; Vicino, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

Eastern District of New York, Central Islip Division; Sypes, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Central Islip Division; Berman, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Central Islip Division; Burk, et al. v. Acclaim Entertainment, Inc., Gregory Fischbach, Edmond Sanctis, James Scoroposki and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Brooklyn Division; Brake, et al. v. Acclaim Entertainment, Inc., Rodney Cousens and Gerard Agoglia filed in the U.S. District Court for the Eastern District of New York, Central Islip Division.

In Purvis, Baron, Traube, Hildal, Russo, Vicino, Sypes, Berman, and Burk, plaintiffs allege that during the purported class period between January 11, 2002 and September 19, 2002 we reported positive earnings statements and gave favorable earnings guidance, but failed to disclose material adverse facts regarding our business, operations and management, thereby causing plaintiffs and other members of the class to purchase our securities at artificially inflated prices. Plaintiffs claim violations under §§ 10(b) and 20(a) of the Securities Exchange Act of 1934 and SEC Rule 10b-5. In DMS, Nach, Hicks, and Brake, plaintiffs assert that during the class period between January 22, 2002 and September 19, 2002 we committed certain alleged accounting improprieties, thereby causing plaintiffs and other members of the class to purchase our securities at artificially inflated prices. Plaintiffs claim violations under §§ 10(b) and 20(a) of the Securities Exchange Act of 1934, and SEC Rule 10b-5. All the complaints seek unspecified damages. The complaints in the Purvis, DMS, Baron, Russo, Vicino, Sypes and Berman actions have been served. In those actions, the parties have agreed to extend defendants’ time to respond to the complaints until after a consolidated amended complaint is served. We intend to defend these actions.

We and other companies in the entertainment industry were sued in an action entitled James, et al. v. Meow Media, et al. filed in April 1999 in the U.S. District Court for the Western District of Kentucky, Paducah Division. The plaintiffs alleged that the defendants negligently caused injury to the plaintiffs as a result of, in the case of Acclaim, its distribution of unidentified “violent” video games, which induced a minor to harm his high school classmates, thereby causing damages to plaintiffs, the parents of the deceased individuals. The plaintiffs seek damages in the amount of approximately $110 million. The U.S. District Court for the Western District of Kentucky dismissed this action and the dismissal was then appealed by the plaintiffs to the U.S. Court of Appeals for the Sixth Circuit. The U.S. Court of Appeals for the Sixth Circuit denied plaintiffs appeal. The plaintiff filed a petition for a Writ of Certiorari with the United States Supreme Court to challenge the Sixth Circuits decision. The United States Supreme Court denied the petition on January 21, 2003. No further appeals are available to the plaintiffs.

We and other companies in the entertainment industry were sued in an action entitled Sanders et al. v. Meow Media, et al., filed in April 2001 in the U.S. District Court for the District of Colorado. The complaint purports to be a class action brought on behalf of all persons killed or injured by the shootings which occurred at Columbine High School on April 20, 1999. We are a named defendant in the action along with more than ten other publishers of computer and video games. The complaint alleges that the video game defendants negligently caused injury to the plaintiffs as a result of their distribution of unidentified “violent” video games, which induced two minors to kill a teacher related to the plaintiff and to kill or harm their high school classmates, thereby causing damages to plaintiffs. The complaint seeks: compensatory damages in an amount not less than $15 for each plaintiff in the class, but up to $20 million for some of the members of the class; punitive damages in the amount of $5 billion; statutory damages against certain other defendants in the action; and equitable relief to address the marketing and distribution of “violent” video games to children. This case was dismissed on

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

March 4, 2002. Following dismissal, the plaintiffs moved for relief and the U.S. District Court for the District of Colorado denied the relief sought by plaintiff. On April 5, 2002, plaintiffs noted an appeal to the United States Court of Appeals for the Tenth Circuit. On October 3, 2002, the Tenth Circuit took jurisdiction over plaintiffs’ appeal. The plaintiffs subsequently filed a stipulation of dismissal of their appeal with prejudice, and the Tenth Circuit formally dismissed the appeal on December 10, 2002. No further appeals are available to the plaintiffs.

We received a demand for indemnification from the defendant Lazer-Tron Corporation in a matter entitled J. Richard Oltmann v. Steve Simon, No. 98 C1759 and Steve Simon v. J. Richard Oltmann, J. Richard Oltmann Enterprises, Inc., d/b/a Haunted Trails Amusement Parks, and RLT Acquisitions, Inc., d/b/a Lazer-Tron, No. A 98CA 426, consolidated as U.S. District Court Northern District of Illinois. The Lazer-Tron action involves the assertion by plaintiff Simon that defendants Oltmann, Haunted Trails and Lazer-Tron misappropriated plaintiff’s trade secrets. Plaintiff alleges claims for Lanham Act violations, unfair competition, misappropriation of trade secrets, conspiracy, and fraud against all defendants, and seeks damages in unspecified amounts, including treble damages for Lanham Act claims, and an accounting. Pursuant to an asset purchase agreement made as of March 5, 1997, we sold Lazer-Tron to RLT Acquisitions, Inc. Under the asset purchase agreement, we assumed and excluded specific liabilities, and agreed to indemnify RLT for certain losses, as specified in the asset purchase agreement. In an August 1, 2000 letter, counsel for Lazer-Tron in the Lazer-Tron action asserted that our indemnification obligations in the asset purchase agreement applied to the Lazer-Tron action, and demanded that we indemnify Lazer-Tron for any losses which may be incurred in the Lazer-Tron action. In an August 22, 2000 response, we asserted that any losses which may result from the Lazer-Tron action are not assumed liabilities under the asset purchase agreement for which we must indemnify Lazer-Tron. In a November 20, 2000 letter, Lazer-Tron responded to Acclaim’s August 22 letter and reiterated its position that we must indemnify Lazer-Tron with respect to the Lazer-Tron action. No other action with respect to this matter has been taken to date.

An action entitled David Mirra v. Acclaim Entertainment, Inc., was filed in the United States District Court for the Eastern District of New York on February 5, 2003. The plaintiff alleged that the defendants did not have authorization to utilize Mirra’s name and likeness in connection with a bicycle video game intended for mature audiences. Specifically, Mirra alleges that we engaged in (1) violations of § 1051 et seq. of the Lanham Act; (2) violations of §43(a) of the Lanham Act; (3) breach of the amendment to the license agreement; (4) unfair competition; (5) tortious interference; (6) injury to business reputation and dilution; (7) deceptive trade practices in violation of General Business Law of New York § 349; (8) false advertising in violation of General Business Law of New York § 350-D; (9) violation of the California Civil Code § 3344; and (10) invasion of privacy— misappropriation of likeness pursuant to California common law; (11) invasion of privacy—false light pursuant to California common law; and (12) and accounting. Mirra claims that he has been harmed by $1,000 per Counts 1-5 and 7-11, for a total of $10,000 in actual damages. Mirra is also claiming that our actions were willful and is demanding an additional $20,000 in punitive damages, plus costs and attorneys’ fees. We believe we have meritorious defenses to these allegations and we intend to defend this action vigorously. Neither party has yet to exchange their initial disclosures or to begin formal discovery.

B. Letters of Credit

At March 31, 2003, we had outstanding letters of credit aggregating $813 for the purchase of merchandise. Approximately $396 as of March 31, 2003, $1,083 as of August 31, 2002 and $1,032 as of August 31, 2001 of our trade accounts payable balance was collateralized under outstanding letters of credit.

ACCLAIM ENTERTAINMENT, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands, except per share data)

(Amounts for the seven months ended March 31, 2002 are unaudited)

C. Employee Benefits

Effective January 1, 1995, we established an Employee Savings Plan, which qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The plan is available to all U.S. employees who meet the eligibility requirements. Under the plan, participating employees may elect to defer a portion of their pretax earnings, up to the maximum allowed by the Internal Revenue Service (up to the lesser of 15% of compensation or $12 for calendar year 2003). All contributed amounts vest immediately. Generally, we will distribute the plan assets in a participant’s account to a participant or his or her beneficiaries upon termination of employment, retirement, disability or death. We pay all plan administrative fees.

We do not provide our employees any other post retirement or post employment benefits, except discretionary severance payments upon termination of employment.

24. QUARTERLY FINANCIAL DATA (UNAUDITED)

The following financial information is presented for each of the quarters in the twelve months ended March 31, 2003 and 2002.

Twelve Months Ended March 31, 2003

	Quarters Ended
	Jun. 30, 2002	Sep. 29, 2002	Dec. 29, 2002	Mar. 31, 2003	Total
Net revenue	$58,305	$59,877	$63,947	$27,960	$210,089
Cost of revenue	26,109	34,196	34,174	37,522	132,001
Net loss	(754)	(22,816)	(16,234)	(44,980)	(84,784)
Diluted net loss per share	(0.01)	(0.25)	(0.18)	(0.49)	(0.92)

Twelve Months Ended March 31, 2002

	Quarters Ended
	Jul. 1, 2001	Sep. 30, 2001	Dec. 30, 2001	Mar. 31, 2002	Total
Net revenue	$34,608	$50,339	$85,131	$66,820	$236,898
Cost of revenue	8,385	15,607	30,879	28,896	83,767
Net earnings (loss)	4,916	(802)	13,814	4,370	22,298
Diluted net earnings (loss) per share	0.08	(0.01)	0.16	0.05	0.26

The sum of the unaudited quarterly net earnings per share amounts do not always equal the annual amount reported, because we compute per share amounts independently for each quarter and for the twelve months based on our weighted average common and common equivalent shares outstanding in each such period.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Acclaim will bear all expenses in connection with the preparation and filing of this registration statement. Brokers or dealers may receive commission or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale; commission expenses and brokerage fees will be paid by the selling stockholders.

Item 14. Indemnification of Directors and Officers.

Under Article VII of Acclaim’s by-laws, which are incorporated herein by reference, Acclaim agrees to hold harmless and indemnify any of its officers, directors, employees and agents from and against any judgments, fines, liabilities, or amounts paid in settlement as a result of or in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative. Such action, suit, or proceeding must have been initiated against the indemnified party in his or her capacity as an officer, director, employee or agent of Acclaim. However, indemnification will only be paid if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Acclaim and, in the case of a criminal proceeding, had no reasonable cause to believe such conduct was unlawful. No indemnification shall be payable under this provision if a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

Acclaim also maintains insurance for the protection of its officers and directors against any liability asserted against them in their official capacities.

Item 15. Recent Sales of Unregistered Securities.

In March 2001, subsequent to the second fiscal quarter closing, as an inducement to the junior participants to participate in a junior participation agreement with the Company’s primary lender, the Company, in reliance upon Section 4(2) of the Securities Act, issued to the Junior Participants five-year warrants to purchase up to an aggregate of 2,375,000 shares of common stock of the Company exercisable at an initial price of $1.25 per share. Two executive officers of the Company each own separate entities which received warrants to purchase 625,000 shares of common stock of the Company in connection with their pro rata allocation of the Participation. Another director of the Company received warrants to purchase 125,000 shares of common stock in connection with his pro rata allocation of the Participation.

In March and April 2001, the Company negotiated the repurchase of a total of $13.9 million in principal amount of its then outstanding 10% Convertible Subordinated Notes due 2002 (the “Old Notes”) for an aggregate discounted purchase price of approximately $6.8 million. In connection with the transactions, the Company sold 3,147,000 shares of its common stock to the Old Note holders for approximately $3.9 million based on a purchase price of $1.25 per share. The issuance of these shares of common stock was effected under the exemption from registration provided by Section 3(a) (9) of the Securities Act of 1933. The $6.8 million discounted purchase price of the Old Notes includes approximately $0.8 million reflecting the excess of the fair value of the common stock at issuance over the price paid by the Old Note holders, plus 6.0 million of cash paid by the Company (including the proceeds of the stock sale). Because the registration statement filed with the SEC by the Company covering the resale by the Old Note holders of the purchased common stock was not declared effective by the SEC by July 15, 2001, the Company was required to issue a total of 750,000 shares of common stock to the Old Note holders.

In June and July 2001, in reliance upon Section 4(2) of the Securities Act, the Company issued an aggregate of 329,389 shares of common stock to consultants in connection with services rendered to the Company under certain software development agreements.

In June 2001, the Company retired $6.7 million in principal amount of the Old Notes in exchange for 2,021,882 shares of its common stock. The issuance of these shares of common stock was effected under the exemption from registration provided by Section 3(a) (9) of the Securities Act of 1933.

On July 30, 2001, the Company issued a total of 9,335,334 shares of its common stock in a private placement to certain qualified institutional buyers and accredited investors at a price of $3.60 per share, for aggregate gross proceeds of $33,607,201. The private placement was effected under the exemption from registration provided under section 4(2) of the Securities Act of 1933. The resale of these 9,335,334 shares of common stock by the investors in the private placement is covered by an effective registration statement filed in May 2002.

In October 2001, Gregory Fischbach and James Scoroposki each exercised a warrant (granted in 1991) to purchase 562,500 shares of the Company’s common stock for aggregate consideration of $3,375,000 of which $3,352,500 was paid with a note and the remainder was paid in cash. The warrants were originally issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933. The $3,352,500 notes were extended in July 2002 and repaid in full in fiscal 2004. The resale of the shares of common stock underlying the warrant by Messrs. Fischbach and Scoroposki is covered by an effective registration statement filed in May 2002.

In October 2001, the Company issued to each of Gregory Fischbach and James Scoroposki a warrant to purchase 625,000 shares of common stock at an exercise price of $2.88 per share, in consideration for Messrs. G. Fischbach and Scoroposki personally pledging to the Bank shares of Common Stock valued at $5 million in the aggregate to partially secure the Over formula Loan. The warrants were issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933. The warrants may be exercised at any time between April 2, 2002 and April 2, 2012. The resale of the shares of common stock underlying the warrant by Messrs. Fischbach and Scoroposki is covered by an effective registration statement filed in May 2002.

In October 2001, the Company issued a five-year warrant to purchase 100,000 shares of common stock to the Company’s primary lender at an exercise price of $4.70 per share, in connection with an overformula loan. The warrant was issued in reliance upon the exemption from registration provided under Section 4(2) of the Securities Act of 1933. The warrant may be exercised at any time between October 31, 2001 and October 2006.

On February 13, 2002, the Company issued a total of 7,166,667 shares of its common stock in a private placement to certain qualified institutional buyers and accredited investors at a price of $3.00 per share, for aggregate gross proceeds of $21,500,000. The private placement was effected under the exemption from registration provided under Section 4(2) of the Securities Act of 1933. The resale of the 7,166,667 shares by the investors in the private placement is covered by an effective registration statement filed in May 2002.

On February 12, 2002, the Company retired $3.4 million in principal amount of our 10% convertible notes, plus accrued interest, in exchange for consideration consisting solely of 956,000 shares of our common stock. The issuance of these shares of common stock was effected under the exemption from registration provided by Section 3(a) (9) of the Securities Act of 1933.

On February 14, 2002, the Company retired an additional $9.3 million principal amount of our 10% convertible subordinated notes, plus accrued interest, in exchange for 3,253,420 shares of our common stock. The issuance of these shares of common stock was effected under the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933.

On or about June 2, 2003, the Company issued a total of 16,383,333 shares of its common stock to certain qualified institutional buyers and accredited investors at prices ranging from $0.50 to $0.60 per share, for an aggregate gross purchase price of $9,000,000. The private placement was effected under the exemption from registration provided under Section 4(2) of the Securities Act of 1933. In addition, the Company issued warrants to purchase 477,667 shares of common stock to certain of these qualified institutional buyers and accredited investors, and to the placement agent for the transaction. The shares are issuable at any time or from time to time upon the exercise of the warrants by such parties, at an exercise price of $0.50 per share and, if not exercised in full prior to June 2, 2008, expire on that date. These warrants (and the underlying shares issuable upon exercise) were issued pursuant to the exemption from registration provided under Section 4(2) of the Securities Act. The resale by the investors in the private placement of the 16,383,333 shares of common stock and the 477,667 shares of common stock underlying the warrants are covered by an effective registration statement filed in August 2003.

In late September and early October 2003, the Company raised gross proceeds of $11,862,800 in connection with an offering to a limited group of private investors of Convertible Subordinated Notes due in 2010. For a more detailed description of the terms of this offering see “Selling Stockholders” on page 74 of this registration statement.

In February of 2004, the Company raised gross proceeds of $15,000,000 in connection with an offering to a single investor of Convertible Subordinated Notes due in 2007. For a more detailed description of the terms of this offering see “Selling Stockholders” on page 74 of this registration statement.

Item 16. Exhibits and Financial Statement Schedule

Exhibit Number	Description

3.1	Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed on April 21, 1989, as amended (Commission File No. 33-28274))

3.2	Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed on April 21, 1989, as amended (Commission File No. 33-28274))

3.3	Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 4(d) to the Company’s Registration Statement on Form S-8, filed on May 19, 1995 (Commission File No. 33-59483))

3.4	Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.4 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 3, 2002)

3.5	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K, filed on June 12, 2000)

3.6	Amendment to the Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1, filed on March 10, 2004).

4.1	Specimen form of the Company’s common stock certificate (incorporated by reference to Exhibit 4 to the Company’s Annual Report on Form 10-K for the year ended August 31, 1989, as amended)

4.2	Rights Agreement dated as of June 5, 2000, between the Company and American Securities Transfer & Trust, Inc. (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K, filed on June 12, 2000)

4.3	Form of Registration Rights Agreement between the Company and certain purchasers of the Company’s securities, dated June, 2003 (incorporated by reference to Exhibit 4.3 to the Company’s Form S-3, filed on July 21, 2003)

4.4	Form of Investment Agreement between the Company and certain purchasers of the Company’s securities, dated June, 2003 (incorporated by reference to Exhibit 4.2 to the Company’s Form S-3, filed on July 21, 2003)

Exhibit Number	Description

4.5	Form of Warrant between the Company and certain purchasers of the Company’s securities, dated June, 2003 (incorporated by reference to Exhibit 4.4 to the Company’s Form S-3, filed on July 21, 2003)

4.6	Form of Registration Rights Agreement between the Company and certain purchasers of the Company’s securities, dated October, 2003 (incorporated by reference to 4.6 of the Company’s Quarterly Report on Form 10-Q, filed on November 18, 2003)

4.7	Form of Warrant between the Company and certain purchasers of the Company’s securities, dated October, 2003 (incorporated by reference to 4.7 of the Company’s Quarterly Report on Form 10-Q, filed on November 18, 2003)

4.8	Form of 10% Convertible Subordinated Note Purchase Agreement between the Company and certain purchasers of the Company’s securities, dated October, 2003 (incorporated by reference to 4.8 of the Company’s Quarterly Report on Form 10-Q, filed on November 18, 2003)

4.9	Form of Promissory Note between the Company and certain purchasers of the Company’s securities, dated October, 2003 (incorporated by reference to 4.9 of the Company’s Quarterly Report on Form 10-Q, filed on November 18, 2003)

4.10	Indenture of the Company to U.S. Bank Trust National Association, as Trustee, dated February 17, 2004. (Incorporated by reference to Exhibit 10.44 of the Company’s Registration Statement on Form S-1, filed on March 10, 2004)

4.11	First Supplemental Indenture of the Company to U.S. Bank Trust National Association, as Trustee, dated February 17, 2004. (Incorporated by reference to Exhibit 10.45 of the Company’s Registration Statement on Form S-1, filed on March 10, 2004)

5	— Opinion of Katten Muchin Zavis Rosenman (incorporated by reference to Exhibit 5 to the Company Registration Statement on form S-1, filed on March 10, 2004)

+10.1	Employee Stock Purchase Plan (incorporated by reference to the Company’s definitive proxy statement relating to fiscal 1997 filed on August 31, 1998)

+10.2	1998 Stock Incentive Plan (incorporated by reference to the Company’s definitive proxy statement relating to fiscal 1997 filed on August 31, 1998)

+10.3	Employment Agreement dated as of September 1, 1994 between the Company and Gregory E. Fischbach; and Amendment No. 1 dated as of December 8, 1996 between the Company and Gregory E. Fischbach (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended August 31, 1996)

+10.4	Employment Agreement dated as of September 1, 1994 between the Company and James Scoroposki; and Amendment No. 1 dated as of December 8, 1996 between the Company and James Scoroposki (incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended August 31, 1996)

+10.5	Service Agreement effective January 1, 1998 between Acclaim Entertainment Limited and Rodney Cousens (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K for the year ended August 31, 1996)

+10.6	Employment Agreement dated as of June 15, 2003 between the Company and Gerard F. Agoglia.

+10.7	Amendment No. 3, dated August 1, 2000, to the Employment Agreement between the Company and Gregory E. Fischbach, dated as of September 1, 1994 (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the period ended December 2, 2000)

Exhibit Number	Description

+10.8	Amendment No. 3, dated August 1, 2000, to the Employment Agreement between the Company and James Scoroposki, dated as of September 1, 1994 (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the period ended December 2, 2000)

10.9	Revolving Credit and Security Agreement dated as of January 1, 1993 between the Company, Acclaim Distribution Inc., LJN Toys, Ltd., Acclaim Entertainment Canada, Ltd. and Arena Entertainment Inc., as borrowers, and GMAC Commercial Credit LLC as successor by merger to BNY Financial Corporation (“GMAC”), as lender, as amended and restated on February 28, 1995 (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the
period ended February 28, 1995), as further amended and modified by (i) the Amendment and Waiver dated November 8, 1996, (ii) the Amendment dated November 15, 1998, (iii) the Blocked Account Agreement dated November 14, 1996, (iv) Letter Agreement dated December 13, 1986, and (v) Letter Agreement dated February 24, 1997 (each incorporated by reference to Exhibit 10.4 to the Company’s Report on Form 8-K filed on March 14, 1997)

10.10	Restated and Amended Factoring Agreement dated as of February 28, 1995 between the Company and GMAC (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 1995), as further amended and modified by the Amendment to Factoring Agreements dated February 24, 1997 between the Company and GMAC (incorporated by reference to Exhibit 10.5 to the Company’s Report on Form 8-K filed on March 14, 1997)

10.11	Amendment to Revolving Credit and Security Agreement and Restated and Amended Factoring Agreement, dated March 14, 2002 (incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 3, 2002)

10.12	Form of Participation Agreement between GMAC and certain junior participants (incorporated by reference to Exhibit 1 to the Company’s Quarterly Report on Form 10-Q for the period ended February 28, 1998)

10.13	Note and Common Stock Purchase Agreement dated March 30, 2001 between the Company and Triton Capital Management, Ltd. (incorporated by reference to exhibit 10.1 to the Company’s Registration Statement on Form S-3 filed on April 16, 2001 (Commission File No. 333-59048))

10.14	Note and Common Stock Purchase Agreement dated March 31, 2001 between the Company and JMG Convertible Investments, L.P. (incorporated by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-3 filed on April 16, 2001 (Commission File No. 333-59048))

10.15	Note and Common Stock Purchase Agreement dated April 10, 2001 between the Company and Alexandra Global Investment Fund I, Ltd. (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-3 filed on April 16, 2001 (Commission File No. 333-59048))

10.16	Note Purchase Agreement dated June 14, 2001 between the Company and Alexandra Global Investment Fund, Ltd. (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to the Company’s Registration Statement on Form S-3 filed on August 8, 2001 (Commission File No. 333-59048))

10.17	Form of Share Purchase Agreement between the Company and certain purchasers relating to the 2001 Private Placement (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed on September 26, 2001 (Commission File No. 333-70226))

10.18	Form of Registration Rights Agreement between the Company and certain purchasers relating to the 2001 Private Placement (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed on September 26, 2001 (Commission File No. 333-70226))

Exhibit Number	Description

*10.19	Licensed Publisher Agreement dated as of April 1, 2000 between the Company and Sony Computer Entertainment America (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on August 14, 2001)

*10.20	Licensed Publisher Agreement dated as of November 14, 2000 by and between the Company and Sony Computer Entertainment (Europe) Limited (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K/A filed on November 28, 2001)

*10.21	Confidential License Agreement for Game Boy Advance (Western Hemisphere) between Nintendo of America Inc. and the Company, effective July 11, 2001 (incorporated by reference to Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the period ended August 31, 2001)

*10.22	Xbox Publisher License Agreement dated as of October 10, 2000 between the Company and Microsoft Corporation (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the period ended August 31, 2001)

*10.23	Confidential License Agreement for Nintendo GameCube by and between the Company and Nintendo of America Inc., dated as of the 15th day of November, 2001 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed December 4, 2001)

10.24	Form of Share Purchase Agreement between the Company and certain purchasers relating to the February 2002 Private Placement (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed on March 15, 2002 (Commission File No. 333-84368))

10.25	Form of Registration Rights Agreement between the Company and certain purchasers relating to the February 2002 Private Placement (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 filed on March 15, 2002 (Commission File No. 333-84368))

10.26	Promissory Note executed by Gregory E. Fischbach in favor of Acclaim Entertainment, Inc., dated July 2, 2001

10.27	Promissory Note executed by James R. Scoroposki in favor of Acclaim Entertainment, Inc., dated July 2, 2001

10.28	Promissory Note executed by Gregory E. Fischbach in favor of Acclaim Entertainment, Inc., dated October 1, 2001

10.29	Promissory Note executed by James R. Scoroposki in favor of Acclaim Entertainment, Inc., dated October 1, 2001

10.30	Amendment, dated June 25, 2002, to Promissory Note, dated July 2, 2001, executed by Gregory E. Fischbach in favor of Acclaim Entertainment, Inc.

10.31	Amendment, dated June 25, 2002, to Promissory Note, dated July 2, 2001, executed by James R. Scoroposki in favor of Acclaim Entertainment, Inc.

10.32	Amendment, dated June 25, 2002, to Promissory Note, dated October 1, 2001, executed by Gregory E. Fischbach in favor of Acclaim Entertainment, Inc.

10.33	Amendment, dated June 25, 2002, to Promissory Note, dated October 1, 2001, executed by James R. Scoroposki in favor of Acclaim Entertainment, Inc.

10.34	Promissory Note executed by Simon Hosken in favor of Acclaim Entertainment, Inc., dated October 31, 2002.

10.35	Amendment and Modification to Revolving Credit and Security Agreement, dated June 29, 2003

Exhibit Number	Description

10.36	Amended and Restated Cash Deposit Agreement between Gregory E. Fischbach and GMAC Commercial Finance, LLC, dated June 29, 2003

10.37	Amended and Restated Cash Deposit Agreement between James Scoroposki and GMAC Commercial Finance, LLC, dated June 29, 2003

10.38	Amended and Restated Limited Guaranty by Gregory E. Fischbach in favor of GMAC Commercial Finance, LLC, dated June 29, 2003

10.39	Amended and Restated Limited Guaranty by James Scoroposki in favor of GMAC Commercial Finance, LLC, dated June 29, 2003

10.40	Letter Agreement, dated June 29, 2003, between the Company’s Audit Committee and Gregory E. Fischbach and James Scoroposki

10.41	Form of Warrant Agreement between the Company and Gregory E. Fischbach, dated as of June 29, 2003

10.42	Form of Warrant Agreement between the Company and James Scoroposki, dated as of March 31, 2003

10.43	Note Purchase Agreement, dated February 17, 2004, between the Company and Alexandra Global Master Fund, Ltd. (Incorporated by reference to Exhibit 10.43 of the Company’s Registration Statement on Form S-1, filed on March 10, 2004)

10.44	Warrant Agreement between the Company and Alexandra Global Master Fund, Ltd., dated February 17, 2004. (Incorporated by reference to Exhibit 10.46 of the Company’s Registration Statement on Form S-1, filed on March 10, 2004)

†12.1	Computation of Ratio of Earnings to Fixed Charges

21	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21 to the Company’s Annual Report on Form 10-K/A for the transitional year ended March 31, 2003)

†23.1	— Consent of KPMG LLP

23.3	— Consent of Katten Muchin Zavis Rosenman (included in Exhibit 5)

24	Power of Attorney (included on page II-10 of the Company’s Registration Statement on Form S-1 filed on March 10, 2004)

†25.1	Statement of Eligibility of U.S. Bank Trust National under the Trust Indenture Act of 1939 on Form T-1.

*	Confidential treatment has been granted with respect to certain portions of this exhibit, which have been omitted therefrom and have been separately filed with the Commission.
+	Management contract or compensatory plan or arrangement.
†	Filed herewith.

SCHEDULE II

ACCLAIM ENTERTAINMENT, INC.

AND SUBSIDIARIES

ALLOWANCE FOR PRICE CONCESSIONS AND RETURNS

(In thousands of dollars)

Period	Balance at Beginning of Period	Provisions for Price Concessions and Returns	Price Concessions and Returns	Balance at End of Period
Seven months ended March 31, 2003	$42,175	$55,938	$49,803	$48,310	*
Year ended August 31, 2002	22,734	67,024	47,583	42,175	*
Year ended August 31, 2001	67,317	6,399	50,982	22,734	*
Year ended August 31, 2000	62,654	90,248	85,585	67,317	*

*	Includes accrued price concessions of $19,623 as of March 31, 2003, $10,001 as of August 31, 2002, $5,887 as of August 31, 2001, and $28,234 as of August 31, 2000 and accrued rebates of $2,010 as of March 31, 2003 and $1,957 as of August 31, 2002.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glen Cove, State of New York, on April 5, 2004.

ACCLAIM ENTERTAINMENT, INC.

By:	/s/ RODNEY P. COUSENS

Rodney P. Cousens Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RODNEY P. COUSENS Rodney P. Cousens	Chief Executive Officer and President	April 5, 2004

/s/ GERARD F. AGOGLIA Gerard F. Agoglia	Chief Financial Officer and Executive Vice President; Chief Financial and Accounting Officer	April 5, 2004